Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-124904

                          CADENCE RESOURCES CORPORATION
                        48,297,694 SHARES OF COMMON STOCK
                                 $.01 PAR VALUE




         Cadence is registering up to 48,297,694 shares of its common stock, 10,205,328 shares of which are issuable upon exercise of options, for issuance to the shareholders and option holders of Aurora Energy, Ltd. pursuant to the agreement and plan of merger between Cadence, Aurora Acquisition Corp., Cadence's wholly owned subsidiary, and Aurora Energy, Ltd.


         Cadence's common stock is traded on the OTC Bulletin Board under the symbol "CDNR". The last reported bid price of the common stock on August 19, 2005 was $2.20 per share.

         Investing in Cadence's common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about certain risks you should consider before buying shares of Cadence's common stock.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         CADENCE IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

         Cadence's principal executive offices are located at 6 East Rose Street, Walla Walla, Washington 99362. Cadence's telephone number is (509) 526-3491.


               The date of this Prospectus is September 22, 2005.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ADDITIONAL INFORMATION...........................................................................................ii

FORWARD-LOOKING STATEMENTS......................................................................................iii

SUMMARY...........................................................................................................1

RISK FACTORS......................................................................................................5

COMPARATIVE PER SHARE DATA.......................................................................................15

MARKET PRICE AND DIVIDEND INFORMATION............................................................................16

APPROVAL OF THE MERGER...........................................................................................17

THE MERGER AGREEMENT.............................................................................................23

CADENCE RESOURCES CORPORATION SELECTED HISTORICAL FINANCIAL INFORMATION..........................................30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CADENCE..................32

AURORA ENERGY, LTD. SELECTED HISTORICAL FINANCIAL INFORMATION....................................................37

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - AURORA.....................39

COMMON BUSINESS CONSIDERATIONS...................................................................................46

CADENCE'S BUSINESS...............................................................................................49

CADENCE'S MANAGEMENT.............................................................................................57

CADENCE EXECUTIVE COMPENSATION...................................................................................58


CADENCE PRINCIPAL SHAREHOLDERS...................................................................................62


AURORA'S BUSINESS................................................................................................64

AURORA'S MANAGEMENT..............................................................................................84

AURORA EXECUTIVE COMPENSATION AND OTHER MATTERS..................................................................86

AURORA PRINCIPAL SHAREHOLDERS....................................................................................89

DESCRIPTION OF SECURITIES........................................................................................91

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FIANANCIAL STATEMENTS.................................................92

MATERIAL CONTRACTS BETWEEN CADENCE AND AURORA....................................................................98

COMPARATIVE RIGHTS OF HOLDERS OF AURORA COMMON STOCK AND CADENCE COMMON STOCK....................................98

TRANSFER AGENT AND REGISTRAR....................................................................................105

LEGAL MATTERS...................................................................................................105

EXPERTS.........................................................................................................105

WHERE YOU CAN FIND MORE INFORMATION.............................................................................106

                             ADDITIONAL INFORMATION


     THE PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CADENCE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO AURORA STOCKHOLDERS ON WRITTEN OR ORAL REQUEST. SHAREHOLDERS SHOULD CONTACT CADENCE RESOURCES CORPORATION, 6 EAST ROSE STREET, WALLA WALLA, WASHINGTON 99362, ATTN: HOWARD CROSBY.

     PLEASE ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROSPECTUS TO OBTAIN FURTHER INFORMATION AND LEARN ABOUT OTHER WAYS THAT YOU CAN GET THIS INFORMATION.

                           FORWARD-LOOKING STATEMENTS

      Some statements made in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements as to:

      o the amount, timing and form of consideration to be received by Aurora stockholders in the merger;

      o     the anticipated closing date of the merger;

      o     the anticipated tax treatment of the merger;

      o     the benefits expected to result from the merger;

      o     reserve values based on future sales, and

      o the future business activity, performance and financial condition of Cadence and its subsidiaries following the merger.

      Any statements contained herein, including, without limitation, statements to the effect that Cadence or Aurora or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "estimates" or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth in "Risk Factors" beginning on page 5, which you should review carefully.

                                     SUMMARY

         This summary highlights selected information contained in this prospectus. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference or attached as Annexes to this document. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information." Cadence has supplied all information contained or incorporated by reference in this prospectus relating to Cadence and Aurora Acquisition Corp. and Aurora has supplied all information contained in this prospectus relating to Aurora. Neither Cadence nor Aurora Acquisition Corp., on the one hand, or Aurora on the other hand, is responsible for the information supplied by the other.


THE COMPANIES (PAGES 49 AND 64)


--------------------------------------------------------------------------------
Cadence Resources Corporation         Aurora Energy, Ltd.
Aurora Acquisition Corp.              3760 North US 31 South
6 East Rose Street                    P. O. Box 961
Walla Walla, Washington 99362         Traverse City, Michigan 49685-0961
(509) 526-3491                        (231) 941-0073
--------------------------------------------------------------------------------

Cadence Resources Corporation and Aurora Acquisition Corp.

         Cadence is a Utah corporation, originally incorporated on April 7, 1969 to explore and mine minerals. On May 2, 2001 Cadence changed its name to Cadence Resources Corporation in connection with a corporate reorganization to focus its operations on oil and gas exploration. Cadence has operations in Wilbarger County, Texas, DeSoto Parish, Louisiana, Eddy County, New Mexico and Alpena County, Michigan. Cadence also has leased interests in western Kansas and southern Texas. Cadence is engaged in acquiring, exploring, developing, and producing oil and gas properties.

         Aurora Acquisition Corp. is a newly formed Nevada corporation formed solely to effect the merger and has no business or assets.

Aurora Energy, Ltd.

         Aurora is engaged in exploration, development and production of natural gas and oil reserves in North America. Aurora management's goal is to produce gas from lower risk unconventional gas reservoirs such as black shales, coal seams and tight sands, targeting projects where large acreage blocks can be easily evaluated with a series of low cost test wells thus avoiding substantial development investments. Aurora has a particular, but not exclusive, focus on the black shales of Michigan (commonly known as "Antrim Shale") and Indiana (commonly known as "New Albany Shale").

         Aurora does much of its development in joint ventures with others. It also acquires blocks of oil and gas leases that it then sells to other oil and gas companies with a retained interest. For this reason, historical revenue sources have included production revenues from wells in which Aurora owns a working interest, overriding royalties on production from wells drilled on leaseholds that Aurora previously owned, management fees, and proceeds from the sale of oil and gas leases and working interests in oil and gas wells.

THE MERGER (PAGE 23)

         On January 31, 2005, Cadence, its wholly owned subsidiary, Aurora Acquisition Corp. and Aurora Energy, Ltd. entered into the merger agreement pursuant to which Aurora Energy, Ltd. will merge with Aurora Acquisition Corp., with the surviving corporation becoming a wholly-owned subsidiary of Cadence under the terms of the merger agreement. The merger is subject to various conditions and rights of termination described in this document and the merger agreement. For a detailed description of the terms of the merger agreement, see "The Merger Agreement" at pages 23. In addition, a copy of the merger agreement is attached and included as Annex A to this prospectus.

REASONS FOR THE MERGER (PAGE 21)


         The Aurora board of directors determined that the merger is fair to and in the best interests of Aurora and its stockholders and has approved the merger agreement and the merger based on a number of factors, including, without limitation, the following:

      o     Improved access to capital markets.

      o     Improved liquidity for Aurora shareholders.

      o     Increased oil and gas reserves.

      o     Access to cash flow from Cadence production.

      o     Complementary development plans.

         The Cadence board of directors determined that the merger is fair to and in the best interests of Cadence and its stockholders and has approved the merger agreement and the merger based on a number of factors, including, without limitation, the following:

      o Aurora has significant holdings in the Antrim Shale Unit that, because of the size and location of Aurora's holdings, are likely to produce a significant amount of natural gas over a life expectancy that is generally longer than that of a conventional gas well.

      o Cadence believes that the merger of the two companies will create synergies that will benefit the stockholders of the combined company.


WHAT AURORA STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE 23)


         Under the terms of the merger agreement, and subject to a number of assumptions summarized below and set forth in greater detail under "The Merger Agreement--Merger Consideration," the holders of Aurora common stock, on an as-converted basis, will be entitled to receive two shares of Cadence common stock for each share of Aurora common stock they own.


TREATMENT OF AURORA STOCK OPTIONS AND WARRANTS (PAGE 24)


     All outstanding options and warrants to purchase Aurora common stock will automatically become options or warrants to purchase shares of Cadence common stock, such options and warrants to be exercisable for twice of the number of shares of Aurora common stock they were exercisable for at one-half the exercise price per share.


CONDITIONS TO THE MERGER (PAGE 25)


     The merger will not be completed unless a number of contractual or legal conditions are either satisfied or waived by Aurora or Cadence. Examples of those conditions include the accuracy of the representations and warranties and the performance of the covenants and agreements of the parties under the merger agreement, the receipt of Aurora stockholder approval and applicable regulatory and third party approvals and the absence of governmental or legal action to block the merger. In addition to these standard conditions, Cadence and Aurora will complete the merger only if the registration statement of which this prospectus is a part becomes effective.


TERMINATION OF THE MERGER AGREEMENT (PAGE 26)


         The agreement and plan of merger may be terminated at any time prior to the closing:

      o     By the mutual written consent of the Parties.



      o By Cadence upon written notice to Aurora that (a) any of the conditions pertaining to Aurora have not been fulfilled or waived on or prior to October 31, 2005, or (b) Aurora has failed to comply with a material term or condition of the agreement and plan of merger.

      o By Aurora upon written notice to Cadence that (a) any of the conditions pertaining to Cadence have not been fulfilled or waived on or prior to October 31, 2005, or (b) Cadence has failed to comply with a material term or condition of the merger agreement.

COMPARATIVE PER SHARE DATA

     The following table sets forth the historical per share data of Cadence and Aurora.

     You should read the information below along with Cadence's and Aurora's consolidated financial statements included elsewhere in this prospectus.


                                                    NINE MONTHS ENDED           YEAR ENDED
                                                      JUNE 30, 2005         SEPTEMBER 30, 2004
                                                    -----------------       ------------------
Historical - Cadence:
    Basic income (loss) per share ..............       $   (.20)                $   (.41)
    Diluted net income (loss) per share ........       $   (.20)                $   (.41)
    Book value per share .......................       $    .30                 $    .08

                                                     SIX MONTHS ENDED           YEAR ENDED
                                                       JUNE 30, 2005        DECEMBER 31, 2004
                                                    -----------------       -----------------
Historical - Aurora:
 Basic loss per share ..........                       $   (.04)                 $  (.10)
 Diluted loss per share ........                       $   (.04)                 $  (.10)
 Book value per share ..........                       $    .87                  $   .45


                                                                                     PROFORMA             PROFORMA
                                                                                CADENCE NINE MONTHS  CADENCE YEAR ENDED
                                                                   PROFORMA     ENDED JUNE 30, 2005  SEPTEMBER 30, 2004
                                                                     AS OF      AURORA SIX MONTHS    AURORA YEAR ENDED
                                                                 JUNE 30, 2005  ENDED JUNE 30, 2005  DECEMBER 31, 2004
                                                              ----------------- -------------------  ------------------
Pro Forma
---------
Basic and Diluted loss per share:
      Including effect of subsequent stock issuance........          --            $(.07)                  (0.14)(a)
      Excluding effect of subsequent stock issuance........          --            $(.07)                  (0.19)(b)
      Book value per share ................................        $.93(c)            --                      --
      Tangible book value per share........................        $.59               --                      --



(a) For pro forma loss per share, including effect of subsequent stock issuance, Cadence's historical shares of common stock outstanding as of December 31, 2004 were increased for the additional 7,810,000 shares issued in the private placement in January 2005 and for the 38,092,366 shares issued to Aurora pursuant to the merger agreement.

(b) For pro forma loss per share, excluding effect of subsequent stock issuance, Cadence's historical shares of common stock outstanding as of December 31, 2004 were increased only by the 28,147,966 shares issued to Aurora pursuant to the merger agreement specifically excluding the additional shares issued by both companies in the January 2005 private placement, thereby reducing the shares issued to Aurora in the 2 for 1 trade outlined in the merger agreement from 38,092,366 to 28,147,966.


(c) Book Value per share is computed using the adjusted equity of Cadence after the adjustments for subsequent events and elimination adjustments outlined in the unaudited consolidated pro forma balance sheet with this registration statement.


     The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period presented.

The merger will be accounted for as a reverse acquisition application of the purchase method of accounting by Cadence, with Aurora treated as the accounting acquirer.

MARKET PRICE AND DIVIDEND INFORMATION

     CADENCE. Cadence common stock is listed and traded on the OTC Bulletin Board. The following table sets forth the high and low closing per share sales prices of Cadence common stock as reported on the OTC Bulletin Board for the quarterly fiscal periods presented below:

------------------------------------------------------------------------------
                                                  HIGH BID         LOW BID
QUARTER ENDED                                    QUOTATION        QUOTATION
------------------------------------------------------------------------------
December 31, 2002                                   $ 1.90          $ 1.51
------------------------------------------------------------------------------
March 31, 2003                                      $ 1.75          $ 1.40
------------------------------------------------------------------------------
June 30, 2003                                       $ 1.85          $ 1.40
------------------------------------------------------------------------------
September 30, 2003                                  $ 3.55          $ 1.75
------------------------------------------------------------------------------
December 31, 2003                                   $ 3.60          $ 2.75
------------------------------------------------------------------------------
March 31, 2004                                      $ 4.40          $ 3.00
------------------------------------------------------------------------------
June 30, 2004                                       $ 3.75          $ 1.75
------------------------------------------------------------------------------
September 30, 2004                                  $ 2.15          $ 1.70
------------------------------------------------------------------------------
December 31, 2004                                   $ 1.65          $ 0.98
------------------------------------------------------------------------------
March 31, 2005                                      $ 1.70          $ 1.09
------------------------------------------------------------------------------
June 30, 2005                                       $ 2.65          $ 2.11
------------------------------------------------------------------------------


      On January 31, 2005, the last full trading day before the announcement of the execution of the merger agreement, the closing per share sales price for the Cadence common stock was $1.64 on the OTC Bulletin Board. On August 19, 2005, the most recent practicable date, the closing per share sales price for the Cadence common stock was $2.20 on the OTC Bulletin Board. As of August 19, 2005, there were approximately 419 holders of record of Cadence common stock.

     AURORA. Aurora common stock is not publicly traded, and market price information is therefore not available.

REGULATORY REQUIREMENTS


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 27)


     This summary applies only to United States Aurora stockholders and is subject to the assumptions and limitations set out in "The Merger
Agreement--Material United States Federal Income Tax Consequences," which should be read for a more detailed discussion.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO EACH AURORA STOCKHOLDER WILL DEPEND ON THE FACTS OF ITS OWN SITUATION. AURORA STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


DISSENTERS' RIGHTS (PAGES 29 AND 100)

         Aurora shareholders who vote against the merger will have dissenters' rights. See pages 29 and 100.

COMPARISON OF RIGHTS OF SECURITY HOLDERS (PAGE 98)

     When the merger is completed, Aurora stockholders will become holders of shares of Cadence common stock. After that time, their rights will be governed by Utah corporation laws, Cadence's articles of incorporation and Cadence's bylaws. The material differences between the rights of Aurora shareholders and their rights as Cadence shareholders are summarized beginning on page 98.

                                  RISK FACTORS

         The following factors should be considered together with the other information included in this prospectus, including the Annexes. Any of the following risks could materially adversely affect the business, operating results and financial condition of Aurora and Cadence. You should consider these factors in conjunction with the other information contained in this prospectus and the Annexes.

RISK FACTORS RELATING TO THE MERGER


AVAILABILITY OF ADDITIONAL SHARES OF CADENCE COMMON STOCK ON THE CONSUMMATION OF THE MERGER COULD DEPRESS THE PRICE OF CADENCE COMMON STOCK.


         Immediately following the closing of the merger a significant amount of additional Cadence common stock will be available for trading in the public market. The additional shares in the market may cause the price of Cadence common stock to decline. Also, if Cadence's shareholders sell substantial numbers of Cadence common stock in the public market following consummation of the merger, including shares issued on the exercise of outstanding options and warrants, the market price of Cadence common stock could fall. These sales might also make it more difficult for Cadence to sell equity or equity related securities at a time and price that Cadence would deem appropriate. Except for shares issued to the officers and directors of Aurora and their respective affiliates who will be subject to certain lock-up arrangements described in this prospectus, all of the shares of Cadence common stock issued to Aurora stockholders in the merger will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, unless the shares are held by an "affiliate" of Cadence or Aurora prior to the merger, as that term is defined under the Securities Act of 1933, as amended.

THE INTEGRATION OF THE CADENCE AND AURORA BUSINESSES MAY BE COSTLY AND THE FAILURE OF CADENCE TO SUCCESSFULLY EFFECT THE INTEGRATION MAY ADVERSELY AFFECT CADENCE'S BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Cadence's ability to realize some of the anticipated benefits of the merger will depend in part on Cadence's ability to integrate Aurora's operations into Cadence's current operations in a timely and efficient manner. The integration process may require significant efforts from each company, although the fact that Cadence does not have offices to dismantle or staff to integrate may make this process easier in this case than is true for many other mergers. Nonetheless, the integration process may distract Cadence management's attention from the day-to-day business of the combined company. If Cadence is unable to successfully integrate the operations of the two companies or if this integration process is delayed or costs more than expected, Cadence's business, operating results and financial condition may be negatively impacted.

THE RIGHTS OF AURORA STOCKHOLDERS WILL DIFFER FROM THEIR RIGHTS AS CADENCE SECURITY HOLDERS, WHICH COULD PROVIDE LESS PROTECTION TO THE AURORA STOCKHOLDERS FOLLOWING THE MERGER.

         On the consummation of the merger, Aurora stockholders will become holders of Cadence common stock. Material differences exist between the rights of Aurora stockholders under Aurora's charter documents, bylaws, and Nevada law and the rights of Cadence common stockholders under Cadence's charter documents, bylaws and Utah law, which could provide less protection to Aurora stockholders and give more discretion to the officers and directors of Cadence. These differences include, among others, the fact that Cadence has adopted a shareholder rights plan that may discourage some types of transactions involving an actual or threatened change of control of Cadence. Aurora does not have a shareholder rights plan.

IF THE MERGER IS CONSUMMATED, AURORA STOCKHOLDERS WILL CEASE TO OWN A DIRECT INTEREST IN AURORA AND WILL BE UNABLE TO DIRECTLY BENEFIT FROM ANY FUTURE GROWTH OF AURORA.

         If the merger is consummated, Aurora stockholders will cease to own a direct interest in Aurora. Instead, they will own shares of Cadence common stock, and Aurora will be a wholly owned subsidiary of Cadence. Any increase in the value of Aurora's assets should theoretically be reflected as an increase in value of Cadence, but there will not be a direct correlation as to the amount of increased value.

EXISTING AURORA MANAGEMENT WILL HAVE EFFECTIVE CONTROL OF CADENCE AND AURORA FOR A PERIOD OF THREE YEARS FOLLOWING CLOSING OF THE MERGER.

         Shareholders of Cadence who beneficially own approximately 30% of the outstanding shares of Cadence common stock, as a condition to closing the merger, are required to deliver a proxy to vote their Cadence shares for a period of 36 months to William W. Deneau and Lorraine King, with full power of substitution. Also as a condition to closing the merger, shareholders who will own a majority of the post-closing shares of Cadence common stock are required to execute a Voting Agreement, requiring them, for a period of three years, to vote their shares to establish a seven member board of directors, and in favor of directors selected by William W. Deneau, subject only to the requirement that two of the seven designees be directors who served on the Cadence board of directors prior to closing of the merger. These provisions will limit your ability to influence the outcome of shareholder votes for a period of three years following closing of the merger.

FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT THE BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF

CADENCE AND AURORA.

         The completion of the merger is subject to numerous conditions. Even if a majority in interest of holders of Aurora common stock vote to approve the merger, we cannot guarantee that the merger will be completed. If the merger is not completed for any reason, Cadence and Aurora may be subject to a number of material risks, including the following:

         o potential partners may refrain from entering into agreements with Cadence or Aurora;

         o  employee turnover may increase; and

         o Cadence and Aurora may require additional capital, which may not be available on terms attractive to Cadence or Aurora, as applicable, or at all.

         The occurrence of any of these factors could result in serious harm to the business, results of operation and financial condition of Cadence or Aurora or both.

THE SUBSTANTIAL EXPENSES ASSOCIATED WITH THE MERGER COULD ADVERSELY AFFECT THE FINANCIAL RESULTS OF CADENCE AND AURORA.

           Cadence and Aurora have and will incur substantial costs in connection with the merger. These costs primarily relate to the costs associated with the fees of attorneys, accountants and other advisors. If the merger is not completed, Cadence and Aurora will have incurred significant costs for which they will have received little or no benefit.

CADENCE AND AURORA AGREED TO ENTER INTO THE AGREEMENT AND PLAN OF MERGER PURSUANT TO CERTAIN ASSESSMENTS, WHICH ARE INEXACT AND UNCERTAIN.


           Cadence and Aurora entered into the Agreement and Plan of Merger based on an assessment of each company's resource base, exploration potential, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the control of either Cadence or Aurora. These assessments are necessarily inexact and their accuracy inherently uncertain. Such a review may not have revealed all existing or potential problems, nor did it necessarily permit them to become sufficiently familiar with the properties of the other to fully assess their merits and deficiencies. If consummated, the merger could change the nature of the operations and business of both Aurora and Cadence due to the character of the properties owned by both companies, which are substantially different in operating and geological characteristics and geographic location. Therefore, the merger may not be successfully implemented and may not achieve desired profitability objectives,


RISK FACTORS RELATING TO CADENCE

CADENCE CONTINUES TO EXPERIENCE SIGNIFICANT OPERATING LOSSES.


         Cadence reorganized its business in July 2001 to pursue oil and gas exploration and development opportunities, and has a limited operating history in its current form. Since it reorganized its business, its operating costs have exceeded its revenue in each quarter. Cadence incurred cumulative net losses of approximately $10,300,000 from June 30, 2001 through, June 30, 2005, and anticipates a net loss at least through 2005. Cadence may not be able to obtain or maintain any level of revenues, natural gas and crude oil reserves or production. If Cadence is unsuccessful in these efforts, it may never achieve profitability.

CADENCE HAS NO FULL-TIME EMPLOYEES AND IS DEPENDENT ON ITS DIRECTORS, OFFICERS AND THIRD-PARTY CONTRACTORS.

         Cadence has no full time employees and is wholly dependent upon the personal efforts and abilities of its officers, directors and consulting geologist, each of whom devotes less than all of his time and efforts to Cadence's operations. The loss of any one of these individuals could adversely affect Cadence's business. Cadence does not have employment agreements with any of its officers or directors and must rely on consultants paid on a monthly basis. There is no assurance that Cadence will be able to hire and retain such personnel in the future.

CADENCE LACKS EXPERIENCE IN THE OIL AND GAS INDUSTRY AND MUST RELY ON THIRD PARTIES TO CONDUCT ITS OIL AND GAS EXPLORATION ACTIVITIES.

         Cadence has limited expertise in the area of oil and gas exploration. Cadence's management does not have significant technical training or experience in the oil and gas industry and only devotes a small percentage of their time to its business. Accordingly, Cadence has engaged third party geologists and landmen who have been largely responsible for the evaluation; recommendation, and acquisition of Cadence's existing leases. Cadence has historically retained, and plans to continue in the future to retain, drilling contractors, technicians, landmen, additional geologists, and engineers to direct the drilling and completion of oil and gas wells on its leases, and to aid in the acquisition and evaluation of other properties.

CADENCE MAY BE UNABLE TO MAKE ACQUISITIONS OF PRODUCING PROPERTIES OR PROSPECTS OR SUCCESSFULLY INTEGRATE THEM INTO ITS OPERATIONS.


         Acquisitions of producing properties have been an essential part of Cadence's long-term growth strategy. Cadence may not be able to identify suitable acquisitions in the future or to finance these acquisitions on favorable terms or at all. In addition, Cadence competes against other companies for acquisitions, many of whom have substantially greater managerial and financial resources than Cadence does. The successful acquisition of producing properties requires an assessment of such properties' potential oil and gas resources, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond Cadence's control. These assessments are necessarily inexact and their accuracy inherently uncertain. Such a review may not reveal all existing or potential problems, nor will it necessarily permit Cadence to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Significant acquisitions can change the nature of Cadence's operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. Cadence's acquisitions may not be integrated successfully into its operations and may not achieve desired profitability objectives.


RISK FACTORS RELATING TO AURORA

AURORA'S FINANCIAL PERFORMANCE HAS BEEN INCONSISTENT.


          Aurora reported profit from operations during 2002 and 2003, and a loss from operations during 2004. In management's opinion, the loss in 2004 was directly attributable to financing expenses and expenses associated with the sale of assets. Management also expects that Aurora will operate at a loss in 2005. Part of the reason for this is an accounting issue associated with the merger, which will require Aurora to amortize the Cadence intangible assets over a period of three years. This will result in a non-cash expense deduction of approximately $1,535,000 on Aurora's 2005 profit and loss statement. In addition, Aurora is drilling many wells in 2005 from which cash flow from production will not be generated until late 2005 or 2006. Aurora may be unable to return to and maintain profitability.

MOST OF AURORA'S PROVED RESERVES ARE NOT YET PRODUCING.


Of Aurora's proved reserves at December 31, 2004, approximately 22 % are classified as "proved developed non-producing" and approximately 64 % are classified as "proved undeveloped." Production revenues from estimated proved developed non-producing reserves will not be realized until some time in the future, after we have installed supporting infrastructure or taken other necessary steps. It will be necessary for us to incur additional capital expenditures to install this required infrastructure. Production revenues from estimated proved undeveloped reserves will not be realized until after such time, if ever, as we make significant capital expenditures with respect to the development of such reserves, including expenditures to fund the cost of drilling wells and building the supporting infrastructure. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of the costs associated with developing these reserves in accordance with industry standards, no assurance can be given that our estimates of capital expenditures will prove accurate, that our financing sources will be sufficient to fully fund our planned development activities, or that development activities will be either successful or in accordance with our schedule. We cannot control the performance of our joint venture partners on whom we depend for development of a substantial number of properties in which we have an economic interest and which are included in our reserves. Further, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled. No assurance can be given that any wells will yield commercially viable quantities.


AURORA MAY LOSE KEY MANAGEMENT PERSONNEL.

         Aurora's current management team has substantial experience in the oil and gas business. Aurora does not have employment agreements with any members of its management team. The loss of any of these individuals could adversely affect Aurora's business. If one or more of them dies, becomes disabled or otherwise voluntarily terminates employment with Aurora, there is no assurance that a suitable or comparable substitute will be found.

AURORA'S CREDIT FACILITY HAS OPERATING RESTRICTIONS AND FINANCIAL COVENANTS THAT LIMIT ITS FLEXIBILITY AND MAY LIMIT ITS BORROWING CAPACITY.

         The TCW Energy et al. credit facility limits the amount of earnings from production that Aurora has access to for the properties pledged as collateral on the loan, and has numerous other operational restrictions that limit Aurora's management flexibility. The credit facility also requires Aurora's borrowing subsidiary to maintain certain ratios of collateral asset values to debt and proved developed producing reserves value to debt. If the ratio requirements are not satisfied, curative action may be required, such as repaying a part of the outstanding principal or pledging more assets as collateral, and Aurora's borrowing subsidiary will be unable to draw more funds to use in development.

         The value of the assets held by Aurora's borrowing subsidiary will depend on the then current commodity prices for natural gas. If prices drop significantly, Aurora may have trouble satisfying the ratio covenants of the credit facility. As noted below, oil and gas prices are volatile. If Aurora is unable to make use of this credit facility, it may be difficult to find replacement sources of financing to use for working capital, capital expenditures, drilling, technology purchases or other purposes. Even if replacement financing is available, it may be on less advantageous terms than the TCW Energy, et al. credit facility.


         During the quarter ended June 30, 2005, Aurora was in violation of a debt coverage ratio under the TCW facility. The lender has granted Aurora a waiver of this violation.


AURORA'S BANK ACCOUNTS ARE NOT FULLY INSURED.

         Aurora's bank accounts periodically exceed the $100,000 limit of FDIC insurance for deposits. In the very unlikely event that Aurora's bank should fail, it is possible that Aurora will lose some of its funds on deposit.

RISK FACTORS RELATING TO OIL AND GAS BUSINESS OF BOTH CADENCE AND AURORA

WE DO NOT HAVE COMPLETE MANAGEMENT CONTROL OVER OUR PROPERTIES.

         Cadence does not operate any of the properties in which it has an interest. Aurora conducts most of its oil and gas exploration, development and production activities in joint ventures with others. In some cases, Aurora acts as operator and retains significant management control. In other cases, Aurora has reserved only an overriding royalty interest and has surrendered all management rights. In still other cases, Aurora has reserved the right to participate in management decisions, but does not have ultimate decision-making authority. As a result of these varying levels of management control, with respect to the post-merger oil and gas properties owned by Cadence and Aurora, in some cases, Cadence and Aurora will have no control over:

         o  how many wells will be drilled;

         o  the location of wells to be drilled;

         o  the timing of drilling and recompleting of wells;

         o  the field company hired to drill and maintain the wells;

         o  the timing and amounts of production;

         o  the approval of other participants in drilling wells;

         o  development and operating costs;

         o  capital calls on working interest owners; and

         o  negative gas balance conditions.

         These and other aspects of the operation of our properties and the success of our drilling and development activities will in many cases be dependent on the expertise and financial resources of our joint venture partners and third-party operators.

OUR DRILLING ACTIVITIES MAY BE UNSUCCESSFUL.

         We cannot predict prior to drilling and testing a well whether the well will be productive or whether we will recover all or any portion of our investment in the well. Our drilling for oil and natural gas may involve unprofitable efforts, not only from dry holes but from wells that are productive but do not produce sufficient quantities to cover drilling and completion costs, and thus which are not economically viable. Our efforts to identify commercially productive reservoirs, such as studying seismic data, the geology of the area and production history of adjoining fields, do not conclusively establish that oil and gas is present in commercial quantities. If our drilling efforts are unsuccessful, our profitability will be adversely affected.

PRODUCTION LEVELS CANNOT BE PREDICTED WITH CERTAINTY.

         Until a well is drilled and has been in production for a number of months, we will not know what volume of production we can expect to achieve from the well. Even after a well has achieved its full production capacity, we cannot be certain how long the well will continue to produce or the production decline that will occur over the life of the well. Estimates as to production volumes and production life are based on studies of similar wells, and therefore speculative and not fully reliable. As a result, our revenue budgets for producing wells may prove to be inaccurate.

PRODUCTION DELAYS MAY OCCUR.

         In order to generate revenues from the sale of oil and gas production from new wells, we must complete significant development activity. Delay in receiving governmental permits, adverse weather, a shortage of labor or parts, and/or dewatering time frames may cause delays, as discussed below. These delays will mean that we will be delayed in achieving revenues from these new wells.

         o Oil and gas producers often compete for experienced and competent drilling, completion and facilities installation vendors and production laborers. The unavailability of experienced and competent vendors and laborers may cause development and production delays.

         o From time to time, vendors of equipment needed for oil and gas drilling and production become backlogged, forcing delays in development until suitable equipment can be obtained.

         o For each new well, before drilling can commence, we will have to obtain a drilling permit from the state in which the well is located. We will also have to obtain a permit from the United States Environmental Protection Agency for each salt water disposal well. It is possible that for reasons outside of our control, the issuance of the required permits will be delayed, thereby delaying the time at which production is achieved.

         o Adverse weather may foreclose any drilling or development activity, forcing delays until more favorable weather conditions develop. This is more likely to occur during the winter and spring months, but can occur at other times of the year.

         o Different natural gas reservoirs contain different amounts of water. The actual amount of time required for dewatering with respect to each well cannot be predicted with accuracy. The period of time when the volume of gas that is produced is limited by the dewatering process may be extended, thereby delaying revenue production.

OIL AND GAS PRICES ARE VOLATILE. A SUBSTANTIAL DECREASE IN OIL AND NATURAL GAS PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

         Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce. It is possible that prices will be low at the time periods in which the wells are most productive, thereby damaging overall returns. It is possible that prices will drop so low that production will become uneconomical. Ongoing production costs that will continue include equipment maintenance, compression and pumping costs. If production becomes uneconomical, we may decide to discontinue production until prices improve.

         Prices for natural gas and crude oil fluctuate widely, as evidenced by the volatility in natural gas prices in response to the war between the United States and Iraq. The prices for oil and natural gas are subject to a variety of factors beyond our control, including

         o  the level of consumer product demand;

         o  weather conditions;

         o  domestic and foreign governmental regulations;

         o  the price and availability of alternative fuels;

         o  political conditions in oil and gas producing regions;

         o  the domestic and foreign supply of oil and gas;

         o  market uncertainty; and

         o  worldwide economic conditions.

PIPELINE CAPACITY MAY BE INADEQUATE.

         Because of the nature of natural gas development, there may be periods of time when pipeline capacity is inadequate to meet our gas transportation needs. It is often the case that as new development comes on line, pipelines are close to or at capacity before new pipelines are built. During periods when pipeline capacity is inadequate, we may be forced to reduce production or incur additional expense as existing production is compressed to fit into existing pipelines.

OUR RELIANCE ON THIRD PARTIES FOR GATHERING AND DISTRIBUTION COULD CURTAIL FUTURE EXPLORATION AND PRODUCTION ACTIVITIES.

         The marketability of our production will depend on the proximity of our reserves to and the capacity of, third party facilities and services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or insufficient capacity of these facilities and services, could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties, which would adversely affect our financial condition and performance.

THERE IS A POTENTIAL FOR INCREASED COSTS.

         The oil and gas industry has historically experienced periods of rapidly increasing drilling and production costs, frequently during times of increased drilling activities. If significant cost increases occur with respect to our development activity, we may have to reduce the number of wells we drill, which may adversely affect our financial performance.

WE MAY INCUR COMPRESSION DIFFICULTIES AND EXPENSE.

         As production of natural gas increases, more compression is generally required to compress the production into the pipeline. As more compression is required, production costs increase, primarily because more fuel is required in the compression process. Furthermore, because compression is a mechanical process, a breakdown may occur that will cause us to be unable to deliver gas until repairs are made.

UNITIZATION PRESENTS SOME RISKS.

         Some or all of our wells will be unitized with wells owned by the other owners within the same field. Because unitization of production combines the operating results of more than one owner of wells, there is a risk that the performance of the wells we do not own will lower our financial performance if the wells we do not own do not perform as well as the wells we do own. In addition, it may be argued that the owners of wells developed later in a field have an advantage because they have more production history upon which to evaluate the investment, they are able to use their money for other purposes before committing their resources to the wells in the field, and they are getting the benefit of all reserves when some of the reserves have already been depleted. Nonetheless, in management's opinion, these risks may be outweighed in some circumstances by the benefit of spreading the costs of infrastructure over a greater number of wells, thereby reducing the costs per well for all owners of wells in the field.

THE FAILURE TO DEVELOP RESERVES COULD ADVERSELY AFFECT OUR PRODUCTION AND CASH FLOWS.

         Our success depends upon our ability to find, develop or acquire oil and gas reserves that are economically recoverable. We will need to conduct successful exploration or development activities or acquire properties containing proved reserves, or both. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to expand our oil and natural gas reserves from cash flows and external sources of capital may be limited or unavailable. Our drilling activities may not result in significant reserves and we may not have continuing success drilling productive wells. Exploratory drilling involves more risk than development drilling because exploratory drilling is designed to test formations for which proved reserves have not been discovered. Additionally, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for reserves also could increase and we may not be able to finance additional exploration or development activities.

THE OIL AND NATURAL GAS RESERVE DATA INCLUDED IN THIS DOCUMENT ARE ESTIMATES BASED ON ASSUMPTIONS THAT MAY BE INACCURATE AND EXISTING ECONOMIC AND OPERATING CONDITIONS THAT MAY DIFFER FROM FUTURE ECONOMIC AND OPERATING CONDITIONS


         Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. Information regarding discounted future net cash flows should not be considered as the current market value of the estimated oil and natural gas reserves that will be attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. The reserve report for Aurora's properties assumes that production will be generated from each well for a period of 40 years. Because production is expected for such an extended period of time, the probability is enhanced that conditions at the time of production will vary materially from the current conditions used to calculate future net cash flows. In addition, the 10% discount factor, which is required by the Financial Accounting Standards Board in Statement of Financial Account Standards No. 69 to be used on calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks that will be associated with our operations or the oil and natural gas industry in general.


WE MAY HAVE DIFFICULTY FINANCING OUR PLANNED GROWTH.

         We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. We may require additional financing, in addition to cash generated from our operations, to fund our planned growth. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, additional financing may not be available to us on acceptable terms or at all. If additional capital resources are unavailable, we may be forced to curtail our acquisition, development drilling and other activities or to sell some of our assets on an untimely or unfavorable basis.

WE MAY NOT HAVE GOOD AND MARKETABLE TITLE TO OUR PROPERTIES.

         It is customary in the oil and gas industry that upon acquiring an interest in a non-producing property, only a preliminary title investigation be done at that time and that a drilling title opinion be done prior to the initiation of drilling, neither of which can substitute for a complete title investigation. We have followed this custom to date and intend to continue to follow this custom in the future. Furthermore, title insurance is not available for mineral leases, and we will not obtain title insurance or other guaranty or warranty of good title. If the title to our prospects should prove to be defective, we could lose the costs that we have incurred in their acquisition, or incur substantial costs for curative title work.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MOST OF OUR COMPETITORS.

         We will compete with major and independent oil and gas companies for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment.

OIL AND NATURAL GAS OPERATIONS INVOLVE VARIOUS RISKS.

         The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. Personal injuries, damage to property and equipment, reservoir damage, or loss of reserves may occur if such a catastrophe occurs, any one of which could cause us to experience substantial losses. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

         Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. Production from gas wells in many geographic areas of the United States, including Louisiana and Texas, has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. In such event, it is possible that there will be no market or a very limited market for our production.

         As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions.

WE LACK INSURANCE THAT COULD LOWER RISKS TO OUR INVESTORS.

         Cadence has procured an errors and omissions policy for directors and officers, but has not obtained any other insurance policies. Cadence has chosen to rely only on the insurance provided by the well operators, and over which Cadence has no control. Cadence's properties are therefore at risk of loss in the event of a catastrophic event.

         Aurora has procured insurance policies for general liability, property/pollution, well control, workers' compensation and automobile, as well as a $5 million excess liability umbrella policy. Nonetheless, the policy limits may be inadequate in the case of a catastrophic loss, and there are some risks that are not insurable. An uninsured loss could adversely affect our financial performance.

         Aurora does not have any errors and omissions insurance policy for directors and officers. Neither Cadence nor Aurora has key person life insurance on their key executives. In addition to the operational risks that this poses for us, it may make it more difficult to recruit or retain executive officers and directors.

WE ARE SUBJECT TO COMPLEX FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

         Oil and gas operations are subject to various federal, state and local government laws and regulations, which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include

         o  discharge permits for drilling operations;

         o  drilling bonds;

         o  reports concerning operations;

         o  spacing of wells;

         o  unitization and pooling of properties;

         o  environmental protection; and

         o  taxation.

         From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below allowed production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which we cannot predict.

         The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

         Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, could harm our business, results of operations and financial condition.

                 RISKS RELATED TO THE OWNERSHIP OF CADENCE STOCK

WE MAY EXPERIENCE VOLATILITY IN THE CADENCE STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE VALUE YOU RECEIVE IN THE MERGER.

         The market price of Cadence's common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

         o  quarterly variations in operating results;

         o  changes in financial estimates by securities analysts;

         o  changes in market valuations of other similar companies;

         o announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

         o  additions or departures of key personnel;

         o any deviations in net sales or in losses from levels expected by securities analysts; and

         o  future sales of common stock.

         In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause the Cadence stock price to fall regardless of our performance.

BECAUSE THE CADENCE SECURITIES TRADE ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

         The shares of Cadence common stock have been listed and principally quoted on the NASDAQ OTC Bulletin Board since May 1994. Because Cadence securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely effect the ability of purchasers to sell Cadence securities and otherwise affect the trading market in Cadence securities.

         Because Cadence shares are deemed "penny stocks," you may have difficulty selling them in the secondary trading market. The Securities and Exchange Commission has adopted regulations, which generally define a "penny stock" to be any equity security that has a market price (as defined in the regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or NASDAQ, the equity security also would constitute a "penny stock." As Cadence common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving Cadence common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell Cadence common stock and the ability of shareholders to sell Cadence common stock in the secondary market would be limited. As a result, the market liquidity for Cadence common stock would be severely and adversely affected. We can provide no assurance that trading in Cadence common stock will not be subject to these or other regulations in the future, which would negatively affect the market for Cadence common stock.

A LARGE NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE AND MAY DEPRESS CADENCE'S STOCK PRICE.


         Cadence shares that are eligible for future sale may have an adverse effect on the price of the Cadence stock. As of August 19, 2005, there were 21,521,827 shares of Cadence common stock outstanding. As of August 19, 2005 over five million shares of Cadence common stock were freely tradable without substantial restriction or the requirement of future registration under the Securities Act of 1933. The remainder of the Cadence outstanding shares, most of which are held by Cadence's officers, directors and greater than 5% shareholders, may be sold without registration under the exemption from registration provided by Rule 144 under the Securities Act. In addition, as of August 19, 2005, an additional 16,767,860 shares were subject to outstanding options or warrants or were issuable upon the conversion of Cadence's Class A Preferred Shares.


         Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of the Cadence common stock and could impair Cadence's ability to raise capital through the sale of its equity securities.

CADENCE WILL NOT HAVE CUMULATIVE VOTING AND A SMALL NUMBER OF EXISTING SHAREHOLDERS CONTROL CADENCE, WHICH COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF SHAREHOLDER VOTES.

         Upon closing of the merger, Cadence shareholders will not have the right to cumulative votes in the election of Cadence directors. Cumulative voting, in some cases, could allow a minority group to elect at least one director to the Cadence board. Because there is no provision for cumulative voting, a minority group will not be able to elect any directors. Accordingly, the holders of a majority of the shares of common stock, present in person or by proxy, will be able to elect all of the members of the Cadence board of directors.


         Cadence executive officers and directors, together with its two largest shareholders, beneficially owned as of August 19, 2005 approximately 20% of the outstanding Cadence common stock. Aurora officers and directors as a group together with its two greater than 5% shareholders, beneficially owned as of August 19, 2005, approximately 59% of the Aurora common stock. As a result, these entities and individuals will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Cadence charter or bylaws and the approval of mergers and other significant corporate transactions.


THE CADENCE ARTICLES OF INCORPORATION CONTAIN PROVISIONS THAT DISCOURAGE A CHANGE OF CONTROL.

         The Cadence articles of incorporation contain provisions that could discourage an acquisition or change of control without approval of the Cadence board of directors. The Cadence articles of incorporation authorize the Cadence board of directors to issue preferred stock without shareholder approval. If the Cadence board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of Cadence, even if that change of control might be beneficial to shareholders.

WE DO NOT EXPECT TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE.

         Neither Cadence nor Aurora has historically declared or paid any dividends. We do not expect that Cadence will pay dividends in the foreseeable future. Rather, we plan to reinvest earnings in the drilling of additional wells.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical per share data of Cadence and Aurora.

     You should read the information below along with Cadence's and Aurora's consolidated financial statements included elsewhere in this prospectus.


                                                    NINE MONTHS ENDED            YEAR ENDED
                                                      JUNE 30, 2005          SEPTEMBER 30, 2004
                                                    -----------------        ------------------
Historical - Cadence:
    Basic income (loss) per share ..............         $   (.20)                 $   (.41)
    Diluted net income (loss) per share ........         $   (.20)                 $   (.41)
    Book value per share .......................         $    .30                  $    .08

                                                           SIX MONTHS ENDED         YEAR ENDED
                                                            JUNE 30, 2005       DECEMBER 31, 2004
                                                          -----------------     -----------------
Historical - Aurora:
    Basic loss per share...........................            $   (.04)           $   (.10)
    Diluted loss per share.........................            $   (.04)           $   (.10)
    Book value per share...........................            $    .87            $    .45


                                                                                     PROFORMA             PROFORMA
                                                                                CADENCE NINE MONTHS  CADENCE YEAR ENDED
                                                                   PROFORMA     ENDED JUNE 30, 2005  SEPTEMBER 30, 2004
                                                                     AS OF      AURORA SIX MONTHS    AURORA YEAR ENDED
                                                                 JUNE 30, 2005  ENDED JUNE 30, 2005  DECEMBER 31, 2004
                                                              ----------------- -------------------  ------------------
Pro Forma
---------
Basic and Diluted loss per share:
      Including effect of subsequent stock issuance........          --            $(.07)                  (0.14)(a)
      Excluding effect of subsequent stock issuance........          --            $(.07)                  (0.19)(b)
      Book value per share ................................        $.93(c)            --                      --
      Tangible book value per share........................        $.59               --                      --



(a) For pro forma loss per share, including effect of subsequent stock issuance, Cadence's historical shares of common stock outstanding as of December 31, 2004 were increased for the additional 7,810,000 shares issued in the private placement in January 2005 and for the 38,092,366 shares issued to Aurora pursuant to the merger agreement.


(b) For pro forma loss per share, excluding effect of subsequent stock issuance, Cadence's historical shares of common stock outstanding as of December 31, 2004 were increased only by the 28,147,966 shares issued to Aurora pursuant to the merger agreement specifically excluding the additional shares issued by both companies in the January 2005 private placement, thereby reducing the shares issued to Aurora in the 2 for 1 trade outlined in the merger agreement from 38,092,366 to 28,147,966.


(c) Book Value per share is computed using the adjusted equity of Cadence after the adjustments for subsequent events and elimination adjustments outlined in the unaudited consolidated pro forma balance sheet with this registration statement.

     The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period presented.

     The merger will be accounted for as a reverse acquisition application of the purchase method of accounting by Cadence, with Aurora treated as the accounting acquirer.

                      MARKET PRICE AND DIVIDEND INFORMATION

CADENCE

     Cadence common stock is listed and traded on the OTC Bulletin Board. The following table sets forth the high and low closing per share sales prices of Cadence common stock as reported on the OTC Bulletin Board for the quarterly fiscal periods presented below:

-------------------------------------------------------------------------------
                                                  HIGH BID          LOW BID
 QUARTER ENDED                                    QUOTATION        QUOTATION
-------------------------------------------------------------------------------
 December 31, 2002                                   $ 1.90          $ 1.51
-------------------------------------------------------------------------------
 March 31, 2003                                      $ 1.75          $ 1.40
-------------------------------------------------------------------------------
 June 30, 2003                                       $ 1.85          $ 1.40
-------------------------------------------------------------------------------
 September 30, 2003                                  $ 3.55          $ 1.75
-------------------------------------------------------------------------------
 December 31, 2003                                   $ 3.60          $ 2.75
-------------------------------------------------------------------------------
 March 31, 2004                                      $ 4.40          $ 3.00
-------------------------------------------------------------------------------
 June 30, 2004                                       $ 3.75          $ 1.75
-------------------------------------------------------------------------------
 September 30, 2004                                  $ 2.15          $ 1.70
-------------------------------------------------------------------------------
 December 31, 2004                                   $ 1.65          $ 0.98
-------------------------------------------------------------------------------
 March 31, 2005                                      $ 1.70          $ 1.09
-------------------------------------------------------------------------------
 June 30, 2005                                       $ 2.65          $ 2.11
-------------------------------------------------------------------------------


         On January 31, 2005, the last full trading day before the announcement of the execution of the merger agreement, the closing per share sales price for the Cadence common stock was $1.64 on the OTC Bulletin Board. On August 19, 2005, the most recent practicable date, the closing per share sales price for the Cadence common stock was $2.20 on the OTC Bulletin Board. As of August 19, 2005, there were approximately 419 holders of record of Cadence common stock.


AURORA

         Aurora common stock is not publicly traded, and market price information is therefore not available.

DIVIDEND INFORMATION

         Cadence has never declared or paid cash dividends on its shares of common stock. Cadence anticipates that any earnings will be retained for development and expansion of its business and does not anticipate paying any cash dividends in the near future. Cadence's board of directors has sole discretion to pay cash dividends based on its financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

         Aurora has never declared or paid any cash dividends on its common stock and has no intention of paying cash dividends in the foreseeable future.

                             APPROVAL OF THE MERGER

     The following information relating to the merger is not intended to be a complete description of all the information relating to the merger but is intended to include the material terms of the merger. More detailed information is contained elsewhere in this prospectus, including the annexes. A copy of the merger agreement is set forth in Annex A to this prospectus. You are urged to read the merger agreement carefully for a complete description of the terms of the merger.

BACKGROUND OF THE MERGER

         Cadence desires to increase its reserve holdings in order to enhance its ability to increase future production. Through the merger, Cadence will combine its existing reserves with those of Aurora, including Aurora's reserves in the Antrim Shale Unit.

         Aurora has tried for some time to develop a reliable source of financing for its development activity. While it has had modest success at obtaining credit facilities secured by its reserves, the amount of credit available is limited by the amount of proved developed producing reserves that it owns. Most of its reserves are characterized as unproven probable reserves, unproven possible reserves, proved developed non-producing reserves, or proved undeveloped reserves. In order to move the reserves into the more desirable and valuable categories, Aurora needs to drill more wells and get them into production. To do this, Aurora needs capital. Aurora has sought private equity several times in the past few years with only limited success. The Aurora Board of Directors believes Aurora could better realize its potential growth and more fully implement its business plan if it had access to greater capital resources.

         In November 2002, in connection with the negotiation of a joint venture exploration agreement between Aurora and Cadence relating to an Antrim Shale Unit, the possibility of a merger between Cadence and Aurora was discussed by Howard Crosby, the Chief Executive Officer of Cadence, John P. Ryan, the Chief Financial Officer of Cadence, William Deneau, the President of Aurora, John V. Miller, Jr., the Vice President of Exploration and Production of Aurora, and Thomas W. Tucker, the Vice President of Land & Development of Aurora. No further discussions about a potential merger occurred until April 2004. The Joint Venture Exploration Agreement between Aurora and Cadence terminated in May 2003.

         In March 2004, Mr. Crosby and Mr. Ryan discussed Aurora's holdings in the Antrim Shale Unit and determined that because of the size and location of Aurora's holdings, the holdings were likely to produce a significant amount of natural gas. Mr. Crosby and Mr. Ryan then discussed the transaction with its investment banker regarding the potential for a financing to occur concurrently with a merger between Aurora and Cadence. Mr. Crosby and Mr. Ryan concluded that Cadence should approach Aurora about a potential merger. Later in March 2004, Mr. Crosby and Mr. Ryan made arrangements to meet with Mr. Deneau and Mr. Miller in April 2004.

         On April 22, 2004, Mr. Crosby and Mr. Ryan traveled to Traverse City, Michigan and met with Mr. Deneau and Mr. Miller. Around this time, Aurora was attempting to place its securities in a private placement. The discussions centered on Aurora's private placement and Aurora's business plan. Mr. Crosby and Mr. Ryan suggested that a merger with Cadence would enable Aurora to obtain greater access to the capital markets because Cadence was a public company. Mr. Deneau and Mr. Miller indicated that they believed that they would be able to complete a private placement without being public and indicated that they did not want to become a public company due to the costs associated with being public.

         During the week of July 19, 2004, Mr. Crosby, Mr. Ryan and other directors of the company discussed the status of Cadence's business and determined that it would be in the best interests of Cadence and its shareholders for Cadence to merge with Aurora. Mr. Crosby and Mr. Ryan contacted Mr. Deneau later in the month to suggest a meeting with Aurora. At the time that Mr. Crosby and Mr. Ryan contacted Aurora, Aurora had been unable to close the private placement and needed to obtain funds to finance the planned expansion of its operations.

         On August 5, 2004, Mr. Crosby, Mr. Ryan and Mr. Douglas Newby, Cadence's Vice President, traveled to Traverse City and met with Mr. Deneau, Mr. Tucker, Mr. Miller and two of Aurora's outside directors, Gary Myles and Earl Young, regarding a possible merger between Cadence and Aurora. Over the next two days Mr. Crosby, Mr. Ryan and Mr. Newby presented a proposal for the merger and a private placement financing contingent on the merger and had discussions with Aurora's representatives about a potential merger and financing. Aurora's representatives indicated that they would consider the proposal and would inform Cadence of their decision.

         On August 12, 2004, Mr. Deneau called Mr. Crosby and said that Aurora was not interested in a merger with Cadence, once again citing the costs associated with being a public company. Mr. Deneau indicated that it was in Aurora's best interests to remain private for the time being.

         On August 16, 2004, Mr. Crosby and Mr. Ryan contacted Mr. Nathan A. Low and Mr. Thomas Kaplan, both greater than 10% stockholders of Cadence, and informed them of Mr. Crosby's conversation with Mr. Deneau on August 12. Mr. Low and Mr. Kaplan decided to try to meet with Mr. Deneau and the other officers and directors of Aurora in order to learn about a possible merger between Aurora and Cadence. Mr. Low contacted Mr. Deneau to arrange for a meeting in early September 2004.

         On August 26, 2004, Mr. Crosby, Mr. Ryan and Mr. Deneau held a telephone conference in which they discussed the potential of a merger between Cadence and Aurora. No decisions were made during the conversations. Later in the day on August 26, 2004, the Aurora Board of Directors met. Discussion about the Cadence merger proposal was on the agenda. After discussion, the Board voted to table consideration of the Cadence proposal until December 1, 2004.

         On September 27, 2004, Mr. Kaplan and Mr. Low traveled to Traverse City, Michigan and met that afternoon for several hours with Mr. Deneau, Mr. Miller, Mr. Tucker and Lorraine ("Lori") King, Chief Financial Officer of Aurora. During the discussions Mr. Low indicated that institutional investors may be interested in assisting Aurora with a private placement, indicating that a private placement may be easier to undertake in conjunction with a merger with the already public Cadence. Since Aurora had been unable to close a private placement, the representatives of Aurora indicated that they were willing to look again at a possible Cadence/Aurora merger.

         In late September 2004, Mr. Deneau called Mr. Crosby and informed Mr. Crosby that he would be interested in having Cadence and Aurora enter a letter of intent, but that he wanted to postpone negotiating the letter of intent until after certain transactions Aurora was engaged in were finalized.

         In early October 2004 Mr. Ryan and Mr. Deneau began negotiating a letter of intent. Mr. Ryan and Mr. Deneau held telephone conversations approximately three times a week until November 1, 2004, with occasional input from Mr. Crosby. During the negotiation period, Mr. Ryan and Mr. Crosby kept Cadence's Board of Directors apprised of the progress of the negotiations through informal conversations with each director individually.

         On October 6, 2004, Mr. Deneau had a telephone conversation with Mr. Ryan, in which Mr. Deneau inquired about Mr. Kaplan, Mr. Low, and their involvement with Cadence over the previous two years.

         On October 15, 2004, Mr. Deneau called Mr. Low to inquire about the process of obtaining financing for a public company and the value added to a company through being public.

         On October 18, 2004, Mr. Deneau again called Mr. Low to inquire about financing a public company. Mr. Low stated that he believed that, as part of a publicly traded company like Cadence, Aurora would find that capital may be more easily accessible to support development of its properties.

         On October 19, 2004, Mr. Deneau spoke with Mr. Ryan concerning Cadence's reserve report for its Louisiana and Texas properties. They discussed the valuation of Cadence. Mr. Ryan suggested that Cadence would consider a merger exchange ratio of one and one-half shares of Cadence stock for each share of Aurora stock, but it would be easier to sell his stockholders a one-to-one exchange ratio. Mr. Deneau and Mr. Ryan also discussed Cadence's stockholder records and method of tracking actual stockholders with OTC Stock Transfer Company.

         On October 21, 2004, Mr. Crosby, Mr. Ryan and Mr. Deneau continued their discussion about the merits of a merger. No decisions were made. They discussed the merits of obtaining a "fairness opinion". Mr. Crosby mentioned that Ralph Davis Engineering handles Cadence's reserve reports.

         On October 26, 2004, Mr. Deneau and Ms. King met with Aurora's auditors to discuss the effect of becoming a public company.

         On November 1, 2004, Mr. Ryan, Mr. Crosby and Mr. Deneau had a telephone conference call to discuss the process associated with the merger. In this call, Mr. Deneau asked for and received additional information about the members of Cadence's Board of Directors.

         On November 1, 2004, the Board of Directors of Cadence met to discuss the letter of intent negotiated by Mr. Ryan and Mr. Deneau. All the members of the Cadence Board of Directors attended the meeting and, after a discussion, unanimously approved the letter of intent.

         On November 5, 2004, Kevin Stulp, a Cadence director, went to Traverse City, Michigan and met with Mr. Deneau, Ms. King and Mr. Miller to explore further the merits of a potential merger between Cadence and Aurora.

         During October and November 2004, Mr. Deneau conferred with each of Aurora's Board members about the possible merger, and its implications to Aurora's stockholders, staff and directors.

         On November 9, 2004, Mr. Crosby called Mr. Deneau to inform him that Cadence had passed unanimously a resolution to approve the letter of intent to merge.

         On November 9, 2004, Aurora held a special board meeting to discuss the merger proposal from Cadence. All of Aurora's directors attended the meeting. Mr. Deneau explained that under the proposal Cadence would purchase all of Aurora's outstanding stock in order that the two companies could merge and become one. Aurora would then be part of a publicly traded corporation. After the merger, Cadence would change its name to Aurora Oil and Gas Corporation. The Board was advised that Aurora had performed satisfactory due diligence with respect to Cadence Resources. The board was informed that management had met with a Cadence Director, Kevin Stulp, who is also an Aurora stockholder. Mr. Deneau also described his conversations with a potential private placement investor. After much discussion, a resolution was unanimously adopted to proceed with the letter of intent between Aurora Energy, Ltd. and Cadence Resources Corporation.

         On November 10, 2004, Aurora signed a Letter of Intent and Exclusivity Agreement. It was referred to as a "Non-Binding Agreement in Principle." On November 17, 2004, Cadence signed the Letter of Intent and Exclusivity Agreement.

         In the first week of November 2004, Mr. Deneau entered into negotiations with Mr. Low with respect to an Investment Banking Agreement with Sunrise Securities Corp. On November 16, 2004, Sunrise Securities provided a draft of the proposed Investment Banking Agreement. Negotiations ensued and a revised draft was completed and signed on or about November 30, 2004. The final signed agreement retained the November 16, 2004 date.

         The letter of intent provided that upon signing, Aurora was to receive minimum financing of $1,500,000 for the purchase of shares of Aurora common stock priced at $2.50 per share with warrants to purchase shares of Aurora common stock exercisable for 48 months at $3.50 per share. On November 5, 2004, Aurora began negotiations relating to the documentation of this investment. Aurora received an investment of $750,000 from Cadence on November 18, 2004, an investment of $750,000 from Mr. Low, completed between December 2004 and January 2005, and an investment of $750,000 from Electrum Capital, LLC, also completed between December 2004 and January 2005.

         In early November 2004, Mr. Deneau also began negotiations arranged by Mr. Low with a European institutional investor about a financing contemplated in the letter of intent to be closed at the time of signing the definitive merger agreement.

         On November 19, 2004, Mr. Crosby and Mr. Ryan called Mr. Deneau to discuss Cadence's reserve report. It was noted that the value of the Hosston formation was not included in the valuation.

         On December 6, 2004, Mr. Ryan called Mr. Deneau and informed him that a European institutional investor had decided to invest $10 million in Aurora and/or Cadence.

         On December 6, 2004, Mr. Crosby and Mr. Newby traveled to Traverse City to negotiate with Aurora the valuation of the two companies and the exchange ratio to be used in the merger. All of Aurora's management team participated in the discussions. Cadence proposed an exchange ratio of approximately 1 to 2 shares of Cadence common stock for each outstanding share of Aurora common stock. Those present reviewed the potential pros and cons of the proposed merger, each of which was discussed extensively. The participants tried to quantify the financial significance of each item. Finally, after extensive and lengthy negotiations, Mr. Crosby, Mr. Newby and the Aurora management team agreed to an exchange ratio of 2 shares of Cadence common stock for each outstanding share of Aurora common stock. During the meeting Mr. Ryan was conferenced in via telephone to discuss how due diligence on the respective companies would be performed. Mr. Newby took copies of a number of Aurora due diligence documents with him from the meeting.

         On December 7, 2004, a draft of the agreement and plan of merger between Aurora, Cadence and a subsidiary of Cadence was presented to Aurora and its legal and financial advisors by Cadence's law firm.

         On December 8, 2004, Mr. Newby traveled to Traverse City to review due diligence materials on Aurora and to work on the definitive merger agreement.

         On December 14, 2004, Mr. Deneau, Mr. Crosby, Mr. Ryan, and their respective financial and legal advisors had a conference call during which certain terms of the merger were discussed and agreed upon by the companies. Also discussed were the plans related to private placements relating to both Cadence and Aurora.

         Between December 14, 2004 and January 24, 2005, certain terms of the agreement and plan of merger and the terms of the financing transactions relating to Aurora and Cadence were negotiated between the respective parties of those agreements. During this same time period, Aurora provided copies of numerous due diligence documents to Mr. Newby, and to legal representatives of Cadence.

         On December 16, 2004, Mr. Deneau spoke by telephone with Jeff Christian, a director of Cadence. Mr. Christian forwarded the resume of Mr. DeHekker, also a director of Cadence, to Mr. Deneau. Mr. Deneau then scheduled appointments to meet with Mr. Christian and Mr. DeHekker at Hilton Head, South Carolina, in early January 2005.

         From January 4 to January 7, 2005, Mr. Deneau was in Hilton Head, South Carolina to meet with Mr. Ryan and to perform due diligence on certain corporate records of Cadence.

         On January 21, 2005, Cadence's Board of Directors met to discuss the agreement and plan of merger and the financing transaction relating to Cadence. All members of Cadence's board of directors voted to approve both the agreement and plan of merger and the financing transaction.

         From the time the letter of intent was signed until the Merger Agreement was negotiated in its final form, Mr. Deneau communicated with each Aurora board member at least weekly, via e-mail, telephone and in person, regarding the merger negotiations. The Board of Directors of Aurora approved the merger agreement on January 24, 2005.

         On January 31, 2005, Aurora, Cadence and Aurora Acquisition Corp. entered into the agreement and plan of merger.

         On January 31, 2005 Aurora and Cadence consummated their respective private placements pursuant to which Cadence issued 7,810,000 shares of common stock and warrants to purchase 14,050,000 shares of common stock and received $9,762,500, and Aurora issued 5,020,000 shares of its common stock and warrants to purchase 1,900,000 shares of its common stock and received $12,550,000. Of this amount, 600,000 shares and $1,500,000 were attributable to the December 2004 investments of Mr. Low and Electrum Capital, LLC, the terms of which were modified to match those terms granted the new investors.

         On February 1, 2005, Cadence released a public announcement of the merger and the private placements.

         Aurora and Cadence have amended the merger agreement to extend the date when either party may terminate the agreement if the merger has not been closed from August 1, 2005 to October 31, 2005.

AURORA'S REASONS FOR THE MERGER

         The Aurora Board of Directors ultimately concluded that the Cadence proposal should be accepted, and that an exchange ratio of two shares of Cadence common stock for each outstanding share of Aurora common stock is fair to and in the best interests of Aurora and its stockholders based on a number of factors including, without limitation, the following:

         o At the time the Merger Agreement was signed, Aurora received a private equity financing in the amount of $12,550,000 ($1,500,000 of this amount was actually received in December 2004 and was incorporated into this financing). This financing would not have been available if the investors did not have the prospect of a public trading market brought about as the result of the merger. Cadence and its advisors introduced Aurora to these investors.

         o At the time the Merger Agreement was signed, Cadence received a private equity financing in the amount of $9,762,500. This allowed Cadence to pay off a substantial amount of its outstanding liabilities and still retain some capital resources that will potentially be available to Aurora after the merger is closed.

         o Aurora's access to capital markets will be better once Aurora is publicly traded. Merging with a public company may be a more efficient way of becoming publicly traded.

         o Aurora's existing shareholders will benefit from holding the publicly traded Cadence shares with an increase in the liquidity of their investments in Aurora.

         o Cadence has proven oil and gas reserves that, when combined with Aurora's proven reserves, will increase Aurora's financial strength and borrowing power.

         o Cadence has existing positive cash flow from production that can be used to help fund future development.

         o Cadence and Aurora have different development plans; Aurora with unconventional shales, and Cadence with conventional formations. These complementary development plans will result in a more balanced, stronger exploration and production company than each of the companies individually.

         The Aurora Board of Directors approved the merger and the Merger Agreement based on the foregoing, and is recommending to the Aurora shareholders that they vote in favor of the merger.

CADENCE'S REASONS FOR THE MERGER

         The Cadence board of directors determined that the merger is fair to and in the best interests of Cadence and its stockholders and has approved the merger agreement and the merger based on a number of factors, including, without limitation, the following:

         o Aurora has significant holdings in the Antrim Shale Unit that, because of the size and location of Aurora's holdings, are likely to produce a significant amount of natural gas.

         o Cadence believes that the merger of the two companies will create synergies that will benefit the stockholders of the combined company.

INTERESTS OF SOME AURORA OFFICERS AND DIRECTORS IN THE MERGER

         After closing of the merger, certain officers of Aurora will become officers of Cadence and will continue as officers of Aurora (which will then be a wholly owned subsidiary of Cadence), as follows: William W. Deneau (to be President of Cadence and Aurora upon consummation of the merger), John V. Miller, Jr. (Vice President of Exploration and Production), Thomas W. Tucker (Vice President of Land and Development), and Lorraine ("Lori") M. King (Treasurer). In addition, William W. Deneau will be a Director of Cadence and Aurora.

         In addition, after closing of the merger, Messrs. William W. Deneau, Gary J. Myles, and Earl V. Young from the current Aurora Board, will be members of the Board of Directors of Cadence and Aurora.

INTERESTS OF SOME CADENCE OFFICERS AND DIRECTORS IN THE MERGER

         After closing of the merger, Messrs. Howard Crosby and Kevin Stulp from the current Cadence Board will be members of the Board of Directors of Cadence and Aurora, and John Ryan, a current officer and director of Cadence, will be the Secretary of Cadence and Aurora.

         Howard Crosby holds 12,170 shares of Aurora common stock directly. In addition, a trust for the benefit of certain of Mr. Crosby's family members and a corporation owned by certain of Mr. Crosby's family members own 20,000 shares and 135,000 shares, respectively, of Aurora common stock. All of these shares were purchased from Aurora prior to January 1, 1999. As stockholders of Aurora, upon consummation of the merger Mr. Crosby, the trust and the corporation will receive 24,340 shares, 40,000 shares and 270,000 shares, respectively, of Cadence common stock.

         John Ryan holds 70,445 shares of Aurora common stock. These shares were purchased from Aurora during October 1998. As a stockholder of Aurora, upon consummation of the merger Mr. Ryan will receive 140,890 shares of Cadence common stock.

         Kevin Stulp holds 10,000 shares of Aurora common stock. These shares were purchased during December 1996. As a stockholder of Aurora, upon consummation of the merger Mr. Stulp will receive 20,000 shares of Cadence common stock.

          During December 2004, Cadence invested $750,000 in Aurora for 300,000 units of Aurora, each unit consisting of one share of common stock and one warrant exercisable at $3.50 for 48 months. Also in December 2004, Nathan Low and Thomas Kaplan each invested $500,000 for 200,000 units (with the same terms as above) of Aurora. In January 2005, Mr. Low and Mr. Kaplan each invested an additional $250,000 for an additional 100,000 units of Aurora. Mr. Low and Mr. Kaplan are each greater that 10% stockholders of Cadence, and Mr. Low is a principal in the investment banking firm Sunrise Securities, which acted as placement agent in the January 2005 private placements by Cadence and Aurora. Aurora's January 2005 private placement was deemed to include the the 900,000 units of Aurora sold to Cadence and Messers. Low and Kaplan in December 2004 and January 2005. As stockholder of Aurora, upon consummation of the merger Messrs. Low and Kaplan will each receive 600,000 shares of Cadence common stock. The shares of Cadence common stock issuable in the merger in respect of the 200,000 Aurora units held by Cadence will be returned to treasury.

VOTES REQUIRED FOR APPROVAL OF THE MERGER

         In order for the merger to close, the merger must be approved by holders of a majority (9,523,092) of Aurora's outstanding shares of voting stock. Officers and Directors as a group own 7,054,931 shares of outstanding voting stock. The Directors and certain major shareholders who together own 8,317,131 shares of common stock have entered into a Voting Agreement in which they agree to vote in favor of the merger if it is recommended for approval by the Board of Directors. The Board of Directors of Aurora approved the merger transaction on January 31, 2005.

         The Cadence shareholders are not required to vote on the merger.

                              THE MERGER AGREEMENT

GENERAL

         On January 31, 2005, Cadence, Aurora Acquisition Corp. and Aurora entered into the merger agreement, which provides for the merger of Aurora with Aurora Acquisition Corp., pursuant to which Aurora will be the surviving corporation in the merger. After the merger the charter of the surviving corporation will be the certificate of incorporation of Aurora Acquisition Corp. and the by-laws of the surviving corporation will be those of Aurora Acquisition Corp. Attached to this prospectus as Annex A is the merger agreement.

         If the merger is completed, stockholders of Aurora will no longer hold any interest in Aurora. They will become security holders of Cadence and their rights will be governed by Cadence's articles of incorporation and by-laws and by the laws of Utah. See "Comparative Rights of Holders of Aurora Common Stock and Cadence Common Stock" for information about the relative rights of Aurora and Cadence security holders.

MERGER CONSIDERATION

         On the closing of the merger, the holders of Aurora common stock, will be entitled to receive two shares of Cadence common stock for each share of Aurora common stock that they own.

ESCROW OF 10% OF CADENCE SHARES

         Of the shares of Cadence Common Stock to be paid as merger consideration to the Aurora stockholders, Cadence will deliver 90% of such shares directly to the Aurora stockholders at closing, with the remaining 10% of such shares delivered to the Exchange Agent to be held in escrow to satisfy any indemnification obligations by the Aurora stockholders under the Merger Agreement. Any shares held in escrow that are not required to be returned to Cadence to satisfy indemnification obligations will be delivered by the Exchange Agent to the Aurora stockholders.

DIRECTORS OF CADENCE AFTER THE MERGER



         After closing of the merger, the Board of Directors of Cadence and Aurora (which will then be a wholly owned subsidiary of Cadence), will both be comprised of William W. Deneau, Gary J. Myles, and Earl V. Young from the current Aurora board, Howard Crosby and Kevin Stulp from the current Cadence Board, and two new directors, Richard Deneau and Ronald E. Huff, both of whom have agreed to serve. Information about Aurora's existing Board members may be found at page 84. Information about Cadence's existing Board members may be found at page 57. Information about the two new directors follows.



         Richard Deneau, age 58, retired from Anchor Glass Container Corporation ("Anchor") in 2004, where he served as a Director and President from 1997 to 2004. He was also the Chief Operating Officer from 1997 to 2002, and the Chief Executive Officer from 2002 until his retirement. Anchor, which is publicly traded and listed on NASDAQ, is the third largest glass container manufacturer in the United States, with annual revenues of about $750 million. When Richard Deneau joined Anchor, it was a financially troubled company. He designed and implemented strategies to turn its financial performance around. One of the strategies involved a Chapter 11 bankruptcy filing in April, 2002. The purpose of this filing was to provide assurance to a new investor that all prior claims had been extinguished. At Anchor's request, the court issued an order allowing Anchor to continue to pay its creditors in normal course, all creditors were paid in full, and Anchor came out of bankruptcy in August, 2002. Prior to working for Anchor, Richard Deneau served in management at Ball Foster Glass Container Corp., American National Can, Foster Forbes Glass and First National Bank of Lapeer. He served as an auditor with Ernst & Ernst after graduating from Michigan State University in 1968. Richard Deneau is the brother of William Deneau, who is the President, CEO and a Director of Aurora.

         Ronald E. Huff, CPA, age 50, is currently the Chief Financial Officer and Vice President of Finance for Visual Edge Technology, Inc., a position he has held since 2004. Visual Edge Technology, Inc. is a California holding company engaged in acquiring imaging companies. From 1999 to 2004, Mr. Huff was a Principal and Founder of TriMillennium Ventures, LLC, a private equity investment company located in the Columbus, Canton, Akron, Cleveland, Ohio corridor. Mr. Huff worked for Belden & Blake Corporation from 1986 to 1999 as its Chief Financial Officer and was also its President from 1997 to 1999. Belden & Blake Corporation acquires properties, explores for and develops oil and gas reserves and markets natural gas, primarily in the Appalachian and Michigan Basins. It went through a successful initial public offering in 1992, and was acquired by Texas Pacific Group in 1997. From 1983 to 1986 Mr. Huff was the Chief Accounting Officer of Zilkha Petroleum, from 1980 to 1983 he was a financial analyst for Southern Natural Resources, a natural gas marketing company, and from 1977 to 1980 he was a corporate accountant with Transco Companies Incorporated. Mr. Huff has agreed to chair Cadence's and Aurora's Audit Committees.

         After closing of the merger, the Audit Committees for the Boards of Directors of Cadence and Aurora will be comprised of Mr. Huff, Mr. Myles and Mr. Young. Mr. Huff will serve as the financial expert.

OFFICERS OF CADENCE AFTER THE MERGER

         After closing of the merger, the officers of Cadence and Aurora (which will then be a wholly owned subsidiary of Cadence) will be identical and will be as follows:

---------------------------------------------------------------------------------------------------------------------
  Title                                               Name                           Pre-Merger Affiliation
---------------------------------------------------------------------------------------------------------------------
  President                                           William W. Deneau              Aurora
---------------------------------------------------------------------------------------------------------------------
  Vice President of Exploration & Production          John V. Miller, Jr.            Aurora
---------------------------------------------------------------------------------------------------------------------
  Vice President of Land & Development                Thomas W. Tucker               Aurora
---------------------------------------------------------------------------------------------------------------------
  Treasurer                                           Lorraine ("Lori") King         Aurora
---------------------------------------------------------------------------------------------------------------------
  Secretary                                           John S. Ryan                   Cadence
---------------------------------------------------------------------------------------------------------------------



         Information about the Aurora officers may be found at page 84. Information about the Cadence officers may be found at page 57.



TREATMENT OF AURORA WARRANTS AND STOCK OPTIONS

         Any securities convertible into or exercisable for shares of Aurora Common Stock (including, but not limited to, stock options) immediately prior to the merger will be converted automatically into securities convertible into or exercisable for such number of shares of Cadence Common Stock as the holder of such securities would have received had such holder converted such securities into Aurora Common Stock immediately prior to the merger. Appropriate adjustment will be made to any exercise or conversion price of such securities.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

         Cadence will enter into an agreement with a bank or trust company who will act as exchange agent for the exchange of the certificates formerly representing shares of Aurora common stock for certificates representing shares of the Cadence Common Stock issued in the merger. At the closing, Cadence will deposit with the exchange agent certificates representing the number of shares of Cadence Common Stock issuable in the merger. Cadence will cause the Exchange Agent to mail to each Aurora stockholder at the time of the merger a letter of transmittal and instructions for exchange of Aurora stock certificates for certificates representing shares of Cadence Common Stock. Upon surrender of a certificate to the exchange agent together with a duly executed letter of transmittal, the holder will be entitled to receive a certificate representing 90% of the number of shares of Cadence Common Stock that the holder has the right to receive in the merger. The remaining 10% of the certificates for shares of Cadence Common Stock issuable in the merger will be held by the exchange agent as a fund to satisfy any indemnification obligations of the Aurora stockholders. Until surrendered, each certificate formerly representing Aurora common stock will be deemed after the merger to represent ownership of the number of shares of Cadence Common Stock (and any rights derivative thereof) into which the number of shares of Aurora common stock represented thereby have been converted in the merger. Upon expiration of a period of six months after the closing, provided that no indemnification claim is outstanding and unresolved, the exchange agent shall distribute the balance of the certificates of Cadence Common Stock held by the exchange agent to the former Aurora stockholders. If at the expiration of the six-month period a claim for indemnification is outstanding and unresolved, the exchange agent shall continue to hold in escrow the balance of the certificates of Cadence Common Stock until the indemnification claims are all resolved, at which time the exchange agent shall distribute the shares held in escrow as instructed by the Cadence Board of Directors.

         No certificate or scrip representing fractional shares of Cadence Common Stock will be issued in the merger. Each holder of Certificates who would otherwise have been entitled to a fraction equal to one-half or more of a share of Cadence Common Stock will receive a full share of Cadence Common Stock, and fractional interests of less than one-half of a share of Cadence Common Stock will be canceled.

         Until the certificates are surrendered, Aurora stockholders will not be entitled to vote on matters submitted to Cadence shareholders, transfer or dispose of the Cadence common stock or receive dividends, if any, declared by Cadence.

THE MERGER AGREEMENT

Representations, Warranties and Covenants

         Under the merger agreement, Cadence and Aurora each made a number of representations and warranties to the other party, including representations and warranties relating to:

         o  organization and qualification and similar corporate matters;

         o  capital structure;

         o authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

         o the absence of conflicts under charter documents or bylaws, the existence of required consents or approvals and the absence of violations of any instruments or relevant law;

         o documents filed or to be filed with the Securities and Exchange Commission and the accuracy of the financial statements and other information contained therein;

         o absence of specified material adverse changes, other than those relating to general economic or industry conditions, material litigation or material undisclosed liabilities;

         o  compliance with applicable laws and orders;

         o the accuracy of the information supplied in connection with the preparation of the prospectus and related registration statement;

         o  intellectual property matters;

         o  compliance with agreements;

         o  title to properties;

         o  tax, labor, insurance and employee benefit matters; and

         o  compliance with environmental laws.


         Each of Cadence and Aurora has agreed (i) to use commercially reasonable efforts consummate and make effective the transactions contemplated by the Merger Agreement; (ii) to permit representatives of each other party to have full access to its premises, properties, personnel, books and records;
(iii) to give the other party prompt written notice of any material adverse development causing a breach of any of its representations and warranties; (iv) to use their best efforts to have this registration statement declared effective by the SEC as promptly as practicable; and (v) to proceed diligently and in good faith to obtain all consents, approvals or actions of, make all filings required to consummate the merger.

         Until consummation of the merger, Cadence has agreed to invite William
W. Deneau or his designee, as a representative of Aurora, to attend all meetings of the Cadence Board of Directors in a nonvoting observer capacity; and Aurora has agreed to invite Howard Crosby or his designee, as a representative of Cadence, to attend all meetings of the Aurora Board of Directors in a nonvoting observer capacity.

Conditions to the Completion of the Merger

         The obligations of Cadence and Aurora to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

         o the accuracy in all material respects of the representations and warranties made by the other party, except for representations and warranties qualified by materiality which must be accurate as written;

         o the performance in all material respects by the other party of its covenants and agreements;

         o  the taking by each party of all necessary corporate actions;

         o the absence of any legal restraint or prohibition issued or pending by any court or governmental authority or any law or order that would prohibit or render illegal the merger or the other transactions set forth in the merger agreement;

         o the existence of all required consents, approvals, actions or filings with governmental authorities or other public or private third parties and the expiration or termination of any waiting period imposed by any governmental entity necessary for the consummation of the merger; and

         o  the delivery of specified ancillary documents and legal opinions.

Lock-up Agreements

         Among the covenants required to be performed as a condition to closing is that key principal shareholders of Cadence, namely, Mr. Crosby, Mr. Ryan, Mr. Low and Mr. Kaplan, and their affiliates, execute lock-up agreements in which they agree not to sell more than 10% of their holdings in Cadence for a period of 36 months. This lock-up agreement applies to Cadence shares held prior to the merger, but does not apply to Cadence shares received in the merger. In addition, the three principals of Aurora, Mr. William Deneau, Mr. Miller and Mr. Tucker, and their affiliates, are required to execute lock-up agreements in which they agree not to sell more than 10% of the Cadence shares they receive in the merger for a period of 36 months.

Termination



         The Merger Agreement may be terminated prior to the closing (i) by the mutual written consent of the parties, (ii) by Cadence or Acquisition Sub if any of its conditions to closing have not been fulfilled or waived by October 31, 2005, or Aurora fails to comply with any material term or condition of the Merger Agreement or (iii) by Aurora if any of its conditions to closing have not been fulfilled or waived by October 31, 2005, or Cadence or Acquisition Sub fails to comply with any material term or condition of the Merger Agreement.



Waiver and Amendment

     At any time before the effective time of the merger, either Cadence or Aurora may:

         o extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

         o waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

         o waive compliance by the other party with any of the covenants, agreements or conditions contained in the merger agreement.

Fees and Expenses

     Cadence and Aurora will each pay its own fees and expenses in connection with the merger agreement and the merger, whether or not the merger is completed.

VOTING AGREEMENTS AND PROXIES

         Certain key Cadence stockholders who together have the right to vote 6,207,168 shares of Cadence common stock, will, at the time of closing the merger, execute proxies which grant to William W. Deneau and Lorraine King, with full power of substitution, the ability to vote all of these shares for a period of 36 months after closing the merger. In addition, at the time of closing the merger, certain key Cadence stockholders and certain key Aurora stockholders, who together will have the right to vote 22,740,830 shares of Cadence common stock after closing of the merger, will enter into a Voting Agreement that will require them, for a period of 36 months after closing of the merger, to vote to establish a seven-member board of Directors, and to vote in favor of those seven directors nominated by William W. Deneau, provided that at least two of the nominees must be individuals who served on the Cadence Board of Directors immediately before the closing of the merger.

REGULATORY APPROVALS

         No filings are required to be made and no approvals are required to be obtained pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. However, any time before or after the consummation of the merger, the Department of Justice, the Federal Trade Commission, state attorneys general, the antitrust regulatory agencies of various foreign countries or a private person or entity could challenge the merger under antitrust laws and seek, among other things, to enjoin the merger or to cause Cadence to divest itself, in whole or in part, of Aurora or other businesses conducted by Cadence. Based on the information available to them, Cadence and Aurora believe that the merger will not violate the United States federal or state antitrust laws.

         Aurora and Cadence conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Aurora and Cadence are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. Some of these filings may not be completed prior to closing and some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to closing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In General

         The following discussion is a general summary of the United States federal income tax considerations in connection with the merger anticipated to be material to an Aurora stockholder or a holder of an Aurora option, as the case may be, who is a United States person (collectively, an "Aurora Holder"). Generally, a United States person is:

         o  an individual citizen or resident of the United States;

         o a corporation (including an entity other than a corporation which is treated as a corporation for U.S. federal income tax purposes), a partnership or a limited liability company, that is created or organized in or under the laws of the United States or any political subdivision thereof;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust if, in general, a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 if such trust has elected to continue to be treated as a U.S. person and met certain other requirements.

         THE TAX CONSEQUENCES TO AURORA STOCKHOLDERS OR OPTION HOLDERS WHO ARE NOT UNITED STATES PERSONS (INCLUDING INDIVIDUALS WHO WERE UNITED STATES PERSONS IN THE PAST) INVOLVE TAX CONSIDERATIONS THAT ARE BEYOND THE SCOPE OF THIS DISCUSSION. IT IS THEREFORE ADVISED THAT EACH SUCH AURORA STOCKHOLDER OR OPTION HOLDER CONSULT ITS TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP OF CADENCE COMMON STOCK APPLICABLE TO SUCH HOLDER.

         The discussion herein does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations. In addition, this summary discussion is intended to address only those United States federal income tax considerations that are generally applicable to an Aurora Holder who holds Aurora stock or an Aurora option, as the case may be, as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")), and this summary does not discuss all aspects of United States federal income taxation that might be relevant to a specific Aurora Holder in light of such person's particular investment or tax circumstances.

         In particular, the discussion herein does not purport to deal with all aspects of taxation that may be relevant to Aurora Holders that are subject to special treatment under the United States federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their common stock as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of Aurora or Cadence common stock and one or more other investments; persons whose functional currency is other than the United States dollar; persons who received their common stock as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities and individuals who are not citizens or residents of the United States.

         The information in this discussion is based on the federal income tax laws as of the date of this document, which include:

         o  the Code;

         o current, temporary and proposed Treasury regulations promulgated under the Code;

         o  the legislative history of the Code;

         o current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling; and

         o  court decisions.

         There is a risk that future legislation, Treasury regulations, administrative interpretations and/or court decisions may change the current law or adversely affect existing interpretations of the federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change and neither Cadence nor Aurora undertake to inform Aurora Holders of any change. In addition, there is a risk that the statements set forth in this summary discussion (which do not bind the IRS or the courts) may be challenged by the IRS and may not be sustained by a court if so challenged.

         THE DISCUSSION HEREIN IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED BY ANY AURORA HOLDER AS BEING, TAX ADVICE. THEREFORE, EACH AURORA HOLDER IS URGED TO CONSULT WITH ITS TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP OF CADENCE COMMON STOCK, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH HOLDER.

United States Federal Income Tax Consequences to Aurora Holders

         At closing, Aurora will be merged with and into Aurora Acquisition Corp. and Aurora Holders (other than holders of Aurora options) will receive shares of Cadence common stock in exchange for their Aurora stock as set forth in the Merger Agreement.

         Provided the transactions described herein are completed in accordance with the terms of the Merger Agreement, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein, the merger described in the preceding paragraph should result in the following United States federal income tax consequences:

         (1) None of Cadence, Aurora Acquisition Corp. or Aurora will recognize any gain or loss as a result of the merger.

         (2) An Aurora Holder (other than a holder of Aurora options) who receives Cadence stock on the closing of the merger (including the constructive receipt of any Cadence stock held in the Exchange Fund) in exchange for such holder's Aurora stock will recognize no income or gain. An Aurora Holder described in the preceding sentence will not be entitled to recognize loss, if any, on receipt of shares of Cadence common stock at closing in exchange for the Aurora stock surrendered in the merger.

         (3) The holding period of Cadence common stock received by each Aurora Holder in the merger (including any Cadence stock held in the Exchange Fund, which is constructively received by such holder) in exchange for such holder's Aurora stock will include the period for which the Aurora stock surrendered in exchange therefor was held for federal income tax purposes.

         (4) Any Aurora Holders (other than holders holding Aurora options) who
(i) perfect their dissenters' rights under applicable law and receive cash payment for their Aurora stock and (ii) do not own any shares of Cadence common stock (either actually or constructively within the meaning of Section 318 of the Code) following the receipt of the cash, will generally recognize capital gain or loss, as the case may be, measured by the difference between the amount of cash received and the holder's adjusted tax basis in the surrendered Aurora stock.

         Each Aurora Holder will be required to attach a statement to its federal individual income tax return for the taxable year in which the merger takes place. Such statement must contain the information listed in Treasury Regulation ss. 1.368-3(b). The statement must include, among other things, the stockholder's adjusted tax basis in the stockholder's Aurora stock and the number of shares and the value of the Cadence common stock received.

         The treatment of the merger for federal income tax purposes summarized immediately above cannot be guaranteed by either Cadence or Aurora and it is possible that the IRS may take a different position. If the IRS were to successfully assert that the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, each Aurora Holder (other than a holder of Aurora options) would be required to recognize gain or loss in the year of the closing based on the difference between the fair market value of the Cadence common stock received by the stockholder (based on the trading price of such stock on the closing date), and the stockholder's adjusted tax basis in the Aurora stock surrendered. In such an event, each Aurora Holder's aggregate basis in any Cadence common stock received as described in this paragraph (including any Cadence stock held in the Exchange Fund, which is constructively received by such holder) would equal the fair market value of the stock at the time of receipt and the holding period for the stock would begin on the day it is received.

         In addition, any Aurora Holder who holds Aurora options will not recognize any gain or loss with respect to the cancellation of such options and the issuance to such holder in lieu thereof of new Cadence options pursuant to the terms of the Merger Agreement, provided the fair market value of the Cadence stock to which such holder would be entitled under the new option does not exceed the fair market value of the Aurora stock subject to the option, as measured on the date of the assumption of such options by Cadence. Such holder's tax basis in and the holding period with respect to the underlying stock of Cadence will be the same as those for the Aurora stock issuable in accordance with the terms of the original options.

         Under the Code, an Aurora Holder in some circumstances may be subject to backup withholding with respect to the amount of cash, if any, received in the merger, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number to Cadence and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be credited against the Aurora Holder's United States federal income tax liability for the appropriate taxable year, provided the required information is furnished to the IRS.

RIGHTS OF DISSENTING STOCKHOLDERS

         Aurora stockholders who vote against the merger will have dissenters' rights under Chapter 92A of the Nevada Revised Statutes. Dissenters are required to surrender their shares of Aurora stock in return for fair value and will not become shareholders of Cadence.

         The notice of the shareholder meeting at which a vote on the merger is to be taken will include detailed instructions about how to exercise dissenters' rights. Stockholders who intend to exercise dissenters' rights must submit written notice of this intent to Aurora prior to the time the vote is taken. Stockholders who vote in favor of the merger or abstain from voting cannot exercise dissenters' rights.

         If the merger is approved by the Aurora stockholders and there are stockholders who have satisfied the requirements to assert dissenters' rights, Aurora is required, within 10 days of the vote, to mail a notice to them with instructions of the procedure to be followed in surrendering the Aurora stock certificate and making a demand for payment. Aurora will make an initial determination of what it considers to be fair value. If a dissenter disagrees, there is a statutory procedure available for having a court determine fair value. Under Nevada law, "Fair Value" means the value of the shares immediately before effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless the exclusion would be inequitable.

                          CADENCE RESOURCES CORPORATION
                    SELECTED HISTORICAL FINANCIAL INFORMATION


         The data for the years ended September 30, 2004 and 2003 have been derived from Cadence's consolidated financial statements that have been audited by Williams & Webster, P.S., independent auditors, which are contained elsewhere in this prospectus. The data for the nine months ended June 30, 2005 and 2004 and the balance sheet data as of June 30, 2005 have been derived from Cadence's accounting records and have not been audited. This interim data contains all adjustments that are of a normal recurring nature necessary to present fairly the financial position and results of operations for the interim reporting period. Operating results for the nine-month period ended June 30, 2005 and the years ended September 30, 2004 and 2003 are not necessarily indicative of results that may be expected for any future periods.

Please read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cadence", Cadence's financial statements and related notes contained elsewhere in this prospectus, Cadence's Form 10-KSB for the fiscal year ended September 30, 2004 and Cadence's Form 10-QSB for the nine months ended June 30, 2005.

                                                            NINE MONTHS ENDED                              YEARS ENDED
                                                                JUNE 30,                                  SEPTEMBER 30,
                                                  -----------------------------------           -----------------------------------
                                                      2005                  2004                    2004                   2003
                                                  ------------           ------------           ------------           ------------
                                                   (unaudited)            (unaudited)
STATEMENT OF OPERATIONS DATA

Revenue
   Oil and gas sales  net of
     production taxes........................     $  1,783,287           $  1,886,265           $  2,541,447           $    337,355
   Sale of drilling and production rights ...               --                     --                     --                 50,000
                                                  ------------           ------------           ------------           ------------
   Total Revenue ............................     $  1,783,287           $  1,886,265           $  2,541,447           $    387,355
                                                  ------------           ------------           ------------           ------------
Operating and Administrative Expenses

   Depreciation, depletion and amortization .     $  2,189,626           $    731,417           $  2,663,695           $     57,310
   Officers' and directors' compensation ....          193,988                344,950                725,485                528,727
   Consulting ...............................           67,986                150,553                319,338                531,137
   Professional fees                                   462,638                664,371                716,609                177,388
   Oil and gas lease expenses ...............          443,150                326,522                565,148                302,204
   Oil and gas consulting ...................          135,000                 68,000                105,535                 60,000
   Exploration and Drilling .................          174,482                 18,758                134,452                109,968
   Oil and gas production costs .............            5,698                137,764                174,836                 34,577
   Lease Operating expenses .................          182,126                  7,748                     --                 19,334
   Other general and administrative .........          518,748                380,751                789,837                209,504
                                                  ------------           ------------           ------------           ------------
Total Operating Expenses ....................     $  4,373,442           $  2,830,834           $  6,194,935           $  2,030,149
                                                  ------------           ------------           ------------           ------------
Loss From Operations ........................     $ (2,590,155)          $   (944,569)          $ (3,653,488)          $ (1,642,794)
                                                  ------------           ------------           ------------           ------------
Other Income (Expenses) .....................     $   (899,945)          $   (830,820)          $ (1,518,430)          $   (314,761)
                                                  ------------           ------------           ------------           ------------
Net Loss                                          $ (3,490,100)          $ (1,775,389)          $ (5,171,918)          $ (1,957,555)
                                                  ============           ============           ============           ============

Loss Per Share ..............................     $      (0.20)          $      (0.14)          $      (0.41)          $      (0.21)
                                                  ============           ============           ============           ============
Weighted Average Number of Shares
 Outstanding ................................       17,231,216             12,678,605             12,715,619              9,348,374
                                                  ============           ============           ============           ============



                                                 AS OF JUNE 30,                AS OF SEPTEMBER 30,
                                               ------------------       --------------------------------
                                                     2005                   2004                 2003
                                                  -----------           -----------          -----------
                                                 (unaudited)

BALANCE SHEET DATA
Total Current Assets ........................     $ 2,696,014           $ 2,306,955          $ 3,726,863
Total Oil and Gas Properties ................       2,893,080             4,142,878            2,113,794
Total Property and Equipment ................           2,335                 2,836                  209
Total Other Assets ..........................       1,104,445               435,494              641,211
Total Assets ................................       6,695,874             6,888,163            6,482,077
Total Current Liabilities ...................         328,386               695,756            1,774,467
Total Long-term debt ........................              --             5,071,147                   --
Total Redeemable Preferred Stock.............          59,925                59,925               59,925
Total Stockholders' Equity ..................       6,307,563             1,061,335            4,647,685

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CADENCE


      You should read the following discussion in conjunction with our financial statements, together with the notes to those statements, included elsewhere in this report. The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions such as statements of our plans, objectives, expectations, and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

      We were formed in 1969 as Royal Resources, Inc. to acquire and develop mineral properties and we pursued mining operations under several different names until mid-2001 when we changed our name to Cadence Resources Corporation, split our stock on a 1-for-20 reverse basis, and changed our business to acquiring, exploring and developing oil and gas properties. The current management of Cadence, Mr. Crosby and Mr. Ryan, assumed control of Cadence in 1996, in connection with the acquisition of Cadence by an entity they controlled. Although the management of Cadence has been reduced in size since 1996, our key executives, Mr. Crosby and Mr. Ryan, have remained with Cadence.

      Following a corporate reorganization in May 2001 to shift our focus to oil and gas exploration, we began to lease oil and gas properties in Louisiana in the fall of 2001, and in both Texas and Louisiana in fiscal 2002, but did not produce commercial quantities of oil and gas until the fourth quarter of the fiscal year ended September 30, 2002, when production began from our properties in Texas. During the fourth quarter of 2003, we began to produce gas from our properties in Louisiana that we are developing together with Bridas Energy USA, Inc.

      As a result of our change from a mineral exploration company to an oil and gas exploration company in 2001, our Board determined to write-off and dispose of our inventory of mineral properties to the greatest extent possible. Because mineral properties at the exploration stage have limited marketability, and because the management of Cadence does not have the extensive time it would take to attempt to reach the limited number of buyers for our properties, we have not been successful at disposing of our properties in outright arms' length sales, but have chosen to write-down the carrying value of a substantial majority of our properties to zero, or to sell the properties to other entities controlled by the management of Cadence in non-arms' length transactions.

Recent Developments

      On November 19, 2004, Cadence issued a press release announcing that Cadence signed a letter of intent establishing a 60 day exclusivity period in order to conduct due diligence and negotiate terms for acquisition of all of the outstanding shares of Aurora Energy, Ltd., a privately held company based in Traverse City, Michigan in exchange for shares of common stock of Cadence. On January 31, 2005, Cadence, Aurora Acquisition Corp., a wholly owned subsidiary of Cadence, and Aurora entered into a definitive merger agreement providing for the acquisition of all of the outstanding shares and options of Aurora by Cadence. Upon consummation of the merger, (i) Cadence will issue two shares of its common stock for each share of Aurora common stock, (ii) all options and warrants to purchase Aurora common stock shall become options or warrants to receive shares of Cadence common stock, and (iii) Aurora will become a wholly owned subsidiary of Cadence.

      On January 31, 2005, Cadence entered into a purchase agreement (the "Purchase Agreement") with twenty two accredited investors (each of whom is listed on the schedules of purchasers to the purchase agreement) pursuant to which the investors purchased 7,810,000 shares of common stock and warrants to purchase 14,050,000 shares of common stock at an exercise price of $1.75 per share for $9,762,500. The Nathan A. Low Family Trust dated 4/12/96 and Bear Stearns as Custodian for Nathan A. Low Roth IRA, both of which are controlled by Nathan Low, a greater than 10% holder of Cadence's common stock, invested in Cadence pursuant to the Purchase Agreement. Sunrise Securities Corporation, an affiliate of Nathan Low, received a commission equal to $926,250 and a warrant to purchase 2,186,000 shares of Cadence's common stock for services rendered as the placement agent in the transaction. In May, 2005 the Company filed a registration statement on Form S4 which seeks to register the shares to be exchanged to the Aurora stockholder in exchange for shares of the Company and describes in greater detail the reasons for the transaction and the business of Aurora.

Capital Resources and Liquidity

      From our reorganization in mid-2001 until the date of this report, we have funded our operations principally through the private sale of equity securities, borrowings from officers, directors and shareholders, and borrowings from third party individuals and we expect this to continue to be the case for at least the remainder of 2005. In February 2004, we borrowed $410,000 in short term notes from three directors of Cadence and a company of which two of Cadence's officers and directors are also affiliated. These notes bore interest at the rate of 12% per annum, and were repaid in full in April, 2004.

      On April 2, 2004, we issued $6,000,000 of senior secured notes to seven individual investors. These notes are secured by substantially all of our assets are due and payable on March 31, 2006 and bear interest at the rate of 10% per annum, payable quarterly. Pre-payments of 10% of the principal are required on September 30, 2005 and December 31, 2005 if the weighted average price of our common stock is less than $5 per share. Each $50,000 principal amount of the notes was accompanied by warrants to purchase 6,375 shares of our common stock, or an aggregate of 765,000 shares, at a price of $4.00 per share. The warrants expire on April 2, 2007. During this reporting period these secured notes were repaid in full. In conjunction with early repayment of the notes, the exercise price of the warrants was lowered to $1.25.

      We realized net proceeds of $941,900 from the sale of our common stock and warrants during fiscal year 2002, net proceeds of approximately $4,830,000 from the sale of our common stock, preferred stock and warrants during the year ended September 30, 2003. Additionally, we received net proceeds of $288,500 from the sale of common stock and exercise of warrants during the year ended September 30, 2004.

      In the periods ended September 30, 2002, 2003 and 2004, we received approximately $86,000, $16,000 and $14,000 respectively from the sale of investments in various public companies. The sales of these investments were made to fund our working capital needs. Prior to our refocus upon the exploration and development of oil and gas properties, we would from time to time make investments in public companies. These investments were passive in nature and were generally relatively small. Given our focus on oil and gas, future investments of this nature are likely to be limited to opportunities that are of some strategic value to our core oil and gas business and are likely to be less passive in nature.

      In our 2001 fiscal year, we borrowed $125,000 from Howard Crosby, (an officer and shareholder of Cadence) and $10,000 from Dotson Exploration, a related party which is 48% owned by Messrs. Crosby and Ryan. These amounts were repaid in fiscal 2002 for cash of $45,000, and 300,000 shares of our common stock. In fiscal 2002, we had no net borrowings, and in the year ended September 30, 2003, we had total borrowings of $600,000, of which $140,000 was repaid in cash. As of September 30, 2003, $50,000 was owed to Nathan Low Family Trust, a shareholder of Cadence, $85,000 was owed to Mr. Crosby, $25,000 was owed to Kevin Stulp and $300,000 was owed to CGT Management Ltd. All of such amounts were repaid by in October of 2003. During the year ended September 30, 2004, we borrowed $410,000 in short-term notes from officers, directors, and other insiders of Cadence, as well as $1,000,000 of non-interest bearing short-term notes received in late March 2004. These liabilities were repaid in full in April 2004.

      On January 31, 2005, we entered into a share purchase agreement with twenty-two accredited investors pursuant to which the investors purchased 7,810,000 shares of common stock and common stock warrants enabling the warrant holders to purchase 14,050,000 shares of common stock at an exercise price of $1.75 per share. The aggregate proceeds from the security sales were $9,762,500 before commissions. The proceeds of this financing were used in part to retire the April 2, 2004 debt financing and all accrued interest thereon.

      We spent $144,000 in fiscal 2002,  $321,000 in fiscal 2003 and $530,167 in fiscal 2004 for oil and gas lease expenses and lease operating expenses. In the same periods we spent $134,000, $145,000, and $308,000, respectively, for oil and gas drilling, production and operating expenses. We obtain professional oil and gas geologic and engineering services solely on a consulting basis. We spent approximately $934,000 in fiscal 2002, $591,000 in fiscal 2003 and $424,873 in fiscal 2004, for consulting services in various disciplines.

      During fiscal 2002, 2003 and 2004, we purchased fixed assets in the amounts of $172,000, $183,000 and $980,000, respectively. These expenditures were primarily related to the purchase of well equipment, including pipelines, tanks, casings and pumping units.

      As of June 30, 2005, we had cash and cash equivalents of approximately $1,657,209. We anticipate funding most of our near-term operating and administrative overhead out of revenues from the sale of our Texas oil production and Louisiana and Michigan gas production.

Results of Operations

For the periods ended June 30, 2005 and 2004

      Revenues

            During the quarter ended June 30, 2005, revenues from the sale of oil and gas totaled approximately $635,027, from production from our wells in Texas, Louisiana and Michigan. This revenue came from the sale of oil from our wells in Texas for revenues of $274,676. The balance of our revenues of $360,351 came from the sale of natural gas from our wells in Louisiana and Michigan, plus a small amount from our New Mexico property.

            Comparing this to the net revenue from the quarter ended June 30, 2004 of $638,513, approximately $205,526 came from the sale of oil produced from our Texas properties, and the balance of $432,987 came from the sale of natural gas at our Michigan and Louisiana natural gas properties.

      Expenses

      Our expenses during this reporting period for 2005 and 2004 break into two general categories: corporate and administrative overhead and expenses from oil and gas operations. Our overall general and administrative expenses include officer compensation, rent, travel, audits and legal fees associated with SEC filings, directors fees, investor relations and related consulting fees, stock transfer fees and other items associated with the costs of being a public entity. Expenses from oil and gas operations include consulting fees for technical and professional services related to oil and gas activities, leases, drilling expenses, exploration expenses, depletion, depreciation and amortization of oil and gas properties and related equipment, and other expenses related to the procurement and development of oil and gas properties.

      The following table is a comparison of Cadence's two general categories of expenses for the quarters ended June 30, 2005 and June 30, 2004, and the percentages each of these categories comprise of total expenses:


------------------------------------------------------------------------------------------------------
                                          Quarter Ended June 30,
------------------------------------------------------------------------------------------------------
                                                           % of 2005                       % of 2004
                                             2005        Total Expenses     2004        Total Expenses
------------------------------------------------------------------------------------------------------
Corporate and Administrative Overhead     $  259,351          21.01%     $  674,473          63.15%
------------------------------------------------------------------------------------------------------
Expenses from Oil and Gas Operations      $  975,186          78.99%     $  393,605          36.85%
------------------------------------------------------------------------------------------------------
Total Expenses                            $1,234,537          100.0%     $1,068,078          100.0%
                                          ==========          =====      ==========          =====
------------------------------------------------------------------------------------------------------

      When comparing the same reporting periods on a year over year basis, Cadence's corporate and administrative expenses decreased from 2004 to 2005 by approximately $415,122, principally because of decreased expenses and commissions associated with financing of the Company as well as decreased costs associated with the issuance of options to Officers and Directors of the Company.

      The comparable year to year increases in oil and gas related expenditures are summarized in the following table, which reflects the major expense categories for expenses from oil and gas operations for fiscal 2005 and 2004.

------------------------------------------------------------------------------------------------------------------
                                                                   Quarterly Period Ended June 30,
------------------------------------------------------------------------------------------------------------------
                                                                2005                              2004
------------------------------------------------------------------------------------------------------------------
                                                                       % of Total                      % of Total
                                                      2005               Expenses          2004          Expenses
------------------------------------------------------------------------------------------------------------------
       Exploration and drilling                     $ 13,113              1.34%          $  6,758         1.72%
------------------------------------------------------------------------------------------------------------------
       Depreciation, depletion and amortization     $693,152             71.08%          $189,133        48.05%
------------------------------------------------------------------------------------------------------------------
       Oil and gas lease expenses                   $151,811             15.57%          $103,010        26.17%
------------------------------------------------------------------------------------------------------------------
       Oil and gas lease operating expenses         $ 49,999              5.13%          $  4,090         1.04%
------------------------------------------------------------------------------------------------------------------
       Oil and gas consulting                       $ 65,000              6.66%          $ 25,500         6.48%
------------------------------------------------------------------------------------------------------------------
       Oil and gas production costs                 $  2,111              0.22%          $ 65,114        16.54%
------------------------------------------------------------------------------------------------------------------
Total Expenses from oil and gas operations          $975,186             100.0%          $393,605        100.0%
                                                    ========             =====           ========        =====
------------------------------------------------------------------------------------------------------------------

      Oil and gas lease  expenses  and lease  operating  expenses  increased  by
$644,584 from the 2004 reporting period. The largest increase in oil and gas related expenses came in the category of depreciation, depletion and amortization, which increased by $504,019 from the prior year, and as a percentage, increased from 57.58% to 71.23% of the total.


YEARS ENDED SEPTEMBER 30, 2004 AND 2003

         REVENUES

         During the year ended September 30, 2004, revenues from the sale of oil and gas totaled approximately $2,541,447, primarily from production from Cadence's wells in Texas, Louisiana and Michigan. This revenue came from the sale of 25,887 net barrels of oil at an average price of $36.11 per barrel from Cadence's wells in Texas and 37,517 MCF of natural gas at an average price of $5.83 per MCF from Cadence's wells in Louisiana and Michigan. Revenues from oil and gas exploration of $337,355 were received in the comparable period of fiscal 2003. This revenue came from the sale of 11,447 net barrels of oil at an average price of $29.47 per barrel. There was no production from Cadence's wells in Louisiana or Michigan in fiscal 2003. Cadence also realized a cash receipt of $50,000 in April 2003 from Bridas Energy upon transfer of drilling and production rights in Cadence's leasehold acreage in DeSoto Parish, Louisiana that Cadence is currently exploring with them on a joint basis.

         EXPENSES

         Cadence's expenses during fiscal 2003 and 2004 break into two general categories: corporate and administrative overhead and expenses from oil and gas operations. Cadence's overall general and administrative expenses include officer compensation, rent, travel, audits and legal fees associated with SEC filings, directors fees, investor relations and related consulting fees, stock transfer fees and other items associated with the costs of being a public entity. Expenses from oil and gas operations include consulting fees for technical and professional services related to oil and gas activities, leases, drilling expenses, exploration expenses, depletion, depreciation and amortization of oil and gas properties and related equipment, and other expenses related to the procurement and development of oil and gas properties.

         The following table is a comparison of Cadence's two general categories of expenses for the years ended September 30 2004 and 2003, and the percentages each of these categories comprise of total expenses:

                                                                    YEAR ENDED SEPTEMBER 30,
                                               -----------------------------------------------------------------
                                                           2004                                2003
                                               ---------------------------         -----------------------------
                                                                  % of 2004                           % of 2003
                                                                    Total                               Total
                                                 2004             Expenses           2003             Expenses
                                               ----------         --------         ----------         ----------

Corporate and Administrative Overhead          $2,551,269             41.2%        $1,446,756             71.3%
Expenses from Oil and Gas Operations           $3,643,666             58.8%           583,393             28.7%
                                               ----------         --------         ----------         ----------
Total Expenses                                 $6,194,935            100%          $2,030,149            100.0%

         Cadence's general and administrative expenses increased from fiscal 2003 to fiscal 2004 by approximately $1,104,000, principally because of increased legal costs paid to outside counsel in connection with the filing of two separate SB-2 registration statements during the course of the fiscal year. These registration statements also substantially increased the amounts paid to outside accountants as well.

         The comparable year to year increases in oil and gas related expenditures are summarized in the following table, which reflects the major expense categories for expenses from oil and gas operations for fiscal 2004 and 2003 These expenses increased over six-fold from the prior year, primarily as a result of the decision to impair the carrying value of five wells drilled in Desoto Parish during the fiscal year.

                                                                     YEAR ENDED SEPTEMBER 30,
                                               -----------------------------------------------------------------
                                                           2004                                2003
                                               ---------------------------         -----------------------------
                                                                  % of Total                          % of Total
                                                 2004             Expenses           2003             Expenses
                                               ----------         --------         ----------         ----------

     Exploration and drilling                  $  134,452              3.7%        $  109,968             18.8%
     Depreciation, depletion and amortization   2,663,695             73.1%            57,310              9.8%
     Oil and gas lease expenses                   565,148             15.5%           302,204             51.8%
     Oil and gas production costs                 174,836              4.8%            34,577              6.0%
     Oil and gas lease operating expenses               0              0.0%            19,334              3.3%
     Oil and gas consulting                       105,535              2.9%            60,000             10.3%
                                               ----------         --------         ----------         ----------
Total Expenses from oil and gas operations     $3,643,666            100%          $  583,393            100.0%

Although exploration and drilling expenses and oil and gas lease expenses increased by some $24,000 from the 2003 fiscal year, by far the largest increase in oil and gas related expenses came in the category of depreciation, depletion and amortization, which increased by over $2,600,000 from the prior year, and as a percentage increased from 9.8% to 73.1% of the total. This was due primarily to the decision by Cadence to impair the carrying value of two De Soto Parish gas wells at June 30th, and to impair the value of three more De Soto Parish gas wells as of September 30, as well as a downward adjustment in the total gas reserves as determined by Ralph E Davis and Associates, the independent petroleum engineers.

RECENT ACCOUNTING PRONOUNCEMENTS

         There have been no recently issued accounting pronouncements which Cadence expect to have a material effect on Cadence's consolidated financial position or results of operations.

                               AURORA ENERGY, LTD.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     You should read the following summary financial data together with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Aurora" and Aurora's financial statements and related notes contained elsewhere in this prospectus.


         The data for the years ended December 31, 2004 and 2003 have been derived from Aurora's consolidated financial statements that have been audited by Rachlin, Cohen and Holtz, LLP, independent auditors, which are contained elsewhere in this prospectus. The data for the six months ended June 30, 2005 and the balance sheet data as of June 30, 2005 have been derived from Aurora's accounting records and have not been audited. However, in the opinion of management, all adjustments (which are of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2005 and for all periods presented, have been made. Operating results for the six month period ended June 30, 2005 and the years ended December 31, 2004 and 2003 are not necessarily indicative of results that may be expected for any future periods.



                                                          SIX MONTHS ENDED                           YEARS ENDED
                                                               JUNE 30,                              DECEMBER 31,
                                                  -----------------------------------      ---------------------------------
                                                     2005                   2004                2004                2003
                                                  ------------           ------------      -------------        ------------
                                                   (unaudited)            (unaudited)
STATEMENT OF OPERATIONS DATA

Revenue
   Oil and gas production ...................     $  1,097,906           $    676,798      $     960,011        $  1,094,612
                                                  ------------           ------------      -------------        ------------
   Gain on sale .............................               --                     --                 --           2,814,222

   Other.....................................          527,918              1,016,417          1,240,513           1,929,763
                                                  ------------           ------------      -------------        ------------
   Total revenue ............................        1,625,824              1,693,215      $   2,200,524        $  5,838,597
                                                  ------------           ------------      -------------        ------------
Cost of revenue
   Production and lease operating expenses ..          652,957                383,578      $     614,338        $    920,439
                                                  ------------           ------------      -------------        ------------
   Total cost of revenue ....................          652,957                383,578            614,338             920,439
                                                  ------------           ------------      -------------        ------------
Gross profit ................................          972,867              1,309,637      $   1,586,186        $  4,918,158
                                                  ------------           ------------      -------------        ------------
Operating expenses
   General and administrative ...............        1,126,396              1,025,712      $   2,057,333        $  1,464,736
                                                  ------------           ------------      -------------        ------------
Total operating expenses ....................        1,126,396              1,025,712      $   2,057,333        $  1,464,736
                                                  ------------           ------------      -------------        ------------
Income (loss) from operations ...............         (153,529)               283,925      $    (471,147)       $  3,453,422
                                                  ------------           ------------      -------------        ------------
Other income (expenses)

   Interest .................................         (222,077)              (273,303)     $    (392,402)       $   (416,690)

    Depreciation, depletion and
    amortization ............................         (117,504)               (18,862)          (203,249)           (188,623)

   Taxes and other ..........................         (237,697)                    --            (75,000)                  0
                                                  ------------           ------------      -------------        ------------
Total other income (expenses) ...............         (577,278)              (292,165)          (670,651)           (605,313)
                                                  ------------           ------------      -------------        ------------
Income (loss) before minority interest ......         (730,807)                (8,240)     $  (1,141,798)       $  2,848,109
                                                  ------------           ------------      -------------        ------------
Minority interest in income (loss) of
subsidiaries ................................           (6,190)               (64,581)            38,087          (1,145,388)
                                                  ------------           ------------      -------------        ------------
Net income (loss) ...........................         (736,997)               (72,821)     $  (1,103,711)       $  1,702,721
                                                  ------------           ------------      -------------        ------------
Net income (loss) per common share:

   Basic                                                 (0.04)                 (0.01)     $        (.10)       $        .15
                                                  ============           ============      =============        ============
   Diluted                                               (0.04)                 (0.01)     $        (.10)       $        .14
                                                  ============           ============      =============        ============
Weighted average number of shares outstanding:
Basic                                               18,078,919             11,477,931         11,817,812          11,288,111
                                                  ============           ============      =============        ============
Diluted                                             18,078,919             11,477,931         11,817,812          12,526,162
                                                  ============           ============      =============        ============

                                     AS OF JUNE 30,                 AS OF DECEMBER 31,
                                     --------------         -----------------------------------
                                          2005                  2004                   2003
                                      ------------          ------------           ------------
BALANCE SHEET DATA

Cash and cash equivalents ..         $ 13,516,466           $ 5,179,582            $ 1,045,752
Working capital ............           12,160,239             1,706,540                506,752
Total Assets ...............           40,534,332            23,445,829             16,898,801
Long-term debt .............           20,082,768            11,090,369              8,931,625
Shareholders' equity .......         $ 16,489,967           $ 6,246,304            $ 4,503,648

**********



          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                         RESULTS OF OPERATIONS - AURORA


YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH AURORA'S FINANCIAL STATEMENTS, TOGETHER WITH THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES, AND ASSUMPTIONS SUCH AS STATEMENTS OF AURORA'S PLANS, OBJECTIVES, EXPECTATIONS, AND INTENTIONS. AURORA'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FUTURE EVENTS, PARTICULARLY THOSE IDENTIFIED IN "RISK FACTORS."

OVERVIEW

Aurora is a Nevada corporation that was incorporated on August 12, 1991. Aurora became operational in its current form in April 1997 after John Miller, Thomas
W. Tucker and William W. Deneau acquired a controlling interest in the corporation, moved its headquarters to Traverse City, Michigan, and changed the corporation's name to Aurora Energy, Ltd. These three principals remain a significant part of Aurora's management team.

Aurora is an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds, and tight sands. Since April 1997, Aurora has focused its efforts on establishing a leasehold position in certain key gas shale projects. These efforts have resulted in a significant leasehold position held by Aurora in Michigan and Indiana Shale project areas. Aurora has successfully begun converting portions of this leasehold to producing natural gas properties.

As of June 30, 2005, most of Aurora's proved reserves were natural gas produced from the Michigan Antrim Shale. Its Michigan activities have allowed it to develop operational and technical experience in the drilling, development and production of the Michigan Antrim Shale. In addition to the Michigan properties, Aurora has an extensive leasehold position in several New Albany Shale projects in Indiana.

For 2005, Aurora's plan is to continue to focus on the development of its existing Michigan properties by participating in the drilling of an additional 100 new wells. In the first half of 2005, Aurora participated in the drilling of 50 new wells in Michigan. The goal is to drill 150 new wells during 2005. Because of the frost laws in Michigan, drilling in the spring is restricted. In 2005, the frost laws were lifted on April 21. Since that date, the pace of drilling has increased, and management believes that the 150 well goal for the year 2005 continues to be achievable. Aurora also plans to participate in drilling at least three horizontal wells in the Indiana New Albany Shale. With the infusion of additional equity received in the first quarter of 2005, management expects that Aurora will be able to implement its development plan to begin realizing production by developing its current extensive leasehold position.

RECENT DEVELOPMENTS

On January 31, 2005, Aurora, Cadence and Aurora Acquisition Corp., a wholly owned subsidiary of Cadence, entered into a definitive merger agreement. The closing of the merger is conditioned upon, among other things, obtaining the approval of Aurora's shareholders and the shares of Cadence's common stock being issued to Aurora's shareholders being registered on a Form S-4 registration statement. Upon consummation of the merger: (i) Cadence will issue two shares of its common stock for each share of Aurora common stock; (ii) all options and warrants to purchase Aurora common stock shall become options or warrants to receive shares of Cadence common stock at the ratio of two shares of Cadence common stock for one share of Aurora common stock; and (iii) Aurora will become a wholly owned subsidiary of Cadence.

On January 31, 2005, Aurora entered into a Securities Purchase Agreement (the "Purchase Agreement") with six accredited investors pursuant to which the investors purchased 5,020,000 shares of common stock and warrants to purchase 1,900,000 shares of common stock at an exercise price of $2.50 per share for $12,550,000. Of this amount, 600,000 shares and $1,500,000 had been issued in December 2004, and were rolled into this financing under the Purchase Agreement. The issuance of these 600,000 shares was reflected in the December 31, 2004 financial statements. In connection with this financing, for services rendered as the placement agent, Sunrise Securities Corporation received a commission in the form of 552,200 shares of Aurora common stock, plus warrants to purchase 502,000 shares of Aurora common stock at an exercise price of $2.50 per share. The par value of $552 assigned to this transaction was netted against additional paid in capital.

On January 3, 2005 El Paso Corporation exercised an option to purchase 95% of the working interest in certain New Albany Shale acreage in Indiana. As a result of this transaction Aurora received gross proceeds in the amount of $7,373,737. After deducting a distribution to subsidiary members of $805,000 and an additional $1,000,000 set aside for the subsidiary's share of anticipated future drilling expense, approximately $5,500,000 of net proceeds was retained by Aurora.

As of June 30, 2005, Aurora had paid off several of the liabilities reflected on the December 31, 2004 balance sheet, including the $350,000 short term bank borrowing and all but one of the related party notes payable. Additionally, as of June 30, 2005, all remaining outstanding shares of Aurora preferred stock were converted to Aurora common stock.

CAPITAL RESOURCES AND LIQUIDITY

To date, Aurora has funded its operations principally through the private sale of equity securities, borrowings from officers, directors and shareholders, and borrowings from third parties.

From its inception through June 30, 2005, Aurora has generated revenue from three primary sources: (1) Proceeds from the sale to third parties of leasehold and/or working interests in various oil and gas projects; (2) Producing natural gas and oil from the economic interests owned by Aurora; and (3) Management fees paid by certain joint ventures partners to Aurora for lease management services provided within certain project areas. To date, the allocation between these three categories has been evenly distributed as Aurora worked to secure its acreage position for drilling and development. Aurora is now positioned to focus its efforts on drilling and development of existing leasehold to significantly increase its income from producing natural gas.

Cash Flow - Years Ended December 31, 2004 and 2003

Cash flow from operations for 2004 and 2003 include net operating income from the production and sale of oil and natural gas (production revenue less production expense) of $345,673 and $174,173 respectively. Additional sources of income from operations in 2004 and 2003 are summarized as follows;

Other Income Summary             2004                2003
                              ----------          ----------
Management Fees               $  883,687          $1,521,676
Operator Revenue                 309,148             311,054
Miscellaneous Income                                  88,555
                              ----------          ----------
                              $1,192,835          $1,921,285

These sources of income were used to cover Aurora's 2004 and 2003 general and administrative expenses of $2,057,333 and $1,464,736; interest expense of $392,402 and $416,690 respectively and taxes in 2004 of $75,000.

Cash flows from investing activities for 2004 and 2003 include $1,902,537 and $8,475,080 respectively of proceeds received from various sales of working interest and project interests.

Cash used in investing activities for 2004 and 2003 primarily included the purchase of leasehold and working interests, drilling and development costs, lease fund investor payments, and purchase of office computers and other equipment. A summary of these expenditures by category by year is as follows:



                                                             2004                 2003
                                                         -----------          -----------
Purchase of leasehold and working interests              $ 3,433,794          $ 1,590,025
Drilling and development costs ($3,720,227 not
    amortizable as of 12/31/04 waiting fracture
    treatments and hookup)                                 6,725,869            6,395,001

Investment in Subsidiary                                     230,396                   --
Advances on Notes Receivable                                 155,096                   --
Other property and equipment                                  74,166               20,317
                                                         -----------          -----------

                                                         $10,619,321          $ 8,005,343

The leasehold and working interest purchases reflect Aurora's investment in acreage over the last two years to execute its drilling and development plan. The drilling and development costs in 2004 represent expenditures for Aurora's 20% share of the drilling of approximately 50+ Antrim wells in its joint venture project with Samson and its approximate 50% of 30+ Antrim wells in the Hudson project. The drilling and development costs in 2003 represent expenditures for the Treasure Island, Black Bean and Pike projects as well as certain pipeline construction expenditures.

As of December 31, 2004 and 2003, Aurora's total capitalization was as follows:


                                             2004             2003
                                          -----------      -----------
Short term bank borrowings                $   350,000      $        --
Reserve base lending                                0          498,675
Obligations under capital lease                21,486          996,789
Related party notes payable                 3,018,531        3,241,847
Other notes payable                                 0          307,935
Mezzanine financing                        10,000,000        4,200,400
                                          -----------      -----------
Total Debt                                $13,390,017      $ 9,245,646
Stockholder's equity                        6,246,304        4,503,648
                                          -----------      -----------
Total Capitalization                      $19,636,321      $13,749,294

Cash flows provided by financing activities for 2004 primarily include the advance of $10,000,000 from mezzanine financing, cash received in exchange for common stock issuance of $2,920,000, short term bank borrowings of $350,000, a $10,466 distribution from a subsidiary disposition, and advances from related parties of $154,118.

Cash flows provided by financing activities for 2003 primarily include the advance of $4,200,400 from mezzanine financing sources, the advance of $498,676 from reserve base financing, $880,000 in proceeds from capital lease obligations, $114,844 third party investor capital contribution and $307,935 in net proceeds from other notes payable.

Cash flows used for financing activities for 2004 and 2003 include the following payments:

                                          2004                2003
                                       ----------          ----------

Repayment of obligations under
    capital lease                         128,278             338,938
Financing loan origination fee            294,544                  --
Lease fund investor payments                   --           2,007,965
Distributions to minority members          41,347           1,274,793
Repayment of advances from
     related parties                      504,546                  --
Other notes payable                       307,935           248,098
Repayment of short term bank borrowing        --           1,250,000
                                       ----------          ----------
Total Cash used for financing
                                       $1,276,650          $5,119,785
                                       ----------          ----------

Both the Wells Fargo mezzanine facility in the amount of $4,200,400 and the reserve bank borrowings of $498,676 were paid off with the sales proceeds received as part of the May 2004 sales transaction to a joint venture partner for an 80% interest in certain Antrim projects.

Cash Flow - Six Months Ended June 30, 2005 and 2004

Cash flow from operations for the six months ended June 30, 2005 and June 30, 2004, includes net operating income from the production and sale of oil and natural gas (production revenue less production expense) of $444,949 and $293,220, respectively. Aurora also reported net revenues of $12,397 for the period ended June 30, 2005 from a pipeline subsidiary. Additional sources of income from operations for these periods are summarized as follows:

     Other Income Summary                           6/30/05           6/30/04
                                               -------------    --------------
     Management fees                               $345,252          $894,454
     Operator revenue                                 4,359            51,210
     Miscellaneous income                                              68,104
                                               -------------    --------------

                                                   $349,611        $1,013,768
                                               -------------    --------------

These sources of income were used to cover Aurora's general and administrative expenses for those periods of $1,126,397 and $1,025,712 respectively; and interest expenses of $222,077 and $273,303 respectively.

Cash flows from investing activities for the six months ended June 30, 2005 and June 30, 2004 include $7,373,737 and $1,551,591 respectively, of cash proceeds received from various sales of working interest and project interests. Additionally, in 2005 Aurora received $85,000 in cash in full payment of a loan the Company had made to a shareholder.

Cash used in investing activities for the six months ended June 30, 2005 and June 30, 2004 were $15,404,953 and $2,127,086 respectively. This investing activity included the purchase of leasehold and working interests, drilling and development costs, purchase of office computers and other equipment, payments for merger costs, advances on notes receivable, and investments in two subsidiaries, the Hudson Pipeline and Processing Company, LLC ("HPPC") and GeoPetra Partners, LLC. A summary of these expenditures by category by period is as follows:

                                                  June 30, 2005    June 30, 2004
                                                  -------------    -------------
Purchase of leasehold and working interests          $3,489,182       $2,062,565
Drilling and development costs                        4,267,495               --
Drilling and development costs - producing wells     $6,691,175               --
Other property and equipment                             73,958           44,521
Capital expenditures - building                          31,716               --
Payments for capitalized merger costs                   263,092               --
Advances on notes receivable                             72,379           20,000
Investments in GeoPetra Partners                         14,000               --
Investment in Hudson Pipeline                           501,956               --
                                                 --------------   --------------
Total cash used for investing                       $15,404,953       $2,127,086
                                                 --------------   --------------

The leasehold and working interest purchases reflect Aurora's investment in acreage during the first six months of 2005 and 2004 to execute its drilling and development plan. The drilling and development costs in the six months ended June 30, 2005 represent expenditures primarily for Aurora's share of the drilling three units in the Hudson project area. The costs incurred in the six months ending June 30, 2004 represent expenditures for lease acquisitions so that Aurora could begin its 2004 drilling program in the last quarter of 2004.

As of June 30, 2005, Aurora's total capitalization was as follows:

                                                                 June 30, 2005
                                                             ------------------
                  Short term bank borrowings                          $     --
                  Obligations under capital lease                       17,418
                  Related party notes payable                           69,833
                  Mezzanine financing                               20,000,000
                                                             ------------------

                  Total Debt                                       $20,087,251
                  Stockholder's equity                              16,489,967
                                                             ------------------
                  Total Capitalization                             $36,577,218

Cash flows provided by financing activities during the six months ended June 30, 2005 included cash received in the amount of $11,025,000 in exchange for common stock issuance, net advances from the Mezzanine credit facility of $9,850,000, and miscellaneous refunds from lease investors in the amount of $20,177. Cash flows provided by financing activities during the six months ended June 30, 2004 include the advance of $241,000 from Mezzanine financing, $22,500 in cash received in exchange for common stock issuance, $86,650 net proceeds received from a related party note, and $10,783 cash proceeds received from disposition of a subsidiary.

Cash flows used for financing activities for the six months ended June 30, 2005 and June 30, 2004 include the following payments.

                                           6/30/05               6/30/04
                                        ---------------      --------------
Payments on short-term bank borrowings      $  350,000            $     --
Obligations under capital lease                  4,068              80,498
Related party notes payable (net)            2,948,698              11,333
Payments to lease fund owners                       --             132,950
Other notes payable                                 --             307,935
Dividends paid on Preferred Stock               44,340                  --
Distributions to minority members              805,000              65,080
                                        ---------------      --------------
                                            $4,152,106            $597,796
                                        ---------------      --------------

Capital Resources


         Aurora's credit facility with the Trust Company of the West ("TCW") is described above. It is subject to semi-annual re-determination and certain other re-determinations based upon several factors. The borrowing base is impacted by, among other factors, the fair value of Aurora's oil and gas reserves that are pledged to TCW. Changes in the fair value of Aurora's oil and gas reserves are caused by changes in prices for natural gas and crude oil, operating expenses and the results of drilling activity. A significant decline in the fair value of these reserves could reduce its borrowing base. A borrowing base reduction could limit Aurora's ability to carry out its capital expenditure programs and possibly require the repayment of a portion of its current credit facility. During the quarter ended June 30, 2005, Aurora was in violation of a debt coverage ratio under the TCW facility. The lender has granted Aurora a waiver of this violation.

Aurora's management believes that its capital resources are adequate to meet the requirements of Aurora's business. Management anticipates that Aurora's 2005 capital expenditure budget of approximately $55,000,000 will be funded by cash flow from operations, credit facility utilization and the issuance of common stock. In January 2005, Aurora received two significant cash infusions, which will be available for current year budgeted expenditures, including an infusion of over $5,500,000 from the net proceeds received from El Paso upon the exercise of its option for certain New Albany Shale properties and $11,050,000 from the issuance of common stock to private investors. In June 2005, Aurora received a net advance on its Mezzanine credit facility of $9,850,000. As new business opportunities arise, management may decide to seek additional equity investment or debt financing.

There is no assurance that any desired increase in available credit will be realized. If capital resources are inadequate or unavailable, Aurora may curtail its acquisition, development and other activities or in severe cases, be forced to sell some of its assets on an untimely or unfavorable basis.

RESULTS OF OPERATIONS

REVENUES

Aurora generates revenue primarily from the following sources: sale of oil and gas; providing lease project management services; providing administrative overhead services for certain producing properties; and the sale of certain leasehold projects.

Revenues - Years Ended December 31, 2004 and 2003

A comparative summary of the composition of Aurora's revenue by source for the years ended December 2004, and 2003 is as follows:


                                                            2004                               2003
                                                 ---------------------------       -----------------------
                                                                     % of                            % of
                                                   Amount            Total          Amount           Total
                                                 ----------       ----------       ----------     --------
Oil and gas sales                                $  960,011               44%      $1,094,612         19%
Lease management fee                                883,687               40%       1,521,676         26%
Administrative fee for producing properties         309,148               14%         311,054          5%
Gain on sale of properties                               --               --        2,814,222         48%
Interest income                                      47,678                2%           8,478          --
Miscellaneous income                                     --               --           88,555          2%
                                                 ----------       ----------       ----------      -------
                                                 $2,200,524              100%      $5,838,597         100%
                                                 ==========       ==========       ==========      =======



Total revenues in 2004 were $2,200,524 a decrease of $3,638,073 due primarily to the following: A one time sale and disposition of a subsidiary's assets in 2003 which resulted in a gain of $2,814,222, a decrease in management fees of $637,989 and a one time miscellaneous income of $88,555. The decrease in management fees is due to Aurora's shift from leasehold acquisitions through various joint ventures to the development of these leased properties to produce natural gas.

GAS, OIL AND RELATED PRODUCT SALES

During the year ended December 31, 2004, revenues from the sale of oil and gas totaled approximately $960,000 primarily from the production from Michigan oil and gas properties. This revenue was generated from the sale of 149,502 net MCF of natural gas at an average price of $4.91 per MCF from wells in the Michigan Antrim and 4,798 net barrels of oil at an average price of $47.22 per barrel from wells also located in Michigan.

The total revenues in 2004 from gas, oil and related product sales decreased about 12%. This net decrease is the result of the sale of certain Indiana projects in 2003 which decreased 2004 production revenues. Additionally the sale of 80% of Aurora's reserves in certain Michigan Antrim Properties as of March 1, 2004 further reduced production revenues. The properties sold included leases in the Beyer, Paxton Quarry, Black Bean and Treasure Island projects. This resulted in a decrease of 80% of production revenues from these projects from March 2004 to December 2004. However this decrease was offset by higher prices in 2004, and approximately $300,000 of additional production revenues from the Treasure Island project which included an entire 12 months of revenues and $63,000 production revenue from the Hudson project drilled in 2004. A summary of oil and gas revenue sources by project area in 2004 and 2003 is as follows:

                              2004            2003
                          ----------      ----------
Michigan Antrim           $  960,011      $1,007,081
New Albany Shale                  --          87,530
Ohio Trenton Project              --              --
                          ----------      ----------
                          $  960,011      $1,094,611

In 2004 most of the revenue generated from gas and oil sales came from Aurora's interest in the Beyer, Black Bean, Paxton Quarry, Treasure Island, Hudson, Eastern Group, and Church Lake Field projects. There were also minor overriding royalties received from certain New Albany Shale projects.

OTHER REVENUES

In addition to the oil and gas production revenue, in prior years Aurora has received revenue and cash flow from three other sources: management fees from the administration of certain lease projects; overhead fees charged for the administration of certain producing properties; and the sale of interests in certain oil and gas projects.

A summary of these other sources of revenue for 2004 and 2003 is as follows:

                                                   2004          2003
                                               ----------    ----------
Lease Management fee                           $  883,687    $1,521,676
Administrative fee for producing properties       309,148       311,054
Gain on sale of properties                             --     2,814,222
                                               ----------    ----------
                                               $1,192,835    $4,646,952

As noted above, a significant decrease in management fees occurred from 2003 to 2004 resulting in a net reduction totaling $637,989. This trend is expected to continue as Aurora shifts from the management of leasehold acquisition projects through various joint ventures to the development of these leased properties to produce natural gas.

Revenues from the administration of producing properties remained steady from 2003 to 2004. This revenue source is expected to increase steadily as Aurora begins to operate the new wells it will drill. Of the 150+ wells currently slated for drilling in 2005, Aurora expects to provide the operations for at least 50%.

Generally, the proceeds from the sale of oil and gas properties results in additional cash flow to Aurora. It does not, however, necessarily increase Aurora's revenue. This is because Aurora employs the full cost method of accounting for its oil and gas properties. The proceeds received from the sale of certain properties in 2003 resulted in the one time recording of net income because it was the result of a complete disposition of all the assets of one of Aurora's subsidiaries. In 2004 Aurora received in excess of $7,000,000 from three separate sales of interest in oil and gas properties to third parties that were credited to the cost pool and not reflected in Aurora's revenues.


Revenues - Three Months Ended June 30, 2005 and 2004.

A comparative summary of the composition of Aurora's revenue by source for the three months ended June 30, 2005 and 2004 is as follows:


                                                    June 30, 2005                  June 30, 2004
                                              ---------------------------    ---------------------------
                                                                % of                            % of
                                                 Amount          Total          Amount          Total
                                              -------------     --------     --------------    ---------
       Oil and gas sales                          $719,285           77%          $247,675          31%
       Other income                                118,285           13%           550,326          69%
       Equity income of non-consolidated
           investee                                 26,806            3%                --           --
       Interest income                              71,245            7%             1,345           --
                                              -------------    ----------    --------------    ---------
                                                  $935,621          100%          $799,346         100%


Total revenues for the second quarters of 2005 were $935,621, an increase of $136,275 or a 17% net increase from the prior year second quarters due to the following. Production revenues increased by approximately $470,000 or 190%. This was due to increased drilling activity in early 2005, which resulted in an increased number of wells that were generating additional production revenue. A decrease in other income between the two periods was due largely to the reduction in management fees received by Aurora. The decrease in management fees is due to Aurora's shift from leasehold acquisitions through various joint ventures to the development of these leased properties to produce natural gas. This decrease was offset in part by an increase in interest income of $69,900 generated on the funds raised in the private equity transaction described above, and by revenues generated from the HPPC subsidiary.

GAS, OIL AND RELATED PRODUCT SALES


During the three months ended June 30, 2005, revenues from the sale of oil and gas totaled approximately $719,285 primarily from production from Michigan oil and gas properties. This revenue was generated from the sale of 94,531.33 net MCF of natural gas at an average price of $6.96 per MCF from wells in the Michigan Antrim and 1,312.00 net barrels of oil at an average price of $16.80 per barrel from wells also located primarily in Michigan.

A summary of oil and gas revenue sources by project area for the three months ended June 30, 2005 and 2004 is as follows:

                                           6/30/05            6/30/04
                                      ---------------    ---------------
                Michigan Antrim             $696,750           $247,675
                New Albany Shale              22,535                 --
                                      ---------------    ---------------
                                            $719,285           $247,675
                                      ---------------    ---------------

For the quarter ended June 30, 2005, nearly 75% of Aurora's revenues were generated from the Hudson 34, Hudson SW and Hudson NE units of the Hudson project, which went on line in December 2004, February 2005 and late April 2005, respectively. The remaining production revenue generated from gas sales came from Aurora's interest in the Beyer, Black Bean, Paxton Quarry, Treasure Island, Eastern Group, and Church Lake Field projects. There were also minor overriding royalties received from certain New Albany Shale projects.

For the quarter ended June 30, 2004, production revenue generated from gas sales came from Aurora's interest in the Beyer, Black Bean, Paxton Quarry, Treasure Island, Eastern Group, and Church Lake Field projects.

OTHER REVENUES

In addition to oil and gas production revenue, Aurora also generates revenue primarily from three other sources: management fees from the administration of certain lease projects; overhead fees charged for the administration of certain producing properties; and the sale of interests in certain oil and gas projects.

A summary of these other sources of revenue for the three months ended June 30, 2005 and June 30, 2004 are as follows:

  Other Income Summary                           6/30/05           6/30/04
                                              --------------    --------------
  Lease Management fees                            $117,926          $489,611
  Administrative fee for producing properties           359            21,126
  Miscellaneous income                                   --            39,589
                                              --------------    --------------
                                                   $118,285          $550,326
                                              --------------    --------------

The decrease in lease management fees is the result of Aurora shifting its efforts from joint venture leasing activity, which generated these fees, to development of its leasehold interests for its own account. This trend is expected to continue with Aurora replacing these lease management fee revenues with gas production revenue as the drilling projects are completed. The decrease in well administration overhead from last year's second quarter is due to the 2004 sale to Samson which resulted in Samson taking over operations of certain producing wells. Some of this administrative revenue will be replaced in late 2005 from new wells the Company will operate in 2005. The miscellaneous income has not been significant.

In the first quarter of 2005, Aurora also received approximately $5,500,000 in net proceeds from the sale of certain New Albany Shale acreage in Indiana to El Paso Corporation. These proceeds were credited to the cost pool, and are not reflected in Aurora's revenues.

Revenues - Six Months Ended June 30, 2005 and 2004.

A comparative summary of the composition of Aurora's revenue by source for the six months ended June 30, 2005 and 2004 is as follows:


                                                    June 30, 2005                   June 30, 2004
                                              --------------------------     ---------------------------
                                                               % of                            % of
                                                 Amount          Total          Amount           Total
                                              -------------    ----------    -------------     ----------

       Oil and gas sales                        $1,097,906           68%          $676,798           40%
       Other income                                349,611           22%         1,013,768           60%
       Equity income of subsidiary                  12,397            --                --            --
       Interest income                             165,910           10%             2,649            --
                                              -------------    ----------    --------------    ----------
                                                $1,625,824          100%        $1,693,215          100%



Total revenues for the six months ended June 30, 2005 were $1,625,824, a decrease of approximately $67,000 or a 4% net reduction from the prior year six months ended June 30, 2004 due to the following. Production revenues increased by approximately $420,000, representing a 62% increase from the prior year. This was due to increased drilling activity in early 2005, which resulted in an increased number of wells generating natural gas production revenue. A decrease in other income between the two periods was due largely to the reduction in management fees received by Aurora. The decrease in management fees is due to Aurora's shift from leasehold acquisitions through various joint ventures to the development of these leased properties to produce natural gas. This decrease was offset in part by the increase in interest income of $163,261 generated on the funds raised in the private equity transaction described above, and by $12,397 in revenues generated from the HPPC subsidiary.

GAS, OIL AND RELATED PRODUCT SALES


During the six months ended June 30, 2005, revenues from the sale of oil and gas totaled approximately $1,097,906 primarily from production from Michigan oil and gas properties. This revenue was generated from the sale of 147,899.06 net MCF of natural gas at an average price of $6.55 per MCF from wells in the Michigan Antrim and 2,763.95 net barrels of oil at an average price of $46.60 per barrel from wells also located primarily in Michigan.


A summary of oil and gas revenue sources by project area for the six months ended June 30, 2005 and 2004 is as follows:

                                        6/30/05            6/30/04
                                     ---------------    ---------------
                Michigan Antrim          $1,075,371           $675,697
                New Albany Shale             22,535              1,101
                                     ---------------    ---------------
                                         $1,097,906           $676,798
                                     ---------------    ---------------

For the six months ended June 30, 2005, nearly 69% of Aurora's revenues were generated from the Hudson 34, Hudson SW and Hudson NE units of the Hudson project, which went on line in December 2004, February 2005 and late April 2005, respectively. The remaining production revenue generated from gas sales came from Aurora's interest in the Beyer, Black Bean, Paxton Quarry, Treasure Island, Eastern Group, and Church Lake Field projects. There were also minor overriding royalties and working interest revenues received from certain New Albany Shale projects.

For the six months ended June 30, 2004, production revenue generated from gas sales came from Aurora's interest in the Beyer, Black Bean, Paxton Quarry, Treasure Island, Eastern Group, and Church Lake Field projects.

OTHER REVENUES

In addition to oil and gas production revenue, Aurora also generates revenue primarily from three other sources: management fees from the administration of certain lease projects; overhead fees charged for the administration of certain producing properties; and the sale of interests in certain oil and gas projects.

A summary of these other sources of revenue for the six months ended June 30, 2005 and June 30, 2004 is as follows:

  Other Income Summary                              6/30/05        6/30/04
                                                 --------------  -------------
  Lease Management fees                               $345,252       $894,454
  Administrative fee for producing properties            4,359         51,210
  Miscellaneous income                                      --         68,104
                                                 --------------  -------------
                                                      $349,611     $1,013,768
                                                 --------------  -------------


The decrease in lease management fees is the result of Aurora shifting its efforts from joint venture leasing activity, which generated these fees, to development of its leasehold interests for its own account. This trend is expected to continue with Aurora replacing these lease management fee revenues with gas production revenue as the drilling projects are completed. The decrease in well administration overhead from last year's first six months is due to the 2004 sale to Samson which resulted in Samson taking over operations of certain producing wells. Some of the administrative revenue will be replaced in late 2005 from new wells Aurora will operate in 2005. The miscellaneous income has not been significant.

In the first six months of 2005, Aurora also received approximately $5,500,000 in net proceeds from the sale of certain New Albany Shale acreage in Indiana to El Paso Corporation. These proceeds were credited to the cost pool, and are not reflected in Aurora's revenues.

EXPENSES

Aurora's expenses break into five general categories: General and Administrative; Production and Lease Operating; Depreciation and Amortization; Interest; and Taxes.

Aurora's general and administrative expenses include officer and employee compensation, rent, travel, audit, tax and legal fees, office supplies, utilities, insurance, other consulting fees and office related expense. Expenses from oil and gas operations include services related to producing oil and gas, such as severance taxes, post production costs (including transportation), and lease operating expenses.

Expenses - Years Ended December 31, 2004 and 2003

The following table is a comparison of Aurora's general categories of expenses for the years ended December 31, 2004 and 2003, and the percentages each of these categories comprise of the total expenses:


                                                       Years Ended December 31,

                                    ----------------------------------------------------------
                                                   % of 2004                        % of 2003
                                                     Total                            Total
                                       2004         Expenses           2003          Expenses
                                    ----------      ----------       ----------      ----------
General and Administrative          $2,057,333              62%      $1,464,736            49%
Production and lease operating         614,338              18%         920,439            31%
Depreciation and amortization          203,249               6%         188,623             6%
Interest                               392,402              12%         416,690            14%
Taxes                                   75,000               2%             --            --
                                    ----------      ----------       ----------      ----------
Total Expenses                      $3,342,322             100%      $2,990,488           100%



Aurora's general and administrative expenses increased from 2003 to 2004 by approximately $592,000. This was due to increased compensation expense with the addition of new staff, commissions paid for the sale of common stock, and legal costs paid to outside counsel in connection with the Private Placement Memorandum dated May 2004, the sale of properties to Samson and certain land related issues that arose in obtaining the TCW mezzanine financing.

Production and lease operating expenses were $614,338 in 2004 compared to $920,439 in 2003. The decrease was the result of a reduction in monitoring and operating costs in the Crossroads Project of $150,000. Additionally the sale of 80% of certain proved reserves to Samson effective March 1, 2004 reduced the operating expenses proportionately for the year.

Interest expense from 2004 to 2003 remained steady despite the increase in the year end outstanding mezzanine financing ($10,000,000 versus $4,200,400). In 2004 the $4,000,000 balance from the prior year end was paid off in May 2004 and additional funds from the new mezzanine facility were not used until late September 2004. As a result, Aurora went over 4 months in 2004 without paying any interest. Management does not expect such a hiatus in interest expense in 2005.

Depreciation and amortization expense remained steady from 2003 to 2004 as the long term nature of the Antrim shale reserves generates a steady decline over the life of the well (38+ years). Additionally, much of the development costs in 2004 were not yet amortizable due to the fact that over 70 wells that were drilled in 2004 await infrastructure and will not produce gas until 2005.

Expenses - Three months ended June 30, 2005 and 2004

The following table is a comparison of Aurora's general categories of expenses for the three-month periods ended June 30, 2005 and 2004, and the percentages each of these categories comprise of the total expenses:



                                                                       Quarters Ended June
                                              --------------------------------------------------------------
                                                               % of Total                       % of Total
                                                 6/30/05         Expenses         6/30/04        Expenses
                                              -------------    ------------    -------------    ------------
       General and Administrative                 $627,348             50%         $585,108             71%
       Production and lease operating              378,200             30%          131,069             16%
       Depreciation and amortization                59,027              5%            9,431              1%
       Interest                                    189,067             15%          100,262             12%
                                              -------------    ------------    -------------    ------------
       Total Expenses                           $1,253,642            100%         $875,870           $100%



Aurora's general and administrative expenses increased from the three months ended June 30, 2004 to the three months ended June 30, 2005 by approximately $42,000. The increase in general and administrative expenses is due to the increase in personnel added to accommodate Aurora's continued growth as it hires additional personnel to oversee the drilling program and additional accounting staff to meet SEC filing requirements once the merger with Cadence is completed.

Production and lease operating expenses were $378,200 for the three months ended June 30, 2005 compared to $131,069 for the three months ended June 30, 2004. This increase was due to additional producing wells on line at the end of the quarter ended June 30, 2005. The increase of approximately 189% in production costs is closely approximate to the 190% increase in related revenues.

Depreciation and amortization expenses were higher for the three months ended June 30, 2005 compared to the three months ended June 30, 2004, due to the increased capitalized costs subject to depletion. Additionally, there were no drilling or completion related costs in the first six months of 2004 subject to amortization.

The increase in interest expense in the second quarter of 2005 compared to the second quarter of 2004, is due to increased drilling activity in 2005, which resulted in an increased amount of outstanding Mezzanine debt from approximately $4,200,000 outstanding until May 2004, to $20,000 at June 30, 2005. Interest in the first quarter of 2005 was capitalized. As wells were put into production during the second quarter of 2005, this interest was expensed. Limited drilling activity in the first quarter of 2004 resulted in all interest being recorded as an expense.

Expenses - Six months ended June 30, 2005 and 2004

The following table is a comparison of Aurora's general categories of expenses for the six-month periods ended June 30, 2005 and 2004, and the percentages each of these categories comprise of the total expenses:


                                                                      Six Months Ended June
                                              --------------------------------------------------------------
                                                               % of Total                        % of Total
                                                6/30/05         Expenses         6/30/04          Expenses
                                              -------------   ------------     --------------   ------------
       General and Administrative               $1,126,396             48%        $1,025,712            60%
       Production and lease operating              652,957             28%           383,578            23%
       Depreciation and amortization               117,504              5%            18,862             1%
       Interest                                    222,077              9%           273,303            16%
       Taxes                                       237,697             10%                --             --
                                              -------------    ------------    --------------   ------------
       Total Expenses                           $2,356,631            100%        $1,701,455           100%



Aurora's general and administrative expenses increased from the six months ended June 30, 2004 to the six months ended June 30, 2005 by approximately $100,000. The increase in general and administrative expenses is due to the increase in personnel added to accommodate Aurora's continued growth as it hires additional personnel to oversee the drilling program and additional accounting staff as it prepares to meet SEC filing requirements once the merger with Cadence is completed.

Production and lease operating expenses were $652,957 for the six months ended June 30, 2005 compared to $383,578 for the six months ended June 30, 2004, resulting in an increase of 70%. This increase was due to additional producing wells in 2005, and is not proportionate to the increase in revenue (62%) due to additional costs incurred in the first six months of 2005 on a non-operated well for site cleanup which added approximately $30,000 to the total lease operating costs. Tubing repairs of approximately $9,000 were also incurred on a separate non-operated well.

Depreciation and amortization expense increased from the six months ended June 30, 2004 to the six months ended June 30, 2005 due to the increased capitalized costs subject to depletion. Additionally, there were no drilling or completion related costs in the first six months of 2004 subject to amortization.
The reduction in interest expense in the six months ending June 30, 2005 compared to the six months ending June 30, 2004 is due to capitalizing of interest costs in 2005 during the drilling and development phase. Limited drilling activity in the first two quarters of 2004 resulted in all interest being recorded as an expense.


CRITICAL ACCOUNTING POLICIES

Aurora's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The reported financial results and disclosures were determined using significant accounting policies, practices and estimates described in the Notes to Consolidated Financial Statements. Aurora's management believes that the reported financial results are reliable and the ultimate actual results will not differ materially from those reported. Uncertainties associated with the methods, assumptions and estimates underlying Aurora's critical accounting measurements are discussed below.

OIL AND GAS PROPERTIES

As stated above, Aurora employs the full cost method of accounting for its oil and gas production assets. Under the full cost method, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. The sum of net capitalized costs and estimated future development and dismantlement costs is depleted on the equivalent unit-of-production basis using proved oil and gas reserves as determined by independent petroleum engineers.

With respect to the cost ceiling test, net capitalized costs are limited to the lower of unamortized cost net of related deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the costs being amortized; less (iv) income tax effects related to differences between the book and tax basis of the oil and gas properties.

The cost ceiling test is affected by a decrease in net cash flow from reserves due to higher operating or finding costs or reduction in market prices for natural gas and crude oil. These changes can reduce the amount of economically producible reserves. If the ceiling falls below the capitalized cost for the cost pool, the Company would be required to report an impairment of the cost center's oil and gas assets at the reporting date.

Investments in unproven properties and major development projects are not amortized until proven reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that one or more of the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Because Aurora accounts for its oil and gas production assets on the full cost method, the fair value of the assets recorded on Aurora's balance sheet may vary significantly from amounts reported on the balance sheets.

INCOME TAXES

Aurora and its wholly owned subsidiaries file a combined tax return. The remaining subsidiaries each file separate tax returns. Taxable income and losses of subsidiaries not included in the combined tax return are passed directly to the shareholders or members. Consequently, in the consolidated financial statements, income taxes are not provided for on taxable income or losses allocated to interests in subsidiaries that are not wholly owned by Aurora.

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and federal income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes arise from temporary basis differences principally related to intangible drilling costs incurred in connection with the development of oil and gas properties, depreciation and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Due primarily to the deductibility of intangible drilling costs, allowable under current federal income tax law, as of December 31, 2004 Aurora had net operating loss carry-forwards of approximately $4,241,000, which expire beginning in 2018 through 2023. These may offset future federal taxable income, if any. However, due to the uncertainty of Aurora's ability to utilize these net operating losses, no asset has been recorded in the consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share-Based Payment" (SFAS 123R), which is a revision of SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants to employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS 123R is effective for all share-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provision of SFAS
123. Aurora is currently assessing the impact of adopting SFAS 123R on its consolidated financial statements.

CONTROLS AND PROCEDURES

There has been no change in Aurora's internal control over financial reporting during the six months ended June 30, 2005 that has materially affected or is likely to materially affect Aurora's internal control over financial reporting.

OFF-BALANCE SHEET ARRANGEMENTS

Aurora has no off-balance sheet arrangements, special purpose entities, financing partnerships or guarantees.

                         COMMON BUSINESS CONSIDERATIONS

         The following discussion relates to both Cadence and Aurora.

COMPETITION AND MARKETS

         We face competition from other oil and natural gas companies in all aspects of our business, including acquisition of producing properties and oil and gas leases, marketing of oil and gas, and obtaining goods, services and labor. Many of our competitors have substantially larger financial and other resources. Factors that affect our ability to acquire producing properties include available funds, available information about prospective properties and our limited number of employees. Gathering systems are the only practical method for the intermediate transportation of natural gas. Therefore, competition for natural gas delivery is presented by other pipelines and gas gathering systems. Competition is also presented by alternative fuel sources, including heating oil and other fossil fuels.

         The availability of a ready market for and the price of any hydrocarbons produced will depend on many factors beyond our control, including but not limited to the amount of domestic production and imports of foreign oil and liquefied natural gas, the marketing of competitive fuels, the proximity and capacity of natural gas pipelines, the availability of transportation and other market facilities, the demand for hydrocarbons, the effect of federal and state regulation of allowable rates of production, taxation, the conduct of drilling operations and federal regulation of natural gas. In addition, the restructuring of the natural gas pipeline industry virtually eliminated the gas purchasing activity of traditional interstate gas transmission pipeline buyers. Producers of natural gas have therefore been required to develop new markets among gas marketing companies, end users of natural gas and local distribution companies. All of these factors, together with economic factors in the marketing arena, generally may affect the supply of and/or demand for oil and gas and thus the prices available for sales of oil and gas.

         Proposals and proceedings that might affect the oil and gas industry are pending before Congress, the Federal Energy Regulatory Commission, or "FERC", the Minerals Management Service, or "MMS", state legislatures and commissions and the courts. We cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by various agencies will continue indefinitely. Notwithstanding the foregoing, we currently do not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon our capital expenditures, earnings or competitive position. No material portion of our business is subject to re-negotiation of profits or termination of contracts or subcontracts at the election of the federal government.

         The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing.

REGULATION OF NATURAL GAS AND OIL EXPLORATION AND PRODUCTION

         Our operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for drilling wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used or generated in connection with operations. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and gas we can produce from our wells in a given state and may limit the number of wells or the locations at which we can drill.

FEDERAL REGULATION OF SALES PRICES AND TRANSPORTATION

         Currently, there are no federal, state or local laws that regulate the price for our sales of natural gas, NGLs, crude oil or condensate. However, the rates charged and terms and conditions for the movement of gas in interstate commerce through certain intrastate pipelines and production area hubs are subject to regulation under the Natural Gas Policy Act of 1978 ("NGPA"). Pipeline and hub construction activities are, to a limited extent, also subject to regulations under the Natural Gas Act of 1938 ("NGA"). While these controls do not apply directly to us, their effect on natural gas markets can be significant in terms of competition and cost of transportation services, which in turn can have a substantial impact on our profitability and costs of doing business. Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective and their effect, if any, on our operations. We do not believe that we will be affected by any action taken in any materially different respect from other natural gas producers, gatherers and marketers with whom we compete.

GATHERING REGULATIONS

         State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Such regulation has not generally been applied against gatherers of natural gas, although natural gas gathering may receive greater regulatory scrutiny in the future.

ENVIRONMENTAL REGULATIONS

         Public interest in the protection of the environment has increased dramatically in recent years. Our oil and natural gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials are subject to stringent regulation. Compliance with environmental regulations is generally required as a condition to obtaining drilling permits. State inspectors generally review compliance. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could also result in additional operating costs and capital expenditures.

         Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material ("NORM").

         We are required to obtain a permit from the EPA before we may drill a salt water disposal well. The amount of time required to obtain such a permit varies from state to state, but can take as much as six or more months in some states. Since many gas wells can only be produced if a salt water disposal well is available, the EPA permit requirement may delay the commencement of production.

         In the course of our routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and we incur costs for waste handling and environmental compliance. It is also possible that our oil and natural gas operations may require us to manage NORM. NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes in contact with crude oil and natural gas production and processing streams. Some states, including Texas, have enacted regulations governing the handling, treatment, storage and disposal of NORM. Moreover, we are able to control directly the operations of only those wells for which we act as the operator. Despite our lack of control over wells owned by us but operated by others, the failure of the operator to comply with the applicable environmental regulations may, in certain circumstances, be attributed to us under applicable state, federal or local laws or regulations.

         Management believes that we are in substantial compliance with all currently applicable environmental laws and regulations. To date, compliance with such laws and regulations has not required the expenditure of any material amounts, and management does not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position or results of operations. Since these laws and regulations are periodically amended, we are unable to predict the ultimate cost of compliance. To our knowledge, there are currently no material adverse environmental conditions that exist on any of our properties and there are no current or threatened actions or claims by any local, state or federal agency or by any private landowner against us pertaining to such a condition. Further, we are not aware of any currently existing condition or circumstance that may give rise to such actions or claims in the future.

                               CADENCE'S BUSINESS

THE COMPANY

         Cadence is a Utah corporation incorporated on April 7, 1969 to explore and mine natural resources under the name Royal Resources, Inc. In January 1983, Cadence changed its name to Royal Minerals, Inc. In March 1994, Cadence changed its name to Consolidated Royal Mines, Inc. In September 1995, Cadence changed its name to Royal Silver Mines, Inc. On May 2, 2001 Cadence changed its name to Cadence Resources Corporation in connection with a corporate reorganization to focus its operations on oil and gas exploration.

         Cadence has operations in Wilbarger County, Texas, DeSoto Parish, Louisiana, Eddy County, New Mexico and Alpena County, Michigan. Cadence also has leased interests in western Kansas and southern Texas. Cadence is engaged in acquiring, exploring, developing, and producing oil and gas properties.

         During the year ended September 30, 2004, substantially all of Cadence's revenues were derived from its interests in five producing oil wells in Wilbarger County, TX and eleven producing natural gas wells in DeSoto Parish, LA. Cadence received small revenues from its interest in nine producing gas wells in Alpena County, MI and in September 2004 received its first production revenue from a minority interest in a producing well in Eddy County, NM.

         At the completion of Cadence's 2004 fiscal year in September, Cadence was continuing to evaluate the performance of its natural gas wells in DeSoto Parish. Along with Cadence's partner, Bridas Energy, Cadence has not made plans to drill additional wells at that location. In the first two fiscal quarters of 2005, Cadence drilled four new wells on its West Electra Lake Unit and a new well on its E lease, all in Wilbarger County, TX, completed the seismic evaluation process on the north block of Cadence's Kansas acreage, participated for a working interest in development wells being drilled in Eddy County, NM and participated for a working interest in an exploratory well in Tennessee.

         Aurora Acquisition Corp. is a newly formed Nevada corporation formed solely to effect the merger and has no business or assets.

OIL AND NATURAL GAS OPERATIONS


DeSoto Parish, Louisiana

         Cadence leased over 4,250 acres in DeSoto Parish (approximately 40 miles south of Shreveport, Louisiana) in the summer of 2001 and throughout 2002. Cadence's acreage is southwest of the Holly Field and southeast of the Bethany Longstreet Field, both extensively drilled and developed since 1996 by Sonat (now El Paso Corporation). In April 2003, Cadence contributed these leases to a joint exploration and development program with Bridas Energy, which has operations in the Texas-Louisiana Gulf Coast area. Under this program, Bridas Energy is the operator of the DeSoto Parish properties. Bridas Energy is a wholly-owned subsidiary of Bridas Corporation, an Argentinean-based private, independent energy company with headquarters in Buenos Aires.

         Under the terms of Cadence's joint exploration agreement with Bridas Energy, Cadence assigned Bridas Energy a 55% working interest in all of the acreage constituting the area of mutual interest of Cadence's DeSoto Parish leases in return for a cash payment of $50,000. Bridas Energy agreed to fund all costs of drilling, completing and bringing to production the initial test well, the Ardis-Martin Timber #27-1, drilled during June 2003, in Section 27 of this prospect. Upon successful completion of this test well, Cadence conveyed an additional 20% working interest to Bridas Energy in that well and all other leases covering acreage in Section 27, leaving Cadence a 25% working interest in
Section 27. Cadence retains a 45% working interest in all other wells on the leased acreage in this prospect and a lesser working interest in any wells drilled in the area of mutual interest around the leased acreage, depending upon the amount of acreage leased by each respective party in that particular section.

         As of June 30, 2005 Cadence had eleven producing wells in this field. During the month of June 2005, these wells produced an aggregate of 13,247 MCF of natural gas on a net basis to the Company. At March 31, 2005, twelve wells had produced an aggregate of 16,072 MCF of natural gas on a net basis to the Company. In May, 2005 one well was removed from production due to low output.

         Cadence decided to impair the carrying value of the Leon Gamble #33-1 and the Eugene Cowdin #27-1 effective as of June 30, 2004, and decided to impair the carrying value of the Adell Thomas, the JB Barr #2 and the Sampson 33-1 as of September 30, 2004.

         As of June 30, 2005, all but two of Cadence's producing wells in DeSoto Parish were from the Cotton Valley formation. The Cotton Valley formation lies immediately below the Hosston, with the best sands typically extending to about 10,300 feet. Of the eleven producing wells as of June 30, 2005, Cadence has a 25% working interest and an approximate 20% net revenue interest in three of them, a 45% working interest and an approximate 36% net revenue interest in seven of them, and a 22.5% working interest and an approximate 18% net revenue interest in one of them.

                                 [LOUSIANA MAP]

         In May, 2004, the J.B. Barr #28-2 well was drilled to the shallower Paluxy and Rodessa sand formations. This well was drilled to intersect shallower pay which was revealed in the deeper Barr #28-1 well previously drilled in November, 2003. The well was completed in the Paluxy formation and began producing in early July. Although the initial flow rates for this Puluxy well were encouraging, the decline over the first three months was very dramatic, and as of June 30, 2005 the well produced only a net of 302 MCF of gas to the Company's interest.

         The DeSoto Parish properties are located on a major anti-clinorium on the southeast side of the Sabine Uplift. The Sabine Uplift is a large structure that is related to the cretaceous and younger rocks in the established oil and gas fields of northeast Texas and northern Louisiana. In this area, wells from these formations produce approximately 35% to 50% of the well's total anticipated output in the first 24 months of production, with the remainder produced over 12 to 15 years.

         Cadence's drilling and completion costs for these DeSoto Parish wells drilled to the Cotton Valley formation, to the 8/8ths interest, are approximately $1.25 million to $1.3 million per well. Ready access points to both interstate and intrastate gas pipelines are available. Cadence was generally disappointed by the initial performance of these wells but has recently been encouraged that the production rates from the field have somewhat stabilized. The Company will continue to evaluate the performance of each well, in particular the Hosston formation wells and formulate future development plans in this field.

         Cadence's technical staff, along with assistance from Aurora personnel, have been studying other completion techniques being used successfully by other operators of Hosston wells in the area to assess the application of these techniques to Cadence's wells. However, as of the date of this report, no specific recommendations have been made to Cadence's management.


Wilbarger County, Texas


         Cadence's property in Texas is located on the Waggoner Ranch, a large, privately-held ranch in Wilbarger County from which oil and gas has been produced since 1910, approximately 50 miles northwest of Wichita Falls, Texas, and 15 miles south of the Oklahoma border. Since October 2001, Cadence has conducted exploration activities on the Waggoner Ranch. The W.T. Waggoner Estate is the operator of all of Cadence's wells on the Waggoner Ranch and the sole purchaser of all production from these properties. Cadence logged its first productive well in this field in January 2002. As of June 30, 2005, Cadence owned interests in seven wells on these properties, producing an aggregate of approximately 113 net working interest barrels per day, to the 8/8ths interest, of 35(degree) API sweet crude oil.


         The major geologic feature in this part of north Texas is the Red River Arch, which consists of Permian and Leonardon shales and sands. This structure has historically produced more than 150 million barrels of oil from several geologic features, including the Canyon limestone formation. Cadence's primary targets on this prospect are oil-bearing pinnacle reefs in the Canyon limestone formation, typically located between 3,000 and 3,600 feet. In addition, numerous "stacked" oil-bearing shallower horizons are also known to exist in this area. These zones are also primary targets of Cadence's exploration. Cadence is producing oil from two areas of the Ranch: the east side of Electra Lake, referred to as the Virgin Reef Prospect, and the west side of Electra Lake, referred to as the West Electra Lake Prospect.

         The Virgin Reef Leasehold consists of approximately 160 acres. In August 2002, Cadence signed an exploration agreement with the Waggoner Ranch on 1,000 acres in the West Electra Lake Prospect, with a surrounding 1/2 mile area of mutual interest, from which Cadence's current production comes. The West Electra Lake Leasehold currently consists of an aggregate of 532 acres under lease and a 1/2 mile area of mutual interest surrounding such acreage.

         Because of the shallow nature of the wells in this area, prospect, drilling and completion costs have ranged between approximately $160,000 and $180,000 per well, on an 8/8ths basis. The typical production profile of wells in the Lower Milham Sand formation is a steady decline of approximately 15% per year. Wells producing from the Canyon formation are expected to decline at rates approaching 25% per year.

         Cadence has two producing wells on the Virgin Reef Prospect, the #1A in which Cadence has a 60% working interest and a 45.6% net revenue interest and the #1B well, in which Cadence has 100% working interest and a 76% net revenue interest. The #1A well was logged in January 2002 and showed four pay zones between 2,400 feet and 3,002 feet. This well is currently producing from the Lower Milham Sand at a depth of approximately 2,500 feet. Cadence has already produced this well from the deeper Canyon formation zones and re-completed the well in the Lower Milham zone. One more zone in this well remains to be completed. This well produced an average of approximately 50 net working interest barrels per day during September 2004. The #1B well produced only a nominal 5.5 net working interest barrels of oil per day during April 2004, and by September 2004 was producing only a nominal rate of oil.

         In August 2002, Cadence began developing the West Electra Lake Prospect. Cadence logged its first well in the first quarter of calendar 2003. Cadence has three producing wells in this prospect, all of which are producing from the upper Milham Sand at a depth of approximately 2,600 feet. The first well, the West Electra Lake #1, in which Cadence has a 45% working interest and a 34.2% net revenue interest, has 10 feet of net pay. The West Electra Lake #2 and #3 wells, in which Cadence has a 50% working interest and a 38% net revenue interest, were both drilled in June 2003 and encountered 10 feet and 11 feet of net pay, respectively, in the same zone. These three wells are subject to Texas Railroad Commission production limits and during September 2004, produced at the rate of an aggregate of approximately 72 barrels of oil per day, which is below the maximum allowable rate of an aggregate of 120 barrels of oil per day, with the pumps operating for only eight hours per day. At this time Cadence expects that rate of production to continue for at least the next two years, subject to normal decline. Drilling and completion costs for the wells on the West Electra Lake Prospect have ranged from approximately $160,000 to $220,000 per well, on an 8/8th basis.


         In December 2004 Cadence commenced a program to drill three more wells on the West Electra Lake unit. The first well was logged on December 7th, and indicated the expected Milham pay interval, as well as an unexpected 12 feet of pay in the Saddle Creek formation at about 1700 feet. The second new well was logged on December 18, 2004 and encountered some ten feet of net pay in the Upper Milham formation. Both of these wells have been completed as of January 31, 2005. Four new wells were drilled in March and April, 2005 in the West Electra Lake area. As of June 30, 2005, three of these new wells are producing commercial quantities of oil. The 4th well encountered shows of natural gas, but as there is no gas pipeline in the area, this well has been capped. The Company now plans to drill four more development wells in the West Electra Lake area during September and October of 2005.


         Cadence has drilled three non-commercial wells on the Virgin Reef and West Electra Leases. In May, 2002 Cadence drilled the #2A well which targeted the lower Milham Sand formation. This well was only marginally productive, so Cadence converted it to a saltwater disposal well. In December, 2002 Cadence drilled the #2B well which targeted a reef prospect in the Canyon limestone formation. The #2B well was a dry hole. In July, 2004 Cadence drilled the 1D and encountered only a sub economic pay in the Dyson sand. The well was therefore plugged and abandoned.

Alpena County, Michigan


         In December 2002, Cadence began participating in a natural gas drilling program in Alpena County, Michigan with Aurora Energy, Ltd. As of June 30, 2004, Cadence had a 22.5% working interest (before payout, 20% after payout), 18% net revenue interest (before payout, 16% after payout), in ten producing wells in Alpena County. Production commenced from this field in June 2003 and Cadence's ten producing wells produced at an average aggregate rate of approximately 90 MCF per day during June 2005 and received an average price of $5.72 per MCF. Aurora is the operator of all Cadence's properties in Alpena County.

         The target of this prospect is the well-known Antrim shale formation that has yielded natural gas production from nearly 8,000 wells along a 30 mile thick trend stretching from Lake Michigan to Lake Huron. Antrim shale wells typically cost approximately $200,000 per well to drill and complete and typically pay out in approximately three to four years. Production typically peaks at approximately six to 18 months and then follows a slow decline curve of approximately 30 to 40 years. Cadence's participation agreement with Aurora Energy, Ltd. originally gave Cadence participation rights in up to 200 wells to be drilled by Aurora into the Antrim shale to depths of approximately 800 to 1,000 feet, but effective as of May 15, 2004, Cadence waived its rights to participate in future wells in this prospect in order to focus on its Louisiana, Texas and Kansas projects.

NEW MEXICO

         In June 2004, Cadence participated for a 20% working interest, 15% net revenue interest, in the Santa Nina Prospect in Eddy County, NM. This prospect was developed by and is operated by SDX Resources of Midland, TX, an experienced operator with over 20 years of operational experience in the Permian Basin. The well was completed in July 2004, with an initial flow rate in excess of 50 barrels of oil per day, plus natural gas. The well was produced for some 40 days, and then shut in to allow a gas pipeline to be attached. This work is in process. Cadence received its first production check for this well in October 2004.

         Earlier in the year, Cadence announced that it had signed an agreement with SDX Resources for an option to participate for up to a 25% working interest, 20% net revenue interest, in up to 17 development wells in a project called the Sparkplug Unit. These wells will be offsetting existing production in the San Andreas and Yeso formations to a maximum depth of about 5,000 feet. Drilling on the initial development well, in which Cadence elected to take a 20% working interest, commenced on December 16, 2004. Initial results indicate multiple pay horizons in the San Andreas formation and, as of February 2005, the well was completed.

TENNESSEE

         In August, 2004 Cadence acquired a 25% equity ownership in TN Oil Company, which owns leases covering some 1500 acres prospective for oil in central and north central Tennessee. Subsequent to the end of the fiscal year, Cadence elected to participate for 100% of the working interest in a well being drilled by TN Oil, as operator, to a depth of some 1700 feet. This well targeted oil production from the Murfreesboro and Knox formations. The well was spudded on December 17, 2004. Based upon the well logs, Cadence's geologists determined that this well was non-commercial and elected to plug the well.

WESTERN KANSAS


         Cadence's newest oil exploration project is in the Anadarko Basin in Lane and Ness Counties, Kansas. In June 2004, Cadence completed its first leasing program in the area, consisting of approximately 26,000 acres. Cadence has a 100% working interest and an approximate 83% net revenue interest in these leases. During September and October 2004, Cadence completed a three dimensional seismic shooting program on the 13,000 acres which constitute the Cadence North Block. Cadence will acquire 3-D seismic data on the remainder of the acreage prior to making a decision to drill any test wells. Cadence plans to use a local third-party operator to develop these prospects and Cadence currently expects to begin drilling on the acquired acreage during the 2005 fiscal year. As the project moves into the exploratory drilling and operational phases, Cadence expects to contract out drilling and operations to experienced local operators in the State of Kansas. During the quarter ended June 30, 2005, the Company drilled its first two exploratory wells on the north block of its Kansas acreage. The first test well did not encounter commercial quantities of oil, and was plugged as a dry hole. The second well is still being tested, but it appears to have marginal quantities of oil. It has not been determined if this well will prove to be commercial.


SOUTHERN TEXAS

         Cadence has completed the leasing of 58 acres in Matagorda County, Texas, on a salt dome prospect. Cadence has identified one drilling target on this lease and expects to begin drilling the first test well sometime in the second fiscal quarter of 2005 (somewhat later than Cadence first anticipated due to the complexity of obtaining a drill site title opinion for this lease). Cadence expects the drilling and completion costs on this well to range from approximately $200,000 to $215,000. Operations will be contracted for with third parties experienced in this part of Texas.

CADENCE OIL RESERVES

         The following table presents information regarding proved reserves of oil attributable to Cadence's interests in producing properties in Wilbarger County, Texas, and De Soto Parish, LA as of September 30, 2004. The information regarding reserves is based on proved reserves reports prepared by Ralph E. Davis Associates, Inc., Houston, Texas, independent petroleum engineers. The report (and table) do not include information on Cadence's interests in gas wells located in Alpena County, MI as no engineering study has been undertaken of these wells as of the date of this report. Ralph E. Davis's audit was based upon review of production histories and other geological, economic, ownership and engineering data provided by Cadence. All of the reserves presented in the following table are proved, developed reserves.

         Estimates of Cadence's future net revenues from proved reserves are discounted to present value using an annual discount rate of 10% (the PV-10 Value), using oil and gas prices in effect as of the dates of such estimates, held constant throughout of the life of the properties. Proved reserves as of September 30, 2004 were estimated based upon the spot price on September 30, 2004, Cadence's fiscal year-end, of West Texas intermediate crude oil at Cushing, Oklahoma which was $49.51 per barrel. The unit gas price used of $5.44 per MMBTU was the spot price on September 30, 2004 at the Henry Hub in Louisiana.

         The table contains estimates of future net revenues presented on the basis of unescalated prices and costs and their PV-10 Value. Cadence deducted operating costs, development costs and certain production-related taxes to arrive at the estimated future net revenues. Cadence calculated future net revenues based on an estimated 4.5 year life of these reserves. Cadence made no provision for income taxes. The estimates of future net revenues and their present value differ in this respect from the standardized measure of discounted future net cash flows contained in the supplemental information to this report which is calculated after provision for future income taxes.

                                                                                                  FUTURE NET INCOME
                                 ESTIMATED NET RESERVES            WEIGHTED AVERAGE          --------------------------
     PROVED RESERVES                 (MBBLS/MMCF)                  PRICE ($BBL/MCF)          UNDISCOUNTED         PV-10
     ---------------                 ------------                  ----------------          ------------         -----
Producing Oil                             29.9                          $49.51
Producing Gas                            585.7                           $5.44
Producing Oil & Gas                                                                           $3,346,900       $2,803,100

CADENCE PRODUCTION INFORMATION

         The following tables summarizes sales volumes, sales prices, and production cost information for Cadence's net oil and gas production for the two-year period ended September 30, 2004. "Net" production is production that is owned by Cadence directly or indirectly and is produced to Cadence's interest after deducting royalty, and other similar interests. This table includes information from production from Cadence's oil wells in Wilbarger County, Texas, and from Cadence's gas wells in De Soto Parish, Louisiana and from Alpena County, Michigan.


Oil Production                            Year Ended September 30,
                                        ----------------------------
                                            2004             2003
                                        -----------      -----------
Total Net Revenues                      $   837,305      $   337,355
Net Sales Volume (Bbls.)                     25,887           11,447
Average Sales Price (per Bbl.)          $     36.11      $     29.47
Average Production Cost (per Bbl.)      $      2.61      $      8.26

Gas Production                           Year Ended September 30,
                                        ------------------------
                                            2004            2003
                                        -------------      ------
Total Net Revenues                      $   1,704,142      $    0
Net Sales Volume (mcf)                         37,571           0
Average Sales Price (per mcf.)          $        5.69      $    0
Average Production Cost (per mcf.)      $        1.12      $    0

CADENCE OIL AND GAS WELLS

                                        Oil Wells                     Gas Wells                 Total Wells
                                --------------------------    --------------------------    ---------------------
September 30, 2004
       Gross(1)                              6.00                          10.00                       16.0
       Net(2)                                3.70                           2.30                        6.0

September 30, 2003
       Gross(1)                              5.00                           0                          5.00
       Net(2)                                3.50                           0                          3.50

---------------

(1)   Gross wells are the total wells in which a working interest is owned.

(2) Net wells are the sum of fractional working interests owned in gross wells.

CADENCE OIL AND GAS ACREAGE

The following table sets forth Cadence's acreage position as of September 30, 2004.

                                                Developed(1)                                Undeveloped(2)
                                     -----------------------------------    ------------------------------------------
                                           Gross               Net                 Gross                   Net
                                     ------------------    -------------    ---------------------   ------------------
Louisiana                                    1280                320                2970                  1336
Texas                                         625                392                1000                   500
Michigan                                      640                144                   0                     0
Kansas                                          0                  0                2270                  2270
Tennessee                                       0                  0                   0                     0
New Mexico                                     80                 16                1200                   300
                                     ------------------    -------------    ---------------------   ------------------
             Total                           2625                872                7440                  4406
                                     ==================    =============    =====================   ==================

---------------

(1) The number of acres which are allocated or assignable to producing wells or wells capable of production.

(2) Lease acreage on which wells have not been participated in or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

CADENCE DRILLING ACTIVITIES

The following table sets forth Cadence's drilling results for the years ended September 30, 2004, and 2003:

 Fiscal                                            Gross Wells                                         Net Wells
  Year         Type of Well       Total   Productive(2)  Dry(3)    Abandoned(4)       Total     Productive      Dry      Abandoned
----------    ----------------    ------- -------------- -------- ---------------   ---------- -------------- -------- -------------
2004          Exploratory(1)         2            1          1            0             3.0          2          1.0            0
              Development(1)        11            7          2            2             4.3          2.5        0.9          0.9

2003          Exploratory(1)         2            1          1            0             1             .5         .5            0
              Development(1)        13           12          1            0             4.3          3.8         .5            0

---------------

(1) An exploratory well is a well drilled either in search of a new, as yet undiscovered oil or gas reservoir or to greatly extend the known limits of a previously discovered reservoir. A development well is a well drilled within the presently proved productive area of an oil or gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

(2) A productive well is an exploratory or development well found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

(3) A dry well is an exploratory or development well that is not a producing well.

(4) An abandoned well is a well that has either been plugged or has been converted to another use. Cadence has converted this Texas well to a salt water disposal well. Two of the DeSoto Parish wells produced limited quantities of gas for a time, but are no longer producing any gas and are considered abandoned for the purposes of this table.

EMPLOYEES


         As of June 30, 2005, Cadence has three part-time employees, all of whom are officers of Cadence, and no one works for Cadence on a full time basis. Because Cadence's officers perform consulting services for other companies, for tax purposes Cadence has treated these officers as consultants.


PROPERTIES

         Cadence's oil and gas leasehold properties, as well as its mineral properties are described above in Item 1. In addition to the properties described above, Cadence's principal executive offices are located in leased office space at 6 East Rose Street, Walla Walla, WA 99362. This lease provides for a monthly rental rate of $400 and expired in June, 2004. Cadence has continued to lease space in this office on a month-to-month basis since then, and expects to continue to be able to do so for the foreseeable future. Cadence also have mineral rights in a number of properties, although Cadence does not presently consider them to be material to its business on a going forward basis.

LEGAL PROCEEDINGS

         There are no currently threatened or pending claims against Cadence.

                              CADENCE'S MANAGEMENT

         The following table sets forth the name, age and position of each of Cadence's officers and directors:


                     NAME                        AGE                          POSITION
         ------------------------------ ---------------------- ---------------------------------------
         Howard M. Crosby                        53            President, Treasurer and Director
         ------------------------------ ---------------------- ---------------------------------------
         John P. Ryan                            43            Vice President, Secretary and Director
         ------------------------------ ---------------------- ---------------------------------------
         Douglas Newby                           46            Vice President
         ------------------------------ ---------------------- ---------------------------------------
         Kevin D. Stulp                          49            Director
         ------------------------------ ---------------------- ---------------------------------------
         Glenn DeHekker                          49            Director
         ------------------------------ ---------------------- ---------------------------------------
         Jeffrey M. Christian                    50            Director
         ------------------------------ ---------------------- ---------------------------------------


         Under Cadence's Bylaws, the authorized number of directors of Cadence is set at no fewer than three and no more than ten directors. Cadence currently has a board of directors with five members. Each director serves for a term of one year that expires at the following annual shareholders meeting. Each officer serves at the pleasure of the board of directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer. Set forth below is certain biographical information regarding each of Cadence's directors and executive officers:

         Mr. Crosby has served as Cadence's President and a director since February 1994. He has served as Cadence's treasurer since January 1998. Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. Mr. Crosby received a B.A. degree from the University of Idaho. Mr. Crosby is also an officer and director of White Mountain Titanium Corporation., a publicly traded mining exploration company, High Plains Uranium, Inc., Sundance Diamonds Corporation, Dotson Exploration Company and Nevada-Comstock Mining Company (formerly Caledonia Silver-Lead Mines Company), all of the latter being privately held companies.

         Mr. Ryan has served as Cadence's Vice President of Corporate Development since September 1996, as Secretary since October 1998 and as a member of Cadence's board of directors since April 1997. Mr. Ryan is a degreed mining engineer. From August, 2000 to the present, he has served as a Director and the Chief Financial Officer of Trend Mining Company, a publicly traded mineral exploration and development company and since February 2004 he has served as an officer and director of White Mountain Titanium Corporation, a publicly traded mining exploration company. Other companies with which Mr. Ryan holds an officer and/or director position include Bio-Quant, Inc., Nevada-Comstock Mining Company, High Plains Uranium, Inc., GreatWall Gold Corporation, Sundance Diamonds Corporation, TN Oil Co., and Dotson Exploration Company. Many of these companies have only minimal activity and require only a small amount of Mr. Ryan's time. Mr. Ryan is a former U.S. Naval Officer and obtained a B.S. in Mining Engineering from the University of Idaho and a Juris Doctor from Boston College Law School.

         Mr. Newby has served as a Vice President of Cadence since January 2004. Mr. Newby has been President of Proteus Capital Corp., a corporate advisory firm that specializes in the natural resource industries, since July 2001. Mr. Newby served as Managing Director of Proteus Consultants Ltd. from January 1991 to July 2001 and Managing Partner of Moyes Newby & Co., Inc. from April 1994 to December 1998, both of which provided corporate advisory services primarily to the international energy and mining industries. Since January 2004, Mr. Newby has served as Director of Western Goldfields, Inc., a gold mining and exploration company which owns and operates the Mesquite Mine in Southern California. Before forming Proteus Consultants Ltd., Mr. Newby held senior positions with the investment banking firms of S.G. Warburg & Co., Inc., Morgan Grenfell & Co., and James Capel & Co.

         Mr. Stulp has served as a director of Cadence since March 1997. Since August 1995, Mr. Stulp has variously worked as consultant with Forte Group, on the board of the Bible League, and is active with various other non-profit organizations. From December 1983 to July 1995, Mr. Stulp held various positions with Compaq Computer Corporation, including industrial engineer, new products planner, manufacturing manager, director of manufacturing and director of worldwide manufacturing reengineering. Mr. Stulp holds an M.B.A. and B.S.L.E. in Mechanical Engineering, both from the University of Michigan, and a B.S.L.E. from Calvin College, Grand Rapids, Michigan.

         Mr. DeHekker has served as a director of Cadence since January 2004. Mr. Dehekker is a professional engineer with 25 years experience in the oil and gas industry throughout the United States, Canada, and overseas. He has a B.Sc. in Mechanical Engineering from the University of Missouri and a M.Sc. in Petroleum Engineering from Stanford University. From 1996 to 2001, Mr. DeHekker held several senior management positions, firstly as Development Manager for Marathon's multi-billion dollar project on Sakhalin Island in eastern Russia, based out of Houston and Moscow, and secondly as Engineering, Geoscience, and Operations Manager for Marathon's Canadian Operations, based out of Calgary. Since 2001, Mr. DeHekker has been providing project management and consulting services in oil and gas management, operations, and engineering.

         Mr. Christian has served as a director of Cadence since January 2004. Mr. Christian is the Managing Director of CPM Group, which he and several associates created in June 1986, in a leveraged buyout of the Goldman Sachs Commodities Research Group which they comprised. As Managing Director, Mr. Christian is responsible for the total operation of CPM Group, supervising a respected group of analysts, investment bankers, and dealers dedicated to precious metals and commodities market research, consulting, and investment banking. He is actively engaged in the research products of CPM Group, taking primary responsibility for the long term (10 year) projections for the precious metals and copper markets. Mr. Christian has a Bachelors of Journalism from the University of Missouri and has engaged in post-graduate non-degree studies in econometrics, international economics and finance, and international political science. Mr. Christian is Chairman of Electronic Precious Metals, LLC, a director of Trend Mining Company and Chief Financial Officer and director of North American Emerald Mines, Inc.

         Set forth below is certain biographical information about Cadence's primary geological consultant. While not an employee of Cadence, he is under contract to provide consulting services to Cadence on a 75% of full-time basis.

         Mr. Lucius C. Geer has served as Cadence's chief consulting geologist since July 2001 and has been an independent geological consultant since 1971. Prior to that he held positions as Chief of Exploration for Texas Crude, Inc., a private Houston based oil and gas company. From 1966-1969 he was the Division Exploration Manager for Signal Oil & Gas based in Los Angeles. From 1957-1966 he was the Division Geophysicist for Union Oil of California (UNOCAL). Mr. Geer has an M.S. in Geology from the University of Houston and a B.S. in Geology from Mississippi State University.

INDEMNIFICATION

         Cadence's bylaws provide that its directors and officers will be indemnified to the fullest extent permitted by the Utah Corporation Code. However, such indemnification does not apply to acts of intentional misconduct, a knowing violation of law, or any transaction where an officer or director personally received a benefit in money, property, or services to which the director was not legally entitled.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         CADENCE EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following sets forth the annual and long-term compensation for services in all capacities to Cadence for the fiscal years ended September 30, 2004, 2003 and 2002 paid to the Cadence's Chief Executive Officer ("CEO") and other two executive officers who were serving as executive officers at the end of the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                    -----------------------------------------------
                                    ANNUAL COMPENSATION                 AWARDS                PAYOUTS
                            --------------------------------------  -----------------------------------------------
                                                                                Securities
                                                         Other      Restricted    Under-
Name And                                                 Annual       Stock        Lying     LTIP     All Other
Principal                       Salary(1)     Bonus   Compensation   Award(s)    Options/   Payouts  Compensation
Position             Year          ($)         ($)        ($)          ($)       SARs (#)     ($)        ($)
------------------  ------  ---------------  -------  ------------   ---------  ----------- -------- -------------
Howard M. Crosby     2004   $    61,500 (2)     --        --         $     --          --         --        --
Chief Executive      2003   $   178,000 (2)     --        --         $     --          --         --        --
Officer              2002   $    93,000 (2)     --        --         $     --          --         --        --

John P. Ryan         2004   $    70,336 (3)     --        --         $     --          --         --        --
Vice President and   2003   $   222,500 (3)     --        --         $     --          --         --        --
Secretary            2002   $   144,255 (3)     --        --         $     --          --         --        --

Douglas Newby        2004       $50,000 (4)     --        --         $     --     $  225,000      --        --
Vice President


----------------

(1) Salary was structured to be paid part in cash and part in stock for all three fiscal years shown. The stock portion, 20,000 shares per quarter for the last two quarters of fiscal 2001 and for all four quarters of fiscal 2002 and 2003, was accrued quarterly and valued as of the final quotation on the last day of each quarter. Of the shares awarded, 5,000 shares per quarter were for executive compensation, and 15,000 shares per quarter were for services as a director. The amounts reflect the total of cash plus the value of all shares received for services as an officer and director. In fiscal year 2004 both Mr. Crosby and Mr. Ryan waived the stock portion of their compensation as officers of Cadence, waived half of their director compensation, and deferred the other half of their director compensation until Fiscal 2005. Thus, they each received 10,000 shares of stock for service in fiscal year 2004, but these shares were not received until January, 2005. Therefore, the value of these shares is not included in the above calculations. These shares were issued pursuant to Cadence's share award plan.

(2) Mr. Crosby received 134,255 in cash in fiscal year 2004 which included prior year accrued compensation of $72,755. The cash portion of Mr. Crosby's salary for fiscal 2003 was $62,500, of which he received $18,000 in fiscal 2003, payment of the remaining $44,500 having been deferred until after the end of fiscal 2003. In addition, he received 80,000 shares of our common stock, 20,000 per quarter. These were valued at the closing price at the end of the quarter for which the shares were awarded: $34,000 for the first quarter, $29,000 for the second quarter, $33,000 for the third quarter and $65,000 for the fourth quarter, for a total of $161,000 in stock compensation and $212,255 in total compensation. The cash portion of Mr. Crosby's salary for fiscal 2002 was set at $51,255, which he elected to defer until Cadence had adequate production revenues to cover this salary. Accordingly, he received this payment after the end of fiscal 2003. In addition, he received 80,000 shares of Cadence common stock, 20,000 per quarter. These were valued at the closing price at the end of the quarter for which the shares were awarded: $15,000 for the first quarter, $19,000 for the second quarter, $24,000 for the third quarter and $30,000 for the fourth quarter, for a total of $88,400 in stock compensation and $139,655 total compensation. The cash portion of Mr. Crosby's salary for fiscal 2001 was set at $25,000. However, he received 83,500 shares of Cadence common stock in lieu thereof, which had a fair market value, when issued in January 2002, of $25,000. In addition, he received 40,000 shares of Cadence common stock, 20,000 per quarter for each of the last two quarters of the fiscal year. These were valued at the closing price at the end of the quarter for which the shares were awarded:
      $11,000 for the third quarter and $15,000 for the fourth quarter, for a total of $26,000 in stock compensation and $51,000 in total compensation.

(3) Mr. Ryan received $75,000 in cash in fiscal year 2004 which included prior year accrued compensation of $4,664. The cash portion of Mr. Ryan's salary for fiscal 2003 was $62,500. In addition, he received 80,000 shares of Cadence common stock, 20,000 per quarter. These were valued at the closing price at the end of the quarter for which the shares were awarded: $34,000 for the first quarter, $29,000 for the second quarter, $33,000 for the third quarter and $65,000 for the fourth quarter, for a total of $161,000 in stock compensation and $212,255 in total compensation. The cash portion of Mr. Ryan's salary for fiscal 2002 was $51,255, of which $6,255 was paid after the end of fiscal 2003. In addition, he received 80,000 shares of Cadence common stock, 20,000 per quarter. These were valued at the closing price at the end of the quarter for which the shares were awarded: $15,000 for the first quarter, $19,000 for the second quarter, $24,000 for the third quarter and $30,000 for the fourth quarter, for a total of $88,400 in stock compensation and $139,655 total compensation. The cash portion of Mr. Ryan's salary for fiscal 2001 was set at $25,000. However, this was later paid through the issuance of 30,000 shares of Cadence common stock valued at $9,000 and the transfer of shares Cadence owned in Trend Mining Company valued at $16,000. In addition, he received 40,000 shares of Cadence common stock, 20,000 per quarter for each of the last two quarters of the fiscal year. These were valued at the closing price at the end of the quarter for which the shares were awarded: $11,000 for the third quarter and $15,000 for the fourth quarter, for a total of $26,000 in stock compensation and $51,000 in total compensation.

(4) Mr. Newby served as an executive officer for the last three quarters of fiscal year 2004 (January through September 30, 2004). During this period he received $50,000 of cash compensation. He also received 15,000 shares of restricted shares (5,000 per quarter of service) and stock options valued at $225,000. These shares and options were issued pursuant to Cadence's share award plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF         % OF TOTAL OPTIONS GRANTED
                               SECURITIES UNDERLYING   TO EMPLOYEES IN THE FISCAL    EXERCISE           EXPIRATION
NAME                             OPTIONS GRANTED(1)               YEAR                 PRICE               DATE
----------------------------- ----------------------- --------------------------- ----------------- ---------------------
Howard M. Crosby                             0                   0                      --                   --
John P. Ryan                                 0                   0                      --                   --
Douglas Newby                          250,000                 100%                    3.53            March 1, 2007

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END
                     AND FISCAL YEAR-END OPTION VALUES TABLE

         The following table contains information concerning the number of shares acquired and value realized from the exercise of options by the named executive officers during fiscal 2004 and the number of unexercised options held by the named executive officers at September 30, 2004.


                                                              NUMBER OF SHARES OF                VALUE OF UNEXERCISED
                                                            COMMON STOCK UNDERLYING              IN-THE-MONEY OPTIONS
                                                              UNEXERCISED OPTIONS              AT YEAR END (SEPTEMBER 30
                                                           AT YEAR END (SEPTEMBER 30)                  2004)(1)
                                                                      2004                               ($)
                                                         -------------------------------  -----------------------------------
                              SHARES
                             ACQUIRED
                                ON       VALUE REALIZED
          NAME               EXERCISE         ($)         EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-------------------------- ------------- --------------- -------------- ----------------  ---------------- ------------------
Howard M. Crosby                    0    $           0            --                --                --                --

John P. Ryan                        0    $           0            --                --                --                --

Douglas Newby                       0                0       250,000                --                --                --

(1) Options are "in-the-money" if the market price of a share of common stock exceeds the exercise price of the option.


         Cadence has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees, but the Board of Directors may recommend one or more such programs for adoption in the future.

OPTION/SAR GRANTS

         In February, 2004 the Board adopted the 2004 Stock Option and Stock Award Plan which was approved by the Shareholders in May, 2004 and under which up to 1,000,000 shares of Cadence common stock could be awarded as share awards or options and based upon merit of work performed as well as a retention tool. As of September 30, 2004, 440,000 shares or options have been awarded under this plan, all of which are currently outstanding and exercisable.

         Prior to the 2004 Stock Option and Stock Award Plan, the Cadence Board of Directors chose to make option or warrant awards to select officers, directors, consultants, or shareholder/investors in order to induce them to assist it in implementing its business plan and to provide long term additional incentive. These options or warrants, as awarded, were not awarded pursuant to a plan but were specific individual awards with varying terms and conditions. In some instances, the Board of Directors reserved the right to cancel these awards for non-performance or other reasons, or established a vesting schedule pursuant to which the award is earned.

DIRECTOR COMPENSATION

         Cadence compensates its directors in cash and in shares of Cadence common stock. The Directors elected not to receive compensation for the first quarter of Fiscal Year 2004 pending a revision of the director compensation plan. Beginning the second quarter of the fiscal year, Cadence granted each director (employee and non-employee) 5,000 shares of common stock per quarter of completed service. Each non-employee director also receives (1) $5,000 per quarter of completed service (2) 2,500 restricted shares of common stock for each year of service on any committee of the Board of Directors (3) $2,500 for any committee of which they chair and (4) each Director (employee or non employee) receives an option to purchase 50,000 shares of Cadence's common stock on the anniversary of the Director's appointment to the Board. Board members may be granted additional stock options pursuant to Board recommendation and approval. Cadence also pays its non-employee directors $1,600 for each board meeting they attend in person and $750 for each telephonic meeting and Cadence's employee directors $600 for each board meeting they attend in person. Messrs. DeHekker and Christian each received an option to purchase 75,000 shares of Cadence's common stock upon joining the Board.

         During fiscal 2004, 75,000 shares of common stock were awarded to Cadence's directors as compensation. There are no contractual arrangements with any member of the Board of Directors.

                         CADENCE PRINCIPAL SHAREHOLDERS


         The following table sets forth, as of August 19, 2005, certain information regarding the ownership of voting securities of Cadence by each stockholder known to Cadence's management to be (i) the beneficial owner of more than 5% of Cadence's outstanding Common Stock, (ii) Cadence's directors, (iii) Cadence's current executive officers named in the Summary Compensation Table and
(iv) all executive officers and directors as a group. Cadence believes that, except as otherwise indicated, the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.


               NAME AND ADDRESS OF                  AMOUNT AND NATURE OF               PERCENT OF
              BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP (2)       OUTSTANDING SHARES (3)
    ------------------------------------------ -------------------------------- --------------------------
    Howard Crosby ...........................                 877,500 (4)                      4.19%

    John Ryan ...............................                 753,809 (5)                      3.60%

    Douglas Newby............................                 317,000 (6)                      1.50%

    Kevin Stulp..............................                 423,500 (7)                      2.01%

    Jeffrey M. Christian.....................                  90,000 (8)                      *

    Glenn DeHekker...........................                 103,500 (8)                      *

    Nathan A. Low Roth IRA and affiliates....               2,427,742 (9)                     11.45%
    641 Lexington Avenue
    New York, New York

    Thomas Kaplan............................               2,410,992 (10)                    11.50%
    154 West 18th Street
    New York, New York

    Rubicon Master Fund (11) ................               2,800,000 (12)                    13.4%

    c/o Rubicon Fund Management LLP
    103 Mount Street
    London W1K 2TJ, United Kingdom

    All executive officers and directors ....               2,565,309 (13)                    12.24%
    as a group (5 persons)


-----------------

*     Less than 1%

(1) Addresses are only given for holders of more than 5% of the outstanding common stock of Cadence. Unless otherwise indicated, the address for each 5% holder of Cadence's common stock is c/o Cadence Resources Corporation, 6 East Rose Street, Walla Walla, Washington 99362.

(2) A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3) Represents the number of shares of common stock beneficially owned as of January 30, 2005 by each named person or group, expressed as a percentage of the sum of all of (i) the shares of such class outstanding as of such date, and (ii) the number of shares not outstanding, but beneficially owned by such named person or group as of such date.

(4) Includes 204,168 shares of common stock held by Crosby Enterprises, Inc. and 29,000 shares of common stock owned by Dotson Exploration Company.

(5) Includes 172,875 shares of common stock owned by Nancy Martin-Ryan; 45,000 shares of common stock owned by John Ryan as custodian for Karen Ryan; 45,000 shares of common stock owned by John Ryan as custodian for Patrick Ryan; 150,000 shares owned by J.P. Ryan Company, Inc.; 29,000 shares of common stock owned by Dotson Exploration Company; and 87,500 shares of common stock owned by Andover Capital Corporation.

(6) Includes options exercisable for 250,000 shares of common stock and options exercisable for 50,000 shares owned by Proteus Capital Corp.

(7) Includes options currently exercisable for 100,000 shares of common stock, 2,750 shares of common stock owned by Mr. Stulp's IRA, and 1,750 shares of common stock owned by a charitable remainder trust.

(8)   Includes options currently exercisable for 75,000 shares of common stock.


(9) Based upon information included in amendment number 4 to a Schedule 13D filed with the SEC on May 12, 2004. Nathan A. Low has the sole power to vote or direct the vote of, and the sole power to direct the disposition of, the shares held by the Nathan A. Low Roth IRA and the shares held by him individually, which total 2,230,367 shares of common stock, which includes 76, 500 shares of common stock issuable upon exercise of warrants. Although Nathan A. Low has no direct voting or dispositive power over the 40,000 shares of common stock held by the Nathan A. Low Family Trust, he may be deemed to beneficially own those shares because his wife is the trustee of the Trust. Similarly, Nathan A. Low may be deemed to beneficially own those shares of common stock underlying options and warrants (a total of 157,375 shares of common stock) held for the benefit of his minor children because his wife has sole voting and dispositive power over such shares. Therefore, Nathan A. Low reports shared voting and dispositive power over 197,375 shares of common stock, which includes including 100,000 shares of common stock underlying options to purchase common stock and 57,375 shares of common stock underlying warrants to purchase common stock.


(10) Consists of 480,811 shares of common stock owned by LCM Holdings LDC, 480,811 shares of common stock owned by Electrum Resources, LLC, 1,329,370 shares of common stock owned by Electrum Capital, LLC and 120,000 shares of common stock owned by CGT Management Ltd.

(11) Pursuant to investment agreements, each of Rubicon Fund Management Ltd., a company organized under the laws of the Cayman Islands, which we refer to in this prospectus as Rubicon Fund Management Ltd, and Rubicon Fund Management LLP, a limited liability partnership organized under the laws of the United Kingdom, which we refer to in this prospectus as Rubicon Fund Management LLP, Mr. Paul Anthony Brewer, Mr. Jeffrey Eugene Brummette, Mr. William Francis Callanan, Mr. Vilas Gadkari, Mr. Robert Michael Greenshields and Mr. Horace Joseph Leitch III, share all investment and voting power with respect to the securities held by Rubicon Master Fund. Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch control both Rubicon Fund Management Ltd and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd, Rubicon Fund Management LLP, Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch disclaim beneficial ownership of these securities.

(12) Based on Form 3 - Initial Statement of Beneficial Ownership of Securities filed with the Securities and Exchange Commission by Rubicon Master Fund on April 13, 2005. Does not include warrants to purchase 8,000,000 of Cadence Common Stock which were acquired January 31, 2005.

(13) Includes options currently exercisable for 450,000 shares of common stock; 204,168 shares of common stock held by Crosby Enterprises, Inc.; 29,000 shares of common stock owned by Dotson Exploration Company; 172,875 shares of common stock owned by Nancy Martin-Ryan; 45,000 shares of common stock owned by John Ryan as custodian for Karen Ryan; 45,000 shares of common stock owned by John Ryan as custodian for Patrick Ryan; 150,000 shares owned by J.P. Ryan Company, Inc.; and 87,500 shares of common stock owned by Andover Capital Corporation.

                                AURORA'S BUSINESS

THE COMPANY

         Aurora is involved in the exploration, development and production of natural gas and oil reserves in North America. Management's goal is to produce gas from lower risk unconventional gas reservoirs such as black shales, coal seams and tight sands, targeting projects where large acreage blocks can be easily evaluated with a series of low cost test wells prior to development investments. Aurora has a particular, but not exclusive, focus on the black shales of Michigan and Indiana. Conventional oil and gas exploration will be given consideration when opportunities are available which could yield significant upside reserves. Quite often, there will be prospects generated for conventional reservoirs as a result of data gained from drilling wells in unconventional reservoirs.

         Aurora's business plan requires large capital expenditures, which require either equity or source funding. Historically, one source of cash Aurora has used for development is the acquisition and then resale (for cash) of mineral leases, often with a retained interest. In 2004, Aurora sold 80% of a substantial block of its Michigan Antrim leaseholds and working interests to Samson Resources Company. This transaction with Samson Resources Company is described below in more detail under the caption "Samson Transaction" (the "Samson Transaction"). In 2003, 2004 and 2005, Aurora sold substantial blocks of its Indiana New Albany Shale assets as described below. These sales, and others, were undertaken to generate cash that Aurora could use to continue work on its development plan. Greater detail about the terms of these sales is provided below.

         Aurora's longer term goal is to generate revenues from the sale of oil and gas production sufficient to support ongoing development. Once wells are drilled and in production, the underlying gas reserves will be characterized as proved developed producing reserves, which have greater value than unproven probable reserves. As a general rule, once the underlying reserves are characterized as proved developed producing reserves, the underlying assets can be pledged to support debt financing. Aurora currently has one such financing facility in place. Proved developed producing reserves are also generally more attractive to prospective asset purchasers such as larger oil and gas companies.

         Aurora's business plan calls for drilling a total of 150 new wells in the Michigan Antrim Shale during the year 2005. Simultaneously with signing the Merger Agreement, Aurora received a private equity financing in the amount of $12,550,000 ($1,500,000 of this amount was actually received in December 2004 and incorporated into this financing), and Cadence received a private equity financing in the amount of $9,762,500. Upon closing of the merger with Cadence, Aurora's management believes that with the recent equity financings and Aurora's existing credit facility, the merged company will have access to sufficient resources to meet the 2005 goals that are included in Aurora's business plan. If the business plan changes in response to new opportunities, Aurora may seek additional financing.

         Currently, Aurora has an interest in the following productive properties: the Hudson, Treasure Island, Black Bean, Beyer, Blue Spruce, Timm, Devil River, and Paxton Quarry Antrim Shale projects in Michigan; and the Bergsasi oil well and Church Lake oil field in Michigan. Aurora also owns a number of non-producing properties described below that are in various stages of development.

         Aurora is a Nevada corporation that was incorporated on August 12, 1991. Aurora became operational in its current form in April 1997 after John V. Miller, Jr., Thomas W. Tucker and William W. Deneau acquired a controlling interest in the corporation, moved its headquarters to Traverse City, Michigan, and changed the corporation's name to Aurora Energy, Ltd.

         Since April 1997, Aurora has acquired and sold various mineral leasehold interests and engaged in oil and gas drilling and production activities. Those mineral leasehold interests in which Aurora or its affiliates currently have an interest are described below. Aurora is engaged on an ongoing basis in the acquisition and sale of oil and gas properties. Aurora's current development and production activity is focused largely, although not exclusively, in two major plays, Antrim Shale and New Albany Shale, which are described below.

SUBSIDIARIES AND AFFILIATES

         Aurora frequently uses subsidiaries and affiliates to further its business plan. The discussion below identifies subsidiaries and affiliates that are currently active.

DRILLING FUNDS

         Aurora has acted as promoter and manager for three drilling funds, as follows.

         o Aurora Investments, LLC was formed in 2001. Membership interests totaling $954,000 were sold to 15 investors. Aurora Investments, LLC purchased a 41.63% working interest in 14 natural gas wells drilled in the Beyer Antrim project in Alpena County, Michigan. As a result of the Samson Transaction, the working interest was reduced to 1.98%. Aurora has accepted a distribution of its prorated share of the working interests in the leases owned by Aurora Investments, LLC. As a result, Aurora no longer has an equity interest in Aurora Investments, LLC. However, Aurora continues to serve as manager of Aurora Investments, LLC, and is entitled to receive a fee equal to $300 per net well per month as compensation for overseeing operations and production.

         o Beyer Antrim Company, L.L.C. was formed in 2002. A membership interest totaling $650,000 was sold to one outside investor. Beyer Antrim Company, L.L.C. purchased a 16.14% working interest in 14 natural gas wells drilled in the Beyer Antrim project in Alpena County, Michigan. As a result of the Samson Transaction, the working interest was reduced to .71%. Aurora has accepted a distribution of its prorated share of the working interests in the leases owned by Beyer Antrim Company, L.L.C. As a result, Aurora no longer has an equity interest in Beyer Antrim Company, L.L.C. However, Aurora continues to serve as a manager of Beyer Antrim Company, L.L.C., and is entitled to receive a fee equal to $300 per net well per month as compensation for overseeing operations and production.

         o Aurora Natural Gas Production, LLC was formed in 2002. Membership interests totaling $455,000 were sold to 13 investors. Aurora Natural Gas Production, LLC purchased a 17% working interest in 10 natural gas wells in the Black Bean #1 Antrim project located in Alpena County, Michigan. As a result of the Samson Transaction, the working interest was reduced to 0.60%. Aurora has accepted a distribution of its prorated share of the working interests in the leases owned by Aurora Natural Gas Production, LLC. As a result, Aurora no longer has an equity interest in Aurora Natural Gas Production, LLC. However, Aurora continues to serve as manager of Aurora Natural Gas Production, LLC, and is entitled to receive a fee equal to $300 per net well per month as compensation for overseeing operations and production.

FINANCING SUBSIDIARY

         Aurora Antrim North, L.L.C. ("AAN") is a wholly owned subsidiary of Aurora. It is the borrower under the TCW Energy, et al. credit facility, and holds those assets pledged as collateral under the credit facility. These assets include all of Aurora's Michigan Antrim Shale properties located in Alcona, Alpena, Charlevoix, Cheboygan, Montmorency, and Otsego Counties, and an interest in the Hudson Pipeline & Processing Co., LLC, as described below.

OTHER SUBSIDIARIES AND AFFILIATES

         Aurora Operating, L.L.C. ("AOC") owns an interest in approximately 56,000 acres of New Albany Shale leasehold interests in Martin, Daviess and Dubois Counties, Indiana. Aurora originally owned a 71% membership interest, with the balance owned by 11 unrelated limited liability company members. On November 21, 2003, Aurora sold a portion of its membership interest to Wabash Energy Partners, L.P. ("Wabash"), resulting in Wabash holding a 20% membership interest while Aurora continues to own a 51% membership interest. Aurora received $100,000 from Wabash as a purchase price for the 20% membership interest. Under the Membership Interest Purchase Agreement, Wabash is not entitled to receive cash distributions or dividends from AOC, nor can it be required to contribute capital to AOC, for a period of two years. Starting at the two-year anniversary of the sale, and ending at the five-year anniversary of the sale, Aurora has a call option to repurchase the 20% membership interest from Wabash at a price of $100,000, and Wabash has a put option to force Aurora to repurchase the 20% membership interest at a price of $100,000.

         Aurora Production, L.L.C. is the nominal owner of a number of override interests in the New Albany Shale projects. These assets have been assigned to Indiana Royalty Trustory, L.L.C. by letter agreement, but lease assignments have not yet been recorded. Aurora owns a 51% membership interest in Aurora Production, L.L.C. for purposes of voting, but receives only 50% of net revenue distributions. The balance is owned by LaVanway Capital & Trade Corporation. All operations of Aurora Production, L.L.C. ceased as of December 31, 2003. As Aurora acquires new interests in New Albany Shale projects, Aurora is acquiring them in its own name, and not through Aurora Production, L.L.C.

         Indiana Royalty Trustory, L.L.C. ("IRT") owns an overriding royalty in the amount of 2.5% on approximately 60,000 acres in the New Albany Shale in Indiana. Certain assets are also in the process of being assigned from Aurora Production, L.L.C., as described above. Aurora owns a 50% membership interest in IRT. The balance is owned by LaVanway Capital & Trade Corporation.

         Hudson Pipeline & Processing Co., LLC ("Hudson") owns a facility plant, pipeline, rights-of-way and meter used by nearby Antrim wells, and processes the gas produced from those wells. AAN owns a 48.75% membership interest in this limited liability company. The balance is owned by O.I.L. Energy Corp. ("OIL"), and Major Pipeline, LLC. After Hudson receives revenues equal to 125% of the amount spent on construction of the pipeline by AAN and OIL, Major Pipeline, LLC will receive an increased ownership percentage, and AAN's interest will drop to 47.50%.

         Geopetra Partners. LLC ("Geopetra") is a limited liability company engaged primarily in the identification and evaluation for acquistion of oil and gas properties and interests in entities which hold such properties and interests, identification and evaluation of areas to be explored and developed for the production of oil and gas, and providing consulting services to its members in connection with other oil and gas properties and interests, operations and activities. Geopetra was formed on Apil 1, 2005. Aurora owns a 30% interest in Geopetra for which it paid $14,000. To date, Geopetra's operations have not been significant.

OIL AND NATURAL GAS OPERATIONS

ANTRIM SHALE


         Antrim Shale is a black shale that underlies the entire Michigan Basin. The shale is very thick (140 to over 200 feet) and has a high percentage organic content (15% to over 20%). Due to the nature of the natural fractures in the Antrim Shale, production will vary from well to well.


         The productive, fractured trend for the Antrim Shale runs across the northern portion of the Michigan Basin from Lake Huron to Lake Michigan (160 miles). Gas wells have been drilled and produced in the Antrim Shale from depths of 250 feet down to 1,500 feet. Almost every well drilled in the Antrim Shale has been put into production, although as noted above, levels of production vary from well to well. Nearly 8,000 wells are currently producing in the Antrim Shale. In recent years, 200 to 300 wells have been drilled annually. It is expected that a similar number will be drilled in 2005.

         The gas produced from the Antrim Shale is a combination of thermogenic and biogenic gas. At shallower depths the gas is primarily biogenic due to the presence of microbes in the low to medium saline waters. The low-density pay zones in the Antrim Shale are over 100 feet thick. Methane gas is continuously being generated by anaerobic bacteria that feed on CO2, organic material, and the heavier thermogenic gases stored in the shale.

         The Antrim Shale gas adsorbs to organic material in a similar manner to coal seams. Water in the natural fractures of the shale provides a trapping mechanism to hold the gas in place. As the water is produced to the surface, lowering the fluid and pressure in the reservoir, gases are released from the organic material and are produced to the surface. At depths of less than 1,500 feet, the gas-in-place is typically 90% methane or greater, with the balance being CO2 and some heavier thermogenic gases.

         The oldest Antrim Shale gas field was drilled in the 1940s. It is still in production today. The production curve for the shale typically contains a peak rate of gas occurring after the first two years of production when the shale reservoir has been thoroughly de-watered. Peak rate production usually continues for some time. Cash values of production may be better five years or more into the life of a well than in the first six months of production, since dewatering takes up to two years to complete. After the water is off the formation and the gas is able to fully release from the shale into the well bore, the rate of production will typically begin to decline hyperbolically to a slow 2% to 3% exponential decline per year.

         Aurora has identified the Michigan Antrim Shale as an area with natural fractures using a variety of diagnostic tests, including a review of production trends, fracture imaging logs and geological mapping. In management's opinion, based upon performance information from almost 8,000 wells in similar circumstances, areas with natural fractures in shale have good production potential.

         Aurora currently plans to focus most of its development activity over the next few years in the Michigan Antrim Shale. If sufficient capital is procured, the Company plans to drill up to 620 wells in the Michigan Antrim Shale over the next four years. Management believes that upon closing the merger, so long as Aurora's existing credit facility remains available and increases as production increases, Cadence and Aurora will have sufficient financing to achieve this goal. However, changes in circumstances could cause Aurora to need more financing than currently contemplated, such as greater than budgeted costs or lower than expected production or gas prices. Other variables that will affect Aurora's ability to achieve its goals include unexpected drilling results, delays in testing and drilling, difficulties in acquiring leases, and new opportunities that cause management to change focus. Any one of these variables could cause actual results to differ materially from Aurora's current business plan.

Samson Transaction

         On May 14, 2004, Aurora entered into a Purchase and Sale Agreement ("PSA") and Exploration Agreement with Samson Resources Company ("Samson") with respect to a substantial portion of Aurora's Michigan Antrim Shale Properties. Pursuant to the PSA, Aurora assigned to Samson 80% of Aurora's interest in the following assets:


         o Aurora's working interests in all of its producing wells and related leaseholds in the Michigan Antrim, comprising a total of 116 permitted wells, 66 of which had been drilled, and approximately 6,521 proved developed producing net leasehold acres.


         o Aurora's interest in approximately 15,000 acres of undeveloped leaseholds in the Michigan Antrim. Aurora did not include all of its Michigan Antrim leaseholds in this transaction, but limited this assignment to leases within an Area of Mutual Interest ("AMI") located generally in Alcona and Alpena Counties and the eastern 3/4ths of Montmorency County.

         o Aurora's interest in an approximately 3.5 mile long pipeline that services the producing wells assigned, including equipment, leases, easements and permits.

         o Aurora's interest in material contracts, such as marketing, transportation and gas treatment contracts, development agreements, unitization agreements, and equipment leases that relate to the assigned acreage.

Samson paid Aurora $6,433,890 for these assets. With respect to the wells and leaseholds for which Aurora served as operator, Samson was appointed as a replacement operator. The assignment was given a March 1, 2004 effective date.

         The Exploration Agreement addresses development within the AMI with respect to leases that are jointly owned or jointly acquired by both Aurora and Samson. The Exploration Agreement generally provides as follows:

         o Lease maintenance and acquisition expenses will be paid 80% by Samson and 20% by Aurora.

         o Samson will be designated as the operator, but will hire Aurora to conduct or oversee pre-drilling activities and operations for wells drilled in the AMI. Aurora will specifically be responsible for: lease acquisition; staking and surveying of wells to be drilled; regulatory and administrative matters such as well permitting, pipeline permitting and compliance with bonding requirements; title review and title curative; surface/access negotiations and settlements; and location preparation. Samson will pay Aurora $750 per well drilled for these activities, an expense to which Aurora is not required to contribute.

         o Samson is responsible for the receipt and distribution of all revenues.

         o For the first 150 wells drilled pursuant to the Exploration Agreement, Samson will pay 88% of the actual cost to drill and complete, and Aurora will pay 12%. This includes costs for gathering and surface equipment that are included in the Authority for Expenditure ("AFE") prepared by Samson. This is called a "promoted" share. Samson's obligation is, however, capped at 110% of the estimated drilling and completion costs for the well as reflected in the AFE.

         o From the 151st well forward, Samson will pay 80% of the development costs and Aurora will pay 20%.

         o The working interest for each well will be owned 80% by Samson and 20% by Aurora. All operating costs, costs associated with compression, treatment (such as CO2 removal), processing or road use/access, and expenses associated with pipeline, gathering or surface facilities not included in the AFE for the well, will track the working interest percentages. Revenue participation will also track the working interest percentages.

         o Each party has a preferential right to purchase (right of first refusal) that applies if the other party seeks to assign its interest in a lease or well within the AMI.



As of June 30, 2005, approximately 74 wells have been drilled under the Exploration Agreement. Of these, 25 are producing, 43 are not yet in production, 3 are salt water disposal wells, and 3 were plugged and abandoned.

CDX Transaction


         In January 2002, Aurora sold the leases for several Antrim prospects to CDX Gas, LLC ("CDX"). This included approximately 6,569 acres in the Black Bear prospect; 3,606 acres in the Huron prospect; 4,328 acres in the Long Lake prospect; and 4,140 acres in the Almira prospect. Aurora retained a 5% carried working interest, pursuant to which CDX must pay all development costs until each well is completed and connected to the pipeline, and thereafter, Aurora must participate in its 5% of costs. Aurora also retained a 5% back-in working interest after payout. Thus, after payout, Aurora will have a 10% working interest in the wells drilled on this acreage. The Huron interest was released by CDX after it did not exercise its right to develop the acreage. Most of the Black Bear leases and a number of the Almira leases are still in effect. CDX is looking for a third party to develop the Almira leases.


         On August 4, 2004, Aurora entered into a Farmout Agreement with CDX. This Agreement covers an area of mutual interest in part of Charlevoix, Cheboygan and Otsego Counties, Michigan. It relates to the Black Bear West Antrim Unit, the Black Bear Central Antrim Unit, the Chandler Hill Antrim Unit, and the Black Bear Jewell Antrim Unit. Aurora has agreed to forfeit the 5% working interest and 5% back-in interest that it reserved when it assigned the acreage to CDX in 2002. Aurora also assigned to CDX some additional leases that Aurora owned in the area of mutual interest. Under the Farmout Agreement, Aurora is responsible for drilling wells in the contract area. Aurora has prepared a one-year drilling schedule that calls for the drilling of 24 wells in 2005.

        Aurora has started work under the Farmout Agreement with the Black Bear Central Unit, which is located in Cheboygan County, Michigan, and consists of approximately 2,178 acres. As of June 30, 2005, three gas wells have been drilled in the unit. They are not yet in production. A salt water disposal well has also been drilled. Another 18 wells have been permitted, but are not yet drilled. Aurora holds a 100% working interest before payout in this unit, and a 60% working interest after payout. Aurora is the operator.


         Pursuant to the Farmout Agreement, CDX is required to assign to Aurora CDX's interest in the leases for the spacing unit of the drilled well and the other wells on the first year drilling schedule from the surface of the ground to the base of the Antrim Shale formation, subject to existing lease burdens. If a well on the first year drilling schedule is not drilled by August 15, 2005, Aurora is required to reassign the leases back to CDX. Aurora has the option to drill additional test wells and propose additional one-year drilling schedules prior to expiration of each one-year drilling schedule through August 14, 2007.

         With respect to all wells drilled by Aurora under the Farmout Agreement, Aurora will be allowed to retain all net revenues until it has recouped its drilling, operating and financing costs and reimbursed CDX for CDX's leasehold and other out-of-pocket costs. From that point forward, CDX will own a 40% working interest in the well, and CDX will assign to Aurora 40% of CDX's net revenue interest, subject to the Trust Company of the West override not to exceed 4%.

Samson Antrim Projects

         As of June 30, 2005, Aurora owns the following properties in the Michigan Antrim Shale, which are part of the Samson joint venture.

         o The Treasure Island Antrim Project is located in Alpena County, Michigan, and consists of approximately 2,373 acres. This project currently has 26 wells. Twenty-two of these wells are producing commercial rates of gas. Two of these wells have been plugged and abandoned. One Salt Water Disposal Well has also been drilled. One well is not yet in production. Production from the initial wells in the project began in October 2003. Gas is transported on the DTE Alpena LP Pipeline and sold into the Alpena Gaylord line. The project is expected to have a production life of approximately 30 to 40 years. Aurora currently owns an 18% working interest.

         o The Black Bean Antrim Project is located in Alpena County, Michigan, and consists of approximately 4,385 acres. This project is currently divided into four separate projects, as described below. Gas from this project is sold through the Paxton Quarry facility into the Thunder Bay Pipeline. The project is expected to have a producing life of approximately 30 to 40 years.

            o Black Bean #1 currently has 16 drilled wells. Twelve of these wells have been completed and are producing commercial rates of gas. Two wells have been plugged and abandoned, and one Salt Water Disposal Well has been drilled. One well is not yet in production. Aurora's business plan contemplates that five additional wells, in addition to those currently permitted, will be drilled as part of Black Bean #1. Aurora and its affiliates currently own approximately a 15.5% working interest in the Black Bean #1 project.

            o Black Bean #2 currently has two drilled wells. They are not yet in production. Two more wells have been permitted, but have not yet been drilled. Aurora's business plan contemplates that five additional wells in addition to those currently permitted, will be drilled as part of Black Bean #2. Aurora currently holds approximately a 28.72% working interest in Black Bean #2.

            o Black Bean #3 currently has four drilled wells. They are not yet in production. One more well has been permitted, but has not yet been drilled. Aurora currently holds approximately a 29.22% working interest in Black Bean #3.

            o Black Bean #4 does not yet have any wells that have been drilled. No specific drilling plans have yet been proposed. Aurora will hold approximately a 20.00% working interest in Black Bean #4.

         o The Beyer Antrim Natural Gas Field Project is located in Alpena, Michigan. It consists of approximately 2,575 acres. This project currently has 18 drilled wells. Fifteen are producing commercial rates of gas. One well has been plugged and abandoned. One well is not yet in production. One Salt Water Disposal Well has also been drilled. Two additional wells have been permitted but not yet been drilled. Aurora's business plan contemplates that, in addition to those wells currently permitted, one more well will be permitted and drilled. Production began in this field in February 2002. Gas is sold through the Paxton Quarry Facility into the Thunder Bay Pipeline. The project should have a production life of approximately 30 years. Aurora and its affiliates combined currently own a 7.639% working interest in this project.

         o The Paxton Quarry Antrim Project is located in Alpena County, Michigan, and consists of approximately 2,485 acres. Currently, 18 wells have been drilled. Fifteen wells have been completed and are producing commercial rates of gas. Two of the wells have been plugged and abandoned. One of the wells is a Salt Water Disposal Well. Production from this field began in November 1998. Gas is sold into the Thunder Bay Pipeline. The project should have a production life of approximately 30 years. Aurora owns a 19.8% working interest in this project.

         o The Clear Lake Project is located in Alpena County, Michigan, and consists of approximately 4,148 acres. Two wells have been drilled in this project. They are not yet in production. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Discard Project is located in Alpena County, Michigan, and consists of approximately 1,512 acres. One well has been drilled in this project. It is not yet in production. Four more wells have been permitted, but have not yet been drilled. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Gehrke Project is located in Alpena County, Michigan, and consists of approximately 2,698 acres. Seventeen wells have been drilled in this project. None of them are yet in production. Eight more wells have been permitted, but have not yet been drilled. Aurora's business plan contemplates that five more wells in addition to the wells currently permitted will be drilled as a part of this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Green Bean #1 Project is located in Alpena County, Michigan, and consists of approximately 1,656 acres. No wells have yet been drilled in this project, but five wells have been permitted. Aurora's current business plan contemplates that a total of 13 wells will be drilled in this project. Gas will be sold into the Paxton Quarry Facility and then into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Green Bean #2 Project is located in Alpena County, Michigan, and consists of approximately 980 acres. One well has been drilled in this project. It is not yet in production. Three more wells have been permitted, but have not yet been drilled. Aurora's current business plan contemplates that a total of 12 wells will ultimately be drilled in this project. Gas will be sold into the Paxton Quarry Facility and then into the Thunder Bay Pipeline. Aurora currently holds a 39.22% working interest in this project.

         o The Leeseberg #1 Project is located in Alpena County, Michigan, and consists of approximately 429 acres. No wells have yet been drilled in this project, but three wells have been permitted. Aurora's current business plan contemplates that a total of seven wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Leeseberg #2 Project is located in Alpena County, Michigan, and consists of approximately 1,094 acres. No wells have yet been drilled in this project, but one well has been permitted. Aurora's current business plan contemplates that a total of five wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Mackinaw #1 Project is located in Alpena County, Michigan, and consists of approximately 1,421 acres. No wells have yet been drilled in this project, but two wells have been permitted. Aurora's current business plan contemplates that a total of 12 wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Mackinaw #2 Project is located in Alpena County, Michigan, and consists of approximately 2,915 acres. Nine wells have been drilled in this project. They are not yet in production. Seven more wells have been permitted, but have not yet been drilled. Aurora's current business plan contemplates that a total of 18 wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Mt. Mohican Project is located in Alcona County, Michigan, and consists of approximately 15,201 acres. Three wells have been drilled in this project. They are not yet in production. Eight more wells have been permitted, but have not yet been drilled. Aurora's current business plan contemplates that a total of 61 wells will be drilled in this project. The pipeline to be used has not yet been determined. Aurora currently holds a 20% working interest in this project.

         o The Nicholson Hill #1 Project is located in Alpena County, Michigan, and consists of approximately 569 acres. Two wells have been drilled in this project. They are not yet in production. Two more wells have been permitted, but have not yet been drilled. Aurora's current business plan contemplates that a total of five wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Nicholson Hill #2 Project is located in Alpena County, Michigan, and consists of approximately 2,976 acres. One well has been drilled. It is not yet in production. Aurora's current business plan contemplates that a total of 11 wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Nicholson Hill #3 Project is located in Alpena County, Michigan, and consists of approximately 1,494 acres. One well has been drilled. It is not yet in production. Aurora's current business plan contemplates that a total of 11 wells will be drilled in this project. Gas will be sold into the Thunder Bay Pipeline. Aurora currently holds a 20% working interest in this project.

         o The Northwest Michigan Project is located in Benzie County, Michigan, and consists of approximately 41,266 acres. Two wells have been drilled, one of which has been plugged and abandoned. The other well is not in production. No further wells are currently scheduled to be drilled in this project, but the plans could change in the future.

         o The Sequin Project is located in Alpena County, Michigan, and consists of approximately 1,779 acres. Seventeen wells have been drilled. Thirteen of these wells are producing commercial quantities of gas, one well has been plugged and abandoned, one well is a salt water disposal well, and two wells are not yet in production. Aurora currently holds a 20% working interest in this project.

Hudson Antrim Project

The Hudson Antrim Project is located in Charlevoix County, Michigan. It is being developed in a joint venture with Oilfield Investments, Ltd. ("Oilfield"), an affiliate of O.I.L. Energy Corp. This project is currently divided into seven separate units, as described below. Gas produced from this project will initially flow to the central production and processing facility owned by Hudson Pipeline & Processing Co., LLC. Information as of June 30, 2005 follows:

            o The Hudson 34 unit is comprised of approximately 1,435 acres, and to date has two salt water disposal wells, 20 wells producing commercial quantities of gas, one well not yet in production, and one well that has been plugged and abandoned. An additional 7 wells have been permitted but are not yet drilled. Aurora holds a 46.58% working interest before payout and a 45.33% working interest after payout. Oilfield is the operator.

            o The Hudson SW unit is comprised of approximately 1,122 acres, and to date has one saltwater disposal well, 13 wells producing commercial quantities of gas, and 1 well not yet in production. An additional 16 wells have been permitted, but are not yet drilled. Aurora holds a 37.54% working interest before payout and a 36.54% working interest after payout. Oilfield is the operator.

            o The Hudson NE unit is comprised of approximately 1,312 acres, and to date has 1 salt water disposal well, 12 wells that are producing commercial quantities of gas, 1 well that has been plugged and abandoned, and 4 gas wells that are not yet in production. Three additional wells have been permitted, but are not yet drilled. Aurora holds a 48.54% working interest before payout and a 47.29% working interest after payout. Aurora is the operator.

            o The Hudson NW unit is comprised of approximately 1,981 acres. Five wells have been drilled in this unit, none of which are yet in production. One is a salt water disposal well. An additional 16 wells have been permitted, but are not yet drilled. Aurora's current business plan contemplates that a total of 25 wells will be drilled in this unit. Aurora holds a 76.08% working interest before payout. Aurora is the operator.

The table below demonstrates the results of operations of the above projects from January 1, 2005 - June 30, 2005:

GROSS PROJECT PRODUCTION
---------------------------------------------------------------------------------------------

Production       Hudson      # of    Hudson     # of    Hudson     # of     Total     Total
Month              34       Wells      SW      Wells      NE      Wells     MCF's     Wells
---------------------------------------------------------------------------------------------
January-05        25,475      17           -      -           -       -     25,475        17
February-05       24,875      17       5,981      2           -       -     30,856        19
March-05          25,343      17      10,345     10           -       -     35,688        27
April-05          24,081      17      16,540     13       6,794       8     47,415        38
May-05            22,265      18      23,854     13      29,796      11     75,915        42
June-05           24,965      21      26,222     13      36,336      11     87,523        45
---------------------------------------------------------------------------------------------
TOTALS           147,004              82,941             72,926            302,872
=============================================================================================

NET COMPANY PRODUCTION
----------------------------------------------------------------------------------------
                          # of              # of               # of              Total
Production     Hudson     Net     Hudson    Net     Hudson     Net     Total      Net
Month            34      Wells      SW     Wells      NE      Wells    MCF's     Wells
----------------------------------------------------------------------------------------
January-05     10,164      7          -     -             -     -      10,164        7
February-05     9,396      7      1,826     1             -     -      11,222        8
March-05        9,706      7      3,181     3             -     -      12,887       10
April-05        9,223      7      5,085     4         2,671     3      16,979       14
May-05          8,528      7      9,004     4        11,801     4      29,333       15
June-05         9,562      8      8,062     4        14,391     4      32,014       16
----------------------------------------------------------------------------------------
TOTALS         56,579            27,158              28,862           112,599
========================================================================================

Three of the Hudson units are comprised of approximately 2,319 acres calculated on a joint basis. It is too early to determine the breakout among the three units. These three units are as follows:

            o The Hudson 13 unit - Three wells have been permitted in this unit, but have not yet been drilled. Aurora's current business plan contemplates that a total of 10 wells will be drilled in this unit. Aurora holds a 31% working interest before payout and a 30% working interest after payout in this unit. Aurora is the operator.

            o The Hudson West unit - No wells have yet been permitted or drilled in this unit. Aurora's current business plan contemplates that a total of 15 wells will be drilled in this unit in 2005 and 2006. Oilfield is the operator. It is too early to determine Aurora's working interest percentage in this unit.

            o The Hudson 19 unit - No wells have yet been permitted or drilled in this unit. Aurora's current business plan contemplates that three wells will be drilled in this unit in 2005. Oilfield is the operator. It is too early to determine Aurora's working interest percentage in this unit.

Other Antrim Projects

Information on other Michigan Antrim drilling projects as of June 30, 2005 follows:

         o The 1500 Antrim Mio Project is located in Oscoda County, and consists of approximately 15,898 acres. One well has been drilled in the project. It is not yet in production. A salt water disposal well has also been drilled. Five more wells have been permitted, but have not yet been drilled. Aurora's current business plan contemplates that a total of 18 wells will be drilled in this project. The pipeline to be used has not yet been determined. Aurora holds a 50% working interest in this project. Aurora is the operator.

         o The Blue Chip Project is located in Montmorency County, Michigan, and consists of approximately 1,784 acres. No wells have yet been drilled in this project, but five wells have been permitted. Aurora's current business plan contemplates that a total of eight wells will be drilled in this project. Gas will be sold into the MichCon Wet Header Pipeline. Aurora holds a 100% working interest in this project, and serves as the operator.

         o The Arrowhead Project is located in Montmorency County, Michigan, and consists of approximately 3,683 acres. No wells have yet been drilled in this project, but 19 wells have been permitted. Aurora's current business plan contemplates that a total of 24 wells will be drilled in this project. Gas will be sold into the MichCon Wet Header Pipeline. Aurora currently holds a 100% working interest in this project before payout and an 80% working interest after payout. Aurora is the operator.

         o The 400 Antrim Project is located in Cheboygan County, Michigan, and consists of approximately 2,859 acres. No wells have yet been drilled or scheduled to be drilled in this project. Aurora holds a 100% working interest in this project and is the operator.

         o Undeveloped acreage - Aurora has acquired mineral rights for prospects that are being held for development in future years. As of June 30, 2005, this involved approximately 21,524 gross acres in 20 prospects at varying working interest percentages.


NEW ALBANY SHALE


         The New Albany Shale is found in the Illinois Basin, much of which is located in the state of Indiana. The New Albany Shale is at least 100 feet thick throughout Indiana, with proven producing pay zones throughout. The shale is capped by a very thick, dense, gray-green shale (Borden Shale). The play covers 6,000,000 acres.

         In the New Albany Shale, a well commonly produces water along with the gas. It was learned in the early 1900's that a simple open-hole completion in the very top of the shale would yield commercial gas wells that would last for many years, even while producing some water. Vertical fractures in the shale feed the gas flow at the top of the shale. The potential of these wells was seldom realized in the early to mid twentieth century, as the production systems for handling the water were limited. However, with current technology, the water can be dealt with cost effectively. As a result, the water produced can be kept off of the shale, allowing better rates of gas production. Utilizing the success of simple completions and modern water production systems, long-term production of natural gas is achieved.

         Current recoverability of gas from vertical wells to the black shale is estimated typically at 15% to 20% of gas-in-place. On a well-to-well basis, this recoverability varies depending on the natural fracture intensity associated with each well bore. Production volumes from the black shale are related mostly to the ability to desorb gas from the shale. Removing the hydrodynamic trap on the shale is the key to producing shale gas. This is accomplished with a large sump drilled downward from the lowest point in the well bore. Water is produced to the surface for disposal in approved salt water disposal wells with electric submersible pumps. As the water pressure in the fractures is removed from the shale, the gas begins to release through open natural fractures. The lower the producing pressure of the well bore, the greater its capacity to produce gas. Aurora utilizes production systems that keep the pressure low from the reservoir to the sales line. Included in development plans are drilling under balanced whenever possible, producing gas from wells at low pressures and designing pipeline and facility systems to operate at less than 250 pounds of pressure. This will also be the maximum pressure maintained through Aurora's CO2 reduction units.

         Significant research and study has been conducted to evaluate the producibility of the New Albany Shale. In cooperation with the Gas Research Institute, Aurora and 11 other industry partners combined resources and data in a shale gas producibility consortium lasting almost two years (concluded in 1999). The consortium identified critical differences and similarities of the New Albany Shale play to other shale plays. Reserve studies were conducted on behalf of the consortium by Schlumberger Holditch & Associates ("Schlumberger"), a third party engineering firm, for both vertical producing wells and horizontal wells. With the conclusions of the consortium, Aurora has established a development concept for the New Albany Shale, which has been confirmed by recent test wells. Numerous interstate pipelines intersect the New Albany Shale acreage in which Aurora holds working interests and residual overriding royalty interests.

         Aurora continues to actively explore opportunities in the New Albany Shale. Although it has sold off large portions of the leases it has acquired to joint venture partners, it continues to aggressively lease new projects, which it plans to develop once management has an opportunity to learn from Aurora's joint venture partners what geological work and drilling methods are most efficient in this area. In many cases, when Aurora has sold leases in the New Albany Shale, it has retained a carried working interest or overriding royalty interests as described in more detail below.

Wiser Oil Transaction

                  Aurora, in a joint venture with the Wiser Oil Company ("Wiser"), acquired approximately 10,143 acres of leasehold in Pike County, Indiana, in the New Albany Shale play. In 2003, Aurora drilled three horizontal wells in the Pike project. Aurora has now transferred operations to Wiser, but has retained working interests and carried working interests, as follows:

Test Wells: 21.25% working interest

First 50 Subsequent Wells:
     Before Payout - NRI 87.5% or greater: 29.125% working interest (of which 7.875% is carried by Wiser to the point of the sales meter)
     Before Payout - NRI below 87.5%: 26.125% working interest (of which 4.875% is carried by Wiser to the point of the sales meter)
     After Payout: 31% working interest

After First 50 Subsequent Wells: carried working interest is reduced from a proportionate 10% to a proportionate 7.5%

"Payout" means the first day of the month following the point that 100% of costs associated with the well or group of wells flowing through one sales meter has been recouped out of net revenues.


         Since entering into this joint venture arrangement no significant new development activity has occurred. The number of acres of leaseholds in the project is now approximately 8,536. Wiser has recently been sold to Forest Corporation. Aurora is currently in negotiation with Forest Corporation to expand the scope of the joint venture.


Quicksilver Transactions

         In February 2003, Aurora sold two major blocks of mineral leases and related assets to Quicksilver Resources, Inc. of Fort Worth, Texas ("Quicksilver"). Aurora sold its interests in the Georgetown Fault, Corydon, Organ Creek, Graben, M-J, J-L and Orleans Projects to Quicksilver. Aurora delivered an 80% net revenue interest for these leases. To the extent Aurora owned more than an 80% net revenue interest before the assignment, Aurora retained the balance as an overriding royalty interest.

Wabash Joint Venture

         Aurora entered into a joint venture with Wabash Energy Partners, L.P. ("Wabash"), to acquire and develop mineral leases for the New Albany Shale gas play in Indiana. The joint venture is governed by a Development Agreement that was entered into between Aurora and Wabash on December 6, 2003. The Development Agreement generally calls for Aurora to acquire mineral leases, the working interests for which will be owned 80% by Wabash and 20% by Aurora and others. Aurora currently owns 17.5%. Of this amount, 11% is required to pay its allocated portion of the development costs directly. Six and one-half percent owned by Aurora, together with 2.5% owned by others, may borrow their portion of the development costs from Wabash for an aggregate of up to $6,000,000. The loans will bear interest at the rate of 6.75% per year and will be secured by a first priority lien on the borrower's interest in the project. The borrowers will be required to dedicate 85% of any net operating cash flow from the wells in the joint venture to retire principal and interest on the loans. The loans are to fund development costs, not lease acquisition costs. Each participant is required to fund its portion of lease acquisition costs.


         This joint venture currently covers approximately 69,982 acres. Phase I had a budget of $1,250,000 for lease acquisition costs. Wabash paid Aurora $12.50 per acre as a fee to cover Aurora's overhead and management of the leasing. One-third of the $12.50 per acre fee ($4.125 per acre), less actual overhead and management costs is shared with the consultant who facilitated putting the parties together into the transaction. For Phase I, the fee totaled $650,000. The fee terminates when the total fee paid reaches $750,000. After the fee terminates, Aurora will receive a monthly administrative fee not to exceed $6,000 per month. The parties have now moved into Phase II.

         To date, the focus of the joint venture activity has been on acquiring leaseholds. Aurora has acquired almost 70,000 acres out of the 100,000 acres that the parties hope to ultimately acquire. No wells have yet been drilled. The Development Agreement does not require Wabash to proceed with development of this acreage, but merely establishes the terms in the event that Wabash decides to proceed. There is a provision for any party to opt in or out of drilling for any specific well. Wabash will serve as the operator for all of the wells drilled that it participates in.

         The Development Agreement has a provision that allows Aurora or Wabash to initiate a sale of the working interests in the joint venture. The initiating party will state a value for the sale. The responding party will then choose to either buy the initiating party's working interest at the stated price, or sell its own working interest to the initiating party at the stated price.

El Paso Transactions

         On November 4, 2003, Aurora, on behalf of itself and Aurora Operating, L.L.C., entered into an Assignment Agreement with El Paso Production Company ("El Paso") under which Aurora agreed to assign to El Paso the mineral leases for approximately 90,000 acres located in Dubois, Knox, Martin and Daviess Counties in Indiana (the "Dumada AMI"). These acres fall within the potential New Albany Shale gas development region. The Assignment Agreement also reserves to El Paso the right to require Aurora to exercise an option that it has with respect to the mineral leases owned by Highway Resources, Inc., and resell them to El Paso at Aurora's acquisition price.

         With respect to all mineral leases acquired by El Paso under the Assignment Agreement, Aurora has retained a 5% carried working interest in the first 50 wells drilled, including salt water disposal wells, horizontal pilot wells, and wells drilled for the purpose of taking core samples, in addition to wells drilled for the purpose of taking gas production. With respect to wells drilled for the purpose of gas production, El Paso must bear the expenses for Aurora's 5% working interest associated with drilling, testing, completing and connecting the well to the lease sales meter, but Aurora must bear its expenses associated with costs and expenses incurred after connection to the lease meter, plus all costs associated with catastrophic events. With respect to salt water disposal wells, El Paso must bear the expenses for Aurora's 5% working interest associated with drilling, casing, stimulating, testing, equipping of and first successful injection of water into the well, and Aurora must bear its associated costs and expenses after the first successful injection of salt water into the well. With respect to wells drilled for the purpose of taking core samples, El Paso must bear all of the expenses for Aurora's 5% working interest. Starting with the 51st well, Aurora must bear 5% of all costs and expenses.

         El Paso will own 100% of all gathering systems, flow lines, facilities, appurtenance and equipment it installs down stream of the lease meter. Aurora must bear its 5% of costs associated with compression treatment, gathering and transportation charges related to gas and water produced.

         El Paso agreed to drill three horizontal pilot wells and three salt water disposal wells in the Dumada AMI subject to a $2,225,000 expense cap. It has agreed to make a good faith effort to lease a minimum of 50,000 net acres within the Dumada AMI to support this drilling commitment, subject to a $1,000,000 expense cap. In late 2004 El Paso notified Aurora that El Paso has now satisfied this commitment.


         Through June 30, 2005, El Paso had drilled seven gas wells in the Dumada AMI. These wells are waiting on pipeline installation and are not yet in production. The total acres leased in the El Paso Dumada AMI as of June 30, 2005 is approximately 160,802.


         The Assignment Agreement provided that after drilling the pilot wells, El Paso had until January 3, 2005 to decide whether to retain some or all of the mineral leases in the Dumada AMI previously assigned to it by Aurora. On December 30, 2004, El Paso notified Aurora of El Paso's election to retain all of the leases. The retention election was closed on January 6, 2005, at which time, El Paso paid Aurora $7,321,000.

         On July 9, 2004, Aurora and El Paso entered into a separate Purchase and Sale Agreement concerning 8,843.38 gross and net leasehold acres located in Daviess County, Indiana. These are the leases originally owned by Highway Resources, Inc. addressed in the original Assignment Agreement. El Paso acquired an undivided 95% working interest in these leases, and Aurora retained a 5% working interest. El Paso paid Aurora $349,829, which is the same price that Aurora paid Highway Resources, Inc. for the leases.

CDX Transaction

         In 2001 and 2002, Aurora sold leasehold acreage to CDX from the New Albany Shale formation. This includes: approximately 33,217 acres in Breckinridge and Meade Counties, Kentucky; approximately 13,967 acres in the Maria Creek project located in Knox and Sullivan Counties, Indiana; approximately 1,723 acres in Harrison County, Indiana; approximately 11,918 acres in the Loogootee project located in Daviess, Dubois and Martin Counties, Indiana; and approximately 39,800 acres in Washington and Floyd Counties, Indiana. In each case, Aurora retained a 5% carried working interest before payout and an additional 15% carried working interest after payout. Thus, after payout, Aurora will have an aggregate 20% carried working interest in this acreage.


Knox Gas Development Project

         In February 2005, Aurora entered into a Development Agreement with Horizontal Systems, Inc. of Casey, Illinois ("HSI"). This agreement has since been amended twice to expand the area of mutual interest to which it applies. It now applies to most of Knox County, Indiana, with limited specified exceptions, and is called the Knox Gas Development Project. Under this Development Agreement, Aurora will own 75% of the working interest in the project and HSI will own 25%. Neither party will retain overriding royalties. Aurora is responsible for acquiring all of the leases in the project area, but will acquire them in HSI's name. HSI will initially be the operator, though Aurora has retained the right to assume operations, in its discretion. For the first
25 wells drilled, Aurora will pay 75% of costs plus 10%. Thereafter, Aurora will be responsible for only 75% of costs. The Development Agreement provides that at least two horizontal wells will be drilled in the project in 2005. As of June 30, 2005, one of these wells had been drilled, but is not yet in production, and 12,255 acres of leasehold had been acquired.

Other New Albany Shale Projects

Aurora has acquired other mineral rights in New Albany Share projects that are being held for development in future years. As of June 30, 2005, Aurora has acquired 102,603 acres of leasehold in 13 different fields in the New Albany Shale at a 100% working interest.


CROSSROADS PROJECT


         Henry County, Ohio was the site of oil and gas exploration in 1885, 1975 and 1985. Each time gas was found, with some oil. Because there was no pipeline to transport gas to market from this area, the 1985 effort was abandoned by the operator. In 1995, Crossroads Pipeline Company converted a 20-inch oil transport line that runs through Henry County into a natural gas transport line. This opened the area to natural gas exploration and production.

         In 1998, Aurora began leasing land in Henry County for what is known as the Crossroads project. In July 1998, three exploratory wells that had previously been drilled were drilled out again and tested. In January 1999, Aurora initiated development by drilling out an additional four pre-existing wells and acquiring four producing wells. There are currently 10 wells. They are shut-in pending funding for further development. Aurora has additional leasehold targeting an area with potential of more than 200 wells. Aurora originally owned 76% of the leasehold and working interests in this acreage.


         On March 31, 2004, Aurora entered into a Development Agreement with Oil & Gas Engineering GmbH, an Austrian Company ("OGE") with respect to the Crossroads project. OGE purchased all of Aurora's interest in this project. OGE agreed to expend $2,600,000 developing the project, subject to certain limitations. OGE immediately advanced $94,000 to Aurora to be used for getting the existing wells back in production. The remainder of the $2,600,000 will be spent only as supported by seismic analysis to develop another seven wells. OGE's obligation to expend funds will cease at the time the Crossroads project is producing at least 2,000 MCF per day, even if the full $2,600,000 has not yet been expended. If either this minimum production level has not been achieved or the full $2,600,000 has not been expended by March 1, 2006, all of the assets will be reassigned to Aurora.


         Although OGE will be in control of all decision making with respect to the exploration and development of the wells in the Crossroads project, OGE is required to subcontract the actual field operations to Aurora, unless Aurora decides it does not want to continue in this role. Until OGE receives net revenue from production from the Crossroads Project in the amount of the committed funds actually expended by OGE, OGE will receive 90% of net revenues and Aurora will receive 10%. Thereafter, OGE will receive 75% of net revenues and Aurora will receive 25%. If the project is abandoned and shut in, OGE will pay up to $500,000 of the associated costs, and Aurora will pay for anything over $500,000, if any. Since this agreement was entered into on March 31, 2004 until recently, only minimal development activity had occurred. Aurora has now drilled a salt water disposal well. In June 2005, gas plant operations were started, with nominal production to date as the 10 shut-in wells are being brought back into production.


THE EASTERN GROUP

         Aurora acquired from Jet Exploration, Inc. ("Jet"), in December of 1997, small interests in Antrim shale wells in three projects located in Alcona County, Michigan. Aurora has a 2.3% working interest before payout and 3.68% after payout in the Devil River Project where 10 wells began producing in November of 1998. Aurora has a 1.5% working interest in the Blue Spruce Project, which began producing in September 1997 and has 16 producing gas wells and one salt water disposal well. Aurora owns a 1.8% working interest before payout and 3.18% after payout in the Timm Project that started producing in August of 1998 and has 21 wells producing. The majority interest owner and Operator of these projects is Petroleum Development Corporation of West Virginia. These wells are producing a positive cash flow to Aurora.

BEREGSASI REEF FIELD


         The Beregsasi is a one-well field located in Sterling Heights, Michigan. West Bay Exploration is the operator. The well is producing oil and gas from the Niagaran formation. Production began in August 1999. Aurora owns a 9% working interest.


CHURCH LAKE FIELD

         The Church Lake Field is a six-well oil field in the Richfield formation in northern Michigan which produces an average of 32 barrels of oil per day. Petroleum Development Corporation is the operator of this field and major interest holder. Aurora has a 17.5% working interest in the 3rd through the 16th wells and a 22.5% working interest in an additional five wells.

MISCELLANEOUS WELL INTERESTS

         Aurora acquired small interests in numerous fields in 2000. These are all interests for which Aurora does not serve as operator. They generate an overall positive cash flow to Aurora.

DRILLING TECHNIQUES AND ARRANGEMENTS

         For gas wells, Aurora uses a production system that is designed to achieve low pressure on the wells, pipelines, facilities and reservoir. This is done by keeping natural fractures open to the well bore, and by using low-pressure gas processing near well sites. Using this low-pressure production approach, Aurora seeks to increase the recoverability of gas production that would otherwise be held in the reservoir.

         Aurora usually uses a simple proven completion procedure. This procedure involves drilling through several pay zones, setting and cementing casing, and drilling a rat-hole, which is used for gas-water separation. The use of specially designed cement around the casing helps avoid plugging off natural fractures. Imaging logs are used to identify which zones are best fractured and will yield commercial gas production.

         In order to contain costs, Aurora tries to keep facilities for gas processing decentralized. Salt water disposal wells are drilled close to the compression facilities, central to each field's wells. Skid mounted separators that can be easily downsized are used at the site of the salt water disposal wells. The localized disposal of water reduces power demand. Different reservoirs contain different amounts of water. Aurora cannot accurately predict the actual amount of time required for dewatering with respect to each well. The period of time when the volume of gas that is produced is limited by the dewatering process could be as much as two years, thereby delaying revenue production.

         Skid mounted compressors are used by Aurora in a series to maximize compression to the transportation line. Aurora will also seek to maintain low pressure in the gathering systems. Gas will be drawn at low wellhead pressure using a five and one-half inch or seven inch production casing.

         One strategy that Aurora uses to minimize costs is to minimize the use of land surface. This is accomplished by using small well sites in open areas near roads, and by not building central processing facilities, but instead using localized facilities as described above. Truck mounted drilling rigs may be used. Aurora may use other drilling, completion and operating procedures if, in management's opinion, these alternative procedures will produce a higher rate of gas from the shale.

         Aurora's gas wells will be drilled by outside drilling companies under contracts that have not yet been finalized. Management believes that there is currently enough capacity available in the areas in which Aurora is working that it should not have a problem finding one or more drilling companies available to meet Aurora's time schedule for drilling wells. However, over time, circumstances could change as development activity in the industry picks up.

         The availability of experienced and competent drilling, completion and facilities installation production laborers and vendors could affect the timing of when the wells are completed and producing revenues. If there is a shortage of field workers, it will take longer for Aurora to begin to generate revenues from new wells. From time to time, the oil and gas industry also experiences equipment shortages, resulting in back orders for needed equipment. If this occurs before the wells are drilled, completed and put into production, it will take longer for the wells to begin to generate revenues.

         The oil and gas industry has historically experienced periods of rapidly increasing drilling and production costs, frequently during times of increased drilling activities. If significant cost increases occur with respect to Aurora's development activity, Aurora may have to reduce the number of wells it drills.

         After the wells are completed and put into production, Aurora may decide that additional work needs to be done beyond routine maintenance. It is frequently the case that at some point in the life of a well additional work may be appropriate in order to increase production, such as reworking, recompletion, deepening or sidetracking of existing wells; or the installation of secondary tertiary or other enhanced recovery methods. Aurora reserves the right to engage in production-enhancing operations of this type, even if it results in a temporary reduction in cash flow.

SALE OF PRODUCTION

         Aurora uses different strategies for gas sales depending on the location of the field and the local markets. In some locations, Aurora uses proprietary CO2 reduction units to process its own gas and sell it to nearby local markets. In other cases, Aurora connects to nearby high pressure pipelines. Management is not currently aware of any problems with pipeline availability. However, because of the nature of natural gas development, there may be periods of time when pipeline capacity is inadequate to meet Aurora's transportation needs. It is often the case that as new development comes on line, pipelines are close to or at capacity before new pipelines are built.

         During periods when pipeline capacity is inadequate, if Aurora is relying on pipeline transportation, Aurora may be forced to reduce production or incur additional expense as existing production is compressed to fit into existing pipelines. As production increases, more compression is generally required to compress the production into the pipeline. As more compression is required, production costs increase, primarily because more fuel is required in the compression process. Furthermore, because compression is a mechanical process, a breakdown may occur that will cause Aurora to be unable to deliver gas until repairs are made.

         Aurora relies heavily on the spot markets to sell its gas. As a result, there is no assurance at what price Aurora will be able to sell its gas. Only approximately 30% of the gas that is consumed in Michigan is produced in Michigan. As a result, gas produced in Michigan typically receives a premium above the New York Mercantile Exchange spot market price.

         Aurora entered into a Base Contract for Short Term Sale and Purchase of Natural Gas dated September 1, 2001 with CMS Marketing, Services and Trading Company, now called CMS Energy Resource Management Company ("CMS"). Under this agreement, in return for a fee of $0.25 per MCF, CMS agreed to act as sales agent for Aurora for gas produced from the meter points at Ant. Paxton Quarry and W. Sanborn 23A. These meter points service the Beyer, Black Bean #1, Paxton Quarry and Treasure Island projects. This contract has since been assigned to Samson. The first 500 MCF of gas sold under this CMS contract was sold to Michigan Consolidated at a price of $4.0050 per MCF. This contract extends through December 31, 2005. To date, this is Aurora's only long term gas sales contract. Aurora has ample production to meet its commitment to Michigan Consolidated under this contract. The balance of the gas is nominated either weekly or monthly and sold on a gas daily or monthly price, depending on the best interest of the project.

         Aurora has entered into a second Base Contract for the Sale and Purchase of Natural Gas with CMS, dated January 3, 2005. Under this contract, in return for a fee of $0.25 per MCF, CMS has agreed to act as sales agent for Aurora for gas produced from Aurora's various Michigan properties. Because Aurora is not currently selling gas from any of the properties it operates, this contract is not being utilized though it remains in force. Management anticipates that this Base Contract will most likely be used in connection with the Black Bear, 1500 Antrim, and/or the Hudson projects, once Aurora begins producing gas from these properties.

         Prices for gas and oil fluctuate fairly widely based on supply and demand. Supply and demand are influenced by weather, foreign policy and industry practices. For example, demand for gas has increased in recent years due to a trend in the power plant industry to move away from using oil and coal as a fuel source, to using gas, because gas is a cleaner fuel. Nonetheless, in light of historical fluctuations in prices, there can be no assurance at what price Aurora will be able to sell its gas and oil. It is possible that gas prices will be low at the time periods in which the wells are most productive, thereby damaging overall returns. It is possible that prices will drop so low that production will become uneconomical. Ongoing production costs that will continue include equipment maintenance, compression and pumping costs. If production becomes uneconomical, Aurora may discontinue production until prices improve.

UNITIZATION OF PRODUCTION

         The production of some or all of Aurora's wells may be unitized (connected by agreement) with the production from wells already drilled by Aurora or from wells drilled by other owner/operators in the same fields. Any subsequent wells drilled within the fields may also be unitized with existing wells, including Aurora's wells. Typically, Aurora only unitizes a well that it has drilled or a well that it has purchased from other companies.

         If other companies are involved, the method used for the unitization will be to add together all of the acquisition and development costs from each of the participants within the field, and then calculate the working interest percentage of each participant based on the percentage of total costs that were contributed by that participant. Thus, working interest percentages will be recalculated each time a well or a group of wells are put into production. All costs are included in this calculation, including costs for infrastructure development as well as drilling costs.

         The unitization of wells reduces the risk associated with any specific well in which Aurora owns a working interest. In addition, the sharing of infrastructure costs, such as the cost of the salt water disposal wells, should result in a lower per-well operating expense for all of the wells in the field. In fields with multiple owners where wells are being unitized, there may be certain disadvantages to earlier investors when a field is unitized

AURORA GAS RESERVES



         The following table presents information regarding proved reserves of gas attributable to Aurora's Michigan Antrim Shale projects as of December 31, 2004. This information is based on a reserve report prepared by Data & Consulting Services, a division of Schlumberger Technology Corporation of Pittsburgh, Pennsylvania. According to this report, over 86% of Aurora's proved reserves are classified as either "proved developed non-producing" or "proved undeveloped." The reserve report (and table) do not include information on the New Albany Shale gas reserves located in Indiana, the gas reserves associated with the Crossroads project located in Ohio, or any oil reserves. No reserve report has been prepared for these properties.

         The Aurora reserve report is prepared using the assumption that each well will produce for 40 years. Antrim Shale wells generally produce for extended periods of time. As noted above, the oldest Antrim Shale field in Michigan was drilled in the 1940s and it is still in production today. Estimates of Aurora's future net revenues from proved reserves are discounted to present value using an annual discount rate of 10% (the PV-10 Value), using gas prices in effect as of the date of the estimate held constant throughout the life of the properties. For the table below, except for the Alpena Beyer Unit, the Value of the reserves was calculated based on the spot price at which Aurora sold its gas on December 31, 2004, which was $6.195 per MCF. For the Alpena Beyer Unit, the calculation was based on an existing contract price of $4.00 per MCF in 2004, $4.37 per MCF in 2005, and $5.00 per MCF for all later years.

                              CATEGORY OF RESERVES



                             Proved(1)      Proved(1)                          Total
                            Developed(2)   Developed(2)      Proved(1)         Proved
                             Producing    Non-Producing   Undeveloped(2)      Reserves
                             -----------   -----------      -----------     ------------
Estimated remaining net         4,818.71      7,701.00        22,429.70        34,949.41
   reserves (mmscf)
Undiscounted future net      $21,814,860   $29,719,820      $77,015,290     $128,549,960
   income before taxes
Future net income before     $ 8,130,430   $12,987,160      $26,890,550     $ 48,008,140
   taxes with PV-10
   discount


(1) Proved reserves are those quantities of gas which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable from known reservoirs and under current economic conditions, operating methods, and government regulations.

(2) Developed reserves are expected to be recovered from existing wells. Undeveloped reserves are expected to be recovered: (a) from new wells on undrilled acreage; (b) from deepening existing wells to a different reservoir; or (c) where relatively large expenditure is required to recomplete an existing well or install production or transportation facilities for primary or improved recovery projects.

         The report also places an estimated net present value on Aurora's interest in the Hudson Unit Pipelines at $2,503,490.


         For purposes of calculating collateral coverage, Aurora's loan agreement with TCW Energy, et al., requires the use of a formula that is based in part on historical monthly averages instead of year-end prices. The reserve report prepared using this formula shows total proved reserves valued at $43,795,180. Because of the inherent uncertainty in predicting future oil and gas prices, the present value of reserve assets cannot be determined with certainty.


AURORA PRODUCTION INFORMATION

         The following tables summarize sales volumes, sales prices, and production cost information for Aurora's net oil and gas production for the two-year period ended December 31, 2004. "Net" production is production that is owned by Aurora directly or indirectly and is produced to Aurora's interest after deducting royalty and other similar burdens. This table includes information about natural gas production from the Hudson, Treasure Island, Black Bean, Beyer, Blue Spruce, Timm, Devil River and Paxton Quarry Antrim Shale projects in Michigan and oil production from the Bergsasi well and the Church Lake field in Michigan.

Gas Production                                    Year Ended December 31
--------------                                -------------------------------
                                                2004                   2003
                                              --------               --------
Net Revenues
       Michigan                               $726,333               $810,424
       Indiana                                   7,076                 87,537
       Total                                  $733,409               $897,961

Net Sales Volume (mcf)
       Michigan                                149,502                192,787
       Indiana                                   1,739                 21,665
       Total                                   151,241                214,452

Average Sales Price (per mcf)                  $4.91                  $4.27(2)
Average Production Cost (per mcf)              $3.51(1)               $3.00(2)


Oil Production                                   Year Ended December 31
--------------                                -------------------------------
                                                2004                   2003
                                              --------               --------
Total Net Revenues (Michigan)                 $226,600               $196,650
Net Sales Volume (Bbls) (Michigan)               4,798                  6,953

Average Sales Price (per Bbl)                  $47.22                $26.10(2)
Average Production Cost (per Bbl)              $18.65(1)             $12.65(2)


(1) The average gas production cost for 2004 is increased due to additional operating expenses incurred in one particular project area which was shut-in most of the year. If this project was removed from the calculation, the average production cost per mcf would be $3.14. The Paxton Quarry field has higher production costs than the average because it was acquired from another operator and is in need of repairs. Additional wells are not expected to be added to this field. Production costs in other fields are expected to decline on a per-mcf basis as more wells are put on line. Accordingly, management expects the average production costs to decline to below $3.14 per mcf over time, consistent with the industry average from other operators who operate wells in the Michigan Antrim.


(2) The 2003 numbers for average sales price and average production cost are approximate, based on estimated sales volumes. The software Aurora used in 2003 did not record per-unit sales volume.

AURORA PRODUCTIVE OIL AND GAS WELLS

         The following table sets forth the number of gross and net productive wells owned by Aurora on the stated dates.


                                Oil Wells        Gas Wells         Total Wells
                              --------------   ---------------    ---------------
December 31, 2004
         Gross(1)                 8.00             192.00             200.00
         Net(2)                   1.86             40.49              42.35

December 31, 2003
        Gross(1)                  8.00             105.00             113.00
        Net(2)                    1.86              42.8              44.66

(1) Gross wells are the total wells in which a working interest is owned.

(2) Net wells are the sum of fractional working interests owned in gross wells.


(3) The increase in gross wells with a corresponding decrease in net wells from 2003 to 2004 was attributable largely to the sale of 80% of the leaseholds in the Michigan Antrim to Samson during 2004, as described above.

(4) Most of the productive wells owned by Aurora at December 31, 2004 were drilled during the third and fourth quarters of 2004, and saw little actual production during the year. Using a weighted average approach for the time of actual production, Aurora had 10.6 net wells in actual production for the entire 2004 year.


All of Aurora's productive wells are located in Michigan.

AURORA OIL AND GAS ACREAGE

         The following table sets forth the number of acres of oil and gas leases owned by Aurora at December 31, 2004. These are rounded to whole numbers.

                                 Developed(1)                     Undeveloped(2)
                         -----------------------------    -------------------------------
                            Gross             Net             Gross             Net
                         -------------    ------------    --------------    -------------
 Gas
        Michigan            7,956            2,739           100,324           52,799
        Indiana               --              --             284,576          214,487
        Ohio                  --              --             15,350            1,044
        Illinois              --              --              1,632            1,632
        Kentucky              --              --              6,497            6,497
                         -------------    ------------    --------------    -------------
        Total               7,956            2,739           408,379          276,459

 Oil (Michigan)             280.0            47.6              --                --

(1) "Developed" refers to the number of acres which are allocated or assignable to producing wells or wells capable of production.

(2) "Undeveloped" refers to lease acreage on which wells have not been developed or completed to a point that would permit the production of commercial quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

AURORA DRILLING ACTIVITIES

         The following table sets forth Aurora's drilling results for the years ended December 31, 2004 and 2003. The table does not include salt water disposal wells drilled. In 2004, Aurora drilled 6 gross and 2.39 net salt water disposal wells. In 2003, Aurora drilled 1.00 gross and 0.07 net salt water disposal wells.


Fiscal                                           Gross Wells                                        Net Wells
Year         Type of Well        Total   Productive(2)  Dry (3) Abandoned(4)       Total   Productive(2) Dry(3)   Abandoned(4)
---------- -----------------    -------- -------------- ------- --------------    -------- ------------- -------- --------------
2004       Exploratory(1)
              Michigan            --          --          --         --             --          --         --          --
              Indiana             --          --          --         --             --          --         --          --
              Total               --          --          --         --             --          --         --          --

           Development(1)
              Michigan            87          84          3          --            26.24      25.06       1.18         --
              Indiana              4          --          --          4            0.20         --         --         0.20
              Total               91          84          3           4            26.44      25.06       1.18        0.20

2003       Exploratory(1)
              Michigan            --          --          --         --             --          --         --          --
              Indiana             --          --          --         --             --          --         --          --
              Total               --          --          --         --             --          --         --          --

           Development(1)
              Michigan            27          27          --         --            5.06        5.06        --          --
              Indiana             --          --          --         --             --          --         --          --
              Total               27          27          --         --            5.06        5.06        --          --

----------------

(1) An exploratory well is a well drilled either in search of a new, as yet undiscovered oil or gas reservoir or to greatly extend the known limits of a previously discovered reservoir. A development well is a well drilled within the presently proved productive area of an oil or gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

(2) A productive well is an exploratory or development well found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

(3) A dry well is an exploratory or development well that is not a producing well.

(4) An abandoned well is a well that has either been plugged or has been converted to another use.

INSURANCE

         The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. Personal injuries, damage to property and equipment, reservoir damage, or loss of reserves may occur if such a catastrophe occurs, any one of which could cause Aurora to experience substantial losses. In addition, Aurora may be liable for environmental damage caused by previous owners of properties purchased or leases by Aurora.

         Aurora maintains insurance for potential losses at the level management deems reasonable. However, certain risks of loss are either uninsurable or not economically insurable. An uninsured loss may hurt Aurora's financial performance and condition. Aurora currently has the following insurance coverage which is effective until December 31, 2005:


                POLICY TYPE                                           LIMIT
-------------------------------------------- --------------------------------------------------------
Worker's Compensation & Employment           Worker's Compensation; Statutory Employer's Liability
Liability                                    - $1,000,000
-------------------------------------------- --------------------------------------------------------
General Liability                            Each occurrence - $1,000,000;
                                             Damages to Rented Premises - $100,000;
                                             Medical Exp - $10,000;
                                             Personal & Adv. Injury - $1,000,000;
                                             General Aggregate - $2,000,000;
                                             Products-Comp -$2,000,000
-------------------------------------------- --------------------------------------------------------
Automobile                                   $1,000,000 per occurrence
-------------------------------------------- --------------------------------------------------------
Excess/Umbrella Liability                    $5,000,000 per occurrence and aggregate
-------------------------------------------- --------------------------------------------------------
Property/Pollution                           $1,059,600 (property coverage);
                                             $1,000,000 (pollution limit)
-------------------------------------------- --------------------------------------------------------
Well Control                                 $2,000,000 limit
-------------------------------------------- --------------------------------------------------------

EMPLOYEES

         As of March 1, 2005, Aurora had 25 full time employees. In addition to the officers described below, Aurora has nine employees in the land and development department, four employees in the accounting department, four employees in the exploration and production department, and three employees in the administrative department.

         Aurora is not a party to any collective bargaining agreements.

NON OIL AND GAS PROPERTIES

         Aurora's main office is located at 3760 North U.S. 31 South, Traverse City, Michigan, in a facility leased from South 31, L.L.C. Aurora's current lease is through March 31, 2007 and is for approximately 5,000 square feet of office space. Rent is currently $8,700 per month, and includes all utilities, taxes, insurance and building maintenance.


         On April 26, 2005, Aurora entered into a Condominium Purchase Agreement, under which Aurora agreed to purchase a commercial condominium unit in the Copper Ridge Professional Center Five, which is currently under development. This condominium project is located in Traverse City, Michigan. The purchase price will be $2,240,685. The space to be purchased will be approximately 14,645 square feet on the second floor of a building, plus common areas and 15 covered parking spaces. A deposit of $20,000 was paid upon execution of the agreement. The balance of the purchase price is to be paid at closing. Aurora intends to finance approximately 80% of the purchase price (approximately $1,800,000), and pay the balance in cash. Aurora has not yet applied for or received the necessary financing.

         Closing on the condominium purchase will occur as mutually acceptable to the developer and Aurora, and in any event, no earlier than 10 days after receipt by Aurora of a notice from developer that it is ready to tender title, and no later than 10 days after the developer has obtained a Certificate of Occupancy for the building. Based on the current construction schedule, Aurora expects the closing to occur around the first of November, 2005. This space is being acquired in "white box" condition, and Aurora will be responsible for interior construction following closing.

         With respect to the existing lease that runs through March 31, 2007, management expects that Aurora will be released from that lease at the time Aurora is ready to move to its new offices. However, no formal release has yet been executed.


TCW CREDIT FACILITY


         On August 12, 2004, Aurora's wholly-owned subsidiary, AAN, closed on a line of credit facility with TCW Energy, et al. ("TCW"). At closing, AAN was given an initial credit availability of $10,000,000. As the assets in AAN become proved reserves, certain collateral ratios are satisfied, and no event of default has occurred, the credit availability will be increased, up to a maximum of $30,000,000. On June 10, 2005, TCW provided Aurora with an additional $10,000,000 in credit. As of that date, Aurora's total draw on the line of credit was $20,000,000.

         The TCW credit facility bears interest at a fixed rate of 11.5% per annum on the outstanding principal balance, calculated and payable in arrears. Interest payments are due on the second to last business day of each March, June, September and December (each a "Quarterly Payment Date"). The credit facility matures on September 30, 2009, at which time any outstanding principal is due and payable. Beginning on September 29, 2005, and on each Quarterly Payment Date thereafter, AAN is required to make a principal payment equal to 75% of adjusted net cash flow from the assets serving as collateral for the credit facility. In the event of default, this increases to 100%. So long as AAN is not in default and is in compliance with the financial covenants, AAN is allowed to distribute to Aurora 25% of the adjusted net cash flow, plus $300,000 annually to fund general and administrative expenses.

         At the closing, AAN conveyed to TCW a 4% overriding royalty interest net to AAN's interest, in all of AAN's existing oil and gas leases in the counties of Alcona, Alpena, Charlevoix, Cheboygan, Montmorency and Otsego in the State of Michigan. Additionally, Aurora and AAN are required to convey a 4% overriding royalty interest, net to their interest, in any new leases acquired in these counties while the loan is outstanding. The overriding royalty interest conveyed to TCW will not bear any operation, transportation, marketing, compression or similar charges except for those expenses paid to parties not affiliated with Aurora.


         The notes issued to TCW may be prepaid after August 15, 2006, but a prepayment penalty will be imposed for prepayments made prior to August 15, 2008. TCW has been granted observer rights to the board of managers of AAN. AAN is required to provide TCW with a semi-annual engineering report. AAN is required to pay an affiliate of TCW a 1.5% origination fee for each advance taken. During the quarter ended June 30, 2005, Aurora was in violation of a debt coverage ratio under the TCW facility. The lender has granted Aurora a waiver of this violation.



SERVICE MARK

         Aurora has been granted a service mark registration (Registration No. 2,214,144) from the United States Patent and Trademark Office for the Company's logo. The registration date is December 29, 1998, and the registration is valid for 10 years. The Company does not own any other patents, trademarks, licenses, franchises or concessions.

LEGAL PROCEEDINGS

         Aurora is not currently a party to any pending legal proceeding.

                               AURORA'S MANAGEMENT

         The following table sets out certain information regarding the directors and executive officers of Aurora:



                   NAME                     AGE                               POSITION
      --------------------------------    -------    ----------------------------------------------------------
      William W. Deneau                     61       President, Chief Executive Officer and Director

      John V. Miller, Jr.                   47       Vice President of Exploration & Production and Director

      Thomas W. Tucker                      63       Vice President of Land & Development, Treasurer and
                                                     Director

      Gary J. Myles                         60       Director

      Earl V. Young                         64       Director

      Robin C. Dubuc                        52       Director

      Lorraine ("Lori") M. King             40       Chief Financial Officer

      Barbara J. Johnson                    53       Corporate Secretary



         There are no family relationships between any of the foregoing individuals. None of Aurora's officers or directors have been involved in legal proceedings of the type that are required to be disclosed. The officers, directors, their affiliates and associates, are not eligible to receive finders' fees or other compensation related to the acquisition of new oil and gas prospects.

         The Aurora Bylaws set the number of directors at three or more. There are currently six directors. The only Board committee is the compensation committee. The compensation committee is currently comprised of Aurora's outside directors, Messrs. Myles, Young and Dubuc. The compensation committee recommends the grant of options to employees under the 1997 Stock Option Plan and to directors under the Equity Compensation Plan for Non-Employee Directors. The compensation committee also establishes director compensation and makes salary recommendations for the officers.

         The Aurora Board of Directors has not established a separate audit committee. The entire Board serves as the audit committee. The Aurora Board does not have a designated audit committee financial expert.

         Biographical information about Aurora's officers, directors and key consultants follows.

         Mr. Deneau became an employee of Aurora at the time he sold his interest in Jet/LaVanway Exploration, L.L.C. to Aurora in exchange for Aurora's stock on April 22, 1997. Since that time, Mr. Deneau has been responsible for managing Aurora's affairs. He officially became a Director on June 25, 1997 and the President on July 17, 1997. Since 1987, Mr. Deneau has also been the President, a Director, and the sole owner of White Pine Land Services, Inc. of Traverse City, Michigan. Prior to March 1, 1997, White Pine Land Services, Inc. was a 35-member company engaged in the business of providing real estate services to oil and gas companies. On March 1, 1997, White Pine Land Services, Inc. sold its business to a newly formed corporation, White Pine Land Company. White Pine Land Services, Inc. continues to exist for the purpose of managing its investments.

         Mr. Miller became an employee of Aurora at the time he sold his interest in Jet/LaVanway Exploration, L.L.C. to Aurora in exchange for Aurora's stock on April 22, 1997. Since that time, he has been responsible for overseeing exploration and development activities for Aurora. He officially became a Director on June 25, 1997 and Vice President of Exploration and Production on July 17, 1997. In 1994, Mr. Miller joined Jet Exploration, Inc. of Traverse City, Michigan as a Vice President with responsibility for getting Jet Exploration, Inc. into the shale gas play in Michigan and Indiana. He was the driving force behind the establishment of Jet/LaVanway Exploration, L.L.C. and its effort in southern Indiana. Mr. Miller left the position with Jet Exploration, Inc. to join Aurora. From 1988 to 1994, Mr. Miller worked for White Pine Land Services, Inc. of Traverse City, Michigan, as a land manager.

         Mr. Tucker became an employee of Aurora at the time he sold his interest in Jet/LaVanway Exploration, L.L.C. to Aurora in exchange for Aurora's stock on April 22, 1997. Since that time, he has been responsible for overseeing land development activities for Aurora. He officially became a Director on June 25, 1997 and Vice President of Land and Development on July 17, 1997. Mr. Tucker founded Jet Oil Corporation with his father in 1982. After his father's death, Mr. Tucker founded Jet Exploration, Inc. in 1987. Mr. Tucker has been the President of Jet Exploration, Inc. since its inception. Jet Exploration, Inc. no longer takes on any new projects, and its existing projects are being allowed to run out their course.

         Mr. Myles has served as a Director of Aurora since June 25, 1997. He is currently Vice President of the northern Michigan region of Fifth Third Mortgage Company (previously Old Kent Mortgage Company), a wholly owned subsidiary of Fifth Third Bank (previously Old Kent Financial Corporation). He is the Affiliate Consumer Manager of Fifth Third Mortgage Company for the northern region of Michigan, and is based in Traverse City, Michigan. Mr. Myles has been with Fifth Third Mortgage Company and its predecessor, Old Kent Mortgage Company, since July 1988. Mr. Myles also owns Foster Care, Ltd., a closely held company for which he serves as a Director, President and Treasurer.

         Mr. Dubuc has served as a Director of Aurora since June 15, 2000. He is currently President of Champion Gasket and Rubber, Inc., which he started in 1971 with his father, Roger Dubuc. Champion Gasket and Rubber, Inc., located in Walled Lake, Michigan, is a manufacturer of gaskets and seals.

         Earl Young has served as a Director of Aurora since March 30, 2001. He is currently President of Earl Young & Associates of Dallas, Texas, which he founded in 1999. From 1996 to 1999, Mr. Young was the Senior Vice President of Corporate Development for American Mineral Fields, Inc. of Dallas, Texas. From 1993 to 1996, Mr. Young was a principal in Young & Lowe, which offered business consulting services to small capitalization companies. Prior to 1993, Mr. Young was involved in the Investment Banking business. He is President of the US/Madagascar Business Council headquartered in Washington, D.C. and a Director of the Corporate Council on Africa in Washington D.C. Mr. Young was a gold medalist in the Summer Olympic Games in 1960 in track, has served as President of the Southwest Chapter of Olympians, and was the founding chairman of the Olympians for Olympians Relief Committee.

         Ms. King has been employed by Aurora since May 29, 2001. The Board of Directors elected her to serve as Chief Financial Officer on March 18, 2003. From November 1, 1992 through May 4, 2001, Ms. King served as Chief Financial Officer of Wepco Energy, LLC, another independent gas producer based in Traverse City, Michigan. Ms. King began her career in public accounting with BDO Seidman, where she spent four years as a tax manager working primarily with oil and gas clients.

         Ms. Johnson has been employed by Aurora since June 1, 1997. She is the Administrative Assistant to the President. She became the corporate Secretary on July 17, 1997. From August 30, 1993 to June 1, 1997, Ms. Johnson worked for White Pine Land Services, Inc. of Traverse City, Michigan, as a Lease Records Manager.

         Eric Taylor has been a consultant to Aurora since January 2001. He provides geological services to identify primary targets for the acquisition of mineral leases in the Antrim Shale play of northern Michigan. He has been an independent Petroleum Geologist since 1984, specializing in prospect generation in the Michigan and Illinois Basins. Prior to working as an independent consultant, Mr. Taylor served as a Staff Geologist with H.E. Tope, Inc. and the Wiser Oil Company. Aurora is paying Mr. Taylor for his services by providing him with an overriding royalty on those leaseholds acquired by Aurora upon Mr. Taylor's recommendation. The overriding royalty interest granted to Mr. Taylor is 1% where Aurora obtains a net revenue interest of at least 85%, 0.5% where Aurora obtains a net revenue interest of between 80% and 85%, and nothing if Aurora obtains a net revenue interest of less than 80%.

         Schlumberger Data & Consulting Services, formerly known as S. A. Holditch and Associates, Inc. ("Schlumberger") is a petroleum engineering and geoscience service corporation based in College Station, Texas. Schlumberger was founded in 1977. It works routinely for major oil corporations as well as smaller independent producers, both domestically and abroad. It has conducted research projects for the Gas Research Institute and the U.S. Department of Energy. Schlumberger performs comprehensive reservoir studies using proprietary reservoir stimulators and is considered an innovator in the analysis of oil and gas reservoirs. Schlumberger has special expertise in pressure transient test analysis, well stimulation, and reservoir fluids. Schlumberger engineers use a unique combination of practical field experience and theoretical knowledge to help its clients become more profitable. Schlumberger has completed extensive engineering studies on several of Aurora's projects. The Manager of Schlumberger is Joe Forantz, with whom management of Aurora has a long-standing relationship.

INDEMNIFICATION

         Aurora's Articles of Incorporation require Aurora to indemnify its officers and directors against all expenses incurred in any legal action brought against them on account of any act or omission alleged to have been committed by them while acting within the scope of their duties as officers or directors of Aurora. This right is limited by Nevada law to situations in which the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Aurora's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is also not allowed under Nevada law if a director or officer breaches his or her fiduciary duty by engaging in intentional misconduct, fraud or a knowing violation of the law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted under these provisions, Aurora has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          AURORA EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services in all capacities to Aurora for the fiscal years ended December 31, 2004, 2003 and 2002 paid to the Aurora's Chief Executive Officer ("CEO").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                               -------------------------------------------------
                                     ANNUAL COMPENSATION               AWARDS                  PAYOUTS
                               ---------------------------------------------------------------------------------
                                                                            Securities
                                                    Other       Restricted   Under-
                                                    Annual        Stock       Lying      LTIP       All Other
  Name and Principal    Year    Salary   Bonus   Compensation    Award(s)    Options/   Payouts   Compensation
       Position                   ($)     ($)        ($)           ($)       SARs (#)     ($)          ($)
-----------------------------------------------------------------------------------------------------------------
William W. Deneau       2002    $40,000    --         --            --          --        --           --
   President & CEO      2003    $52,500    --         --            --          --        --           --
                        2004    $90,000    --         --            --          --        --           --

         None of Aurora's executive officers received annual salary and bonuses in excess of $100,000 during the past three fiscal years.

               EXECUTIVE OFFICER OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth the options granted to Aurora's executive officers during the year 2004.


                                   NUMBER OF          % OF TOTAL OPTIONS GRANTED
                              SECURITIES UNDERLYING   TO EMPLOYEES IN THE FISCAL    EXERCISE          EXPIRATION
NAME                            OPTIONS GRANTED(1)               YEAR                 PRICE              DATE
----------------------------- ----------------------- --------------------------- ----------------- ------------------
William W. Deneau                         0                      0                      --                 --
John V. Miller, Jr.                       0                      0                      --                 --
Thomas W. Tucker                          0                      0                      --                 --
Lorraine M. King                     10,000                    10.6%                   $0.75             5/29/14
Barbara J. Johnson                   10,000                    10.6%                   $0.75             6/1/14

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END
                     AND FISCAL YEAR-END OPTION VALUES TABLE

         The following table contains information concerning the number of shares acquired and value realized from the exercise of options by the named executive officers during fiscal 2004 and the number of unexercised options held by the named executive officers at December 31, 2004.


                                                           NUMBER OF SHARES OF             VALUE OF UNEXERCISED
                                                         COMMON STOCK UNDERLYING           IN-THE-MONEY OPTIONS
                                                           UNEXERCISED OPTIONS                  AT YEAR END
                                                               AT YEAR END                (DECEMBER 31, 2004)(1)
                                                           (DECEMBER 31, 2004)                     ($)
                                                     -----------------------------------------------------------------
                            SHARES
                           ACQUIRED       VALUE
                              ON        REALIZED
          NAME             EXERCISE        ($)        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------- ------------ ------------  -------------- -------------------------------- -----------------
William W. Deneau              0           --           300,000            0            501,000            --
John V. Miller, Jr.            0           --           300,000            0            501,000            --
Thomas W. Tucker               0           --           300,000            0            501,000            --
Lorraine M. King               0           --           70,000             0            122,500            --
Barbara J. Johnson             0           --           70,000             0             82,500            --

(1) Options are "in-the-money" if the market price of a share of common stock exceeds the exercise price of the option. Aurora's common stock does not have an active trading market. For purposes of this calculation a market price of $2.50 was used because Aurora issued common stock at $2.50 per share during 2004. Because of the lack of liquidity, the true market value may be lower.

         Aurora has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees to which it contributes, but the Board of Directors may recommend one or more such programs for adoption in the future. Aurora maintains a SIMPLE 401(k) plan pursuant to which eligible employees are permitted to contribute up to 15% of gross compensation.

EMPLOYEE STOCK OPTION PLAN


         Aurora has adopted a 1997 Stock Option Plan that allows for the grant of both incentive stock options and non-incentive stock options in the Board's discretion. This plan is administered by the Compensation Committee, which makes grants of options pursuant to the plan, subject to Board approval. One million shares of common stock have been allocated to this plan. The plan authorizes grants of stock options to full or part time employees, consultants and advisors. The value of shares optioned to any individual person in any one year cannot exceed $100,000. As of August 19, 2005, there were options outstanding for the purchase of 2,700,664 shares of common stock under this plan.


         Options may be granted for up to 10 years in duration. Except in the case of disability and death, options must be exercised within three months after the termination of employment. However, in the case of termination of employment by Aurora for cause, the options will expire concurrent with the termination. In the case of death or disability, the employee (or the employee's estate) will have a period of two years to exercise, or a shorter period of time if the original expiration date is before that.

         Although the Board is free to impose vesting requirements in connection with the option grants, to date it has not one so. The 1997 Stock Option Plan is scheduled to expire on September 30, 2007, if not earlier terminated by the Board. The Merger Agreement provides that the Aurora options outstanding at the effective time of the merger will become exercisable for two shares of Cadence common stock for each share of Aurora stock subject to option.

CONTRACTS WITH OFFICERS

         Aurora leases its office and storage space from South 31, L.L.C. William W. Deneau and Thomas W. Tucker each own one-third of South 31, L.L.C. The storage building contains four other storage units that are leased to unrelated third parties at the same rate that Aurora pays.

         Messrs. Deneau, Tucker and Miller, who are officers and directors of Aurora, are all involved as equity owners in numerous corporations and limited liability companies that are active in the oil and gas business. Existing affiliations involving co-ownership of projects in which Aurora is active, are itemized below.

         o Messrs. Deneau, Tucker and Miller own equal shares in JetX, LLC, an exploration company that owns a 10% working interest in the Treasure Island project.

         o Mr. Miller has an ownership interest in Miller Resources, Inc., Miller Resources 1994-1, and Miller Resources 1996-1, which own working interests of 1%, 0.5% and 1% respectively, in the Beyer project.

         o Mr. Miller has an ownership interest in Energy Ventures, LLC, which owns a .75% working interest in the Black Bean project.

         o Messrs. Deneau, Tucker and Miller own Jet Exploration, Inc. which owns an approximate 1% working interest in the Beregasi well.

It is probable that on occasion, Aurora will find it necessary or appropriate to deal with other entities in which Messrs. Deneau, Tucker and Miller have an interest.

         Aurora entered into a loan agreement with Clear Lake Ranch, L.L.C. ("Clear Lake") in June, 2001 to borrow $2,000,000. Clear Lake is owned by Robin Dubuc. The loan is now paid in full. As extra compensation for the loan, Aurora agreed to convey to Clear Lake an overriding royalty interest in the equivalent amount of 4% in 30 producing Antrim Shale wells, prorated to a proportionate amount based on the amount of the working interest owned by Aurora. The amount of override conveyed to Clear Lake is required to total 120% regardless of how many wells are required to reach this amount. Aurora has recently completed the required assignment of 120% in overriding royalty interests to Clear Lake. The loan agreement also requires Aurora to pay Clear Lake $10,000 per month until Clear Lake begins to receive revenue from the override assigned to it in the Paxton Quarry Unit. Aurora management currently expects to be able to discontinue these payments in approximately six months.

         On September 7, 2004, the Patricia A. Deneau Trust, DTD 10/12/95, borrowed $100,000 from Aurora to purchase shares of Aurora common stock from an Aurora stockholder. This trust is controlled by William W. Deneau. The loan is evidenced by an unsecured demand promissory note bearing interest at the rate of 4.5% per year. The shares purchased by the trust were subsequently sold to Ms. King, in consideration for Ms. King's promissory note to the trust in the amount of $100,000. On March 1, 2005, the outstanding balance on the trust's note to Aurora was $85,000.

DIRECTOR COMPENSATION

         Aurora currently pays non-employee directors a fee of $1,000 for each meeting of the Board of Directors attended. In 2004, Aurora had three Board of Directors meetings.

         In 2001, Aurora's shareholders adopted an Equity Compensation Plan for Non-Employee Directors ("Directors' Plan"). Under the Directors' Plan, non-employee directors are entitled to receive options to purchase 100,000 shares of common stock for each three years of service on the Board, with one-third of this amount to be issued at the end of each fiscal year. The amount of stock options issued under this plan in any year cannot exceed 10% of Aurora's outstanding shares at the end of the prior fiscal year. The Compensation Committee administers the Directors' Plan. It may be terminated at any time by the Board.

         The following chart lists the stock option grants made under the Directors' Plan in 2004, as well as the stock option exercises of directors during 2004.


            DIRECTOR OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR
                               (DECEMBER 31, 2004)

                           # of Shares   % of Total Director                               Shares
                           Underlying     Options Granted in   Exercise    Expiration   Acquired on        Value
          Name               Options         Fiscal Year         Price        Date        Exercise      Realized(1)
          ----               -------         -----------         -----        ----        --------      -----------
 Earl V. Young               33,333              33%             $0.75      3/17/09           0              --

 Gary J. Myles               33,333              33%             $0.75      3/17/09        10,000         $17,500

 Robin C. Dubuc              33,333              33%             $0.75      3/17/09        300,000       450,000(2)

(1) Aurora's stock does not have an active trading market. For purposes of this calculation a market price of $2.50 was used because Aurora issued common stock at $2.50 per share during 2004. Because of the lack of liquidity, the true market value may be lower.

(2) The options exercised by Mr. Dubuc were not originally issued to him as compensation under the Directors' Plan. Rather, these options were issued to Mr. Dubuc on November 1, 1999, prior to the time that he became a director of Aurora, as partial consideration for his assignment to Aurora of his interest in the Crossroads project area of mutual interest located in Henry County, Ohio. The option was for 300,000 shares of common stock at an exercise price of $1.00 per share. The option would have expired on November 1, 2004, had it not been exercised.

                          AURORA PRINCIPAL SHAREHOLDERS


         The following table sets forth, as of August 19, 2005, certain information regarding the ownership of voting securities of Aurora by each stockholder known to Aurora's management to be (i) the beneficial owner of more than 5% of Aurora's outstanding Common Stock, (ii) Aurora's directors, (iii) Aurora's current executive officers named in the Summary Compensation Table and
(iv) all executive officers and directors as a group. Aurora's management believes that, except as otherwise indicated, the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.


                                                        AMOUNT AND NATURE OF
                NAME AND ADDRESS(1)                   BENEFICIAL OWNERSHIP(2)     PERCENT OF CLASS(3)
---------------------------------------------------- --------------------------- ----------------------
William W. Deneau                                            2,106,250(4)                10.89
John V. Miller                                               1,707,204(5)                8.82
Thomas W. Tucker                                             1,914,374(6)                9.90
Robin C. Dubuc                                               2,540,666(7)                12.95
Gary J. Myles                                                  129,999(8)                  *
Earl V. Young                                                  193,102(9)                1.01
Lorraine M. King                                               170,000(10)                 *
Barbara J. Johnson                                             110,000(11)                 *
Rubicon Master Fund (12)                                       2,600,000                 13.65
     c/o Rubicon Fund Management LLP
     103 Mount Street
     London W1K 2TJ, United Kingdom

Crestview Capital Master, LLC                                 2,160,000(13)              10.73
     95 Revere Drive, Suite A
     Northbrook, IL 60062

Nathan A. Low and affiliates                                  1,809,200(14)              9.90
     641 Lexington Ave, 25th Floor
     New York, NY 10022

All current directors and executive officers of                8,871,595                 42.52
     Aurora as a group (8 persons)

----------

* Less than 1%.

(1) Addresses are only given for holders of more than 5% of the outstanding common stock of Aurora.

(2) A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.


(3) Represents the number of shares of common stock beneficially owned as of August 19, 2005 by each named person or group, expressed as a percentage of the sum of all of (i) the shares of such class outstanding as of such date, and (ii) the number of shares not outstanding, but beneficially owned by such named person or group as of such date. As of August 19, 2005, Aurora had 19,046,183 shares of common stock outstanding (including shares of convertible preferred that were then in the process of being converted into 298,050 shares of common stock).


(4) Includes 1,636,000 shares of common stock held by the Patricia A. Deneau Trust dated 10/12/95, 170,250 shares of common stock held by the Denthorn Trust dated 8/11/03 and an option currently exercisable for 300,000 shares of common stock.

(5) Includes 907,204 shares of common stock held by the Miller Family Living Trust dated 6/25/97, 500,000 shares of common stock held by Miller Resources, Inc. and an option currently exercisable for 300,000 shares of common stock.

(6) Includes 806,387 shares of common stock held by the Sandra L. Tucker Trust dated 6/7/04, 807,987 shares of common stock held by the Thomas W. Tucker Trust dated 6/7/04, and an option currently exercisable for 300,000 shares of common stock.

(7) Includes 1,970,000 shares of common stock held by the Robin C. Dubuc Living Trust dated 1/21/87, 4,000 shares of common stock held by Robin C. Dubuc, and options currently exercisable for 566,666 shares of common stock.

(8) Includes 20,000 shares of common stock and options currently exercisable for 109,999 shares of common stock.

(9) Includes 93,103 shares of common stock and options currently exercisable for 99,999 shares of common stock.

(10) Includes 100,000 shares of common stock and options currently exercisable for 70,000 shares of common stock.

(11) Includes 40,000 shares of common stock held by the John P. Johnson and Barbara J. Johnson Revocable Living Trust dated 9/16/96 and options currently exercisable for 70,000 shares of common stock.

(12) Pursuant to investment agreements, each of Rubicon Fund Management Ltd., a company organized under the laws of the Cayman Islands, which we refer to in this prospectus as Rubicon Fund Management Ltd, and Rubicon Fund Management LLP, a limited liability partnership organized under the laws of the United Kingdom, which we refer to in this prospectus as Rubicon Fund Management LLP, Mr. Paul Anthony Brewer, Mr. Jeffrey Eugene Brummette, Mr. William Francis Callanan, Mr. Vilas Gadkari, Mr. Robert Michael Greenshields and Mr. Horace Joseph Leitch III, share all investment and voting power with respect to the securities held by Rubicon Master Fund. Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch control both Rubicon Fund Management Ltd and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd, Rubicon Fund Management LLP, Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch disclaim beneficial ownership of these securities.

(13) Includes 1,080,000 shares of common stock and warrants currently exercisable for 1,080,000 shares of common stock.

(14) Includes 400,000 shares of common stock and warrants currently exercisable for 400,000 shares of common stock held by the Nathan A. Low Roth IRA, and 302,200 shares of common stock and warrants currently exercisable for 457,000 shares of common stock held by Nathan A. Low. Also includes 250,000 shares of common stock which Mr. Low may be deemed to beneficially own, which are held by and for the benefit of various relatives.

VOTING AGREEMENT

         On January 31, 2005, Aurora closed on a private equity financing in the amount of $12,550,000. As a condition to closing on this financing, on January 27, 2005, shareholders then holding 7,820,131 shares of Aurora common stock entered into a Voting Agreement in which they agreed to vote all of their Aurora shares in favor of the merger with Cadence, if the issue is approved for submission to a shareholder vote by the Board of Directors with a favorable recommendation. In order to ensure compliance with the Voting Agreement, each party also signed an Irrevocable Proxy appointing William W. Deneau and John V. Miller as their proxies to vote their shares in favor of the merger if such a vote is required by the Voting Agreement. The shareholders who signed the Voting Agreement collectively owned 8,317,131 shares of the Aurora common stock at March 1, 2005. Each director is among those shareholders who are parties to the Voting Agreement.

                            DESCRIPTION OF SECURITIES


         Cadence's authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of August 19, 2005, Cadence had 21,521,827 shares of common stock issued and outstanding. Only one class of preferred stock is issued and outstanding.


COMMON STOCK

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of Cadence's liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

         Cadence's Board of Directors may, without shareholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that Cadence's Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by shareholders.


         Cadence's Board of Directors has authorized the issuance of 2,500,000 shares of Class A Preferred Shares. As of June 30, 2005, there were 34,950 shares of Class A Preferred Shares outstanding. The Class A Preferred Shares are entitled to a 15% annual dividend, paid quarterly, the right to convert each share of Class A Preferred Stock into one share of Cadence's common stock at a price of $1.50 per share, provided that certain conditions are met. The Class A Preferred Shares mature seven years from the date of issuance. At maturity, the Class Preferred Shares will be redeemed for cash or common stock at Cadence's option in an amount equal to the amount paid by the investors for the shares plus any accrued and unpaid dividends. If shares of common stock are to be issued at maturity, the conversion price shall be determined by the average closing bid price for the 20 trading days prior to the maturity date


         No other classes of preferred stock are outstanding.

ELECTION AND REMOVAL OF DIRECTORS

         Each of Cadence's directors serves for a term of one year or until his successor is elected and qualified if there is no annual meeting. At each annual meeting of shareholders, the successors to the then current directors whose terms are expiring are elected to serve for one-year terms. Directors may be removed at any special meeting of Cadence's shareholders upon a vote of two-thirds of the outstanding shares of stock entitled to vote for directors. Holders of Cadence's common stock and preferred stock vote together for directors, with each share of preferred stock having a number of votes equal to the number of shares of common stock into which it could then be converted.

CADENCE RESOURCES CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma condensed consolidated financial statements have been prepared to reflect the effect of the proposed merger between Cadence Resources Corporation (Cadence) and Aurora Energy, Ltd. (Aurora). The June 30, 2005 condensed consolidated pro forma financial statements include Cadence's balance sheet as of June 30, 2005 and the results of its operations for the nine months ended June 30, 2005 and Aurora's balance sheet as of June 30, 2005 and the results of its operations for the six months ended June 30, 2005. The historical financial data of Cadence and Aurora used in the December 31, 2004 pro forma condensed consolidated statements of operations have been derived from Aurora's audited financial statements presented for the twelve months ended December 31, 2004 and from Cadence's annual report on Form 10-K for the twelve months ended September 30, 2004.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on combined results. The pro forma financial statements of operations assume that the combination occurred at the beginning of the periods presented in the statements. All intercompany accounts and transactions have been eliminated.

This information is provided to aid in the analysis of the financial aspects of the merger. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Cadence and Aurora, included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not yet been finalized, we are not able to reasonably quantify the costs for such activities. You should not rely on the pro forma condensed consolidated financial statements as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

CADENCE RESOURCES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30,2005


                                                                                       Pro Forma Adjustments             Combined
                                               Cadence             Aurora         (See detailed summary in Note (g))    Pro Forma
                                                                                       DR                CR              Balance
                                          ----------------  -----------------     --------------------------------------------------
ASSETS
    CURRENT ASSETS
        Cash and cash equivalents         $     1,657,209   $     13,516,466   $                  $                 $    15,173,675
        Accounts receivable                       517,823          2,344,992                                              2,862,815
        Other Current Assets                      520,982            260,378                                                781,360
                                          ----------------  -----------------  -----------------  ----------------  ----------------
           TOTAL CURRENT ASSETS                 2,696,014         16,121,836                  -                 -        18,817,850
    OIL AND GAS PROPERTIES
        FULL COST                                       -         22,738,895         14,708,813            32,489        37,415,219
    OIL AND GAS PROPERTIES
        SUCCESSFUL EFFORTS                      2,893,080                  -             32,489         2,925,569                 -
    PROPERTY AND EQUIPMENT, NET                     2,335            189,241                  -                 -           191,576
    OTHER ASSETS
        Goodwill                                        -                  -         16,277,096                 -        16,277,096
        Identifiable Intangibles (net)                  -                  -          4,605,000           639,583         3,965,417
        Other assets                            1,104,445          1,484,360            633,251           750,000         2,472,056
                                          ----------------  -----------------  -----------------  ----------------  ----------------
    TOTAL ASSETS                          $     6,695,874         40,534,332   $     36,256,649   $     4,347,641   $    79,139,214
                                          ================  =================  =================  ================  ================


LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
        Accounts payable and accrued
          expenses                        $       292,396   $      3,713,746   $              -   $             -         4,006,142
        Notes payable - related party                                      -                  -                 -                 -
        Other Liabilities                          35,990            252,191                  -                 -           288,181
                                          ----------------  -----------------  -----------------  ----------------  ----------------
           TOTAL CURRENT LIABILITIES              328,386          3,965,937                  -                 -         4,294,323

    LONG-TERM DEBT                                      -         20,078,428                  -                 -        20,078,428
                                          ----------------  -----------------  -----------------  ----------------  ----------------
    MINORITY INTEREST IN NET ASSETS
        OF SUBSIDIARIES                                 -                  -                  -                 -                 -
                                          ----------------  -----------------  -----------------  ----------------  ----------------

    REDEEMABLE PREFERRED STOCK                     59,925                  -                  -                 -            59,925
                                          ----------------  -----------------  -----------------  ----------------  ----------------
    STOCKHOLDERS' EQUITY
        Common stock                              207,023             19,046              6,000           367,878           587,947
        Additional paid-in capital             30,127,244         19,351,780         27,007,643        35,238,520        57,709,901
        Accumulated deficit                   (23,525,705)        (2,880,859)         3,009,643        26,325,896        (3,090,311)
        Accumulated other comprehensive loss     (500,999)                 -                  -                 -          (500,999)
                                          ----------------  -----------------  -----------------  ----------------  ----------------
           TOTAL STOCKHOLDERS' EQUITY           6,307,563         16,489,967         30,023,286        61,932,294        54,706,538
                                          ----------------  -----------------  -----------------  ----------------  ----------------
    TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY              $     6,695,874   $     40,534,332   $     66,279,935   $    66,279,935   $    79,139,214
                                          ================  =================  =================  ================  ================


      See accompanying notes to unaudited pro forma financial statements.

CADENCE RESOURCES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30,2005

                                                                                              Pro Forma                  Combined
                                                  Cadence (1)          Aurora                 Adjustments                 Proforma
                                                                                         DR               CR
                                               ----------------   ---------------    ------------    -------------   ---------------
REVENUES
     Oil and gas sales                          $    1,783,287     $   1,097,906                                      $   2,881,193
     Project management fees                                 -           345,252                                            345,252
     Other income                                            -            16,756                                             16,756
                                               ----------------   ---------------    ------------    -------------   ---------------
            Total Revenues                           1,783,287         1,459,914               -                -         3,243,201
                                               ----------------   ---------------    ------------    -------------   ---------------

OPERATING AND ADMINISTRATIVE EXPENSES
     Depreciation, depletion and amortization        2,189,626           117,504         913,407                          3,220,537
     Officers' and directors' compensation             193,988                 -                                            193,988
     Consulting & other professional services          530,624                 -                                            530,624
     Oil and gas lease expenses                        443,150                 -                          443,150                 -
     Oil and gas consulting                            135,000                 -                          135,000                 -
     Exploration and drilling                          174,482                 -                          174,482                 -
     Production and lease operating expenses           187,824           652,957                                            840,781
     State Taxes                                                         237,697                                            237,697
     Other general and administrative                  518,748         1,126,396                                          1,645,144
                                               ----------------   ---------------    ------------    -------------   ---------------
        Total Expenses                               4,373,442         2,134,554         913,407          752,632         6,668,771
                                               ----------------   ---------------    ------------    -------------   ---------------

LOSS FROM OPERATIONS                                (2,590,155)         (674,640)        913,407          752,632        (3,425,570)
                                               ----------------   ---------------    ------------    -------------   ---------------

OTHER INCOME (EXPENSE)
     Interest income                                    10,169           165,910                                            176,079
     Interest expense and loan fees                   (210,134)         (222,077)                                          (432,211)
     Other income                                          846                 -                                                846
     Loss on repayment of debt                        (660,559)                -                                           (660,559)
     Loss on disposition and impairment
       of assets                                       (40,267)                -                                            (40,267)
                                               ----------------   ---------------    ------------    -------------   ---------------
        Total Other Income (Expense)                  (899,945)          (56,167)              -                -          (956,112)
                                               ----------------   ---------------    ------------    -------------   ---------------

LOSS BEFORE MINORITY INTEREST ALLOCATION
     AND INCOME TAX PROVISION                       (3,490,100)         (730,807)        913,407          752,632        (4,381,682)

MINORITY INTEREST IN LOSS OF SUBSIDIARIES                    -            (6,190)              -                -            (6,190)
                                               ----------------   ---------------    ------------    -------------   ---------------

LOSS BEFORE INCOME TAX PROVISION                    (3,490,100)         (736,997)        913,407          752,632        (4,387,872)

INCOME TAX PROVISION                                         -                 -                                                  -
                                               ----------------   ---------------    ------------    -------------   ---------------

NET LOSS                                        $   (3,490,100)    $    (736,997)        913,407          752,632     $  (4,387,872)
                                               ================   ===============    ============    =============   ===============

PROFORMA LOSS PER SHARE, basic and diluted                                                                            $       (0.07)
                                                                                                                     ===============

    (1) Cadence, nine months ended June 30, 2005

      See accompanying notes to unaudited pro forma financial statements.

CADENCE RESOURCES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2004

                                                                                              Pro Forma                 Combined
                                                  Cadence (1)          Aurora                Adjustments                Proforma
                                                                                          DR            CR
                                              -----------------   ---------------     ------------  ------------   ----------------
REVENUES
     Oil and gas sales                         $     2,541,447     $     960,011                                    $    3,501,458
     Project management fees                                 -           883,687                                           883,687
     Other income                                            -           309,148                                           309,148
                                              -----------------   ---------------     ------------  ------------   ----------------
            Total Revenues                           2,541,447         2,152,846                -             -          4,694,293
                                              -----------------   ---------------     ------------  ------------   ----------------

OPERATING AND ADMINISTRATIVE EXPENSES
     Depreciation, depletion and amortization        2,663,695           203,249        1,723,975                        4,590,919
     Officers' and directors' compensation             725,485                 -                                           725,485
     Consulting                                        319,338                 -                                           319,338
     Oil and gas lease expenses                        565,148                 -                        565,148                  -
     Oil and gas consulting                            105,535                 -                        105,535                  -
     Exploration and drilling                          134,452                 -                        134,452                  -
     Production and lease operating expenses           174,836           614,338                                           789,174
     Taxes                                                   -            75,000                                            75,000
     Other general and administrative                1,506,446         2,057,333                                         3,563,779
                                              -----------------   ---------------     ------------  ------------   ----------------
         Total Expenses                              6,194,935         2,949,920        1,723,975       805,135         10,063,695
                                              -----------------   ---------------     ------------  ------------   ----------------

LOSS FROM OPERATIONS                                (3,653,488)         (797,074)       1,723,975       805,135         (5,369,402)
                                              -----------------   ---------------     ------------  ------------   ----------------

OTHER INCOME (EXPENSE)
     Interest income                                    18,874            47,678                                            66,552
     Interest expense and loan fees                   (302,955)         (392,402)         794,706                       (1,490,063)
     Other income                                       11,172                 -                                            11,172
     Loss on sale of investment                         (9,156)                -                                            (9,156)
     Loss on disposition and impairment
       of assets                                    (1,236,365)                -                                        (1,236,365)
                                              -----------------   ---------------     ------------  ------------   ----------------
         Total Other Income (Expense)               (1,518,430)         (344,724)         794,706             -         (2,657,860)
                                              -----------------   ---------------     ------------  ------------   ----------------

LOSS BEFORE MINORITY INTEREST ALLOCATION
     AND INCOME TAX PROVISION                       (5,171,918)       (1,141,798)       2,518,681       805,135         (8,027,262)

MINORITY INTEREST IN LOSS OF SUBSIDIARIES                    -            38,087                                            38,087
                                              -----------------   ---------------     ------------  ------------   ----------------

LOSS BEFORE INCOME TAX PROVISION                    (5,171,918)       (1,103,711)       2,518,681       805,135         (7,989,175)

INCOME TAX PROVISION                                         -                 -                                                 -
                                              -----------------   ---------------     ------------  ------------   ----------------

NET LOSS                                       $    (5,171,918)    $  (1,103,711)       2,518,681       805,135     $   (7,989,175)
                                              =================   ===============     ============  ============   ================


PROFORMA LOSS PER SHARE
     Including effect of
     subsequent stock issuances                                                                                     $        (0.14)
                                                                                                                   ================

     Excluding effect of
     subsequent stock issuances                                                                                     $        (0.19)
                                                                                                                   ================

      (1) Year ended September 30, 2004

      See accompanying notes to unaudited pro forma financial statements.

CADENCE RESOURCES CORPORATION
NOTES TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - MERGER AGREEMENT

On January 31, 2005, Cadence Resources Corporation (Cadence) entered into a definitive merger agreement with Aurora Energy, Ltd. (Aurora) whereby Cadence will acquire 100% of the outstanding stock and options of Aurora. Consideration in this transaction will consist of the issuance of two shares of common stock of Cadence for every one share of outstanding stock of Aurora, and the issuance of two options for the purchase of stock in Cadence for each option outstanding of Aurora.

The Aurora stockholder group will receive the largest portion of the voting rights, will have the majority number of members of the board of directors, and will dominate senior management. Accordingly, under FAS 141, Aurora is treated as the acquirer for accounting purposes and, accordingly, reverse acquisition accounting has been applied to this business combination. As the registrant, the equity structure of Cadence remains the equity structure of the ongoing entity.

The merger will be accounted for as a reverse acquisition application of the purchase method of accounting by Cadence, with Aurora treated as the accounting acquirer. As such, for purposes of these unaudited pro forma financial statements, the purchase price assigned to this transaction is equal to $41,546,351 determined as follows:

         Fair value of Cadence's common stock outstanding at
         January 31, 2005:                                      $  33,951,817

         Fair value of Cadence's stock options outstanding at
         January 31, 2005                                             536,210

         Fair value of Cadence's warrants outstanding at
         January 31, 2005                                           7,058,324
                                                                -------------

         Total purchase price                                   $  41,546,351

The $33,951,816 is computed as 20,702,327 shares of Cadence multiplied by $1.64 (per share sales price of Cadence common stock as reported on the OTC Bulletin Board as of January 31, 2005).

The accompanying pro forma financial statements contain adjustments to characterize the transactions of Cadence as those of Aurora for the periods presented. The Aurora pro forma statements of operations are presented for the twelve months ended December 31, 2004 and six months ended June 30, 2005. The Cadence pro forma statements of operations are presented for the twelve months ended September 30, 2004 and the nine months ended June 30, 2005

The pro forma balance sheet is presented at June 30, 2005 for Aurora and Cadence. In compiling this balance sheet, the $41,546,351 purchase price has been allocated as follows:

                                                                                                     Cadence
                                                 Balances         Fair Value        Adjusted         Activity         Balances
Book Value of Cadence Assets                     1/31/2005       Adjustments        Balances         2/1-6/30          6/30/05
----------------------------                     ------------------------------------------------------------------------------
     Current Assets                               8,600,202                         8,600,202       (5,904,188)       2,696,014
     Oil & Gas Properties, Property & Equip       3,653,613       11,353,113       15,006,726         (758,198)      14,248,528
     Investments                                    938,955          633,521        1,572,476               --        1,572,476
     Mineral rights                                 197,406                           197,406          (31,916)         165,490
     Non Compete                                                   3,265,000        3,265,000                         3,265,000
     Proprietary Business Relationship                             1,340,000        1,340,000                         1,340,000
     Goodwill                                                     16,277,096       16,277,096                        16,277,096
                                                                                           --                                --
Less: Liabilities as of 6/30/05                                                            --                                --
-------------------------------
     Accounts payable and accrued expenses         (400,154)                         (400,154)          71,768         (328,386)
     Notes Payable-Long Term                     (4,252,476)                       (4,252,476)       4,252,476               --
     Other Liabilities                                   --                                --                                --
     Redeemable Preferred Stock                     (59,925)                          (59,925)                          (59,925)

Other Adjustments:                                                                                                           --
------------------
     Cadence activity from date of merger                                                                                    --
            through June 30, 2005                        --                                          2,370,058        2,370,058
-------------------------------------------------------------------------------------------------------------------------------
             Total Purchase Price allocated       8,677,621       32,868,730       41,546,351               --       41,546,351
===============================================================================================================================

NOTE 2 - SUMMARY OF PRO FORMA ADJUSTMENTS

PRO FORMA ADJUSTMENTS - June 30, 2005

(a) To reclassify the working interest in properties owned by Aurora and purchased by Cadence. Additionally, reclassification of the depletion and/or amortization of the property have been completed to the proper owner.

(b) To increase the outstanding shares of Aurora on a two-for-one basis in accordance with the definitive merger agreement and to adjust par value of the revised outstanding shares of common stock of Aurora to the par value of Cadence.

(c) To eliminate the accumulated deficit of Cadence to additional paid-in capital as part of the value of the acquisition upon merger.

(d) To reflect the fair value at January 31, 2005, the date of the definitive merger agreement, the shares outstanding in Cadence were multiplied the per share sales price as listed on the OTC Bulletin Board as of January 31, 2005 ($1.64), with the resulting increase in value allocated between oil and gas properties, other investments, goodwill and other intangible assets. Amortization has been computed in the accompanying pro forma as follows; $4,605,000 of estimated intangible assets amortized over 36 months (estimated useful life of the other intangible assets) for a total of $639,583 in amortization expense.

(e) To conform the oil and gas properties owned by Cadence to the full cost method as used by Aurora, the accounting acquirer. Note, the oil and gas exploration and intangible drilling expenses of Cadence under the successful efforts method have been adjusted to give pro forma effect to conform to the treatment of these expenditures under the full cost method used by Aurora. The net addition to oil and gas properties in converting from successful efforts to full cost is $430,132 and is recorded on the balance sheet as an addition to the oil and gas properties and adjustment to net deficit.

The table below sets out in detail the effect of changing to full cost by period to highlight the amounts reflected in the statements of operations for the period ended June 30, 2005 and December 31, 2004.

---------------------------------------------------------------------------------------------------------------------------
                                                     2005             2004           2003         2002           Totals
---------------------------------------------------------------------------------------------------------------------------
Net exploration costs added back                    752,632          805,136       422,172      260,786          2,240,726

Net adjustment to depletion, depreciation and
  amortization and impairment under respective
  methods                                          (273,824)      (1,323,975)     (192,718)     (20,076)        (1,810,594)

---------------------------------------------------------------------------------------------------------------------------
Net Change in asset value                           478,808         (518,839)      229,454      240,710            430,132
---------------------------------------------------------------------------------------------------------------------------

(f) To eliminate the investment in Aurora by Cadence.

PRO FORMA ADJUSTMENTS-December 31, 2004

(a) Depreciation, depletion and amortization are adjusted as follows:

         (1)  Estimated amortization computed on the original value assigned to intangible assets of $2,000,000 over 5 years.  This is adjusted in the 6/30/05
         for the final valuation. (see (d) above)                                           $      400,000

         (2) Convert from successful efforts to full cost.(see table in (e) above)               1,323,975
                                                                                            ---------------

         Total Additional to Depreciation, depletion and amortization                       $    1,723,975

(b) Interest expense and loan fees are adjusted to reflect the amortization of debt discount of $794,706 included as a subsequent event at 12/31/04. This adjustment is not reflected in the 6/30/05 pro forma statements of operations as they were included in Cadence's 6/30/05 statement of operations totals.

(g) The effects of the above transactions are summarized as follows:

BALANCE SHEET ACCOUNT                                                                 Note Ref            AMOUNT
                                                                                      --------            ------
(1)  OIL AND GAS PROPERTIES (NET) USING FULL COST
     Beginning Balance (combined companies)                                                           $ 22,738,895
     Reclassification of working interest in properties owned by Aurora
        and purchased by Cadence,                                                        (a)               528,503
     Reclassification of depletion and/or amortization associated with
       above reclassification of working interest                                        (a)               (32,489)
     Estimated allocation of purchase price to oil and gas properties
       based on fair value of unproved Cadence properties                                (d)            11,353,113
     Reclassification of Cadence properties from successful efforts to full cost         (e)             2,397,066
     Record upward net adjustment from successful efforts to full cost                   (e)               430,131
                                                                                                -------------------
       Total pro forma adjustments to oil and gas properties under full cost                            14,676,324
                                                                                                -------------------
     Ending pro forma balance                                                                         $ 37,415,219
                                                                                                ===================

(2)  OIL AND GAS PROPERTIES (NET) USING SUCCESSFUL EFFORTS
     Beginning Balance (combined companies)                                                           $  2,893,080
     Reclassification of working interest in properties owned by Aurora
        and purchased by Cadence,                                                        (a)              (528,503)
     Reclassification of depletion and/or amortization associated with
       above reclassification of working interest                                        (a)                32,489
     Reclassification of Cadence properties from successful efforts to full cost         (e)            (2,397,066)
                                                                                                -------------------
         Total pro forma adjustments to oil and gas properties under successful efforts               $ (2,893,080)
                                                                                                -------------------
     Ending pro forma balance                                                                         $          -
                                                                                                ===================

(3)  GOODWILL
     Beginning Balance (combined companies)                                                           $          -
     Estimated allocation of purchase price to goodwill based on
        estimated fair value                                                             (d)            16,277,096
                                                                                                -------------------
     Ending pro forma balance                                                                         $ 16,277,096
                                                                                                ===================

(4)  OTHER INTANGIBLE ASSETS (NET)
     Beginning Balance (combined companies)                                                                      -
     Estimated allocation of purchase price to intangibles based on
        estimated fair value                                                             (d)             4,605,000
     Amortization expense ($4,605,000 estimated intangibles over 36 months)              (d)              (639,583)
                                                                                                -------------------
     Ending pro forma balance                                                                            3,965,417
                                                                                                ===================

(5)  OTHER ASSETS
     Beginning Balance (combined companies)                                                              2,588,805
     Estimated allocation of purchase price to other investments based on
        estimated fair valuation                                                         (d)               633,251
     Eliminate Cadence investment in Aurora Stock                                        (f)              (750,000)
                                                                                                -------------------
     Ending pro forma balance                                                                            2,472,056
                                                                                                ===================

(6)  COMMON STOCK
     Beginning Balance (combined companies)                                                                226,069
     Issuance of Cadence Stock for Aurora Stock on a 2-for 1 basis                       (b)                19,046
     Adjust par value of revised outstanding shares of common stock of Aurora
        to par value of Cadence                                                          (b)               348,832
     Remove the investment in Aurora by Cadence                                          (f)                (6,000)
                                                                                                -------------------
     Total pro forma adjustments                                                                           361,878
                                                                                                -------------------
     Ending pro forma balance                                                                              587,947
                                                                                                ===================

(7)  ADDITIONAL PAID IN CAPITAL
     Beginning Balance (combined companies)                                                             49,479,024
     Issuance of Cadence Stock for Aurora Stock on a 2-for 1 basis                       (b)               (19,046)
     Adjust par value of revised outstanding shares of common stock of Aurora
        to par value of Cadence                                                          (b)              (348,832)
     To close the accumulated deficit of Cadence                                         (c)           (25,895,765)
     Record net purchase price after allocation to Cadence net assets
           ($41,546,351 - $6,307,563)                                                    (d)            35,238,520
     Remove the investment in Aurora by Cadence                                          (f)              (744,000)
                                                                                                -------------------
     Total pro forma adjustments                                                                         8,230,877
                                                                                                -------------------
     Ending pro forma balance                                                                           57,709,901
                                                                                                ===================

(8)  ACCUMULATED DEFICIT
     Beginning Balance (combined companies)                                                             26,406,564
     To close the accumulated deficit of Cadence                                         (c)           (25,895,765)
     Adjust for Cadence 2/1/05-6/30/05 activity after allocation of net 1/31/05 assets   (d)             2,370,060
     Record 5 months amortization on intangible assets ($4,605,000 over 36 months)       (d)               639,583
     Record upward net adjustment from successful efforts to full cost                   (e)              (430,131)
                                                                                                -------------------
     Total pro forma adjustments                                                                       (23,316,253)
                                                                                                -------------------
     Ending pro forma balance                                                                            3,090,311
                                                                                                ===================

                  MATERIAL CONTRACTS BETWEEN CADENCE AND AURORA

         There are no currently effective material contracts between Cadence and Aurora, other than the merger agreement.

            COMPARATIVE RIGHTS OF HOLDERS OF AURORA COMMON STOCK AND
                              CADENCE COMMON STOCK

         After consummation of the merger, holders of Aurora common stock will become holders of Cadence Common Stock. As shareholders of Aurora, their rights are presently governed by Nevada law and the Articles of Incorporation and Bylaws of Aurora (the "Aurora Charter Documents"). As shareholders of Cadence, their rights will be governed by Utah law and by Cadence's Articles of Incorporation and Bylaws (the "Cadence Charter Documents"). The following discussion summarizes the material differences between the rights of holders of the capital stock of a Nevada corporation such as Aurora and the rights of the holders of the capital stock of a Utah corporation, such as Cadence.

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of Cadence, upon closing of the merger with Aurora, will consist of 100,000,000 shares of common stock, $0.01 par value per share. Each share of the common stock of Cadence will have one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders will not have a right to cumulate their votes for the election of directors.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

         UTAH. A merger, share exchange or sale of all or substantially all of the assets of a corporation (other than a sale in the ordinary course of the corporation's business) requires the approval of a majority of the outstanding shares of the corporation (voting in separate voting groups, if applicable), unless the articles of incorporation, the bylaws or a resolution of the corporation's board of directors requires a greater number. In addition, when merging with a foreign corporation, the laws of the state in which that corporation is incorporated must also permit the merger. No vote of the shareholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent of the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent the total number of participating shares of the surviving corporation outstanding immediately before the merger. Both Utah and Nevada law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets, unless otherwise provided by the corporation's articles of incorporation or bylaws. With certain exceptions, Utah law also requires that certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding, if applicable. In contrast, Nevada law generally does not require class voting, except in certain transactions involving an amendment to the articles of incorporation that adversely affects a specific class of shares.

         NEVADA. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger; and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger plus that initially issuable on conversion of other securities issued in the merger does not exceed twenty percent of the common stock of the corporation outstanding immediately before the merger.

SHAREHOLDERS' CONSENT WITHOUT A MEETING

         UTAH. Unless otherwise provided in the articles of incorporation, actions requiring the vote of shareholders may be taken without a meeting and without prior notice by one or more written consents of the shareholders having not less than the minimum number of votes that would be necessary to take such actions at a meeting at which all shares entitled to vote thereon were present and voted. If shareholder action is by less than unanimous written consent, notice shall be provided to the shareholders who did not consent at least ten days before the consummation of the transactions, actions or event authorized by the shareholders. The shareholders of any corporation in existence prior to July 1, 1992 may act by written consent only if such consent is unanimous, unless the shareholders adopt a resolution providing otherwise. Cadence's original Charter pre-dates July 1, 1992 and the shareholders of the Company have not elected to allow shareholders to approve, ratify and effect actions of the Company by majority written shareholder consent as permitted under Utah law. Written consent for the election of directors of corporations in existence both before and after July 1, 1992 must be unanimous.

         NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after taking the actions, a written consent thereto is signed by the shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an actions at a meeting, then that proportion of written consent is required. In no instance where an action is authorized by written consent need a meeting of the shareholders be called or notice given.

SHAREHOLDER VOTING REQUIREMENTS

         UTAH. Utah law provides that, unless otherwise provided in a corporation's articles of incorporation, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that group for actions on that matter. The Cadence Charter Documents provide that the presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders constitutes a quorum. Under Utah law, once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. Unless the articles of incorporation provide otherwise, if a quorum exists, actions (on a matter other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the actions exceed the votes cast within the voting group opposing the actions. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present. Shareholders do not have a right to cumulate their votes for the election of directors unless the articles of incorporation provide for such cumulation of votes. Shares entitled to vote cumulatively may be voted cumulatively at each election of directors unless the articles of incorporation provide alternative procedures for the exercise of cumulative voting.

         NEVADA. Unless a corporation's articles of incorporation or bylaws provides for different proportions, a majority of the voting power which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors, action is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition. Directors shall be elected by a plurality of the votes cast at the election. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. An act by the shareholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

DISSENTERS' RIGHTS

         UTAH. In connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business) or in the event of any other corporate action for which the corporate documents provide for dissenters' rights, a dissenting shareholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the shareholder's shares. The fair value is estimated by the corporation. However, if the shareholder is unwilling to accept the corporation's estimate, the shareholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the board of directors provides otherwise, shareholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the National Market System of NASDAQ, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate actions, the shareholder will receive anything except
(i) shares of the surviving corporation; (ii) shares of a corporation that is or will be listed on a national securities exchange, the National Market System of NASDAQ, or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

         NEVADA. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the case of the following corporate actions:
(i) consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity if Nevada law or the corporation's articles of incorporation require shareholder approval, regardless of whether the shareholder is entitled to vote on the conversion or plan of merger; (ii) consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange; or (iii) any corporate action taken pursuant to a vote of the shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. There is no right to dissent with respect to a merger or exchange in favor of shareholders of any series of stock listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, or held by at least 2,000 shareholders of record unless (i) the articles of incorporation of the corporation issuing the shares provide otherwise, or (ii) the shareholders are required under the plan of merger or exchange to accept for the shares anything other than some combination of cash, ownership interests in the surviving entity or ownership interests in another other entity that are either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers or held by at least 2,000 holders. There is no right of dissent for any holders of stock of the surviving corporation if the plan of merger does not require action of shareholders of the surviving corporation pursuant to Nevada law.

DIVIDENDS

         UTAH. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights, unless the articles of incorporation provide otherwise).

         NEVADA. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or, unless otherwise provided by the corporation's articles or bylaws, the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

ANTI-TAKEOVER STATUTES

         UTAH. The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated (the "Act"), provides, among other things, that, when any person obtains shares (or the power to direct the voting shares) of "an issuing public corporation" such that the person's voting power equals or exceeds any of three levels (twenty, thirty-three and one-third or fifty percent), the ability to vote or to direct the voting of the "control shares" is conditioned on approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the "interested shares." Shareholder approval may occur at the next annual or special meeting of the shareholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the shareholders held for that purpose (to be held within fifty days of the corporation's receipt of the request by the acquiring person unless the acquiring person agrees in writing to another date). If authorized by the articles of incorporation or the bylaws before a control share acquisition, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the shareholders do not grant voting rights to control shares. If the shareholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, shareholders may be entitled to dissenters' rights under Utah law, unless otherwise provided in the corporation's articles of incorporation or bylaws before a control share acquisition has occurred. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation or bylaws provide that the Act does not apply, (ii) the acquisition is consummated pursuant to a merger or share exchange in accordance with Utah law and the issuing public corporation is a party to the merger or share exchange or (iii) under certain other specified circumstances.

         NEVADA. Except under certain circumstances, Nevada law prohibits a "business combination" between the corporation and an "interested" shareholder unless that combination is approved by that corporation's board of directors before the person becomes an interested shareholder.

DERIVATIVE SUITS

         UTAH. A shareholder may not commence a derivative action unless the shareholder (i) was a shareholder of the corporation at the time when the transactions complained of occurred (unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time) and (ii) fairly and adequately represents the interests of the corporation. The complaint must be verified and allege with particularity the demand made upon the board of directors. If a court finds that the proceeding was commenced without reasonable cause or for an improper purpose, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees. If a court finds that the proceeding has resulted in a substantial benefit to the corporation, the court may order the corporation to pay the plaintiff's reasonable expenses, including counsel fees.

         NEVADA. In a derivative action brought by one or more shareholders to enforce a right of a corporation, the corporation having failed to enforce a right which may properly be asserted by it, the complaint shall be verified by oath and shall allege that the plaintiff was a shareholder or member at the time of the transaction(s) of which he complains or that his shares thereafter devolved on him by operation of law. The complaint shall also allege with particularity the efforts, if any, made by the plaintiff to obtain the action he desires from the directors or comparable authority and, if necessary, from the shareholder, and the reasons for his failure to obtain the actions or for not making the effort. The derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of the shareholders or members similarly situated in enforcing the right of the corporation. The action shall not be dismissed or compromised without the approval of the court, and notice of the proposed dismissal or compromise shall be given to shareholders or members in such manner as the court directs.

SPECIAL MEETING OF SHAREHOLDERS

         UTAH. Special meetings of the shareholders may be called by: (i) the board of directors, (ii) the person or persons authorized by the bylaws to call a special meeting or (iii) the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting, if such holders deliver to the corporation's secretary one or more written demands for such meeting. The corporation shall give notice of the date, time, place and purpose(s) of the special meeting no fewer than ten and no more than sixty days before the meeting. The Cadence Bylaws provide that the Secretary must call a special meeting upon written request by any Director or any Shareholder or Shareholders holding at least twenty percent of the voting power of all Shareholders.

         NEVADA. Special meetings of shareholders may be held within or without Nevada, in the manner provided by the bylaws of the corporation. The articles of incorporation may designate a place or places where such meetings may be held, but in the absence of such a provision the meetings must be held within or without Nevada as directed from time to time by the bylaws. Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call special meetings of the shareholders. Not less than ten nor more than sixty days written notice of such meeting, specifying the day, hour and place, when and where such meeting shall be convened, and the objects for calling the same, shall be mailed in the United States Post Office, or via express or overnight mail, addressed to each of the shareholders of record entitled to vote at the meeting at the time of issuing the notice, and at his, her, or its address last known, as the same appears on the books of the corporation. The written certificate of the officer or officers calling any special meeting setting forth the substance of the notice, and the time and place of the mailing of the same to the several shareholders, and the respective addresses to which the same were mailed, shall be prima facie evidence of the manner and fact of the calling and giving such notice.

NOTICE, ADJOURNMENT AND PLACE OF SHAREHOLDERS' MEETINGS

         UTAH. Utah law requires that notice of any shareholders' meeting be given to shareholders entitled to vote at the meeting between ten and sixty days before a meeting unless the shareholders waive or reduce the notice period by unanimous consent in writing. Both Nevada and Utah law provide for adjournments of shareholders' meetings. Utah law requires notice of the adjournment to the shareholders entitled to vote at the meeting if the adjournment is for thirty days or more or if a new record date is fixed. Nevada law does not require notice of the time and place of an adjourned meeting unless such information is not announced at the meeting at which the adjournment is taken or if a new record date is fixed for the adjourned meeting. Both Nevada and Utah law permit meetings of shareholders to be held at such place as is designated by or in the manner provided in a corporation's bylaws. Utah law and the Cadence Bylaws provide that the place of the meeting shall be the principal office of the corporation if no other place is designated.

         NEVADA. Nevada law requires that notice of a meeting of the shareholders be in writing, signed by the president or a vice president or secretary, assistant secretary or by any other natural person(s) prescribed in the bylaws or designated by the board of directors. The notification of a meeting shall state the purpose or purposes for which the meeting is called and the date, time, and the place where it is to be held. A copy of such notice shall be either delivered personally to, or shall be mailed with postage prepaid, to each shareholder of record entitled to vote at such meeting not less than ten nor more than sixty days before such meeting. The corporation's bylaws, articles of incorporation or a waiver of notice signed by all its shareholders entitled to vote at the meeting may designate any location as the place for any annual or special meeting. If no designation is made, the meetings must be held within or without Nevada, as directed from time to time by the bylaws.

AMENDMENTS TO CHARTER

         UTAH. Utah law permits a corporation's board of directors to adopt, without shareholder action, charter amendments relating to certain secretarial matters. The board may propose amendments to the articles of incorporation relating to other corporate matters for submission to the shareholders. Notice of a regular or special meeting at which a proposed amendment is to be considered must include a notice of such purpose and be accompanied by a discussion or copy of the proposed amendment. For an amendment to be adopted, the board must recommend the amendment to the shareholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the shareholders). Moreover, unless the articles of incorporation, the bylaws or a board resolution require a greater number, the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (ii) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain forward splits), and (iii) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group).

         NEVADA. Unless a corporation's articles of incorporation provide otherwise, its articles may be amended in any of the following respects by a vote of a majority of the shareholders entitled to vote on an amendment: (i) by addition to its corporate powers and purposes, or diminution thereof, or both;
(ii) by substitution of other powers and purposes, in whole or in part, for those prescribed by its articles of incorporation; (iii) by increasing, decreasing or reclassifying its authorized stock, by changing the number, par value, preferences, or relative, participating, optional or other rights, or the qualifications, limitations or restrictions of such rights, of its shares, or of any class or series of any class thereof whether or not the shares are outstanding at the time of the amendment, or by changing shares with par value, whether or not the shares are outstanding at the time of the amendment, into shares without par value or by changing shares without par value, whether or not the shares are outstanding at the time of the amendment, into shares with par value, either with or without increasing or decreasing the number of shares, and upon such basis as may be set forth in the certificate of amendment; (iv) by changing the name of the corporation; or (v) by making any other change or alteration in its articles of incorporation that may be desired. If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof.

REQUIRED NUMBER AND QUORUM OF DIRECTORS

         UTAH. Utah law requires that a corporate board of directors consist of at least three individuals. A quorum of the board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. Utah law permits a corporation's articles of incorporation or bylaws to establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors. The Cadence Bylaws provide that the business of the corporation shall be managed by a board of at least three directors or of such other number as may be determined from time to time by the Board of Directors, but in any case not less than three nor more than nine. The Cadence Bylaws also provide that a majority of its Board of Directors constitutes a quorum.

         NEVADA. Nevada law requires that a corporation have at least one director, or as otherwise provided in the articles of incorporation or bylaws. Unless otherwise provided by the corporation's articles of incorporation or bylaws, a majority of the board of directors in office shall constitute a quorum for the transactions of business.

ELECTION AND REMOVAL OF DIRECTORS

         UTAH. The Cadence Bylaws provide that each Director shall hold office until his successor is elected and qualified, unless he is removed either with or without cause by two-thirds of the vote of the Shareholders at a special meeting called for that purpose. A corporation's directors or its shareholders may fill vacancies on the board; however, Utah law provides that if the vacant office was held by a director elected by a voting group, only the directors elected by the same voting group, or the shareholders within that voting group, may fill the vacancy.

         NEVADA. Nevada law provides that directors shall be elected by a plurality of the votes cast at the election. Any director, or the entire board, may be removed with or without cause, but only by the vote of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, unless the articles of incorporation require a greater number. A corporation's directors may fill vacancies on its board.

INSPECTION OF BOOKS AND RECORDS

         UTAH. Upon providing the company with a written demand at least five business days before the date the shareholder wishes to make an inspection, a shareholder and his agent and attorneys are entitled to inspect and copy, during regular business hours, (i) the articles of incorporation, bylaws, minutes of shareholders meetings for the previous three years, written communications to shareholders for the previous three years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three years; and (ii) if the shareholder is acting in good faith and directly connected to a proper purpose, and the shareholder describes with reasonable particularity his purpose and the records he desires to inspect, excerpts from the records of the board of directors and shareholders (including minutes of meetings, written consents and waivers of notices), accounting records and shareholder lists.

         NEVADA. Under Nevada law, any shareholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of its outstanding shares upon at least five days written demand is entitled to inspect in person or by agent or attorney, during normal business hours, the company's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

         UTAH. Utah law provides that every director who, directly or indirectly, is party to, has beneficial interest in or is closely linked to a proposed corporate transaction that is financially significant to the director is liable to account to the corporation for any profit made as a consequence of the corporation entering into such transactions unless such person (i) disclosed his or her interest and all material facts at the meeting of directors where the proposed transaction was considered and thereafter the transaction was approved by a majority of the disinterested directors on the board or on a duly empowered committee of the board; (ii) disclosed his or her interest prior to a meeting or written consent of shareholders and thereafter the transaction was approved by a majority of the disinterested shares; or (iii) can show that the transactions was fair and reasonable to the corporation.

         NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable when
(i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors; (ii) the fact of the common directorship, office or financial interest is known to the shareholders, and they approve or ratify the contract or transaction in good faith by a majority vote of shareholders holding a majority of the voting power; (iii) the fact of common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors for action; or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND DIRECTORS

         UTAH. Utah law permits a corporation, if so provided in its articles of incorporation, its bylaws or in a resolution properly approved by the shareholders, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any actions taken or any failure to take actions as a director, except liability for the following:
(i) improper financial benefits received by a director; (ii) intentional inflictions of harm on the corporation or its shareholders; (iii) payment of dividends to shareholders that render the corporation insolvent; and (iv) intentional violations of criminal law. Under Utah law, a corporation may indemnify its current and former directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Utah law also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the proceeding. Utah law prohibits the indemnification of a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the director, officer, employee or agent is adjudged liable on the basis that he derived an improper personal benefit. The Cadence Charter Documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under Utah law and provide that its directors shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except in the case of (i) breach of the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) certain actions enumerated in Utah law including improper distributions and the intentional infliction of harm on the corporation or shareholders; and (iv) any transaction from which the director derived an improper personal benefit. Utah law permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if (i) that person provides a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) that person on someone on his behalf provides a written undertaking to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (iii) the corporation determines under the facts then known that indemnification would not be precluded. The Cadence Charter Documents permit such advances.

         NEVADA. Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal actions, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either actions in his official capacity or actions in another capacity while holding his office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication determines that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Cadence's common stock is OTC Stock Transfer, 231 E. 2100 South, Suite #3, Salt Lake City, Utah 84115. Its telephone number is (801) 485-5555 and facsimile is (801) 486-0562.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for Cadence by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                                     EXPERTS


         Cadence's financial statements for the years ending September 30, 2004, 2003 and 2002 appearing in this prospectus have been audited by the accounting firm of Williams & Webster, P.S., independent registered public accounting firm, 601 West Riverside, Suite 1970, Spokane, Washington 99201. The Cadence financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting. Aurora's financial statements for the years ending December 31, 2004 and 2003 appearing in this prospectus have been audited by the accounting firm of Rachlin Cohen & Holtz LLP, independent registered public accounting firm, Suntrust International Center, One SE Third Ave, Tenth Floor, Miami, Florida 33131. The Aurora financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.


         The reference to the report of Ralph E. Davis Associates, Inc. Consultants - Petroleum and Natural Gas, located in Houston, Texas, contained herein with respect to the proved reserves of Cadence's oil wells in Texas, the estimated net revenue from such proved reserves, and the discounted present values of such estimated future net revenue, is made in reliance upon the authority of such firms as experts with the respect to such matters. Similarly, the reference to the report of Data & Consulting Services, a division of Schlumberger Technology Corporation of Pittsburgh, Pennsylvania, with respect to the Aurora reserves in the Michigan Antrim Shale, the estimated net revenues from the reserves and the discounted present values of the estimated future net revenue, is made in reliance upon the authority of this firm as an expert with respect to these matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         Cadence has filed a registration statement on Form S-4 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to Cadence Resources Corporation and the shares of common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. Cadence is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC's Internet site.

         You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. Cadence has not authorized anyone else to provide you with different information. Cadence is not making an offer of these securities in any state where the offer is not permitted. Cadence should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                                    INDEX TO
                              FINANCIAL STATEMENTS


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - CADENCE        F-2

CONSOLIDATED FINANCIAL STATEMENTS - CADENCE

   Balance Sheets                                                     F-3 - F-4

   Statements of Operations and Comprehensive Loss                       F-5

   Statement of Stockholders' Equity                                  F-6 - F-8

   Statements of Cash Flows                                           F-9 - F-10

   Notes to the Financial Statements                                 F-11 - F-35

UNAUDITED QUARTERLY FINANCIAL STATEMENTS - CADENCE

   Balance Sheets                                                    F-36 - F-37

   Statements of Operations                                              F-38

   Statements of Cash Flows                                          F-39 - F-40

   Notes to Condensed Financial Statements                           F-41 - F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - AURORA         F-44

CONSOLIDATED FINANCIAL STATEMENTS - DECEMBER 31, 2004 AND 2003 - AURORA

   Balance Sheets                                                        F-45

   Statements of Operations                                              F-46

   Statements of Shareholders' Equity and Minority Interest              F-47

   Statements of Cash Flows                                              F-48

   Notes to Financial Statements                                     F-49 - F-71

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) - AURORA            F-72 - F-76

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
JUNE 30, 2005 AND 2004 - AURORA

   Balance Sheets                                                        F-77

   Statements of Operations                                              F-78

   Statements of Cash Flows                                              F-79

   Notes to Financial Statements                                     F-80 - F-88

The Board of Directors
Cadence Resources Corporation
Walla Walla, Washington


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have audited the accompanying balance sheets of Cadence Resources Corporation as of September 30, 2004, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cadence Resources Corporation as of September 30, 2004, 2003 and 2002, and the results of its operations, stockholders equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
January 4, 2005

                         CADENCE RESOURCES CORPORATION
                                 BALANCE SHEETS

                                                                      September 30,
                                                       -------------------------------------------
                                                           2004            2003            2002
                                                       -----------     -----------     -----------
ASSETS

     CURRENT ASSETS
         Cash                                          $ 1,922,993     $ 3,619,345     $    40,011
         Oil & gas revenue receivable                      335,407          84,575          26,123
         Receivable from working interest owners                --          12,873          16,037
         Notes receivable                                    8,720           3,720          13,078
         Prepaid expenses                                   39,410           5,925          27,500
         Other current assets                                  425             425             431
                                                       -----------     -----------     -----------
              TOTAL CURRENT ASSETS                       2,306,955       3,726,863         123,180
                                                       -----------     -----------     -----------

     OIL AND GAS PROPERTIES, USING
         SUCCESSFUL EFFORTS ACCOUNTING
         Proved properties                               5,731,108         590,747          48,694
         Unproved properties                               505,501         833,836          78,997
         Wells and related equipment and facilities        855,562         202,886          67,374
         Support equipment and facilities                  506,427         151,963         105,108
         Prepaid oil and gas leases                        456,219         395,973         177,177
         Less accumulated depreciation, depletion,
              amortization and impairment               (3,911,939)        (61,611)         (4,312)
                                                       -----------     -----------     -----------
              TOTAL OIL AND GAS PROPERTIES               4,142,878       2,113,794         473,038
                                                       -----------     -----------     -----------

     PROPERTY AND EQUIPMENT
         Furniture and equipment                             4,785           1,660           1,440
         Less accumulated depreciation                      (1,949)         (1,451)         (1,440)
                                                       -----------     -----------     -----------
              TOTAL PROPERTY AND EQUIPMENT                   2,836             209              --
                                                       -----------     -----------     -----------

     OTHER ASSETS
         Investments                                       238,088         394,454         448,793
         Mineral properties available for sale             197,406         246,757         246,757
                                                       -----------     -----------     -----------
              TOTAL OTHER ASSETS                           435,494         641,211         695,550
                                                       -----------     -----------     -----------

     TOTAL ASSETS                                      $ 6,888,163     $ 6,482,077     $ 1,291,768
                                                       ===========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                          CADENCE RESOURCES CORPORATION
                                 BALANCE SHEETS

                                                                                September 30,
                                                               ----------------------------------------------
                                                                   2004             2003             2002
                                                               ------------     ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
          Accounts payable                                     $    358,588     $    584,866     $    119,923
          Revenue distribution payable                               32,387           68,929           14,835
          Payable to related party                                  300,000          550,000            2,500
          Deferred working interest                                      --               --           22,184
          Accrued compensation                                           --           94,920           66,261
          Accrued interest - related party                            3,548           15,752               --
          Interest payable - secured notes                            1,233               --               --
          Notes payable - related party                                  --          460,000               --
                                                               ------------     ------------     ------------
               TOTAL CURRENT LIABILITIES                            695,756        1,774,467          225,703
                                                               ------------     ------------     ------------

      LONG-TERM DEBT
          Secured notes, net of discount                          5,071,147               --               --
                                                               ------------     ------------     ------------

      COMMITMENTS AND CONTINGENCIES                                      --               --               --
                                                               ------------     ------------     ------------

      REDEEMABLE PREFERRED STOCK                                     59,925           59,925               --
                                                               ------------     ------------     ------------

      STOCKHOLDERS' EQUITY
          Common  stock, $0.01 par value; 100,000,000
               shares  authorized, 12,892,327, 12,512,827,
               and 6,866,210 shares issued and outstanding,
               respectively                                         128,923          125,128           68,662
          Additional paid-in capital                             18,995,458       18,343,422       13,291,965
          Stock options                                           1,642,614        1,210,704          626,790
          Stock warrants                                            794,512           51,375          233,334
          Accumulated deficit                                   (20,035,605)     (14,863,687)     (12,906,132)
          Accumulated other comprehensive loss                     (464,567)        (219,257)        (248,554)
                                                               ------------     ------------     ------------
               TOTAL STOCKHOLDERS' EQUITY                         1,061,335        4,647,685        1,066,065
                                                               ------------     ------------     ------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY                                               $  6,888,163     $  6,482,077     $  1,291,768
                                                               ============     ============     ============

   The accompanying notes are an integral part of these financial statements.


                         CADENCE RESOURCES CORPORATION
                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                   Years Ended September 30,
                                                     ----------------------------------------------
                                                         2004             2003             2002
                                                     ------------     ------------     ------------
REVENUES
     Oil and gas sales                               $  2,541,447     $    337,355     $     56,608
     Sale of drilling and production rights                    --           50,000               --
                                                     ------------     ------------     ------------
            Total Revenues                              2,541,447          387,355           56,608
                                                     ------------     ------------     ------------

OPERATING AND ADMINISTRATIVE EXPENSES
     Depreciation, depletion and amortization           2,663,695           57,310            4,312
     Officers' and directors' compensation                725,485          528,727          152,510
     Consulting                                           319,338          531,137          934,254
     Oil and gas lease expenses                           565,148          302,204          131,812
     Oil and gas consulting                               105,535           60,000               --
     Exploration and drilling                             134,452          109,968          128,974
     Oil and gas production costs                         174,836           34,577            5,305
     Lease operating expenses                                  --           19,334           12,279
     Other general and administrative                   1,506,446          386,892          144,192
                                                     ------------     ------------     ------------
         Total Expenses                                 6,194,935        2,030,149        1,513,638
                                                     ------------     ------------     ------------

LOSS FROM OPERATIONS                                   (3,653,488)      (1,642,794)      (1,457,030)
                                                     ------------     ------------     ------------

OTHER INCOME (EXPENSE)
     Interest income                                       18,874              136            1,034
     Interest expense and loan fees                      (302,955)        (227,978)          (5,872)
     Partnership income (loss)                                 --          (15,200)          10,000
     Gain (loss) on debt forgiveness                           --           (4,699)           6,109
     Other income                                          11,172               --               --
     Loss on sale of investment                            (9,156)              --               --
     Loss on disposition and impairment of assets      (1,236,365)         (67,020)         (29,890)
                                                     ------------     ------------     ------------
         Total Other Income (Expense)                  (1,518,430)        (314,761)         (18,619)
                                                     ------------     ------------     ------------

LOSS BEFORE TAXES                                      (5,171,918)      (1,957,555)      (1,475,649)

INCOME TAXES BENEFIT                                           --               --           66,040
                                                     ------------     ------------     ------------

LOSS FROM CONTINUING OPERATIONS                        (5,171,918)      (1,957,555)      (1,409,609)

GAIN (LOSS) FROM DISCONTINUED OPERATIONS
     Gain (loss) from mining operations (net of
         income taxes)                                         --               --          264,158
                                                     ------------     ------------     ------------

NET LOSS                                               (5,171,918)      (1,957,555)      (1,145,451)

OTHER COMPREHENSIVE INCOME (LOSS)
     Unrealized gain (loss) in market value of
         investments                                     (245,311)          29,297          (98,392)
                                                     ------------     ------------     ------------

COMPREHENSIVE LOSS                                   $ (5,417,228)    $ (1,928,258)    $ (1,243,843)
                                                     ============     ============     ============

LOSS PER COMMON SHARE BASIC AND DILUTED:
     Net loss from continuing operations             $      (0.41)    $      (0.21)    $      (0.28)
     Net gain (loss) from discontinued operations              --               --             0.05
                                                     ------------     ------------     ------------
NET LOSS PER COMMON SHARE                            $      (0.41)    $      (0.21)    $      (0.23)
                                                     ============     ============     ============

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING,
     BASIC AND DILUTED                                 12,715,619        9,348,374        4,965,179
                                                     ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                         CADENCE RESOURCES CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY


                                              Common Stock
                                        --------------------------    Additional
                                            Number                     Paid-in          Stock         Stock        Accumulated
                                          of Shares      Amount        Capital         Options       Warrants         Deficit
                                        -----------   ------------   ------------   ------------   ------------   ------------
Balance,
     September 30, 2001                   2,453,890   $     24,539   $ 12,198,855   $         --   $         --   $(11,760,681)

Shares issued for cash at $0.24
     to $0.50 per share                     783,000          7,830        234,070             --             --             --

Shares issued to officer for debt
     at $0.30 per share                     300,000          3,000         87,000             --             --             --

Shares  issued  to  officers,
     consultants and others for
     services, accrued compensation
     and prepaid expenses at $0.30
     to $0.38 per share                     589,184          5,892        205,775             --             --             --

Shares issued for cash with warrants
     attached at $0.30 per share          2,333,336         23,333        443,333             --        233,334             --

Shares issued to officer for
     reimbursement of expenses
     paid for Company at $1.03
     per share                                6,800             68          6,932             --             --             --

Shares issued for investment at
     $0.30 per share                        400,000          4,000        116,000             --             --             --

Options issued to directors and
     consultants for services                    --             --             --        626,790             --             --

Net loss for the year ended
     September 30, 2002                          --             --             --             --             --     (1,145,451)

Unrealized loss on market value
     of investments                              --             --             --             --             --             --
                                        -----------   ------------   ------------   ------------   ------------   ------------
Balance
     September 30, 2002                   6,866,210   $     68,662   $ 13,291,965   $    626,790   $    233,334   $(12,906,132)

                                          Accumulated
                                             Other           Total
                                          Comprehensive    Stockholders'
                                             Loss            Equity
                                         --------------  --------------
Balance,
     September 30, 2001                  $   (150,162)   $    312,551

Shares issued for cash at $0.24
     to $0.50 per share                            --         241,900

Shares issued to officer for debt
     at $0.30 per share                            --          90,000

Shares  issued  to  officers,
     consultants and others for
     services, accrued compensation
     and prepaid expenses at $0.30
     to $0.38 per share                            --         211,667

Shares issued for cash with warrants
     attached at $0.30 per share                   --         700,000

Shares issued to officer for
     reimbursement of expenses
     paid for Company at $1.03
     per share                                     --           7,000

Shares issued for investment at
     $0.30 per share                               --         120,000

Options issued to directors and
     consultants for services                      --         626,790

Net loss for the year ended
     September 30, 2002                            --      (1,145,451)

Unrealized loss on market value
     of investments                           (98,392)        (98,392)
                                         --------------  --------------
Balance
     September 30, 2002                  $   (248,554)   $  1,066,065

   The accompanying notes are an integral part of these financial statements.

                         CADENCE RESOURCES CORPORATION
                       STATEMENT OF STOCKHOLDERS' EQUITY


                                                Common Stock
                                          ------------------------   Additional
                                            Number                     Paid-in        Stock          Stock        Accumulated
                                           of Shares      Amount       Capital       Options        Warrants        Deficit
                                          ----------   -----------  ------------   ------------   -------------   -------------
Balance
     September 30, 2002                    6,866,210   $    68,662  $ 13,291,965   $    626,790   $    233,334    $(12,906,132)

Shares issued for cash with warrants
     attached at an average of $0.52
     per unit                                212,500         2,125        56,500             --         51,375              --

Shares issued to officers, directors
     and others for services at $0.78
     to $1.80                                496,500         4,965       535,710             --             --              --

Shares issued for loan consideration
     at $1.08 per share                      220,000         2,200       204,800             --             --              --

Shares issued for exercise of options
     at $0.75 per share                      100,000         1,000       142,100        (68,100)            --              --

Shares issued from exercise of
     warrants                              1,956,984        19,569       213,765             --       (233,334)             --

Shares issued for cash at $0.80 to
     $2.50 per share, net of
     financing fee of $347,850             2,525,183        25,252     4,216,347             --             --              --

Options issued for financing                      --            --      (429,671)       429,671             --              --

Shares issued for related party loan
     fee at $1.00 per share                  120,000         1,200       118,800             --             --              --

Conversion of shares of Celebration
     for shares of Cadence
     common stock                             14,250           143          (143)            --             --              --

Options issued to consultants for
     services                                     --            --            --        222,343             --              --

Miscellaneous adjustment                       1,200            12           (12)            --             --              --

Dividends paid on preferred stock                 --            --        (6,739)            --             --              --

Net loss for the year ended
     September 30, 2003                           --            --            --             --             --      (1,957,555)

Unrealized gain on market value of
     investments (unaudited)                      --            --            --             --             --              --
                                          ----------   -----------  ------------   ------------   ------------    ------------

     Balance, September 30, 2003          12,512,827   $   125,128  $ 18,343,422   $  1,210,704   $     51,375    $(14,863,687)
                                          ==========   ===========  ============   ============   ============    ============

                                            Accumulated
                                               Other            Total
                                            Comprehensive    Stockholders'
                                               Loss            Equity
                                            -------------   --------------
Balance
     September 30, 2002                     $   (248,554)   $  1,066,065

Shares issued for cash with warrants
     attached at an average of $0.52
     per unit                                         --         110,000

Shares issued to officers, directors
     and others for services at $0.78
     to $1.80                                         --         540,675

Shares issued for loan consideration
     at $1.08 per share                               --         207,000

Shares issued for exercise of options
     at $0.75 per share                               --          75,000

Shares issued from exercise of
     warrants                                         --              --

Shares issued for cash at $0.80 to
     $2.50 per share, net of
     financing fee of $347,850                        --       4,241,599

Options issued for financing                          --              --

Shares issued for related party loan
     fee at $1.00 per share                           --         120,000

Conversion of shares of Celebration
     for shares of Cadence
     common stock                                     --              --

Options issued to consultants for
     services                                         --         222,343

Miscellaneous adjustment                              --              --

Dividends paid on preferred stock                     --          (6,739)

Net loss for the year ended
     September 30, 2003                               --      (1,957,555)

Unrealized gain on market value of
     investments (unaudited)                      29,297          29,297
                                            ------------    ------------

     Balance, September 30, 2003            $   (219,257)   $  4,647,685
                                            ============    ============

   The accompanying notes are an integral part of these financial statements.

                          CADENCE RESOURCES CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY


                                              Common Stock
                                       ---------------------------    Additional
                                          Number                       Paid-in          Stock          Stock         Accumulated
                                         of Shares       Amount        Capital         Options        Warrants         Deficit
                                       ------------   ------------   -------------  ------------   -------------   -------------
Balance
     September 30, 2003                  12,512,827   $    125,128   $ 18,343,422   $  1,210,704   $     51,375    $(14,863,687)

        273,900             --
     at $2.50 per share                     110,000          1,100        273,900             --             --              --

Shares issued for services at
     $0.88 to $2.50 per share                99,500            995        143,960             --             --              --

Shares issued for officer and
     director fees at $0.76 to $2.23
     per share                              120,000          1,200        183,200             --             --              --

Share issued for exercise of
     warrants @ $1.35 per share              10,000            100         15,500             --         (2,100)             --

Shares issued for financing expense
     at $0.76 per share                      15,000            150         11,475             --             --              --

Shares issued for repayment of
     related party loan at $1.00 per
     share                                   25,000            250         24,750             --             --              --

Options issued for financing fees                --             --             --         71,910             --              --

Options issued to officers and
     directors for services                      --             --             --        360,000             --              --

Dividends paid                                   --             --           (749)            --             --              --

Deferred financing cost                          --             --             --             --        745,237              --

Net loss for the year ended
     September 30, 2004                          --             --             --             --             --      (5,171,918)

Unrealized loss on market value
     of investments                              --             --             --             --             --              --

                                       ------------   ------------   ------------   ------------   ------------    ------------
     Balance September  30, 2004         12,892,327   $    128,923   $ 18,995,458   $  1,642,614   $    794,512    $(20,035,605)
                                       ============   ============   ============   ============   ============    ============

                                          Accumulated
                                             Other           Total
                                          Comprehensive   Stockholders'
                                              Loss           Equity
                                         --------------  --------------
Balance
     September 30, 2003                  $   (219,257)   $  4,647,685

Issuance of common stock for cash
     at $2.50 per share                            --         275,000

Shares issued for services at
     $0.88 to $2.50 per share                      --         144,955

Shares issued for officer and
     director fees at $0.76 to $2.23
     per share                                     --         184,400

Share issued for exercise of
     warrants @ $1.35 per share                    --          13,500

Shares issued for financing expense
     at $0.76 per share                            --          11,625

Shares issued for repayment of
     related party loan at $1.00 per
     share                                         --          25,000

Options issued for financing fees                  --          71,910

Options issued to officers and
     directors for services                        --         360,000

Dividends paid                                     --            (749)

Deferred financing cost                            --         745,237

Net loss for the year ended
     September 30, 2004                            --      (5,171,918)

Unrealized loss on market value
     of investments                          (245,310)       (245,310)

                                         ------------    ------------
     Balance September  30, 2004         $   (464,567)   $  1,061,335
                                         ============    ============


   The accompanying notes are an integral part of these financial statements.

                          CADENCE RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                         Year Ended
                                                                        September 30,
                                                       ----------------------------------------------
                                                            2004              2003           2002
                                                       -------------     -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                          $  (5,171,918)    $ (1,957,555)   $ (1,145,451)
     Adjustments to reconcile net loss to net cash
         used by operating activities:
             Loss (gain) on sale of investments                9,156           67,020         (29,890)
             Impairment of long-lived assets               1,236,365               --              --
             Partnership loss                                     --           15,200              --
             Loss (gain) from mining operations                   --               --        (330,198)
             Gain (loss) on debt forgiveness                      --            4,699              --
             Depreciation, depletion and amortization      2,663,695           57,310           4,312
             Issuance of common stock for services           144,955          540,675         211,667
             Issuance of common stock for
                   expenses                                  196,025               --           7,000
             Amortization of deferred financing fees         279,919               --              --
             Issuance of common stock for  loan
                  repayment                                   25,000               --              --
             Issuance of common stock for loan
                   consideration                                  --          327,000              --
             Issuance of stock options for
                  services                                   360,000          222,343         626,790
             Issuance of stock options for
                  financing fees                              71,910               --              --
             Investment given for services                        --           14,700              --
     Changes in assets and liabilities:
             Oil & gas revenue receivable                   (250,832)         (58,452)        (26,123)
             Receivable from working interest owners          12,873            3,164         (16,037)
             Notes receivable                                 (5,000)           6,058         (30,000)
             Prepaid expenses                                (33,485)          21,575         (26,225)
             Deposit                                              --                6              (6)
             Prepaid mineral leases                               --         (218,796)        (95,022)
             Accounts payable                               (226,278)           1,082         (38,934)
             Revenue distribution payable                    (36,542)          54,094          14,835
             Deferred working interest                       (22,184)          22,184
             Accrued expenses                                (94,920)          28,659          50,261
             Interest payable                                (12,204)          15,752              --
             Interest payable-secured notes                    1,233               --              --
             Payable to related parties                     (550,000)          (2,500)             --
                                                       -------------     ------------    ------------
         Net cash provided (used) by
            operating activities                          (1,380,048)        (880,150)       (800,837)
                                                       -------------     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of investments                                (112,360)         (32,795)        (33,889)
     Purchase and development of proved and
         unproved properties                              (4,542,760)        (629,383)       (127,691)
     Purchase of fixed assets                               (981,660)        (182,587)       (172,482)
     Sale of investments                                      14,420           16,614          86,326
                                                       -------------     ------------    ------------
         Net cash provided (used) by
            investing activities                          (5,622,360)        (828,151)       (247,736)
                                                       -------------     ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock for cash                       288,500        4,728,324         708,566
     Issuance of redeemable preferred stock                       --           59,925              --
     Issuance of warrants for cash                                --           46,125         233,334
     Payments of preferred stock dividends                      (749)          (6,739)             --
     Proceeds from secured notes payable                   5,920,000               --              --
     Proceeds from notes payable and loans payable           115,000          600,000              --
     Payments of notes payable                            (1,016,695)        (140,000)        (45,000)
                                                       -------------     ------------    ------------
         Net cash provided by
            financing activities                           5,306,056        5,287,635         896,900
                                                       -------------     ------------    ------------
         Net increase (decrease) in cash               $  (1,696,352)    $  3,579,334    $   (151,673)
                                                       -------------     ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                          CADENCE RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS
                                                                          Year Ended
                                                                         September 30,
                                                         ------------------------------------------
                                                             2004            2003           2002
                                                         -----------     -----------    -----------
Net increase (decrease) in cash (balance forward)        $(1,696,352)    $ 3,579,334    $  (151,673)

Cash, beginning of period                                  3,619,345          40,011        191,684

                                                         -----------     -----------    -----------
Cash, end of period                                      $ 1,922,993     $ 3,619,345    $    40,011
                                                         ===========     ===========    ===========

SUPPLEMENTAL CASH FLOW DISCLOSURE:

      Income taxes paid                                  $        --     $        --    $        --
      Interest paid                                      $        --     $        --    $        --

NON-CASH INVESTING AND FINANCING
      ACTIVITIES:

      Common stock issued for services rendered,
           accrued compensation and prepaid expenses     $   144,955     $   540,675    $   211,667
      Common stock issued for exchange of debt           $    25,000     $        --    $    90,000
      Common stock issued in exchange for investments    $        --     $        --    $   120,000
      Common stock issued for reimbursement
           of expenses paid                              $   196,025     $        --    $     7,000
      Common stock issued for loan consideration         $        --     $   327,000    $        --
      Investment received for mining claims              $        --     $        --    $   350,000
      Investment received for note receivable            $        --     $        --    $    15,000
      Investment given for related party receivable      $        --     $        --    $     8,231
      Investment given for consulting services           $        --     $    14,700    $        --
      Stock options issued for services                  $   360,000     $   222,343    $   626,790
      Stock options issued for financing fees            $    71,910     $   429,671    $        --
      Exchange of unproved property leases for
           interest in limited partnership               $        --     $        --    $     2,700
      Stock issued for exercise of warrants              $        --     $   233,334    $        --
      Issuance of accounts payable to related party
           for financing fees                            $   300,000     $        --    $        --

   The accompanying notes are an integral part of these financial statements.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cadence Resources Corporation (formerly Royal Silver Mines, Inc.) hereinafter ("Cadence" or "the Company") was incorporated in April of 1969 under the laws of the State of Utah primarily for the purpose of acquiring and developing mineral properties. The Company changed its name from Royal Silver Mines, Inc. to Cadence Resources Corporation on May 2, 2001 upon obtaining approval from its shareholders and filing an amendment to its articles of incorporation. The Company shall be referred to as "Cadence" or "Cadence Resources Corporation" even though the events described may have occurred while the Company's name was "Royal Silver Mines, Inc." The Company has elected a September 30 fiscal year-end.

On July 1, 2001, Cadence developed a plan for acquisition, exploration and development of oil and gas properties and accordingly began a new exploration stage as an energy project development company. Prior to this, Cadence conducted its business as a "junior" mineral resource company, meaning that it intended to receive income from property sales or joint ventures of its mineral projects with larger companies. The Company continues to hold several mineral properties, which are described in Note 3.

Celebration Mining Company ("Celebration"), a wholly owned subsidiary of Cadence, was incorporated for the purpose of identifying, acquiring, exploring and developing mining properties. Celebration was organized on February 17, 1994 as a Washington corporation. Celebration has not yet realized any revenues from its operations.

On August 8, 1995, Cadence and Celebration completed an agreement and plan of reorganization whereby the Company issued 207,188 shares of its common stock and 72,750 warrants in exchange for all of the outstanding common stock of Celebration. Pursuant to the reorganization, the name of the Company was changed to Royal Silver Mines, Inc. Immediately prior to the agreement and plan of reorganization, the Company had 118,773 common shares issued and outstanding.

The acquisition was accounted for as a purchase by Celebration of Cadence, because the shareholders of Celebration controlled the Company after the acquisition. Therefore, Celebration is treated as the acquiring entity. There was no adjustment to the carrying value of the assets or liabilities of Cadence in the exchange as the market value approximated the net carrying value. Cadence is the acquiring entity for legal purposes and Celebration is the surviving entity for accounting purposes.

As a result of the Company's entering a new exploration stage on July 1, 2001, the Company elected to dispose of its mineral properties and has accordingly reclassified those remaining properties, which total $197,406 at September 30, 2004, as other assets. The Company has not determined whether these mineral exploration properties contain ore reserves that are economically recoverable, and is in the process of disposing of these properties. The ultimate realization of the Company's investment in these properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result in the event the

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Company is not successful in selling these properties has been made in the accompanying financial statements. See Note 3.

The costs of prepaid oil and gas leases ($456,219 and $395,973, respectively) included in the accompanying balance sheets as of September 30, 2004 and September 30, 2003 are principally related to natural gas properties. The Company has not determined whether the properties in Kansas or New Mexico contain economically recoverable gas reserves. The ultimate realization of the Company's investment in oil and gas properties in these locations is dependent upon finding and developing economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in these oil and gas properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result in the event the Company is not successful in developing these properties, has been made in the accompanying financial statements. The Company has completed reserve studies on its properties located in Texas and Lousiana.

The Company was in the exploration stage through most of the year ending September 30, 2002. During the fourth quarter of the year ended September 30, 2002, the Company entered a very brief development stage and has since been considered an operating company. For the years ending September 30, 2002, the Company's auditors expressed a going concern qualification on the Company's audited financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Cadence Resources Corporation is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." These standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At September 30, 2004 and for the periods covered in these statements, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Environmental Remediation and Compliance
Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies' clean-up experience and data released by The Environmental Protection Agency or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability. At September 30, 2004, the Company had no accrued liabilities for compliance with environmental regulations.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments
The carrying amounts for cash, receivables, deposits, payables, and advances from related parties approximate their fair value.

Fair Value Standards
The Company has adopted the fair value accounting rules to record all transactions in equity instruments for goods or services.

Impaired Asset Policy
The Company adopted Statement of Financial Accounting Standards No. 144 titled "Accounting for Impairment of Disposal of Long-Lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amount whenever events or changes in circumstances indicate that an asset may not be recoverable. Because of write-downs and write-offs taken in 2004 and in prior years, the Company does not believe any further adjustments are needed to the carrying value of its assets at September 30, 2004. See Note 3.

Investments
Investments, principally consisting of equity securities of private and small public companies, are stated at current market value.

Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time they were outstanding. Outstanding warrants were not included in the computation of diluted loss per share because their inclusion would be antidilutive.

Mineral Properties
Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. At September 30, 2004, 2003, and 2002 the cost of the Company's mineral properties are included in other assets in the

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Properties (continued)
accompanying financial statements, as the Company has changed its focus from minerals exploration to oil and gas.

Mineral properties are periodically assessed for impairment of value and any losses are charged to operations at the time of impairment.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Oil and Gas Properties
The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proven property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proven property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any unrecorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Principles of Consolidation
The financial statements include those of the Cadence Resources  Corporation and
Celebration  Mining  Company.   All  significant   inter-company   accounts  and
transactions have been

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation (continued)
eliminated. The financial statements are not considered consolidated statements since Cadence Resources Corporation was the successor by merger to Celebration Mining Company.

Provision For Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123 (SFAS 123). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has determined that there would be no impact to its financial statements from the adoption of this statement, as it presently reports under the standards of SFAS 123.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs-- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company as the Company maintains no inventory.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact on the Company's financial statements from the adoption of this statement.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 149"). SFAS No. 149 amends and clarifies the

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued) accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial position or results of operations of the Company.

In December 2002, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards, No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company currently reports stock issued to employees under the rules of SFAS No.
123. Accordingly there is no change in disclosure requirements due to SFAS No. 148.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (hereinafter "FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others"
(hereinafter "FIN 45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and do not have an impact on the financial statements of the Company. The Company does not anticipate issuing any guarantees which would be required to be recognized as a liability under the provisions of FIN 45 and thus does not expect the adoption of this interpretation to have an impact on its results of operations or financial position.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications
Certain amounts from prior periods have been reclassified to conform with the current period presentation. These reclassifications have resulted in no changes to the Company's accumulated deficit and net losses presented.

Revenue Recognition
Cadence began producing revenues during July 2002. Oil and gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of oil and gas sold to purchasers.

NOTE 3 - MINERAL PROPERTIES

Over the last three years, the Company's mineral properties have for the most part been disposed of or written off as the Company's focus and direction have shifted to oil and gas production.

Utah Property
The Company has elected to retain its 25% undivided interest in the Vipont Mine located in northwest Utah. This interest was carried on the Company's books at $246,757 at September 30, 2003 and 2002. During the year ended September 30, 2004, the Company elected to reduce the interest's carrying value to $197,406 in order to better reflect its market value. This asset is included in "other assets" on the Company's balance sheet.

Mineral Properties in North Idaho
At September 30, 2004, the Company, directly and through its subsidiary, Celebration Mining Company, held unpatented mining claims in the Coeur d'Alene Mining District in distinct groups called the South Galena Group, Moe Group, Rock Creek Group and Palisades Group. The Company has undertaken only minimal exploration and development work on these properties, such as general geological reconnaissance and claim-staking activities. All of these claims have been written off as permanently impaired.

In September 2000, the Company, through its wholly owned subsidiary Celebration Mining Company, entered into a five-year lease agreement with an affiliated company, Oxford Metallurgical, Inc.("Oxford") on its eight-claim Palisades Group property. The lease called for a semi-annual payment of $3,000, or alternatively, the semi-annual payment of 10,000 shares of the common stock of Oxford. Oxford had the right to explore and potentially develop the property under certain conditions. This lease was rescinded during the year ended September 30, 2002.

Other Domestic Properties
In the fourth quarter of the year ended September 30, 2001, the Company elected to write off all of its interests in mineral properties except for the ViPont Mine, Kil Group Claims and West

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 3 - MINERAL PROPERTIES (Continued)

Other Domestic Properties (continued)
Mullan Group Claims. The net effect of this write down was to record a loss on asset impairment of $432,090 during the year ended September 30, 2001.

On October 31, 2001, the Company sold its Kil Group and West Mullan Group claims to Caledonia Silver-Lead Mines, Inc., an affiliated company. The combined sale price for these claims was 3,501,980 shares of the common stock of Caledonia, having an estimated market value of $0.10 per share and valued at $350,198. The net effect of the transaction was a gain of $330,198. See Note 5.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets of five to ten years. Depreciation expense for the years ended September 30, 2004, 2003, and 2002 was $92,158, $21,222 and $4,303, respectively.

NOTE 5 - INVESTMENTS

The Company's investment securities are classified as available for sale securities which are recorded at fair value on the balance sheet as investments. The change in fair value during the period is excluded from earnings and recorded net of tax as a component of other comprehensive income. The Company has no investments which are classified as trading securities.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 5 - INVESTMENTS (Continued)

At September 30, 2004, 2003, and 2002, the market values of stock investments were as follows:

                                            2004        2003        2002
                                          --------    --------    --------
Elite Logistics, Inc.                     $    204    $    656    $  2,950
Ashington Mining Company                     5,709       5,709       5,709
Cadence Resources Corp. LP                      --          --      15,200
Enerphaze Corporation                          655       5,400       5,400
Exhaust Technology                              --          --       2,244
Integrated Pharmaceuticals, Inc.            27,984       9,406          --
Metalline Mining Company                     1,605         925          --
Nevada-Comstock (formerly Caledonia
  Silver-Lead Mines, Inc.)                  12,000           0     350,198
Rigid Airship Tech                             310         310          --
Sterling Mining Co.                             --          --       4,859
The Williams Companies, Inc.                    --          --       6,800
Trend Mining Company                        27,083      24,483      54,567
Western Goldfields, Inc.                   102,148     351,373         866
TN Oil Co                                   50,000          --          --
White Mtn Titanium                           9,940          --          --
Other investments                              450         610          --
                                          --------    --------    --------
Total                                     $238,088    $394,454    $448,793
                                          ========    ========    ========

The carrying value of these shares are reevaluated at each reporting period and adjustments, if appropriate, are made to the carrying value of these securities. Of all the aforementioned investments owned by the Company at September 30, 2004, only Trend Mining Company, Metalline Mining Company, Western Goldfields, Inc., White Mtn Titanium, and Integrated Pharmaceuticals are public companies with a trading market.

Other information regarding the Company's investments follows:

Enerphaze Corporation
In October 2001, the Company received 8,000 shares of Enerphaze Corporation common stock in payment of a $15,000 note receivable. In January and February 2002, the Company received 65,000 shares of Enerphaze Corporation common stock in exchange for 400,000 shares of the Company's common stock. No gain or loss was recognized on these transactions.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 5 - INVESTMENTS (Continued)

Nevada-Comstock Mining Company (formerly Caledonia Silver-Lead Mines, Inc.)
The Company on October 31, 2001 received 3,501,980 shares of the $0.10 par value common stock of Caledonia Silver-Lead Mines, Inc. (an affiliated company) in exchange for its Kil Group and West Mullan Group claims. The stock received was recorded at its par value of $350,198 which, in the opinion of management, approximates its fair value. At September 30, 2003, this investment was written off to reflect the mining company's dormancy. In the year ended September 30, 2004, the Company's investment in the mining company increased to $12,000 as funds were advanced to cover annual filing fees on patented mining claims.

TN Oil Company
In August 2004, the Company acquired a 25% equity ownership in TN Oil Company, which owns oil leases in central and north central Tennessee.

Western Goldfields, Inc.
In 2002, the Company exchanged fully depreciated mining equipment for shares of a privately held business, Calumet Mining Company, which was eventually acquired by Western Goldfields, Inc. Upon completion of the acquisition, the Company received 160,000 shares of Western's common stock. During 2003, the Company acquired an additional 21,200 shares of Western stock for $24,730. At September 30, 2004, the fair market value of the Company's holdings in Western was $102,148.

Cadence Resources Corporation Limited Partnership
On August 8, 2002, the Company formed a limited partnership in the State of Washington whereby the Company became the managing general partner and an outside individual investor became the initial limited partner. In connection with the formation of the Partnership, the Company agreed to contribute $12,500 and its leasehold interest in an oil well ("2B", which ultimately was a dry hold) in Wilbarger County, Texas and the limited partner contributed $250,000 in cash. The entity, Cadence Resources Corporation Limited Partnership (hereinafter "CRCLP" or "the Partnership") was formed to invest in oil and gas properties in Texas and Louisiana. The limited partner's interest was purchased by the Company in a transaction with an effective date of September 30, 2003, at which time the Company held all of the general partner interests and limited partner interests in the Partnership. See Note 13.

NOTE 6 - COMMON STOCK

During the year ended September 30, 2004, the Company issued 219,500 shares of its common stock to officers, directors and consultants for services valued at $329,355, 25,000 shares in repayment of a related party loan of $25,000, 15,000 shares for financing expense valued at $11,625, 110,000 shares for cash proceeds of $275,000. Warrants previously issued were exercised for 10,000 shares at $1.35 per share.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 6 - COMMON STOCK (Continued)

During the year ended September 30, 2003, the Company sold 212,500 "units" to investors at prices ranging from $0.50 to $0.80 per unit in a private placement. Each unit consists of one share of common stock and one warrant exercisable at $1.35 per common share for three years. Sales of these units generated cash proceeds of $110,000. Warrants previously issued (2,320,175) were exercised for 1,956,984 shares of common stock in "cashless" redemptions. (See Note 9.) During this same period the Company sold 2,625,183 shares of its common stock for $4,316,599 net of expenses of $347,850. The Company also issued 496,500 shares of its common stock to officers, directors and consultants for services valued at $540,675 and 220,000 shares for loan consideration valued at $207,000. In addition, the Company issued to a related party an additional 120,000 shares valued at $120,000 as an inducement for a loan. The value of this inducement was used to reduce the payable to related party.

During the year ended September 30, 2002, the Company issued 589,184 shares of its common stock to officers, consultants and others for services and prepaid expenses valued at $211,667, 400,000 shares of its common stock for an investment, 6,800 shares of its common stock to an officer for reimbursement of expenses valued at $7,000 and 300,000 shares of its common stock to an officer in payment of a note payable. These transactions were valued in accordance with a plan for stock issuance previously approved by the board of directors. The Company also sold 783,000 shares of its common stock for $241,900.

During the year ended September 30, 2002, the Company also sold 2,333,336 "units" to investors, two officers of the Company and another entity under common control at $0.30 per unit in a private placement. Each unit consists of one share of common stock and one warrant exercisable at $0.30 per common share for five years. Sales of these units generated cash proceeds of $700,000. Two officers of the Company and another entity under common control invested $50,000 in these common stock units. (See Note 9.)

NOTE 7 - REDEEMABLE PREFERRED STOCK

On April 23, 2001, the Company's board of directors authorized 20,000,000 shares of preferred stock with a par value of $0.01 per share and rights and preferences to be determined. No shares were issued and outstanding as of September 30, 2002. During the year ended September 30, 2003, the Company issued 34,950 shares of its preferred stock to investors at prices ranging from $1.50 to $2.00 per share for aggregate proceeds of $59,925. The shares are convertible to common stock at a price of $1.50 per share under certain terms and conditions. At September 30, 2003, the shares carried a preferred dividend of 15% per annum. During the year ended September 30, 2004, the dividend feature was discontinued because certain conditions, which required the payment of dividends, were considered satisfied.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 7 - REDEEMABLE PREFERRED STOCK (Continued)

The Class A shares mature seven years from the date of issuance. At maturity, the Class A shares will be redeemed for cash or common stock at Cadence's option in an amount equal to the amount paid by the investors for the shares plus any accrued and unpaid dividends. If shares of common stock are to be issued at maturity, the conversion price shall be determined by the average closing bid price for the 20 trading days prior to the maturity date.

At September 30, 2004, the Company had no accrued dividends payable to preferred shareholders.

NOTE 8 - COMMON STOCK OPTION AND AWARD PLAN

In January 1992, the shareholders of Cadence approved a 1992 Stock Option and Stock Award Plan under which up to ten percent of the issued and outstanding shares of the Company's common stock could be awarded based on merit or work performed. As of September 30, 2004, only 638 shares of common stock had been awarded under the Plan.

The Company has a stock-based compensation plan whereby the Company's board of directors may grant common stock to its employees and directors. Over the years, a total of 72,750 options have been granted under the plan. These options have been forfeited and none have been exercised through the year ending September 30, 2004. The old existing options are attributed to the merger of Celebration Mining Company with Royal in August 1995.

The Company's board of directors has made option awards to select officers, directors, consultants and shareholder/investors. These common stock options were not awarded pursuant to a qualified plan and carry various terms and conditions. The Company granted a total of 750,000 common stock options at an average exercise price of $1.08 per share during the year ended September 30, 2002 and granted 287,140 common stock options at an average exercise price of $2.23 during the year ended September 30, 2003.

During the year ended September 30, 2004, the Company issued 400,000 stock options to two directors and one officer with an exercise price of $3.73. These options were granted upon the acceptance by the individual of the position of officer and/or director and the approval of the Company's qualified stock option plan at its April 2004 annual shareholders meeting. The Company also granted during the year ended September 30, 2004 an option to purchase 76,500 shares of stock to a shareholder valued at $71,910 as a fee for his services in relation to finding investors for the senior secured notes. See Note 9 and Note 12.

All options granted were exercisable immediately. The Company's board of directors has reserved the right to cancel these awards for non-performance or other reasons.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 8 - COMMON STOCK OPTION AND AWARD PLAN (Continued)

The fair value of each option granted during the year ended September 30, 2002 was estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value during fiscal 2002: risk-free interest rate of 5%, volatility of 100%, expected life of 3 to 5 years, and no expected dividends. The value of these options in the amount of $626,790 was included in operating expense in the financial statements. The following assumptions were made in estimating fair value during the year ended September 30, 2003: risk-free interest rate of 3% to 4%, volatility of 106% to 337%, expected life of 4 to 5 years and no expected dividends. The value of these options in the amount of $222,343 was included in the Company's statement of operations for 2003. The following assumptions were made in estimating fair value during the year ended September 30, 2004: risk free interest rate of 4%, volatility of 39%, expected life of three years and no expected dividends. The value of these options, in the aggregate amount of $431,910, was included in the Company's statement of operations for 2004.

The value of options issued in 2003 for financing fees in the amount of $429,671 was deducted against additional paid-in capital, as a cost of selling common stock.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 8 - COMMON STOCK OPTION AND AWARD PLAN (Continued)

Following is a summary of the stock options during the years ended September 30, 2004, 2003, and 2002:

                                                                         Weighted
                                                            Number       Average
                                                             of          Exercise
                                                           Options        Price
                                                         -----------    -----------
Outstanding at 10/1/2001                                     60,000     $    18.60
Granted                                                     750,000           1.08
Exercised                                                        --             --
                                                         ----------     ----------
Expired or forfeited                                        (60,000)         18.60
                                                         ----------     ----------
Outstanding at 9/30/2002                                    750,000     $     1.08
                                                         ==========     ==========
Options exercisable at 9/30/2002                            750,000     $     1.08
                                                         ==========     ==========
Weighted average fair value of options granted during
   the year ended 9/30/2002                              $     0.84
                                                         ==========

Outstanding at 10/1/2002                                    750,000     $     1.08
Granted                                                     287,140           2.23
Exercised                                                  (100,000)         (0.68)
Expired or forfeited                                             --             --
                                                         ----------     ----------
Outstanding at 9/30/2003                                    937,140     $     1.47
                                                         ==========     ==========
Options exercisable at 9/30/2003                            937,140     $     1.47
                                                         ==========     ==========

Weighted average fair value of options granted
   during the year ended 9/30/2003                       $     2.27

                                                            937,140     $     1.47
Granted                                                     476,500           3.77
Exercised                                                        --             --
Expired or forfeited                                             --             --
                                                         ----------     ----------
Outstanding at 9/30/2004                                  1,413,640     $     2.25
                                                         ==========     ==========
Options exercisable at 9/30/2004                          1,413,640     $     2.25
                                                         ==========     ==========
Weighted average fair value of options granted
   during the year ended 9/30/2004                       $     0.91
                                                         ==========

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 8 - COMMON STOCK OPTION AND AWARD PLAN (Continued)

                                                             Weighted Average
    Exercise Date                        Number of Shares    Price per Share
    -------------                        ----------------    ---------------
    On or before June 21, 2005              200,000                $1.50
    On of before August 1, 2005              50,000                $1.50
    On or before March 1, 2007              700,000                $2.45
    On or before April 2, 2007               76,500                $4.00
    On or before July 8, 2007               100,000                $1.35
    On or before June 18, 2007               50,000                $1.70
    On or before June 1, 2007                75,000                $2.00
    On or before September 30, 2008         162,140                $2.50


In July 2003, 100,000 of the outstanding options were exercised for the purchase of 100,000 shares of the Company's common stock.

Prior to April 2001, a total of 72,750 options were granted by the board to officers, directors and other consultants. As shown above, the 60,000 options remaining were forfeited during the fiscal year ending September 30, 2002.

The following table gives information about the Company's common stock that may be issued upon the exercise of options under all of the Company existing stock option plans as of September 30, 2004.

                                                    Remaining
     Exercise    Number of    Weighted Average   Contractual Life      Number      Weighted Average
      Prices      Options     Exercise Price        (in years)       Exercisable   Exercise Price
    ---------   ----------    ----------------   ----------------   -----------    --------------
       $0.75      300,000      $ 0.75                2.42              300,000       $0.75
        1.35      100,000        1.35                2.75              100,000        1.35
        1.50      200,000        1.50                0.75              200,000        1.50
        1.50       50,000        1.50                0.83               50,000        1.50
        1.70       50,000        1.70                2.75               50,000        1.70
        2.00       75,000        2.00                2.67               75,000        2.00
        2.50      162,140        2.50                4.00              162,140        2.50
    3.73-4.00     476,500        3.77                2.50              476,500        3.77
                ---------      ------               ------           ---------      -------
                1,413,640      $ 2.25                                1,413,640       $2.25
                =========      ======                                =========      =======

Stock Award Plan
During the year ended September 30, 2001, the Company's board of directors approved the issuance of 15,000 shares of the Company's common stock per quarter to each entitled director as compensation for service to the Company and 5,000 shares of the Company's common stock per quarter to officers in addition to their salaried compensation for services.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 9 - WARRANTS

During the year ended September 30, 2002, the Company issued 2,333,336 shares of stock with 2,333,336 warrants attached. These warrants were valued at $233,334 using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: risk free interest rate is 5%, volatility is 100% and expected life is 5 years. These warrants may be used in a cashless exercise to purchase 2,333,336 shares of the Company's common stock at $0.30 per share. The warrants remain exercisable through April 15, 2007. During the year ended September 30, 2003, all of these warrants were exercised in cashless exercises in accordance with the terms of the warrants and 1,956,984 shares of the Company's common stock were then issued to the warrant holders. As of the date of these financial statements, none of these warrants remain outstanding and exercisable.

During the year ended September 30, 2003, the Company issued 212,500 shares of stock with 212,500 warrants attached, and 25,000 warrants related to a July 2002 purchase. The warrants were valued at $51,375 using the Black-Scholes Option Price Calculation. The following assumptions were made is estimating fair value: risk free interest rate is 5%, volatility is 100% and expected life is 3 years. These warrants may be used to purchase 237,500 shares of the Company's common stock at $1.35 per share. The warrants remain exercisable through October 15, 2005. As of the date of these financial statements, all but 10,000 of these warrants remain outstanding and exercisable.

During the year ended September 30, 2004, the Company issued certain noteholders warrants to purchase a total of 765,000 shares of common stock, exercisable at $4.00 per share, expiring in three years. Both the number of warrants and the exercise price are adjustable, dependent upon certain future equity transactions of the Company. The warrants were valued at $745,237 using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value: risk-free interest rate is 5%, volatility is 100%, and expected life is three years.

NOTE 10 - OIL AND GAS PROPERTIES

The Company's oil and gas producing activities are subject to laws and regulations controlling not only their exploration and development, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities. The Company's oil and gas properties are valued at the lower of cost or net realizable value.

Louisiana
During the fourth quarter of the year ended September 30, 2001, the Company began leasing acreage in a natural gas field in Desoto Parish, Louisiana. As of the date of these financial statements, the Company has leased over 4,250 acres. At September 30, 2004 and September 30, 2003, Louisiana leases of $42,711 and $350,675, respectively, are included in the attached

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 10 - OIL AND GAS PROPERTIES (Continued)

Louisiana (continued)
financial statements as part of unproved properties. Under the terms of a joint operating agreement with Bridas Energy USA, Bridas commenced drilling wells, 13 of which were completed and of these 11 are producing at September 30, 2004. The Company has various working interests in and net revenue interests in the wells drilled. Bridas is the operator of all of Cadence's properties in Louisiana.

Texas
During the year ended September 30, 2002, the Company acquired an exploration permit and lease option agreement for an oil well project in Wilbarger County, Texas known as the Waggoner Ranch Project. During the quarter ended March 31, 2002 under the terms of a joint operating agreement with the W.T. Waggoner Estate, Waggoner drilled an initial test well. By September 30, 2004, Waggoner had drilled a total of eight wells in Wilbarger County, of which five were producing oil. The W.T. Waggoner Estate is the operator of all of Cadence's properties in Wilbarger County and the sole purchaser of all production from these properties.

During the year ended September 30, 2002, the Company sold 40% of the working interest in its initial well in this area (known as the "1A" well) to private investors and two officers of the Company for $210,000. The Company's initial cost in the portion of the prospect sold totaled $3,200.

During February 2003, the Company completed the West Electra Lake Well on the Waggoner Ranch Project. The Company entered into a 45% working interest joint operating agreement with the Waggoner Ranch for the operations conducted on this acreage. In the quarter ending September 30, 2003, the Company drilled and completed two additional wells on the West Electra Lake joint venture operating area on the Waggoner Ranch. The Company owns a 50% working interest in these last two wells.

At September 30, 2004 and 2003, prepaid oil and gas leases relating to Texas property of $6,500 and $4,500, respectively, are included in the attached financial statements.

Michigan
In December 2002, the Company began participating in a natural gas drilling program in Alpena County, Michigan with Aurora Energy, Ltd. As of September 30, 2004, Cadence had a 22.5% working interest (before payout, 20% after payout), 18% net revenue interest (before payout, 16% after payout), in ten producing wells in Alpena County. Production commenced from this field in June 2003. Aurora is the operator of all of Cadence's properties in Alpena County. At September 30, 2004, Michigan leases totaling $96,375 are included in the attached financial statements as unproved property.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 10 - OIL AND GAS PROPERTIES (Continued)

Kansas
During the year ended September 30, 2003, and 2004, the Company leased over 26,000 acres of land in the Anadarko Basin in west central Kansas. No drilling has commenced on any of this acreage. Cadence holds a 100% working interest and 82% net revenue interest in these leases.

At September 30, 2004, $253,213 of leases in Kansas are included in the attached financial statements as unproved property.

New Mexico
At September 30, 2004, $57,420 of leases in New Mexico are included in the attached financial statements as unproved property.

In June 2004, the Company began participating for a 20% working interest and 15% net revenue interest in the Santa Nina Prospect in Eddy County. Earlier in the year, the Company signed an agreement with SDX Resources to participate for up to a 25% working interest and 20% net revenue interest in up to 17 development wells in a project called the Sparkplug Unit.

NOTE 11 - NOTES PAYABLE - RELATED PARTIES

All of the Company's notes payable are considered short-term. At September 30, 2004, notes payable consisted of the following:

                                                                           2004             2003
                                                                       -------------    -------------
Nathan Low Family Trust (a shareholder of the Company),
secured by assignment of a prorata interest in gas
producing properties located in Alpena County, Michigan,
interest at 8%, dated February 24, 2003, originally due
on April 4, 2003, extended to December 31, 2003                        $          --    $      50,000

Kevin Stulp (a  shareholder of the  Company),interest
at 8%, dated February 24, 2003, originally due on
April 5, 2003, extended to December 31, 2003                                      --           25,000

Howard Crosby (an officer and shareholder of the Company),
interest at 8%, dated February 24, 2003, originally due
on April 5, 2003, extended to December 31, 2003                                   --           25,000

Howard Crosby (an officer and shareholder of the Company),
unsecured,  interest at 5%, dated January 9, 2003,
originally due on February 28, 2003, extended to December 31, 2003                --           60,000

CGT Management Ltd., unsecured, interest at 10%, dated
July 16, 2003 (paid in full October 2, 2003)                                      --          300,000

                                                                       -------------    -------------
Total                                                                  $          --    $     460,000
                                                                       =============    =============

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 11 - NOTES PAYABLE - RELATED PARTIES (Continued)


NOTE 12 - LONG-TERM DEBT

In April 2004, the Company completed a private placement of $6,000,000 of senior secured notes from a group of institutional and individual lenders. A financing fee of $380,000 was paid in connection with securing of this debt. This financing fee has been recorded as a discount on long-term debt, and will be written off ratably over the life of the debt. For the period ending September 30, 2004, $70,000 of this financing fee was written off. These notes accrue interest at the rate of 10% per year (subject to increase under certain conditions), payable quarterly, with the principal due and payable on March 31, 2006. The Company is obligated however, to make principal repayments equivalent to 10% of the principal amount of the notes on each of September 30 and December 31 of 2005 if the Company's weighted average share price falls below $5.00 per share at such times. The notes are secured by all of the assets of Cadence.

As part of the private placement, the noteholders received warrants to purchase a total of 765,000 shares of common stock, exercisable at $4 per share, expiring in three years. Both the number of warrants and the exercise price per share are adjustable, dependent upon certain future equity transactions of the Company. The value of the warrants upon issuance of $745,237 has been recorded as a discount on long-term debt, and will be written off ratably over the life of the debt. For the period ended September 30, 2004, $186,309 of this discount was written off. Additionally, a related party was granted 76,500 options valued at $71,910 as a finders fee related to these notes.

NOTE 13- COMMITMENTS AND CONTINGENCIES

Litigation
The Company was a defendant in a lawsuit alleging that the Company failed to transfer common stock in exchange for a mining property interest. In June 1999, Box Elder County Superior Court rejected the plaintiff's lawsuit and let stand the Company's countersuit alleging fraudulent misrepresentation. Although the plaintiff filed an appeal (regarding the originally filed lawsuit), the Utah Supreme Court rejected the appeal in a judgment rendered on July 31, 2001.

The Company's countersuit, which sought both full title to the aforementioned mineral property and compensatory damages as well as punitive damages, was rejected in a jury trial in October 2002. Although the Company filed an appeal, it expects the jury verdict will stand. As a result, the Company has and will continue to hold an undivided 25% interest in the Vipont Mine. See Note 3.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 13- COMMITMENTS AND CONTINGENCIES (Continued)

Environmental Issues
The Company is engaged in oil and gas exploration and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled wells, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

The Company could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could also result in additional operating costs and capital expenditures. In the course of routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials do occur, and the Company may incur costs for waste handling and environmental compliance.

The Company was previously engaged in exploration of mineral properties. These properties are classified as assets from discontinued operations or were previously written off as permanently impaired. Although the Company has discontinued the exploration of mineral properties, the possibility exists that environmental cleanup or other environmental restoration procedures could remain to be completed or be mandated by law, causing unpredictable and unexpected liabilities to arise. At the date of this report, the Company is not aware of any environmental issues related to any of its assets from discontinued operations.

Capital Commitments
At September 30, 2004, the Company's future capital commitments are dependent upon the Company's decision to proceed with additional well development. See
Note 10. No accruals have been made in the accompanying financial statements for these amounts.

Lease Commitments
The Company began leasing office facilities in Walla Walla, Washington commencing in June 2001. After a three-year lease with monthly payments of $400 expired in June 2004, the Company began a month to month tenancy, again paying $400 per month. Total rent paid for this office space during the year ended September 30, 2003 and 2002 was $4,800.

The Company began leasing additional office space in Hilton Head Island, South Carolina in August 2003. The one-year lease calls for monthly rental payments of $550. For the year ended September 30, 2004, the Company expended $4,967 for this rental space.

Cadence Resources Corporation Limited Partnership
On August 8, 2002, the Company formed a limited partnership in the State of Washington whereby the Company became the managing general partner and an outside individual investor became the initial limited partner. The entity, Cadence Resources Corporation Limited

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

Cadence Resources Corporation Limited Partnership (continued)
Partnership ("CRCLP" or the "Partnership") was formed to invest in oil and gas properties in Texas and Louisiana.

In connection with the formation of the Partnership, the Company agreed to contribute $12,500 in cash and its leasehold interest in an oil well ("2B", which ultimately was a dry hole) in Wilbarger County, Texas and the limited partner contributed $250,000 in cash.

Effective September 30, 2003, Cadence purchased the limited partner's interest in the Partnership and thereby terminated the limited partner's security interest in the equipment and fixtures affixed to wells 1A and 1B in Wilbarger County, Texas. In this transaction, Cadence made a cash payment of $250,000 in October 2003 to the limited partner and received, from the limited partner his 5% working interest in the West Electra Lake #1 oil well in Wilbarger, Texas.

In connection with the aforementioned transaction, Cadence also repaid in October 2003 to the limited partner the unsecured sum of $300,000. These funds were previously advanced to the Partnership in June 2003 for the exploration of natural gas interests in the Black Bean Unit in Michigan in return for the limited partner's receiving 120,000 shares of Cadence stock and a working interest in each well drilled in the unit. Upon repayment of the $300,000 advance, the limited partner's working interest in each well drilled in the Black Bean Unit was fixed at 2%.

Consulting Commitments
In June 2002, the Company entered into an agreement with Memphis Consulting Group ("Memphis") for financial consulting and public relations services beginning on August 1, 2002 through August 1, 2003. The agreement called for monthly payments of $3,000, and an initial 50,000 stock options exercisable through August 1, 2005 at $1.50 per share. See Note 8. This agreement was terminated during the quarter ended March 31, 2003.

In September 2001, the Company entered into a consulting agreement with American Financial Group for promotion to investors. The agreement called for monthly payments of $2,000 to cover all expenses, 20,000 shares of the Company's common stock (which were issued in October 2001) and an override of 2.5% of monies raised in private placements from referrals or directed business. The agreement was terminated during the quarter ended March 31, 2003.

In June 2003, the Company entered into a corporate advisory agreement with Proteus Capital Corp. calling for a monthly fee of $3,000 in cash and 2,000 restricted shares of the common stock of the Company. Additionally, Proteus received an option for 50,000 shares exercisable at $1.75 for a period of four years, such shares bearing certain registration rights should the Company file a registration statement on behalf of other shareholders.

                          CADENCE RESOURCES CORPORATION
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

Consulting Commitments (continued)
Lucius C. Geer, a consultant to the Company who manages its acquisition, exploration and production operations, has entered into several agreements with Cadence and has contractually received a 2% overriding royalty interest in oil, gas and mineral leases in Wilbarger County, Texas and a 1% overriding royalty interest in oil and gas leases in Desoto Parish, Louisiana.

Effective August 1, 2003, Cadence agreed to pay Mr. Geer $7,500 per month plus an overriding royalty interest of 2% of the sales price received for all oil, gas and minerals from leases which Geer acquires for Cadence. Effective August 1, 2004, the agreement with Mr. Geer was changed to increase the monthly fee from $7,500 to $10,000.

Other Commitments
The Company entered into an exploration agreement with the W.T. Waggoner Estate (Waggoner) and its trustees on August 1, 2002. This agreement calls for exploration of the West Electra Lake Project located in Wilbarger County, Texas. See Note 10.

On August 13, 2002, the Company entered into a public relations retainer agreement for one year whereby the Company agreed to issue 60,000 shares of its common stock during this period for services received. The agreement also calls for reimbursement of expenses incurred pursuant to terms of this agreement. This agreement was terminated in the quarter ending September 30, 2003.

NOTE 14 - RELATED PARTY TRANSACTIONS

At September 30, 2004 and 2003, the Company had related party accounts payable outstanding in the amounts of $300,000 and $550,000, respectively. At September 30, 2004 and 2003, the Company had related party notes payable outstanding in the amounts of $0 and $460,000, respectively.

In February 2004, the Company borrowed $250,000 from an officer, a total of $95,000 from two directors, and $50,000 from Dotson Exploration Company, a related entity. All of these borrowings were repaid by Cadence in April 2004.

In January 2004, Cadence hired Mr. Douglas Newby as a Vice President; Mr. Newby is the president and owner of Proteus Capital Corp., with whom the Company has a consulting agreement. See Note 13.

During the year ended September 30, 2002, the Company sold several mineral properties located in Shoshone County, Idaho to Caledonia Silver-Lead Mines, Inc., later renamed Nevada-Comstock Mining Company. Two officers of the Company collectively own 2.4% of this entity and Cadence owns 35%.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 14 - RELATED PARTY TRANSACTIONS (Continued)

Two officers of the Company collectively own in excess of 40% of the stock of Dotson Exploration Company and are the sole officers and directors of Dotson. Dotson owns 109,000 shares of the Company's common stock. During fiscal year 2002 and the first quarter of fiscal year 2003, Cadence repaid Dotson a loan in the amount of $10,000 and made two new loans to Dotson, one for $35,000 and one for $20,000, each at an interest rate of 10% per annum. Dotson transferred to Cadence marketable securities in the form of common stock of two unaffiliated companies, Enerphaze Corporation and The Williams Companies, Inc., valued by Cadence's board of directors at $33,380, as partial payment of the amount loaned. During the nine months ended June 30, 2003, Dotson repaid the $20,000 loan in cash. At September 30, 2004 and 2003, Dotson owed Cadence $3,720, which amount is payable on demand and bears interest at 10% per annum.

Because Dotson Exploration Company, Oxford Metallurgical, Inc. and Nevada-Comstock Mining Company are controlled by two officers of Cadence, these transactions cannot be considered to be the product of an arms-length negotiation.

During fiscal 2003, the Company's president made two loans to Cadence. One loan in December 2002 was in the principal amount of $70,000, bearing interest at 5% and the other loan made in February 2003 was in the principal amount of $50,000 bearing interest at a rate of 8%. Cadence issued 14,000 shares of its common stock valued at $10,920, as an inducement to making the $70,000 loan and 20,000 shares valued at $15,600, as an inducement to making the $50,000 loan. Cadence repaid $60,000 and has agreed to issue 4,000 shares of its common stock in repayment of the remaining $10,000 principal amount outstanding on the $70,000 loan. Cadence repaid $25,000 of the $50,000 loan in cash and issued 25,000 shares of its common stock in the year ending September 30, 2004 to repay the remaining $25,000 principal amount.

In February 2003, a Company director made a bridge loan to Cadence in the principal amount of $50,000, bearing interest of 8% per annum. Cadence issued 20,000 shares of its stock valued at $15,600 as an inducement for the director to make the loan. Cadence repaid $25,000 of the $50,000 loan in 2003 and settled the remaining amount in 2004 with common stock. In July 2003, the director exercised a warrant to purchase 100,000 shares of common stock at $0.75 per share.

On August 8, 2002, the Company formed a limited partnership whereby the Company became the managing general partner and an outside individual investor (a Company shareholder) became the initial limited partner. During the year ended September 30, 2003, the limited partner advanced $300,000 to the limited partnership in exchange for an unsecured note, which was repaid in October 2003.

In October 2002, the Nathan A. Low Roth IRA and various entities controlled by Thomas Kaplan, shareholders of Cadence, exercised warrants in separate cashless transactions whereby each party surrendered a total of 175,676 shares of common stock valued at $325,000 to exercise warrants for the acquisition of 1,083,334 shares of Cadence common stock.

                          CADENCE RESOURCES CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2004

NOTE 14 - RELATED PARTY TRANSACTIONS (Continued)

In April 2002, Mr. Crosby purchased 83,334 Cadence investment units and Mr. Ryan purchased 43,334 Cadence investment units at $0.30 per unit consisting of one share of common stock and one warrant exercisable at $0.30. The warrants contained a provision which allowed cashless exercise when and if Cadence common stock traded at or above $1.50 per share. Also, in April 2002, Cadence issued to Mr. Ryan 6,800 shares of its common stock in repayment of 6,800 Cadence shares owned by Mr. Ryan that he had transferred to third parties to pay Cadence invoices.

      In January 2002, Cadence transferred 41,667 shares of the common stock it owned in Trend Mining Company, of which Mr. Ryan is a director, to Mr. Ryan in payment of past due salary of $16,000. Further, in October 2001, Mr. Ryan transferred marketable securities of Enerphaze Corporation valued at $90,000 to Cadence in exchange for 300,000 shares of Cadence, which shares are held by J.P. Ryan Company, Inc. (which is held 100% by John Ryan), Andover Capital Corporation (which is held 100% by John Ryan), and Dotson Exploration Company.

In October 2001, Cadence issued 200,000 shares of its common stock to Mr. Crosby for cash in the amount of $60,000. On January 15, 2002, Cadence issued 100,000 shares of its common stock to Mr. Crosby in payment of a loan made to Cadence in the principal amount of $30,000 in November 2001. On January 22, 2002, Mr. Crosby made an additional loan of $30,000 bearing interest at 8% for which Cadence issued him 15,000 shares valued at $4,500 as an inducement to making the loan.

Other related party transactions are disclosed in Notes 3, 5, 6, and 11.

NOTE 15 - INCOME TAXES

At September 30, 2004, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $5,672,000 as indicated below. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at September 30, 2004.

The significant components of the deferred tax asset at September 30, 2004, 2003 and 2002 were as follows:

                                         2004          2003          2002
                                      ----------    ----------    ----------
Net operating loss carryforwards      $4,317,000    $2,829,000    $1,423,000
Stock options and warrants issued        623,000       622,000       172,000
Section 1231 loss carryforwards          146,000       151,000        89,000
Capital loss carryforwards               586,000     1,532,000       887,000
                                      ----------    ----------    ----------
Total deferred tax asset               5,672,000     5,134,000     2,571,000
Less valuation allowance               5,672,000     5,134,000     2,571,000
                                      ----------    ----------    ----------
Net deferred tax asset                $       --    $       --    $       --
                                      ==========    ==========    ==========

At September 30, 2004, the Company has net operating loss carryforwards of approximately $12,700,000, which expire in the years 2009 through 2024. In addition, the Company has net Section 1231 loss carryforwards of approximately $432,000, which expire in 2006, and net capital loss carryforwards of approximately $1,700,000, which expire in the years 2005 through 2009. The change in the allowance account from September 30, 2003 to September 30, 2004 was $538,000, which was primarily due to the Company's operating and capital losses and the expiration of Section 1231 and capital losses.

The Company may have had a control change as defined under the Internal Revenue Code, because of new stock issuances and changes in ownership. The effect of such control changes has not been calculated but may limit the future use of net operating losses.

NOTE 16 - SUBSEQUENT EVENTS

Aurora Energy, Ltd.
On November 19, 2004, the Company announced that it had signed a letter of intent establishing a 60-day period in which to conduct due diligence and negotiate terms for acquisition of all of the outstanding common stock of Aurora Energy, Ltd., a privately held company based in Traverse City, Michigan, in exchange for shares of common stock of Cadence. The Company and Aurora Energy, Ltd. are currently negotiating terms of the proposed transaction.

                          CADENCE RESOURCES CORPORATION
                                 BALANCE SHEETS


                                                          June 30,               September 30,
                                                            2005          ----------------------------
                                                         (Unaudited)         2004              2003
                                                         -----------      -----------      -----------
ASSETS
     CURRENT ASSETS
          Cash                                           $ 1,657,209      $ 1,922,993      $ 3,619,345
          Oil & gas revenue receivable                       517,823          335,407           84,575
          Receivable from working interest owners                 --               --           12,873
          Notes receivable                                    23,720            8,720            3,720
          Prepaid expenses                                   496,837           39,410            5,925
          Other current assets                                   425              425              425
                                                         -----------      -----------      -----------
              TOTAL CURRENT ASSETS                         2,696,014        2,306,955        3,726,863
                                                         -----------      -----------      -----------

     OIL AND GAS PROPERTIES, USING
          SUCCESSFUL EFFORTS ACCOUNTING
          Proved properties                                6,303,405        5,731,108          590,747
          Unproved properties                                673,125          505,501          833,836
          Wells and related equipment and facilities       1,066,423          855,562          202,886
          Support equipment and facilities                   538,107          506,427          151,963
          Prepaid oil and gas leases                         413,085          456,219          395,973
          Less accumulated depreciation, depletion,
              amortization and impairment                 (6,101,065)      (3,911,939)         (61,611)
                                                         -----------      -----------      -----------
              TOTAL OIL AND GAS PROPERTIES                 2,893,080        4,142,878        2,113,794
                                                         -----------      -----------      -----------

     PROPERTY AND EQUIPMENT
          Furniture and equipment                              4,785            4,785            1,660
          Less accumulated depreciation                       (2,450)          (1,949)          (1,451)
                                                         -----------      -----------      -----------
              TOTAL PROPERTY AND EQUIPMENT                     2,335            2,836              209
                                                         -----------      -----------      -----------

     OTHER ASSETS
          Investments                                        907,039          238,088          394,454
          Mineral properties available for sale              197,406          197,406          246,757
                                                         -----------      -----------      -----------
              TOTAL OTHER ASSETS                           1,104,445          435,494          641,211
                                                         -----------      -----------      -----------

     TOTAL ASSETS                                        $ 6,695,874      $ 6,888,163      $ 6,482,077
                                                         ===========      ===========      ===========

       See accompanying condensed notes to interim financial statements.

                          CADENCE RESOURCES CORPORATION
                                 BALANCE SHEETS


                                                           June 30,              September 30,
                                                            2005          ----------------------------
                                                         (Unaudited)         2004              2003
                                                         -----------      -----------      -----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
      CURRENT LIABILITIES
          Accounts payable                               $    257,776     $    358,588     $    584,866
          Revenue distribution payable                         34,620           32,387           68,929
          Payable to related party                                 --          300,000          550,000
          Accrued dividends payable                            13,490               --               --
          Accrued compensation                                 22,500               --           94,920
          Interest payable                                         --            4,781           15,752
          Notes payable                                            --               --          460,000
                                                         ------------     ------------     ------------
              TOTAL CURRENT LIABILITIES                       328,386          695,756        1,774,467
                                                         ------------     ------------     ------------

      LONG-TERM LIABILITIES
              Secured notes, net of discount                       --        5,071,147               --
                                                         ------------     ------------     ------------

      COMMITMENTS AND CONTINGENCIES                                --               --               --
                                                         ------------     ------------     ------------

      REDEEMABLE PREFERRED STOCK                               59,925           59,925           59,925
                                                         ------------     ------------     ------------

      STOCKHOLDERS' EQUITY (DEFICIT)
          Common stock, $.01 par value; 100,000,000
              shares authorized, 20,702,327,
              12,892,327 and 12,512,827 shares
              issued and outstanding, respectively            207,023          128,923          125,128
          Additional paid-in capital                       24,004,243       18,995,458       18,343,422
          Stock options                                     1,642,614        1,642,614        1,210,704
          Stock warrants                                    4,480,387          794,512           51,375
          Accumulated deficit                             (23,525,705)     (20,035,605)     (14,863,687)
          Accumulated other comprehensive income (loss)      (500,999)        (464,567)        (219,257)
                                                         ------------     ------------     ------------
              TOTAL STOCKHOLDERS' EQUITY (DEFICIT)          6,307,563        1,061,335        4,647,685
                                                         ------------     ------------     ------------

      TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY (DEFICIT)                               $  6,695,874     $  6,888,163     $  6,482,077
                                                         ============     ============     ============


       See accompanying condensed notes to interim financial statements.

                          CADENCE RESOURCES CORPORATION
                            STATEMENTS OF OPERATIONS

                                                            Three Months Ended                        Nine Months Ended
                                                                 June 30                                   June 30
                                                 ---------------------------------------   ---------------------------------------
                                                     2005          2004          2003          2005          2004          2003
                                                 (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
                                                 -----------   -----------   -----------   -----------   -----------   -----------
REVENUES
      Oil and gas sales net of production taxes  $    635,027  $    638,513  $    110,955  $  1,783,287  $  1,886,265  $    188,780
                                                 ------------  ------------  ------------  ------------  ------------  ------------

GENERAL AND ADMINISTRATIVE EXPENSES
      Depreciation, depletion and amortization        693,152       189,133        19,234     2,189,626       731,417        36,365
      Officers' and directors' compensation            45,006       254,950        55,000       193,988       344,950       273,477
      Consulting                                           --        10,040       378,015        67,986       150,553       477,670
      Professional fees                               116,229       223,935        59,782       462,638       664,371       109,210
      Oil and gas lease expenses                      151,811       103,010        26,568       443,150       326,522        86,015
      Oil and gas consulting                           65,000        25,500            --       135,000        68,000            --
      Oil and gas production costs                      2,111        65,114            --         5,698       137,764            --
      Exploration & drilling                           13,113         6,758        74,438       174,482        18,758        74,438
      Lease operating expenses                         49,999         4,090       146,561       182,126         7,748       188,740
      Other general and administrative                 98,116       185,548        46,473       518,748       380,751       108,898
                                                 ------------  ------------  ------------  ------------  ------------  ------------
           Total expenses                           1,234,537     1,068,078       806,071     4,373,442     2,830,834     1,354,813
                                                 ------------  ------------  ------------  ------------  ------------  ------------

OPERATING LOSS                                       (599,510)     (429,565)     (695,116)   (2,590,155)     (944,569)   (1,166,033)
                                                 ------------  ------------  ------------  ------------  ------------  ------------

OTHER INCOME (EXPENSES)
      Interest income                                     299         8,154            10        10,169        12,347           136
      Interest expense                                     --      (253,944)       (5,629)     (210,134)     (264,257)      (88,630)
      Partnership loss                                     --            --        (6,732)           --            --       (15,200)
      Miscellaneous income                                 --         4,037            --           846         9,192            --
      Loss on repayment of debt                            --            --        (1,699)     (660,559)           --        (1,699)
      Loss on sale of investments                          --            --            --            --      (588,102)      (67,020)
      Gain (loss) on disposition and
        impairment of assets                               --      (587,382)       (2,428)      (40,267)           --            --
                                                 ------------  ------------  ------------  ------------  ------------  ------------
           Total other income (expense)                   299      (829,135)      (16,478)     (899,945)     (830,820)     (172,413)
                                                 ------------  ------------  ------------  ------------  ------------  ------------

LOSS BEFORE TAXES                                    (599,211)   (1,258,700)     (711,594)   (3,490,100)   (1,775,389)   (1,338,446)

INCOME TAX BENEFIT                                         --            --            --            --            --            --
                                                 ------------  ------------  ------------  ------------  ------------  ------------

NET INCOME (LOSS)                                    (599,211)   (1,258,700)     (711,594)   (3,490,100)   (1,775,389)   (1,338,446)

OTHER COMPREHENSIVE INCOME (LOSS)
      Unrealized gain (loss) on market value of
           investments                                (38,162)      (22,850)      211,715       (48,416)     (233,442)      253,047
                                                 ------------  ------------  ------------  ------------  ------------  ------------

COMPREHENSIVE INCOME (LOSS)                      $   (637,373) $ (1,281,550) $   (499,879) $ (3,538,516) $ (2,008,831) $ (1,085,399)
                                                 ============  ============  ============  ============  ============  ============

NET LOSS PER COMMON SHARE
      BASIC AND DILUTED                          $      (0.03) $      (0.10) $      (0.08) $      (0.20) $      (0.14) $      (0.15)
                                                 ============  ============  ============  ============  ============  ============

WEIGHTED AVERAGE NUMBER OF
      COMMON SHARES OUTSTANDING,
      BASIC AND DILUTED                            20,702,327    12,741,660     9,463,691    17,231,216    12,678,605     8,976,820
                                                 ============  ============  ============  ============  ============  ============

       See accompanying condensed notes to interim financial statements.




       See accompanying condensed notes to interim financial statements.

                          CADENCE RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                            Nine Months Ended
                                                                               June 30
                                                               -----------------------------------------
                                                                  2005           2004           2003
                                                               (Unaudited)    (Unaudited)    (Unaudited)
                                                               -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                       $(3,490,100)   $(1,775,389)   $(1,338,446)
       Adjustments to reconcile net loss to net cash
            used by operating activities:
                 Loss (gain) on sale of investments                 40,267          6,204         65,220
                 Impairment of long lived assets                        --        581,899
                 Loss on repayment of debt                         660,559
                 Partnership loss                                       --                        15,200
                 Gain on debt forgiveness                               --                         1,699
                 Amortization of deferred financing fees           268,294        103,155
                 Depreciation, depletion and amortization        2,189,626        731,535         36,365
                 Issuance of common stock for services                  --        107,555        271,200
                 Issuance of common stock for expenses                  --        169,200
                 Issuance of common stock for loan
                    consideration                                       --                        78,000
                 Issuance of stock options for
                   consulting fees                                      --                       222,343
                 Investment given for services                          --                         7,200
       Changes in assets and liabilities:
                 Oil & gas revenue receivable                     (182,416)      (473,868)         2,701
                 Receivable from working interest owners                --                         3,164
                 Prepaid expenses                                 (457,427)      (131,300)        22,500
                 Note receivable                                   (15,000)         1,575          3,058
                 Other current assets                                            (109,610)
                 Deposits                                                                              6
                 Prepaid mineral leases                             43,134                        73,925
                 Deferred working interest                                                       (22,184)
                 Accounts payable                                 (100,812)       362,474         12,975
                 Revenue distribution payable                        2,233        (19,967)          (850)
                 Interest payable                                   (4,781)        (2,617)         6,733
                 Accrued expenses                                   22,500        (46,755)        38,100

                                                               -----------    -----------    -----------
            Net cash provided (used) by operating activities    (1,023,923)      (495,909)      (501,091)
                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of investments                                    (788,854)       (18,685)       (10,147)
       Sale of investments                                          43,205         23,440         16,614
       Purchase of fixed assets                                   (242,541)      (679,705)       (54,872)
       Purchase of proved and unproved properties                 (739,921)    (4,814,609)      (169,210)
       Purchase of mineral leases                                       --                       (47,500)
                                                               -----------    -----------    -----------
            Net cash provided (used) by investing activities    (1,728,111)    (5,489,559)      (265,115)
                                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Payments of notes payable                                (5,000,000)    (1,050,000)      (140,000)
       Proceeds from notes payable                                                115,000        300,000
       Payments of notes payable to related party                 (300,000)
       Payments of preferred stock dividends                            --         (2,249)        (4,290)
       Proceeds from secured notes payable                              --
       Procedds from secured notes payable                              --                     5,920,000
       Issuance of redeemable preferred stock for cash                  --                        59,925
       Issuance of common stock and warrants for cash            7,786,250                       110,000
       Issuance of common stock units for cash                          --        286,400        480,000
                                                               -----------    -----------    -----------
            Net cash provided by financing activities            2,486,250      5,269,151        805,635
                                                               -----------    -----------    -----------
            Net increase (decrease) in cash                    $  (265,784)   $  (716,317)   $    39,429
                                                               -----------    -----------    -----------


       See accompanying condensed notes to interim financial statements.

                          CADENCE RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                         Nine Months Ended
                                                                            June 30
                                                            -----------------------------------------
                                                               2005           2004           2003
                                                            (Unaudited)    (Unaudited)    (Unaudited)
                                                            -----------    -----------    -----------
Net increase (decrease) in cash (balance forward)           $  (265,784)   $  (716,317)   $    39,429

Cash, beginning of period                                     1,922,993      3,619,345         40,011

                                                            -----------    -----------    -----------
Cash, end of period                                         $ 1,657,209    $ 2,903,028    $    79,440
                                                            ===========    ===========    ===========

Supplemental cash flow disclosure:

        Income taxes paid                                   $        --    $        --    $        --
        Interest paid                                       $   150,000    $        --    $        --

Non-cash investing and financing activities:

        Common stock issued for services rendered
             and accrued compensation                       $        --    $    97,175    $   271,200
        Common stock issued for loan consideration          $        --    $        --    $    78,000
        Investment given for consulting services            $        --    $        --    $     7,200
        Issuance of common stock for loan repayment         $ 1,000,000    $        --    $        --
        Common stock issued for related party payable       $        --    $        --    $   120,000
        Investment given for accrued compensation           $        --    $        --    $     7,500
        Stock options issued for services                   $        --    $        --    $   222,343
        Payable to related party issued for fixed assets,
               proved and unproved properties               $        --    $        --    $   299,000


       See accompanying condensed notes to interim financial statements.

                          CADENCE RESOURCES CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 June 30, 2005

NOTE 1 - BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2004. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

Operating results for the nine month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending September 30, 2005.

NOTE 2 - STOCKHOLDERS' EQUITY

On January 31, 2005, Cadence entered into a purchase agreement with twenty-two accredited investors pursuant to which the investors purchased 7,810,000 shares of common stock and common stock warrants enabling the warrant holders to purchase 14,050,000 shares of common stock at an exercise price of $1.75 per share. The aggregate proceeds from the security sales were $9,762,500 before commissions.

NOTE 3 - LONG-TERM DEBT

In April 2004, the Company completed a private placement of $6,000,000 of senior secured notes from a group of institutional and individual lenders. A financing fee of $80,000 was paid in connection with the securing of this debt. This financing fee has been recorded as a discount on long-term debt, and will be written off ratably over the life of the debt. For the period ending March 31, 2005, $10,000 of this financing fee was written off. These notes payable accrue interest at the rate of 10% per year (subject to increase under certain conditions), payable quarterly, with the principal due and payable on March 31, 2006. The Company is obligated however, to make principal repayments equivalent to 10% of the principal amount of the notes on each of September 30 and December 31 of 2005 if the Company's weighted average share price falls below $5.00 per share at such times. The notes are secured by all of the assets of Cadence.

                          CADENCE RESOURCES CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  June 30, 2005

As part of the private placement, the noteholders received warrants to purchase a total of 765,000 shares of common stock, exercisable at $4 per share, expiring in three years. Both the number of warrants and the exercise price per share are adjustable, dependent upon certain future equity transactions of the Company. The value of the warrants upon issuance of $745,237 has been recorded as a discount on long-term debt, and will be written off ratably over the life of the debt. For the three months ended March 31, 2005, $93,155 of this discount was written off. Additionally, a related party was granted 76,500 options valued at $71,910 as a finders fee related to these notes.

On January 31, 2005, Cadence entered into an agreement with the seven accredited investors (each of whom signed the agreement in its April 2004 private placement) pursuant to which the Company was permitted to repay the $6,000,000 in notes held by such investors without any prepayment penalties in exchange for the exercise price of the warrants to purchase 765,000 shares of common stock issued in the April 2004 private placement being reduced from $4.00 per share to $1.25 per share. As part of this transaction, $5,000,000 of the notes were repaid in cash and $1,000,000 of the notes were converted into common stock and warrants of Cadence (see Note 2). Additionally, all deferred financing costs associated with these notes were written off, resulting in a loss on repayment of debt in the amount of $660,559. As of June 30, 2005, the Company has no long term debt outstanding.

NOTE 4 - REDEEMABLE PREFERRED STOCK

On April 23, 2001 the Company's board of directors authorized 20,000,000 shares of preferred stock with a par value of $0.01 per share and rights and preferences to be determined. No shares were issued and outstanding as of September 30, 2002. During the year ended September 30, 2003, the Company issued 34,950 shares of its preferred stock to investors at prices ranging from $1.50 to $2.00 per share for aggregate proceeds of $59,925. The shares are convertible to common stock at a price of $1.50 per share under certain terms and conditions. At September 30, 2003 the shares carried a preferred dividend of 15% per annum.

The Class A preferred shares mature seven years from the date of issuance. At maturity, the Class A preferred shares will be redeemed for cash or common stock at Cadence's option in an amount equal to the amount paid by the investors for the shares plus any accrued and unpaid dividends. If shares of common stock are to be issued at maturity, the conversion price shall be determined by the average closing bid price for the 20 trading days prior to the maturity date.

                          CADENCE RESOURCES CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  June 30, 2005

At June 30, 2005, the Company had $13,490 of accrued dividends payable to preferred shareholders.

NOTE 5 - SUBSEQUENT EVENTS

On November 19, 2004, the Company signed a letter of intent establishing a 60 day exclusivity period in order to conduct due diligence and negotiate terms for acquisition of all of the outstanding shares of Aurora Energy, Ltd., a privately held company based in Traverse City, Michigan in exchange for shares of common stock of Cadence. On January 31, 2005, Cadence, Aurora Acquisition Corp., a wholly owned subsidiary of Cadence, and Aurora entered into a definitive merger agreement providing for the acquisition of all of the outstanding shares and options of Aurora by Cadence. The closing is conditioned upon, among other things, obtaining approval of Aurora's shareholders and the shares of Cadence's common stock being issued to Aurora's shareholders being registered on a Form S-4 registration statement. Upon consummation of the merger, (i) Cadence will issue two shares of its common stock for each share of Aurora common stock, (ii) all options and warrants to purchase Aurora common stock will become options or warrants to receive shares of Cadence common stock, and (iii) Aurora will become a wholly owned subsidiary of Cadence. It is contemplated by the parties that if this effort is successfully consummated, Cadence will relocate its operational headquarters to Aurora's offices in Traverse City and the board of directors and management of Cadence will be significantly restructured.

On May 11, 2005, the Company filed Form S-4, registering up to 48,297,694 shares of its common stock, 10,205,328 shares of which are issuable upon exercise of options, for issuance to the shareholders and option holders of Aurora Energy, Ltd. pursuant to the agreement and plan of merger between Cadence, Aurora Acquisition Corp., Cadence's wholly owned subsidiary, and Aurora Energy, Ltd.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Aurora Energy, Ltd.
Traverse City, Michigan

We have audited the accompanying consolidated balance sheets of Aurora Energy, Ltd. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity and minority interest and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aurora Energy, Ltd. and Subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

                            RACHLIN COHEN & HOLTZ LLP

Miami, Florida
April 20, 2005

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                               December 31
                                                                                       ----------------------------
                                                                                            2004            2003
                                                                                       ------------    ------------
                                                      ASSETS

Current assets:

  Cash and cash equivalents                                                            $  5,179,582    $  1,045,752
  Accounts receivable                                                                     2,269,907       1,022,450
  Accounts receivable - related party                                                       129,960          20,000
  Notes receivable                                                                          136,247         120,905
  Receivable from shareholder                                                               100,000              --
  Prepaid expenses and other                                                                     --          76,110
                                                                                       ------------    ------------
    Total current assets                                                                  7,815,696       2,285,217
                                                                                       ------------    ------------

Oil and gas properties, using full cost accounting:
  Properties being amortized                                                              7,585,807      11,794,654
  Properties not subject to amortization                                                  7,981,727       3,174,420
                                                                                       ------------    ------------
    Total oil and gas properties                                                         15,567,534      14,969,074
    Less accumulated amortization                                                           600,077         425,077
                                                                                       ------------    ------------

Oil and gas properties, net                                                              14,967,457      14,543,997

Other property and equipment, net                                                           115,283          69,366
Other investments                                                                           230,396              --
Deferred loan origination costs                                                             294,545              --
Other long term receivable                                                                   22,452             221
                                                                                       ------------    ------------
    Total assets                                                                       $ 23,445,829    $ 16,898,801
                                                                                       ============    ============

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                     $  3,221,533    $  1,281,568
  Accrued expenses                                                                          200,800         148,021
  Drilling advances                                                                         387,175          34,855
  Short-term bank borrowings                                                                350,000              --
  Current portion of obligations under capital leases                                         8,823         254,021
  Current portion of notes payable - related parties                                      1,940,825              --
  Current portion of note payable - other                                                        --          60,000
                                                                                       ------------    ------------
    Total current liabilities                                                             6,109,156       1,778,465

Reserve base lending                                                                             --         498,675
Obligations under capital leases, net of current portion                                     12,663         742,768
Notes payable - related parties                                                           1,077,706       3,241,847
Note payable - other, net of current portion                                                     --         247,935
Mezzanine financing                                                                      10,000,000       4,200,400
                                                                                       ------------    ------------
    Total liabilities                                                                    17,199,525      10,710,090
                                                                                       ------------    ------------

Minority interest in net assets of subsidiaries                                                  --       1,685,063
                                                                                       ------------    ------------

Shareholders' equity:

  Series A preferred stock, $1.50 par value; 500,000 shares authorized, 99,350 shares issued and outstanding, liquidation preference of approximately $185,000
    (410,461 shares issued and outstanding in 2003)                                         149,025         615,692
  Common stock, $.001 par value; 24,500,000 shares authorized, 13,775,933
    shares issued and outstanding (11,432,824 shares issued and outstanding in 2003)         13,776          11,433
  Additional paid-in capital                                                              8,183,025       4,745,222
  Accumulated deficit                                                                    (2,099,522)       (868,699)
                                                                                       ------------    ------------
    Total shareholders' equity                                                            6,246,304       4,503,648
                                                                                       ------------    ------------
    Total liabilities and shareholders' equity                                         $ 23,445,829    $ 16,898,801
                                                                                       ============    ============


                 See Notes to Consolidated Financial Statements

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Year Ended December 31
                                                     ----------------------------
                                                         2004            2003
                                                     ------------    ------------
Revenues:

  Oil and gas sales                                  $    960,011    $  1,094,612
  Gain on sale of oil and gas properties                       --       2,814,222
  Interest income                                          47,678           8,478
  Other income                                          1,192,835       1,921,285
                                                     ------------    ------------
    Total revenues                                      2,200,524       5,838,597
                                                     ------------    ------------

Costs and expenses:

  General and administrative                            2,057,333       1,464,736
  Production and lease operating                          614,338         920,439
  Interest                                                392,402         416,690
  Depreciation, depletion and amortization                203,249         188,623
  Taxes                                                    75,000              --
                                                     ------------    ------------
    Total costs and expenses                            3,342,322       2,990,488
                                                     ------------    ------------

Income (loss) before minority interest                 (1,141,798)      2,848,109

Minority interest in income (loss) of subsidiaries        (38,087)      1,145,388
                                                     ------------    ------------

Net income (loss)                                      (1,103,711)      1,702,721

Less dividends on preferred stock                         (30,268)        (36,942)
                                                     ------------    ------------

Net income (loss) available to common shareholders   $ (1,133,979)   $  1,665,779
                                                     ============    ============

Net income (loss) per common share
  Basic                                              $      (0.10)   $       0.15
                                                     ============    ============
  Diluted                                            $      (0.10)   $       0.14
                                                     ============    ============

Weighted average common shares outstanding:

  Basic                                                11,817,812      11,288,112
                                                     ============    ============
  Diluted                                              11,817,812      12,526,162
                                                     ============    ============


                 See Notes to Consolidated Financial Statements

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND MINORITY INTEREST


                                                                  Preferred Stock         Common Stock      Additional
                                                                --------------------   ------------------    Paid-in    Accumulated
                                                                 Shares     Amount       Shares    Amount    Capital     Deficit
                                                                --------   ---------   ----------  -------  ----------  -----------
Balances at January 1, 2003                                      410,461   $ 615,692   11,202,824  $11,203  $4,615,452  $(2,571,420)
Issuance of common stock for cash ($0.50 per share)                   --          --      200,000      200      99,800           --
Issuance of common stock in exchange for interest
  in certain oil and gas properties ($1.00 per share)                 --          --       30,000       30      29,970           --
Capital contribution by minority members                              --          --           --       --          --           --
Distributions to minority members                                     --          --           --       --          --           --
Net income                                                            --          --           --       --          --    1,702,721
                                                                --------   ---------   ----------  -------  ----------  -----------
Balances at December 31, 2003                                    410,461     615,692   11,432,824   11,433   4,745,222     (868,699)

Issuance of common stock in exchange for consulting
  services ($.83 per share)                                           --          --       49,976       50      41,429           --
Issuance of common stock for cash ($2.50 per share):
  Issued in private placement                                         --          --      600,000      600   1,499,400           --
  Issued to Cadence Resource Corporation                              --          --      300,000      300     749,700           --
  Issued to others                                                    --          --      145,000      145     362,355           --
Issuance of common stock for consulting
  services ($2.50 per share)                                          --          --        4,800        5      11,995           --
Exercise of common stock options ($.75 per share)                     --          --       10,000       10       7,490           --
Exercise of common stock options ($1.00 per share)                    --          --      300,000      300     299,700           --
Conversion of preferred stock to common stock                   (311,111)   (466,667)     933,333      933     465,734           --
Distributions to minority members                                     --          --           --       --          --           --
Income allocated to minority interest owners prior to disposal        --          --           --       --          --           --
Disposition of subsidiary and elimination of
  minority member interest                                            --          --           --       --          --           --
Transfer of member interest in subsidiary in exchange
  for working interest                                                --          --           --       --          --           --
Minority interest reclassified as other receivable                    --          --           --       --          --           --
Dividends paid on preferred stock                                     --          --           --       --          --     (127,112)
Net loss                                                              --          --           --       --          --   (1,103,711)
                                                                --------   ---------   ----------  -------  ----------  -----------
Balances at December 31, 2004                                     99,350   $ 149,025   13,775,933  $13,776  $8,183,025  $(2,099,522)
                                                                ========   =========   ==========  =======  ==========  ===========
                                                                                  Minority
                                                                   Total          Interest
                                                                Shareholders'   in Net assets
                                                                   Equity       of Subsidiaries
                                                                 -----------     -----------
Balances at January 1, 2003                                      $ 2,670,927     $ 1,699,626
Issuance of common stock for cash ($0.50 per share)                  100,000              --
Issuance of common stock in exchange for interest
  in certain oil and gas properties ($1.00 per share)                 30,000              --
Capital contribution by minority members                                  --         114,842
Distributions to minority members                                         --      (1,274,793)
Net income                                                         1,702,721       1,145,388
                                                                 -----------     -----------
Balances at December 31, 2003                                      4,503,648       1,685,063

Issuance of common stock in exchange for consulting
  services ($.83 per share)                                           41,479              --
Issuance of common stock for cash ($2.50 per share):
  Issued in private placement                                      1,500,000              --
  Issued to Cadence Resource Corporation                             750,000              --
  Issued to others                                                   362,500              --
Issuance of common stock for consulting
  services ($2.50 per share)                                          12,000              --
Exercise of common stock options ($.75 per share)                      7,500              --
Exercise of common stock options ($1.00 per share)                   300,000              --
Conversion of preferred stock to common stock                             --              --
Distributions to minority members                                         --         (41,347)
Income allocated to minority interest owners prior to disposal            --          41,243
Disposition of subsidiary and elimination of
  minority member interest                                                --         (90,518)
Transfer of member interest in subsidiary in exchange
  for working interest                                                    --      (1,578,806)
Minority interest reclassified as other receivable                        --          22,452
Dividends paid on preferred stock                                   (127,112)             --
Net loss                                                          (1,103,711)        (38,087)
                                                                 -----------     -----------
Balances at December 31, 2004                                    $ 6,246,304     $        --
                                                                 ===========     ===========


                 See Notes to Consolidated Financial Statements

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Year Ended December 31
                                                                       --------------------------
                                                                          2004          2003
                                                                       ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                    $ (1,103,711)  $ 1,702,721
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation, depletion and amortization                              203,249       188,623
      Gain on sale of oil and gas properties                                     --    (2,814,222)
      Services received in settlement of note receivable                     39,754        39,095
      Common stock issued in exchange for services                           53,479            --
      Minority interest in income (loss) of subsidiaries                    (38,087)    1,145,388
      Other                                                                   7,854            --
      Changes in operating assets and liabilities:
        Accounts receivable                                              (1,365,271)     (648,478)
        Advance for services                                                     --      (160,000)
        Prepaid expenses and other                                           76,110       (27,680)
        Accounts payable                                                  1,939,965      (174,885)
        Drilling advances                                                   352,320       (82,895)
        Accrued expenses                                                     52,779       (57,962)
                                                                       ------------   -----------
          Net cash provided by (used in) operating activities               218,441      (890,295)
                                                                       ------------   -----------

Cash flows from investing activities:

  Capital expenditures for oil and gas properties                       (10,159,663)   (6,395,001)
  Proceeds from sale of oil and gas properties                            1,902,537     8,475,080
  Capital expenditures for other property and equipment                     (74,166)      (20,317)
  Advances on notes receivable                                             (155,096)           --
  Capital expenditures for oil and gas working interests                         --    (1,590,025)
  Working interest owner reimbursements                                          --       113,300
  Investment in Hudson Pipeline                                            (230,396)           --
                                                                       ------------   -----------
          Net cash provided by (used in) investing activities            (8,716,784)      583,037
                                                                       ------------   -----------

Cash flows from financing activities:

  Net short-term bank borrowings (repayments)                               350,000    (1,250,000)
  Mezzanine financing advances, net of loan costs of $294,545 in 2004    10,179,694     4,200,400
  Reserve base lending advances                                                  --       498,676
  Proceeds from capital lease                                                    --       880,000
  Payments on capital lease obligations                                    (128,278)     (338,938)
  Capital contribution by minority interest members                              --       114,842
  (Payments) proceeds from notes payable - other                           (307,935)      307,935
  Distributions to minority interest members                                (41,347)   (1,274,793)
  Amounts paid to lease fund investors and other owners                          --    (2,007,965)
  Net proceeds from sales of common stock and exercise of options         2,920,000            --
  Net proceeds from subsidiary disposition                                   10,467            --
  Advances from related parties                                             154,118            --
          Repayment of advances from related parties                       (504,546)     (248,089)
                                                                       ------------   -----------
Net cash provided by financing activities                                12,632,173       882,068
                                                                       ------------   -----------

Net increase in cash and cash equivalents                                 4,133,830       574,810

Cash and cash equivalents, beginning of year                              1,045,752       470,942
                                                                       ------------   -----------

Cash and cash equivalents, end of year                                 $  5,179,582   $ 1,045,752
                                                                       ============   ===========


                 See Notes to Consolidated Financial Statements

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CONSOLIDATION

            The accompanying consolidated financial statements include the accounts of Aurora Energy, Ltd. and the entities identified below under the heading Organization and Nature of Operations, hereinafter referred to as "the Company" or "Aurora".

            All significant intercompany accounts and transactions have been eliminated in consolidation.

      ORGANIZATION AND NATURE OF OPERATIONS

            The nature and composition of the Company's operations are as follows:

                  AURORA ENERGY, LTD. ("Aurora") is a Nevada corporation, engaged primarily in the acquisition, development, production, exploration and sale of oil, gas and natural gas liquids. Aurora sells its oil and gas products primarily to domestic pipelines and refineries.

                  Aurora Energy, Ltd.'s subsidiary operations are as follows:

                        AURORA PRODUCTION, LLC (F/K/A JET/LAVANWAY, LLC) ("APL") is a limited liability company, engaged primarily in the extraction of gas reserves from its 76% working interest in the New Albany Shale area located in Harrison, Crawford, Washington, Floyd and Clark Counties, in the State of Indiana, which covers approximately 80,656 acres. APL was formed on June 1, 1995 and its original term of existence was anticipated through November 1, 2013. Aurora holds a 51% interest in APL. As a result of the sale disclosed in Note 5, all operations of APL ceased as of December 31, 2003.

                        INDIANA GATHERING, LLC ("IGL") is a limited liability company, established on July 31, 1998 to operate a gas processing plant for gas produced primarily in Indiana. Aurora owns a 40% interest in IGL. Operating and management agreements establish sufficient control by Aurora to support consolidation of the financial statements. As a result of the sale disclosed in Note 5, all operations of IGL ceased as of December 31, 2003.

                        AURORA OPERATING, LLC ("Operating") is a limited liability company, engaged primarily in oil and gas operations and development. Operating was formed on January 1, 2000 and its term of existence extends through January 1, 2020. Operating holds certain oil and gas properties in the New Albany Shale Project. Aurora owned a 71% member interest in this entity. In December 2003, Aurora entered into an agreement to sell 20% of its member interest in Operating to an unrelated third party. This sale changed Aurora's ownership in Operating from 71% to 51%. Restrictions related to this sale specify that the purchaser is not entitled to receive any cash distributions nor are they required to make any capital contributions within two years from the closing date (December 9, 2003). The agreement also includes put and call options at the same price that the 20% was initially sold for. The call option allows Aurora to purchase this interest back between December 10, 2005 and December 9, 2008. The put option allows the purchaser to sell their interest back to Aurora during the same time frame.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      ORGANIZATION AND NATURE OF OPERATIONS (Continued)

                        AURORA ANTRIM NORTH, LLC ("North") is a limited liability company engaged primarily in any activity with the purpose for which the LLC may be formed. North was formed on January 18, 2001 and its term of existence extends through January 18, 2021. Aurora holds a 100% interest in North. In 2003 certain oil and gas properties were conveyed from Aurora to North in connection with the mezzanine financing with Wells Fargo. This financing facility was paid in full and terminated during 2004 and Aurora entered into a new mezzanine financing arrangement, which is more fully described in Note 9.

                        AURORA HOLDINGS, LLC ("Holdings") is a limited liability company engaged primarily in any activity with the purpose for which the LLC may be formed. Holdings was formed on January 10, 2001 and its term of existence extends through January 10, 2021. Aurora holds a 100% interest in Holdings. Operations for Holdings for the period from inception to December 31, 2004 were insignificant.

                        INDIANA ROYALTY TRUSTORY, LLC ("IRT") is a limited liability company engaged primarily in investments in royalties and other financial instruments. IRT was formed on January 1, 2001 and its term of existence extends through January 1, 2021. The Company holds a 51% interest in IRT. Operations for IRT during 2004 and 2003 were insignificant.

                        AURORA INVESTMENTS, LLC ("AIL") is a limited liability company formed in October 2001 to raise funds specifically earmarked for drilling of certain defined oil and gas prospects. Under the terms outlined in the private placement memorandum dated October 1, 2001, third party investors contributed 95% of the funds needed to drill a specific project and Aurora contributed 5% in the form of oil and gas properties. As manager of AIL, Aurora makes key decisions relating to AIL's operations and was conveyed an additional 12.5% interest in AIL for a total membership interest of 17.5%. Once all third party investor members have received 100% of their initial investment back, Aurora will receive an additional 12.5% interest for a total member interest of 30%. AIL was consolidated into Aurora due to the control that Aurora exercised over the operations of AIL. During 2004, Aurora exchanged its 17.5% membership interests in AIL in exchange for certain working interests which resulted in the removal of AIL from these consolidated financial statements as of December 31, 2004. While the agreement covering a potential 12.5% additional interest is still in effect, management believes the likelihood of receiving this additional interest is remote.

                        BEYER ANTRIM COMPANY, LLC ("BAC") is a limited liability company formed in May 2002 to raise funds specifically earmarked for drilling of certain defined oil and gas prospects. Under the terms outlined in the private placement memorandum dated April 20, 2002, third party investors contributed 95% of the funds needed to drill a specific project and Aurora contributed 5% in the form of oil and gas properties. As manager of BAC, Aurora makes key decisions relating to BAC's operations and was conveyed an additional 12.5% interest in BAC for a total membership interest of 17.5%. Once all

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      ORGANIZATION AND NATURE OF OPERATIONS (Continued)

                        third party investor members have received 100% of their initial investment back, Aurora will receive an additional 12.5% interest for a total member interest of 30%. BAC was consolidated into Aurora due to the control that Aurora exercised over the operations of BAC. During 2004, Aurora exchanged its 17.5% membership interests in BAC in exchange for certain working interests which resulted in the removal of BAC from these consolidated financial statements as of December 31, 2004. While the agreement covering a potential 12.5% additional interest is still in effect, management believes the likelihood of receiving this additional interest is remote.

                        AURORA NATURAL GAS PRODUCTION, LLC ("ANG") is a limited liability company formed in June 2002 to raise funds specifically earmarked for drilling of certain defined oil and gas prospects. Under the terms outlined in the private placement memorandum dated May 15, 2002, third party investors contributed 95% of the funds needed to drill a specific project and Aurora contributed 5% in the form of oil and gas properties. As manager of ANG, Aurora makes key decisions relating to ANG's operations and was conveyed an additional 12.5% interest in ANG for a total membership interest of 17.5%. Once all third party investor members have received 100% of their initial investment back, Aurora will receive an additional 12.5% interest for a total member interest of 30%. ANG was consolidated into Aurora due to the control that Aurora exercised over the operations of ANG. During 2004, Aurora exchanged its 17.5% membership interests in ANG in exchange for certain working interests which resulted in the removal of ANG from these consolidated financial statements as of December 31, 2004. While the agreement covering a potential 12.5% additional interest is still in effect, management believes the likelihood of receiving this additional interest is remote.

                        BFG HOLDINGS, LLC ("BFG") is a limited liability company engaged primarily in any activity with the purpose for which the LLC may be formed. BFG was formed on September 18, 2002 and Aurora holds a 100% interest in BFG. In 2003, certain oil and gas properties were conveyed from Aurora to BFG in connection with the reserve base financing with Texas Capital Bank, N.A. This financing vehicle has been paid in full and terminated during 2004. These properties were transferred to BFG at their net book value on the date of transfer. During 2004, BFG was closed and transferred all oil and gas properties to North at their net book value. All operations of BFG have ceased as of December 31, 2004.

                        CONSOLIDATED EXPLORATION, LLC ("Conexco") is a limited liability company engaged primarily in the acquisition, development and sale of oil and gas leasehold interests. Conexco owns significant leasehold interests in Indiana's New Albany Shale area, including an overriding royalty in the producing Corydon fields. Conexco was formed on April 4, 1994 and its term of existence extends through April 4, 2014. On January 1, 1999, Aurora purchased a 100% interest in Conexco and this entity became a wholly owned subsidiary. In 2003, Conexco was allocated a portion of the sales proceeds in transactions disclosed in Note 5.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      ORGANIZATION AND NATURE OF OPERATIONS (Continued)

                        INDIGAS ENERGY, LLC ("Indigas") is a limited liability company engaged primarily in the acquisition, development, production and sale of oil and gas leasehold interests. Indigas owns significant leasehold interests in Indiana and Kentucky's New Albany Shale area. Indigas was formed on January 1, 1996 and its term of existence extends through January 1, 2016. On January 1, 1999 Aurora purchased a 100% interest in Indigas and this entity became a wholly owned subsidiary.

                        Both Conexco and Indigas received a portion of the funds from the option agreement (the "Option") described more fully in Note 5. These proceeds were then used to return to investors their original investment plus the agreed upon return percentage. Since all of the lease investors monies have been returned, operations of both entities have ceased as of December 31, 2003. As a result of the Option being exercised subsequent to December 31, 2004, all proceeds have been allocated to Aurora as all lease investor obligations have been met (see Note 17).

      USE OF ESTIMATES

            The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      OIL AND GAS PROPERTIES

            The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized. Costs associated with production and general corporate activities are expensed in the period incurred.

            All capitalized costs of oil and gas properties, including the estimated future costs to develop proven reserves, are amortized on the unit-of-production method using estimates of proven reserves. Investments in unproven properties and major development projects are not amortized until proven reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

            Capitalized costs of oil and gas properties, net of accumulated amortization, are limited to the aggregate of estimated future net revenues from proven reserves, discounted at ten percent, based on current economic and operating conditions, plus the lower of cost or fair value of unproven properties.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      OIL AND GAS PROPERTIES (Continued)

            Sales of proven and unproven properties are applied to reduce the capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proven reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonment of properties is accounted for as adjustments of capitalized costs with no loss recognized.

      CAPITALIZED INTEREST

            The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Interest capitalized amounted to $329,028 and $205,154 during 2004 and 2003, respectively.

      CASH AND CASH EQUIVALENTS

            Cash and cash equivalents consist of demand deposits in banks. The Company's bank accounts periodically exceed federally insured limits. As of December 31, 2004 and 2003, cash in excess of FDIC limits amounted to approximately $1,055,000 and $953,000, respectively. Management believes that the Company is not exposed to any significant credit risk on its cash deposits.

      DEFERRED LOAN ORIGINATION COSTS

            Loan origination costs related to mezzanine financing obtained in late 2004, as more fully described in Note 9, are deferred. These costs are being amortized using the interest method over the term of the related loan. Annual amortization expense during 2005 to 2009 will be approximately $59,000.

      OTHER INVESTMENTS

            HUDSON PIPELINE & PROCESSING CO., LLC ("Hudson") is a limited liability company that owns a facility plant, pipeline, rights-of-way and meter used by nearby Antrim wells, and processes the gas produced from those wells. North owns a 48.75% membership interest in this limited liability company until the revenues received from the pipeline facility equal 125% of the amount spent on construction of the pipeline, after which North's membership interest will be 47.5%.

            Ownership for this investment is accounted for using the equity method, whereby the investment is stated at cost and adjusted for the Company's equity in undistributed earnings and loss since acquisition. The construction of the pipeline began in late 2004. Operations for Hudson for the period ending December 31, 2004 were insignificant.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      OTHER INVESTMENTS (Continued)

            The following is condensed financial information concerning Hudson:

                                  Balance Sheet
                                December 31, 2004

                                   (Unaudited)

Current assets                                                          $ 43,839
Construction projects in progress, net                                   749,223
                                                                        --------
Total assets                                                            $793,062
                                                                        ========

Current liabilities                                                     $563,009
Member's equity                                                          230,053
                                                                        --------
Total liabilities and member's equity                                   $793,062
                                                                        ========
                             Statement of Operations
                      For the Period September 15, 2004 to

                                December 31, 2004
                                   (Unaudited)

Revenues                                                                 $24,964
Costs and expenses                                                        22,565
                                                                         -------
Net income                                                               $ 2,399
                                                                         =======

      REVENUE RECOGNITION

            Oil and gas sales are generally recognized at the time of extraction of product or performance of services. Revenues from service contracts are recognized ratably over the term of the contract. See
            Note 5 regarding the sale in 2003 of interest in oil and gas properties.

      ACCOUNTS RECEIVABLE

            Accounts receivable generally consist of amounts due from working interest partners for their proportionate share of expenses related to certain oil and gas projects. Accounts receivable are stated at the amounts management expects to collect from outstanding balances. The Company provides for probable uncollectible amounts through a charge to earnings based on management's assessment of the current status of individual accounts. Balances that are still outstanding after the Company has attempted reasonable collection efforts are written off through a charge to earnings and a credit to accounts receivable. Charges to earnings have typically not been material to the consolidated financial statements.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      FAIR VALUE OF FINANCIAL INSTRUMENTS

            The Company's financial instruments consist primarily of cash, accounts receivable, loans receivable, accounts payable and accrued expenses and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

      OTHER PROPERTY AND EQUIPMENT

            Other property and equipment are stated at cost. Major improvements and renewals are capitalized while ordinary maintenance and repairs are expensed. Management annually reviews these assets to determine whether carrying values have been impaired.

      DEPRECIATION AND AMORTIZATION OF OTHER PROPERTY AND EQUIPMENT

            Depreciation, which includes amortization of assets recorded as capital leases, is computed using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 20 years or lease term, if shorter.

      DEPOSIT

            A cash deposit in the amount of $100,000 was received from an investor for the purchase of Aurora's common stock. The Company received these funds in 2002 and the stock was issued during 2003.

      INCOME TAXES

            Aurora and its wholly- owned subsidiaries file a combined federal income tax return, while the remaining subsidiaries each file separate federal income tax returns. Taxable income and losses of subsidiaries not included in the combined tax return are passed directly to the shareholders or members. Consequently, in the accompanying consolidated financial statements, income taxes are not provided on taxable income or losses allocated to the minority interest in the subsidiaries.

            Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and federal income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes arise from temporary basis differences principally related to intangible drilling costs incurred in connection with the development of oil and gas properties, depreciation and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      MINORITY INTEREST

            The minority interest shown in the accompanying consolidated balance
            sheets   represents  the  minority  members'  share  of  contributed capital, income or loss and distributions.

      RECENT ACCOUNTING PRONOUNCEMENTS

            In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share-Based Payment" (SFAS 123R), which is a revision of SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS 123R is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provision of SFAS
            123. The Company is currently assessing the impact of adopting SFAS 123R to its consolidated financial statements.

            In September 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 106 (SAB 106) which provides guidance regarding the interaction of SFAS 143 with the calculation of depletion and the full cost ceiling test of oil and gas properties under the full cost accounting rules of the SEC. The guidance provided in SAB 106 is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

            In October 2004, the American Jobs Creation Act of 2004 (AJCA) was signed into law. In December 2004, the FASB issued Staff Position No. 109-1 (FSP 109-1), "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" and Staff Position No. 109-2 (FSP 109-2), "Accounting and Disclosure Guidance of the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004". FSP 109-1 clarifies that the manufacturer's tax deduction provided for under the AJCA should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. FSP 109-2 provides accounting and disclosure guidance for the repatriation of certain foreign earnings to a U.S. taxpayer as provided for the AJCA. The Company does not expect that the tax benefits resulting from the AJCA will have a material impact on its financial statements.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 2. SUPPLEMENTAL CASH FLOWS INFORMATION

      NON-CASH FINANCING AND INVESTING ACTIVITIES

            2004

            During 2004, Aurora conveyed its entire interest totaling $338,177 in AIL, BAC and ANG back to the respective consolidated subsidiaries in exchange for oil and gas reserves in the same amount. As a result of this conveyance, Aurora no longer maintained a controlling interest in these subsidiaries. Minority interests and oil and gas properties related to this conveyance, in the amount $1,992,361, has been eliminated from these consolidated financial statements.

            Pursuant to the purchase and sale agreement with an unrelated third party more fully described in Note 5, Aurora repaid in full the mezzanine facility obligation in the amount of $4,674,639, reserve base lending obligation in the amount of $498,675 and transferred certain lease obligations in the amount of $847,025.

            During  2004,  $127,112  of  cumulative   dividends  on  convertible
            preferred stock were satisfied by issuance of a note payable.

            2003

            Aurora issued 30,000 shares of common stock, valued at $1.00 per share, in exchange for the receipt of certain oil and gas interests.

      OTHER CASH FLOWS INFORMATION

            Cash paid for interest amounted to $681,025 and $621,844 in 2004 and 2003, respectively.

NOTE 3. ACCOUNTS RECEIVABLE (INCLUDING RELATED PARTIES)

      Accounts receivable consists primarily of joint interest billings to investors who have invested with the Company on specific oil and gas projects. Accounts receivable may be offset by royalty payments and are typically collateralized by the owners' interest in a specific oil and gas project. Potential credit losses, in the aggregate, have not been significant and have not exceeded management's expectations.

      Receivables due from related parties at December 31, 2004 and 2003 amounted to $129,960 and $20,000, respectively, and consist of amounts due from affiliates with common ownership for joint billings on projects which they are involved in with the Company, and are included in accounts receivable in the accompanying consolidated balance sheets.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 4. NOTES RECEIVABLE (INCLUDING RELATED PARTIES)

      Notes receivable consist of the following amounts as of December 31:

                                                                          2004      2003
                                                                        --------  --------
Unsecured note receivable from a third party arising from an agreement  $ 81,151  $120,905 to provide funds to secure certain contract services over a
two year period.  The structure of this agreement requires payments to be made as the third party renders services to the company, including interest capitalized at 6%.  Total payments received in the form of services rendered during 2004 and 2003 amounted to $39,754 and $39,095, respectively

Unsecured note receivable from a party related by virtue of common        35,096        --
ownership, including interest charged at 6.0%.  This note was collected in full in March, 2005

Unsecured note receivable from a third party, due on demand, with
interest charged at 6.0%                                                  20,000        --
                                                                        --------  --------

Total notes receivable                                                  $136,247  $120,905
                                                                        ========  ========

      SHAREHOLDER NOTE RECEIVABLE

            The Company holds an unsecured note receivable from a shareholder in the amount of $100,000, which is due upon demand, with interest charged at 4.5%.

NOTE 5. SALE OF INTERESTS IN OIL AND GAS PROPERTIES

      The Company had the following transactions related to the sale of oil and gas properties, all of which were applied to reduce the full cost pool:

                                                 Interest      Gross
Year  Type of Property     Description            Sold        Proceeds
----  ----------------     -----------            ----        --------

2004  Unproven and Proven  Antrim leasehold        80%        $6,433,890
2004  Proven               Crossroads project      90%           292,132
2004  Unproven             New Albany Shale        95%           349,829
                                                              ----------
Total                                                         $7,075,851
                                                              ==========

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5. SALE OF INTERESTS IN OIL AND GAS PROPERTIES (Continued)

                                                       Interest      Gross
Year  Type of Property     Description                  Sold        Proceeds
----  ----------------     -----------                  ----        --------

2003  Unproven              Graben leasehold            100%      $1,266,520
2003  Proven                Black Bean                   50%         873,492
2003  Unproven              Indiana leasehold interest   50%          47,500
2003  Unproven              Antrim leasehold - ORRI       2%          47,066
2003  Proven                Compressor sale             100%          43,832
                                                                  ----------
Total                                                             $2,278,410
                                                                  ==========

      During 2004, Aurora entered into a sale agreement with an unrelated third party for $6,433,890. As part of this agreement, the third party assumed capital leases in the amount of $847,025. Further, Aurora received $1,260,576 in proceeds net of the payoff of the mezzanine facility obligation in the amount of $4,674,639 and reserve base lending obligation in the amount of $498,675 for the sale of an 80% interest in Aurora's Antrim leasehold units located in northeast Michigan. Proceeds, net of historical cost in the amount of $7,211,916, were recorded as a reduction to the full cost pool as the reduction of capitalized costs to the oil and gas reserve were not significantly altered.

      In addition to the above transactions, the following transactions occurring in 2003 were recorded as a reduction to the full cost pool for the historical cost of the assets sold and the remainder was recorded as a gain in the accompanying 2003 consolidated statements of operations. Since the sale of these oil and gas properties or the conveyance of an option to purchase certain oil and gas properties would significantly alter the relationship between capitalized costs and the oil and gas reserves, the net proceeds were accounted for as a gain on sale of oil and gas interests in the accompanying 2003 consolidated statements of operations.

                                                                    Net
                                                  Payments to     Proceeds
                                                  Lease Fund     Allocable
                                        Gross    Investors and     to the     Historical     Gain
Property/Option Sold                  Proceeds    Other Owners    Company        Cost       on Sale
-----------------------------------  ----------   -----------    ----------   ----------   ----------
100% of APL's proven assets          $2,825,845   $  (864,454)   $1,961,391   $  243,299   $1,718,092
100% of Conexco's proven assets         162,812            --       162,812           --      162,812
100% of IGL's proven assets             136,350        (1,958)      134,392       88,879       45,513
95% of Aurora's unproved leases*      1,388,649    (1,003,540)      385,109           --      385,109
95% of Operating's unproved leases*   1,679,950      (138,013)    1,541,937    1,042,305      499,632
Other sales                               3,064            --         3,064           --        3,064
                                     ----------   -----------    ----------   ----------   ----------
Total                                $6,196,670   $(2,007,965)   $4,188,705   $1,374,483   $2,814,222
                                     ==========   ===========    ==========   ==========   ==========

      *Proceeds received in excess of the costs are recorded as a gain as these transactions represent options and the option agreement covers certain amounts capitalized as oil and gas properties in Operating and Aurora. The amounts advanced to the Company are non-refundable and, therefore, are recorded as income. Subsequent to December 31, 2004 and in conjunction with the exercising of the Option, 95% of Operating's assets have been sold and Aurora maintains a 5% interest (see Note 17).

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6. OIL AND GAS PROPERTIES NOT SUBJECT TO AMORTIZATION

      The Company is currently participating in oil and gas exploration and development activities on blocks of acreage in the states of Indiana, Michigan, Ohio, and Kentucky. A determination cannot be made about the extent, if any, of additional oil and gas reserves that should be classified as proven reserves in connection with these projects. Consequently, the associated property and exploration costs have been excluded in computing amortization of the full cost pool.

NOTE 7. OTHER PROPERTY AND EQUIPMENT

      Other property and equipment consist of the following at December 31:

                                                          2004            2003
                                                        --------        --------

Furniture and fixtures                                  $108,047        $ 75,085
Computer equipment                                        77,509          37,615
Software                                                  11,325          10,015
Leasehold improvements                                    19,042          19,042
Truck                                                      7,050           7,050
                                                        --------        --------
Total property and equipment                             222,973         148,807
Less accumulated depreciation                            107,690          79,441
                                                        --------        --------
Property and equipment, net                             $115,283        $ 69,366
                                                        ========        ========

      Depreciation expense amounted to $28,249 and $19,055 during 2004 and 2003, respectively.

NOTE 8. LEASES (INCLUDING RELATED PARTIES)

      Oil and gas equipment which qualify as a capital lease with an original cost of $42,400 and $1,380,880 in 2004 and 2003, respectively, are capitalized into the oil and gas cost pool and are amortized as part of the entire full cost pool.

      The following is a schedule of annual future minimum lease payments required under capitalized lease obligations as of December 31, 2004:

2005                                                                     $ 9,960
2006                                                                       9,960
2007                                                                       3,292
                                                                         -------
Total minimum payments due                                                23,212
Less amounts representing interest, imputed at 6.5%                        1,726
                                                                         -------
Present value of net minimum lease payments                               21,486
Current portion                                                            8,823
                                                                         -------
Obligations under capital leases, net of current portion                 $12,663
                                                                         =======

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 8. LEASES (INCLUDING RELATED PARTIES) (Continued)

      During 2003, the Company leased office space under an operating lease on a month-to-month basis. The leased office space is owned by an entity which is owned one-third by one of the Company's principal shareholders and one-third by a trust in the name of another of the Company's principal shareholders. During 2004, the Company extended this lease for a 3-year term requiring monthly payments of $8,700 expiring in March 2007. Rent charged to expense during 2004 and 2003 was $106,800 and 90,000, respectively. Future minimum lease payments required under this lease amount to $104,400 in both 2005 and 2006 and $26,100 in 2007.

NOTE 9. DEBT (INCLUDING RELATED PARTIES)

      SHORT TERM BANK BORROWINGS

            During 2004, the Company entered into an unsecured revolving line-of-credit agreement with a bank. Under the terms of this agreement, the Company can borrow up to a maximum of $350,000, with monthly interest payments at prime plus 1% (effective rate at December 31, 2004 of 6.0%). Subsequent to December 31, 2004, short-term borrowings in the amount of $350,000 were paid in full. The line-of-credit agreement expires on April 1, 2005.

      LONG-TERM LIABILITIES

            RESERVE BASE LENDING

                  On April 25, 2003, BFG entered into a $250,000 initial reducing revolving line of credit governed by a borrowing base pursuant to a $10,000,000 master note. This obligation was paid in full during 2004. Interest expense on this line of credit amounted to $10,674 and $14,877 in 2004 and 2003, respectively, none of which was capitalized.

            NOTES PAYABLE - RELATED PARTIES

                  A summary of notes payable by the Company to related parties is as follows at December 31:

                                                                    Interest    Due
    Related Party                                                     Rate      Date             2004           2003
    -------------                                                     ----      ----             ----           ----
Affiliated entity                                        (1)         Prime    5/31/2005 **  $   1,700,000  $   2,000,000
Shareholder/director                                     (2)          9.50%   See below **        400,000        473,213
Shareholder/director                                     ~~           6.00%    6/1/2006 **        150,000        150,000
Shareholder/director                                     ~~           6.00%  12/31/2005 **        127,112             --
Affiliated entity                                        *            6.00%   3/15/2005 **         86,650             --
Affiliated entity                                        *           10.50%    5/1/2006            69,833         69,833
Shareholder/director                                     (3)          4.68%    1/1/2006 **         50,000         50,000
Shareholder/director                                                  8.00%    1/1/2006 **         50,000         50,000
Shareholder/director                                                  8.00%    1/1/2006 **         45,000         50,000

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 9. DEBT (INCLUDING RELATED PARTIES) (Continued)

      LONG-TERM LIABILITIES (Continued)

            NOTES PAYABLE - RELATED PARTIES (Continued)

                                                                    Interest    Due
    Related Party                                                     Rate      Date             2004           2003
    -------------                                                     ----      ----             ----           ----
Shareholder/director                                     ~~           8.00%    1/1/2006 **         47,251         47,251
Shareholder/director                                     ~~           5.12%    1/1/2006 **         34,421         34,421
Shareholder/director                                     ~~           6.00%   3/15/2005 **         27,063             --
Shareholder/director                                     ~~           8.00%    1/1/2006 **         25,000         50,000
Shareholder/director                                     ~~           8.00%    1/1/2006 **         17,595         17,595
Shareholder/director                                     ~~           8.00%    1/1/2006 **         10,000         10,000
Shareholder/director                                     ~~           6.00%    1/1/2006 **         10,000         10,000
Shareholder/director                                     ~~           8.00%    1/1/2006 **          7,050          7,050
Shareholder/director                                     ~~           5.50%    1/1/2006 **          2,530          2,530
Shareholder/director                                     ~~           8.00%    1/1/2006 **          1,333          1,333
Shareholder/director                                     ~~           6.50%    1/1/2006 **          1,000          1,000
Shareholder/director                                     ~~           6.50%    1/1/2006                --         50,000
Shareholder/director                                     ~~           8.00%    1/1/2006                --         20,000
Shareholder/director                                     ~~           8.00%    1/1/2006                --         20,000
Shareholder/director                                     ~~           6.50%    1/1/2006                --          6,000
Shareholder/director                                     ~~           7.25%    1/1/2006                --          4,000
Shareholder/director                                     ~~           8.00%    1/1/2006                --          1,333
Accrued interest                                                                        **        156,693        116,288
                                                                                            -------------  -------------

Total notes payable - related parties                                                           3,020,535      3,243,850
Current portion of notes payable - related parties                                              1,940,825             --
                                                                                            -------------  -------------

Notes payable - related parties, net of current portion                                     $   1,079,710  $   3,243,850
                                                                                            =============  =============

            (1) This note requires payments of interest monthly and also requires additional payments based upon the quantity of gas extracted from certain oil and gas properties. Interest expense related to this note amounted to $93,618 and $85,719 in 2004 and 2003, respectively.

            (2) Monthly payments are required on this note with the principal and interest determined based upon the quantity of oil and gas extracted from certain oil and gas properties. Interest expense amounted to $45,704 and $45,579 in 2004 and 2003, respectively.

            (3) This interest rate adjusts annually based on the highest applicable federal rate (4.68% at December 31, 2004).

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 9. DEBT (INCLUDING RELATED PARTIES) (Continued)

      LONG-TERM LIABILITIES (Continued)

            NOTES PAYABLE - RELATED PARTIES (Continued)

            *These entities are affiliated through common ownership and ultimate management control.
            **These notes were paid in full during March, 2005.

                  There are no required principal payments for the remaining notes. Interest expense is accrued annually and is due upon note maturity.

            NOTE PAYABLE - OTHER

                  The Company was obligated on a note payable that was issued to replace prior lease obligations related to oil and gas equipment used on a project that was shut-in in 2001. The outstanding balance at December 31, 2003 was $307,935. This obligation was assumed as part of the purchase agreement more fully described in Note 5.

            MEZZANINE FINANCING

                  In August 2004, North entered into a $30,000,000 mezzanine credit facility to enable the Company to fund its 20% - 50% share of the Michigan Antrim drilling program. The terms of this financing are as follows:

                  Facility Amount:  Up to  $30,000,000  senior  secured
                                    advancing   line-of-credit  with  overriding
                                    royalty provisions. Initial borrowing base of $10,000,000 redetermined as reserves are established accordingly.

                  Interest Rate:    11.5%

                  Maturity:         September 30, 2009

                  Use of Proceeds:  To fund drilling,  completion,
                                    gathering lines, and gas processing facility for certain Michigan Antrim wells.

                  Security:         100%   working   interest   in   all   wells
                                    completed.

                  Payments:         Beginning  September  29, 2005 and quarterly
                                    thereafter.  The  required  payment  is  75%
                                    (100% if coverage deficiency or default occurs) of Adjusted Net Cash Flow ("ANCF") determined by deducting applicable drilling expenses from gross revenue.

                  Interest expense, all of which was capitalized, related to this debt amounted to $329,028 in 2004.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 9. DEBT (INCLUDING RELATED PARTIES) (Continued)

      MEZZANINE FINANCING (Continued)

            In January 2003, North entered into a $15,000,000 mezzanine credit facility to enable the Company to drill and develop 25 Michigan Antrim wells. This obligation was paid in full and the agreement was terminated in 2004. Interest expense related to this facility was $160,649 (none of which was capitalized) and $390,631 (of which $205,154 was capitalized) in 2004 and 2003, respectively.

NOTE 10. INCOME TAXES

      A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate to net income (loss) is as follows for the year ended December 31:

                                                                2004        2003
                                                             ---------   ---------

Income tax (benefit) provision at the statutory rate         $(375,300)  $ 578,900
Increase (decrease) in allowance against net operating loss    335,500    (579,600)
Permanent differences/other                                     39,800         700
                                                             ---------   ---------
Income tax provision                                         $      --   $      --
                                                             =========   =========

      The Company's total deferred tax liabilities, deferred tax assets and deferred tax asset valuation allowances as of December 31 are as follows:

                                                       2004             2003
                                                   -----------      -----------
Total deferred tax assets:
  Net operating loss carryover                     $ 1,441,300      $ 1,589,400
Less valuation allowance                              (635,400)        (299,900)
                                                   -----------      -----------
Deferred tax assets, net                               805,900        1,289,500
Total deferred tax liabilities:
  Intangible drilling costs                           (805,900)      (1,289,500)
                                                   -----------      -----------
Net deferred tax assets (liabilities)              $        --      $        --
                                                   ===========      ===========

            Aurora has net operating loss carryforwards available to offset future federal taxable income of approximately $4,241,000, which expire from 2018 through 2024. However, the utilization of the benefits of such carryforwards may be limited, as more fully discussed below. Sufficient uncertainty exists regarding the realization of these operating loss carryforwards and, accordingly, a valuation allowance of approximately $635,000 and $300,000 at December 31, 2004 and 2003, respectively, which is related to the net operating losses and other temporary differences, has been established.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 10. INCOME TAXES (Continued)

      The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change", as defined by the Internal Revenue Code. Federal and state net operating losses are subject to limitations as a result of these restrictions. Under such circumstances, the Company's ability to utilize its net operating losses against future income may be reduced.

NOTE 11. COMMON STOCK

      2004

      The Company issued 49,976 shares of common stock in exchange for consulting services provided to the Company during the previous three years. The value assigned per share was contractual and was agreed to by the Company and the vendor in June, 2001. The amount expensed as a result of this exchange amounted to $41,479.

      The Company sold 1,045,000 shares of common stock to unrelated third parties at $2.50 per share, primarily in the fourth quarter of 2004. Total proceeds from the sale of these shares amounted to $2,612,500.

      The Company issued 4,800 shares of common stock as payment for consulting on the sale of the Company's common stock. The price per share used for this exchange of $2.50 was based upon comparable sales of the Company's common stock and amounted to $12,000.

      The Company issued 310,000 shares of common stock to a director upon the exercise of options at prices ranging from $.75 to $1.00 per share.

      2003

      The Company sold 200,000 shares of common stock to an unrelated third party at $.50 per share. Total proceeds from the sale of these shares amounted to $100,000.

      The Company issued 30,000 shares of common stock in exchange for the acquisition of certain oil and gas interests. The Company recorded $30,000 in capitalized oil and gas properties in connection with the issuance of these shares based on the fair value of the oil and gas interests acquired. Such value was considered more objectively determinable than the fair value of the shares.

NOTE 12. PREFERRED STOCK

      During 2000, Aurora authorized 500,000 shares of Series A preferred stock with the terms and amounts set at the Board of Directors discretion. Preferred stock has liquidation preference over common stock equal to the original issue value, plus any accrued or arreared dividends.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 12. PREFERRED STOCK (Continued)

      Each share of Series A preferred stock is voting and is convertible into three shares of common stock. During 2004, 311,111 shares of preferred stock were exchanged for 933,333 shares of the Company's common stock. The preferred shares require dividends of 6% on a cumulative basis commencing in 2001. Dividends are required to be accrued on January 1 of each year. Dividends in arrears as of December 31, 2003 amounted to $132,459. Dividends in the amount of $127,112 were satisfied through issuance of a note payable and, as a result, dividends in arrears amounted to $35,768 as of December 31, 2004. Subsequent to December 31, 2004, the remaining
      99,350 shares of preferred stock were converted to 298,050 shares of common stock and all dividends associated with these shares were paid in full.

NOTE 13. COMMON STOCK OPTIONS

      On October 1, 1997, Aurora adopted an incentive qualified stock option plan (the "Plan") which authorized the issuance of up to 1,000,000 shares of Aurora's common stock at an option price which may not be less than 100% of the estimated fair value on the date of grant (25% effective with a January 1, 2004 amendment to the Plan). The maximum term of options granted is ten years. The plan was created in an effort to retain key employees, attract new employees, obtain the services of consultants, encourage the sense of proprietorship of such persons in Aurora and to stimulate the active interest of such persons in the development and financial success of Aurora. Activity related to options issued under the Plan is as follows for the year ended December 31:

                                                            2004         2003
                                                           -------     --------

Options outstanding at beginning of the year               250,000      230,000
Granted during the year                                     94,000       40,000
Forfeited during the year                                       --      (20,000)
                                                           -------     --------
Options outstanding at the end of the year                 344,000      250,000
                                                           =======     ========

      A majority of the Company's outstanding stock options have been issued outside of the common stock option plan described above. These include, in both 2004 and 2003, options for the purchase of 99,999 shares which were issued to certain directors as compensation in exchange for serving on Aurora's board of directors.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 13. COMMON STOCK OPTIONS (Continued)

      Activity with respect to all stock options (including options granted under the plan) is presented below for the year ended December 31:

                                            2004                  2003
                                            ----                  ----
                                               Weighted               Weighted
                                               Average                Average
                                               Exercise               Exercise
                                    Shares      Price     Shares       Price
                                   ---------   -------   ---------   --------
Outstanding, beginning of year     2,816,665   $  1.01   2,696,666   $   1.02
Options granted                      193,999      0.75     139,999       0.75
Options exercised                   (310,000)     0.99          --         --
Options forfeited                         --        --     (20,000)      1.00
                                   ---------            ----------
                                   2,700,664      0.99   2,816,665       1.01
                                   =========   =======  ==========   ========


            All of the above options are considered eligible for exercise as such options vest immediately upon their grant. The weighted average remaining life by exercise price as of December 31, 2004 is summarized below:

                                                            Weighted
                               Shares                       Average
  Range of                   Outstanding                   Remaining
  Exercise                       and                      Contractual
   Prices                    Exercisable                     Life
   ------                    -----------                     ----
    $ 0.50                         20,000                     3.4
    $ 0.75                        573,997                     7.0
    $ 0.83                        900,000                     2.2
    $ 1.00                         40,000                     4.9
    $ 1.25                      1,166,667                     1.8
                                ---------
                                2,700,664
                                =========

            The Company follows only the disclosure aspects of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Under APB 25, the exercise price of the stock options were more than the fair value of the shares at the date of grant and, accordingly, no compensation cost has been recognized in the consolidated financial statements for its outstanding stock options.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 13. COMMON STOCK OPTIONS (Continued)

      The following table illustrates the effect on net income (loss) and income
      (loss) per share as if the Company had applied the fair value recognition provisions of SFAS 123 during the years ended December 31, 2004, 2003 and 2002:

                                                             Years Ended
                                                             December 31,
                                                    -----------------------------
                                                         2004            2003
                                                    -------------   -------------
Net income (loss) available to common shareholders  $  (1,133,979)  $   1,665,779

Deduct: total stock-based compensation expense
determined under fair value based method for all
awards, net of related tax effects                        (36,746)        (21,640)
                                                    -------------   -------------

Pro forma net income (loss)                         $  (1,170,725)  $   1,644,139
                                                    =============   =============

Income (loss) per share:
  Basic:
    As reported                                     $       (0.10)  $        0.15
    Pro forma                                       $       (0.10)  $        0.15
  Diluted:
    As reported                                     $       (0.10)  $        0.14
    Pro forma                                       $       (0.10)  $        0.13

      The weighted average assumptions used in the Black-Scholes option-pricing model used to determine fair value were as follows:

                                                              2004         2003
                                                              ----         ----

Risk-free interest rate                                        3%           3%
Expected years until exercise                                  5-10         5-10
Expected stock volatility                                      0%           0%
Dividend yield                                                 0%           0%

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 14. OTHER INCOME

      Components of other income presented in the accompanying consolidated statements of operations are summarized as follows for the year ended December 31:

                                                        2004             2003
                                                     ----------       ----------

Project management fees                              $  883,687       $1,521,676
Administrative overhead to wells                        157,592           97,675
Compressor/equipment rental                             151,556           78,580
Operator revenue                                             --          110,725
Pipeline transportation fees                                 --           24,074
Miscellaneous income                                         --           88,555
                                                     ----------       ----------
   Total other income                                $1,192,835       $1,921,285
                                                     ==========       ==========

NOTE 15. RETIREMENT PLAN

      The Company maintains a SIMPLE 401(k) plan for substantially all of its employees. Under this SIMPLE plan, eligible employees are permitted to contribute up to 15% of gross compensation into the retirement plan. The Company makes no matching contribution; however, the Company can make a discretionary contribution to the plan. There were no contributions to this plan in 2004 and 2003.

NOTE 16. CONTINGENCIES

      The Company is occasionally subject to various lawsuits arising in the normal course of business. In the opinion of management, the ultimate liability, if any, resulting from such matters will not have a significant effect on the Company's results of operations, liquidity, or financial position.

NOTE 17. NET INCOME (LOSS) PER SHARE

            Basic earnings per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. The computation of diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 17.    NET INCOME (LOSS) PER SHARE (Continued)

                                                                  Year Ended
                                                                  December 31,
                                                          --------------------------
                                                              2004          2003
                                                          ------------   -----------
Basic EPS:
  Income (loss) available to common shareholders          $ (1,133,979)  $ 1,665,779
  Weighted average common shares outstanding                11,817,812    11,288,112

Basic income (loss) per share                             $      (0.10)  $      0.15
                                                          ============   ===========

Diluted EPS:

  Income (loss) available to common shareholders          $ (1,133,979)  $ 1,665,779
  Adjustments for assumed conversions:
    Dividends on preferred stock                                30,268        36,942
                                                          ------------   -----------

Income (loss) available to common shareholders - diluted    (1,103,711)    1,702,721

Common shares outstanding                                   11,817,812    11,288,112
Effect of dilutive securities:
  Convertible preferred stock                                       --     1,231,383
  Stock options                                                     --         6,667
                                                          ------------   -----------

Potentially dilutive common shares                                  --     1,238,050

Adjusted common shares outstanding - diluted                11,817,812    12,526,162
                                                          ------------   -----------
Diluted income (loss) per share                           $      (0.10)  $      0.14
                                                          ============   ===========

      During 2004, stock options and convertible preferred stock were excluded in the computation of diluted loss per share because their effect was anti-dilutive.

      During 2003, only those stock options that resulted in a dilutive effect were included in the computation of diluted earning per share.

NOTE 18. SUBSEQUENT EVENTS

      PRIVATE PLACEMENT

            On January 31, 2005, the Company consummated a private placement pursuant to which 5,020,000 shares of its common stock and warrants to purchase 1,900,000 shares of its common stock were issued for cash proceeds of $12,550,000. Of this amount, 600,000 common shares were issued for $1,500,000 which was received in December 2004 and are included in the accompanying consolidated financial statements. The remaining 4,420,000 shares were issued and related proceeds of $11,050,000 were received in February 2005.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 18. SUBSEQUENT EVENTS (Continued)

      MERGER AGREEMENT

            On January 31, 2005, the Company entered into a definitive merger agreement with Cadence Resources Corporation ("CRC"). Under the terms of this  agreement  and upon  filing  and  effectiveness  of a registration statement with the U.S. Securities and Exchange Commission, which is then to be provided to the shareholders before the vote and upon a favorable vote by shareholders of Aurora, CRC is expected to acquire all of the outstanding shares and options of the Company.

      OPTION AGREEMENT

            In January 2005, El Paso exercised its option to purchase from the Company 95% of the working interest in certain acreage as outlined in the option agreement. As a result of this transaction, the Company received proceeds in the amount of approximately $7,321,000 (see Note 5).

      PRO FORMA INFORMATION (UNAUDITED)

            The following pro forma balance sheet gives effect to the following transactions that occurred subsequent to December 31, 2004, assuming that they had occurred as of December 31, 2004:

      (1) Conversion of 99,350 shares of preferred stock into 298,050 shares of common stock, as discussed in Note 12;

      (2) Sales of 4,420,000 shares of common stock and warrants to purchase 1,900,000 shares of common stock for an aggregate sale price of $11,050,000, as discussed above.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

                 Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 2004
                                   (Unaudited)

                                                                    Pro Forma
                                                   As Reported     Adjustments      Pro Forma
                                                   ------------   ------------   ------------
                            ASSETS

Cash and cash equivalents                          $  5,179,582   $ 11,050,000   $ 16,229,582
Other current assets                                  2,636,114             --      2,636,114
                                                   ------------   ------------   ------------
    Total current assets                              7,815,696     11,050,000     18,865,696
Oil and gas properties                               14,967,457             --     14,967,457
Other assets                                            662,676             --        662,676
                                                   ------------   ------------   ------------
    Total assets                                   $ 23,445,829   $ 11,050,000   $ 34,495,829
                                                   ============   ============   ============

             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                $  6,109,156   $         --   $  6,109,156
Long-term liabilities                                11,090,369             --     11,090,369
                                                   ------------   ------------   ------------
  Total liabilities                                  17,199,525             --     17,199,525
                                                   ------------   ------------   ------------

Shareholders' Equity:
  Preferred stock                                       149,025       (149,025)            --
  Common stock                                           13,776          4,718         18,494
  Additional paid-in capital                          8,183,025     11,194,307     19,377,332
  Accumulated deficit                                (2,099,522)            --     (2,099,522)
                                                   ------------   ------------   ------------
    Total shareholders' equity                        6,246,304     11,050,000     17,296,304
                                                   ------------   ------------   ------------
    Total liabilities and shareholders' equity     $ 23,445,829   $ 11,050,000   $ 34,495,829
                                                   ============   ============   ============

                      AURORA ENERGY, LTD. AND SUBSIDIARIES
                      SUPPLEMENTAL OIL AND GAS INFORMATION

                                   (UNAUDITED)

NET CAPITALIZED COSTS
---------------------

The following summarizes net capitalized costs as of December 31:

                                                       2004             2003
                                                    -----------      -----------
Oil and gas properties:
  Proved                                            $ 7,585,807      $11,794,654
  Unproved                                            7,981,727        3,174,420
  Inventory                                                  --            4,621
                                                    -----------      -----------
    Total oil and gas properties                     15,567,534       14,973,695
  Less accumulated depreciation,
   depletion and amortization                           600,077          425,077
                                                    -----------      -----------
Oil and gas properties, net                         $14,967,457      $14,548,618
                                                    ===========      ===========

UNPROVED PROPERTY COSTS

The following summarizes the capitalized unproved property costs excluded from amortization as of December 31, 2004. All costs represent investments in unproved property in Michigan and will be evaluated over several years as the properties are explored.

                                                        Prior
                              2004          2003        Years         Total
                           -----------   -----------   ----------  ------------

Property acquisition costs $ 6,836,229   $   639,423   $5,018,409  $ 12,494,061
Sales and conveyances       (2,362,571)   (2,683,945)          --    (5,046,516)
Capitalized interest           329,028       205,154           --       534,182
                           -----------   -----------   ----------  ------------
  Total unproved costs     $ 4,802,686   $(1,839,368)  $5,018,409  $  7,981,727
                           ===========   ===========   ==========  ============

COSTS INCURRED IN OIL AND GAS ACQUISITION, EXPLORATION AND DEVELOPMENT

                                                                           2004          2003
                                                                        -----------   -----------
Acquisition costs:
  Proved                                                                $ 3,714,581   $ 6,218,221
  Unproved                                                                6,836,229       639,423
Sales of properties                                                      (9,956,971)   (2,683,945)
                                                                        -----------   -----------
Costs incurred in oil and gas acquisition, exploration and development  $   593,839   $ 4,173,699
                                                                        ===========   ===========

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      SUPPLEMENTAL OIL AND GAS INFORMATION
                                   (UNAUDITED)
                                   (Continued)

RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

The Company's results of operations from oil and gas producing activities are presented below for the years 2004 and 2003. The following table includes revenues and expenses associated directly with our oil and gas producing activities. It does not include any general and administrative costs of any interest costs.

                                                       2004          2003
                                                   -----------   -----------

Oil and gas sales                                  $   960,011   $ 1,094,612
Operations income                                    1,192,835     1,921,285
Production and lease operating expenses                614,338       920,439
Net gain from sale of oil and gas properties                --     2,814,222
Depreciation, depletion and amortization              (203,249)     (188,623)
                                                   -----------   -----------
Results of operations from oil and gas activities  $ 2,563,935   $ 6,561,935
                                                   ===========   ===========

OIL AND NATURAL GAS RESERVES AND RELATED FINANCIAL DATA

Information with respect to Aurora's oil and natural gas producing activities is presented in the following tables. Reserve quantities, as well as certain information regarding future production and discounted cash flows, were determined by Aurora's independent petroleum consultants and internal petroleum reservoir engineers.

The following tables present Aurora's estimates of its proved oil and natural gas reserves. Aurora emphasizes reserves are approximates and are expected to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. A substantial portion of the reserve balances was estimated utilizing the volumetric method, as opposed to the production performance method.

                                                                         Natural
                                                                             Gas

                                                                         (MMscf)
                                                                        -------


Proved reserves, January 1, 2003                                             --
Revisions of previous estimates                                              --
Extensions, discoveries and other additions                              16,874
Production                                                                 (214)
                                                                        -------
Proved reserves, December 31, 2003                                       16,660
Revisions of previous estimates                                          (4,025)
Extensions, discoveries and other additions                              22,465
Production                                                                 (151)
                                                                        -------
Proved reserves, December 31, 2004                                       34,949
                                                                        =======

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      SUPPLEMENTAL OIL AND GAS INFORMATION
                                   (UNAUDITED)
                                   (Continued)


                                                                       Natural
                                                                         Gas
                                                                        (MMcf)
                                                                      ----------
Proved developed reserves at December 31:

2004                                                                     12,520
2003                                                                      3,052


Proved reserves are estimated quantities of natural gas and crude oil, which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS


The following table presents a standardized measure of discounted future net cash inflows relating to proved oil and natural gas reserves. Future cash flows were computed by applying year-end prices of oil and natural gas relating to Aurora's proved reserves to the estimated year-end and assuming that each well will produce for a period of 40 years. Future production and development costs were computed by estimating those expenditures expected to occur in developing and producing the proved oil and natural gas reserves at the end of the year, based on year-end costs. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of Aurora's oil and natural gas reserves. The effects of hedging activities are insignificant to the standardized measure of discounted future net cash flows.

                                                                  2004           2003
                                                             -------------   ------------
Future cash inflows                                          $ 216,495,630   $ 78,779,790
Less deductions:
  Future production costs                                      (61,008,580)   (22,178,300)
  Future production taxes                                      (13,277,780)    (4,726,790)
  Future development costs                                     (13,659,320)    (6,389,860)
  Future income tax expense                                    (42,421,000)   (13,875,000)
                                                             -------------   ------------
Future net cash inflows                                         86,128,950     31,609,840
Less 10% annual discount for estimated timing of cash flows    (48,008,140)   (15,901,690)
                                                             -------------   ------------
Standardized measure of discounted future net cash flows     $  38,120,810   $ 15,708,150
                                                             =============   ============


The base sales prices for Aurora's reserve estimates were as follows:

                                                                   Natural
                                                                     Gas
                                                                    (MMcf)
                                                                    ------

12/31/2004                                                         $6.195*
12/31/2003                                                     $4.488 to $7.082

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      SUPPLEMENTAL OIL AND GAS INFORMATION
                                   (UNAUDITED)
                                   (Continued)

*Except for the Alpena Beyer unit which is calculated at the contract price of $4.37 per Mmcf in 2005 and $5.00 per Mmcf for years after 2005.

These base prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate Aurora's reserves at these dates.

Changes in the future net cash inflows discounted at 10% per annum follow:


                                                                        2004
                                                                   ------------
Beginning of year                                                  $ 15,708,150
Sales of oil and natural gas produced, net of production costs         (345,673)
Previously estimated development costs incurred during the period    10,550,810
Extensions and discoveries                                           12,207,523
                                                                   ------------
End of year                                                        $ 38,120,810
                                                                   ============


Principal drilling and exploration for Aurora commenced during 2003. Reserve studies with sufficient detail were completed for the years ended December 31, 2003 and 2004.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               June 30,        December 31,
                                                                 2005              2004
                                                             ------------      ------------
                                ASSETS                        (Unaudited)
Current assets:
    Cash and cash equivalents                                $ 13,516,466      $  5,179,582
    Accounts receivable                                         2,204,240         2,269,907
    Accounts receivable - related party                           140,752           129,960
    Notes receivable                                              208,626           136,247
    Notes receivable - shareholder                                 15,000           100,000
    Prepaid expenses                                               36,752                --
                                                             ------------      ------------
      Total current assets                                     16,121,836         7,815,696
                                                             ------------      ------------

Oil and gas properties, using full cost accounting:
    Properties being amortized                                 14,306,899         7,585,807
    Properties not subject to amortization                      9,119,573         7,981,727
                                                             ------------      ------------
      Total oil and gas properties                             23,426,472        15,567,534
      Less accumulated amortization                               687,577           600,077
                                                             ------------      ------------

Oil and gas properties, net                                    22,738,895        14,967,457
Property and equipment, net                                       189,241           115,283
Other investments                                                 758,749           230,396
Other assets                                                      709,349           294,545
Other long term receivable                                         16,262            22,452
                                                             ------------      ------------
      Total assets                                           $ 40,534,332      $ 23,445,829
                                                             ============      ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                         $  3,347,866      $  3,221,533
    Accrued expenses                                              365,880           200,800
    Drilling advances                                             243,368           387,175
    Short-term bank borrowings                                         --           350,000
    Current portion of obligations under capital leases             4,483             8,823
    Current portion of note payable - related party                    --         1,940,825
                                                             ------------      ------------
      Total current liabilities                                 3,961,597         6,109,156

Obligations under capital leases, net of current portion           12,935            12,663
Notes payable - related party                                      69,833         1,077,706
Mezzanine financing                                            20,000,000        10,000,000
                                                             ------------      ------------
      Total liabilities                                        24,044,365        17,199,525
                                                             ------------      ------------

Shareholders' equity:
    Series A preferred stock                                           --           149,025
    Common stock                                                   19,046            13,776
    Additional paid-in capital                                 19,351,780         8,183,025
    Accumulated deficit                                        (2,880,859)       (2,099,522)
                                                             ------------      ------------
      Total shareholders' equity                               16,489,967         6,246,304
                                                             ------------      ------------
      Total liabilities and shareholders' equity             $ 40,534,332      $ 23,445,829
                                                             ============      ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             Three Months Ended                  Six Months Ended
                                                                   June 30,                           June 30,
                                                       ------------------------------      ------------------------------
                                                            2005             2004              2005              2004
                                                       ------------      ------------      ------------      ------------
Revenues:
    Oil and gas sales                                  $    719,285      $    247,675      $  1,097,906      $    676,798
    Interest income                                          71,245             1,345           165,910             2,649
    Equity in income of non-consolidated investee            26,806                --            12,397                --
    Other income                                            118,285           550,326           349,611         1,013,768
                                                       ------------      ------------      ------------      ------------
        Total revenues                                      935,621           799,346         1,625,824         1,693,215
                                                       ------------      ------------      ------------      ------------

Costs and expenses:
    General and administrative                              627,348           585,108         1,126,396         1,025,712
    Production and lease operating                          378,200           131,069           652,957           383,578
    Depreciation and amortization                            59,027             9,431           117,504            18,862
    Interest                                                189,067           100,262           222,077           273,303
    Taxes                                                        --                --           237,697                --
                                                       ------------      ------------      ------------      ------------
        Total costs and expenses                          1,253,642           825,870         2,356,631         1,701,455
                                                       ------------      ------------      ------------      ------------

Loss before minority interest                              (318,021)          (26,524)         (730,807)           (8,240)

Minority interest in (income) loss of subsidiaries           (7,472)          (34,256)           (6,190)          (64,581)
                                                       ------------      ------------      ------------      ------------

Net loss                                                   (325,493)          (60,780)         (736,997)          (72,821)

Less dividends on preferred stock                                --            (9,109)           (1,641)          (18,218)
                                                       ------------      ------------      ------------      ------------

Net loss available to common shareholders              $   (325,493)     $    (69,889)     $   (738,638)     $    (91,039)
                                                       ============      ============      ============      ============

Net loss per common share:
    Basic and diluted                                  $      (0.02)     $      (0.01)     $      (0.04)     $      (0.01)
                                                       ============      ============      ============      ============

Weighted average common shares outstanding:
    Basic and diluted                                    19,046,183        11,485,833        18,078,919        11,477,931
                                                       ============      ============      ============      ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004

                                                                                   2005              2004
                                                                               ------------      ------------
Cash flows from operating activities:
   Net loss                                                                    $   (736,997)     $    (72,821)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                                117,504            18,862
       Equity in income of non-consolidated investee                                (12,397)               --
       Disposition of subsidiary                                                         --           (76,096)
       Payments received in the form of services
         on note receivable                                                              --            60,951
       Common stock issue in exchange for services                                   41,497
       Minority interest in income (loss) of subsidiaries                             6,190            64,581
       Changes in operating assets and liabilities:
         Accounts receivable                                                         65,667           419,666
         Accounts receivable, related party                                         (10,792)            7,854
         Prepaid expenses                                                           (36,752)          (46,150)
         Accounts payable                                                           126,333          (179,053)
         Drilling advances                                                         (143,807)           99,327
         Accrued expenses                                                           165,080            (1,550)
                                                                               ------------      ------------
         Net cash provided by (used in) operating activities                       (459,971)          337,068
                                                                               ------------      ------------

Cash flows from investing activities:
   Proceeds from sale of oil and gas properties                                   7,373,737         1,551,591
   Capital expenditures for oil and gas development                             (14,447,849)       (2,062,565)
   Capital expenditures for property and equipment                                 (105,677)          (44,521)
   Costs in connection with pending merger                                         (263,092)               --
   Advances on notes receivable                                                     (72,379)          (20,000)
   Payments from shareholder on notes receivable                                     85,000                --
   Investment in Hudson Pipeline                                                   (501,956)               --
   Investment in GeoPetra                                                           (14,000)               --
                                                                               ------------      ------------
         Net cash used in investing activities                                   (7,946,216)         (575,495)
                                                                               ------------      ------------

Cash flows from financing activities:
   Net short-term bank repayments                                                  (350,000)               --
   Advances from mezzanine financing, net of financing costs of $150,000          9,850,000           241,000
   Payments on capital lease obligations                                             (4,068)          (80,498)
   Distributions to minority interest members                                      (805,000)          (65,080)
   Net proceeds from sales of common stock                                       11,025,000            22,500
   Dividends paid                                                                   (44,340)               --
   Reimbursements from (payments to) lease fund investors and other owners           20,177          (132,950)
   Net proceeds from subsidiary disposition                                              --            10,783
   Payments on notes payable - related party                                     (2,948,698)          (11,333)
   Proceeds from notes payable - related party                                           --            86,650
   Payments on notes payable - other                                                     --          (307,935)
                                                                               ------------      ------------
         Net cash provided by (used in) financing activities                     16,743,071          (236,863)
                                                                               ------------      ------------

Net increase (decrease) in cash and cash equivalents                              8,336,884          (475,290)

Cash and cash equivalents, beginning of period                                    5,179,582         1,045,752
                                                                               ------------      ------------

Cash and cash equivalents, end of period                                       $ 13,516,466      $    570,462
                                                                               ============      ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

      The condensed consolidated balance sheet as of June 30, 2005, the condensed consolidated statements of operations for the three months and six months ended June 30, 2005 and 2004, and the condensed consolidated statements of cash flows for the six months ended June 30, 2005 and 2004 are unaudited. However, in the opinion of management, all adjustments (which are of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2005 and for all periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

      These condensed consolidated financial statements and notes are presented in accordance with the rules and regulations of the Securities and Exchange Commission relating to interim financial statements. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company's December 31, 2004 consolidated financial statements and notes thereto included elsewhere herein.

NOTE 2. MERGER AGREEMENT WITH CADENCE RESOURCES CORPORATION

      On January 31, 2005, the Company entered into a definitive merger agreement with Cadence Resources Corporation ("CRC"). Under the terms of this agreement and upon filing and effectiveness of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, which is then to be provided to the shareholders before the vote and upon a favorable vote by shareholders of Aurora, CRC is expected to acquire all of the outstanding shares, options and warrants of the Company.

      Upon consummation of the merger, (i) CRC will issue two shares of its common stock for each share of Aurora common stock, (ii) all options and warrants to purchase Aurora common stock shall become options or warrants to receive shares of Cadence common stock, and (iii) Aurora will become a wholly owned subsidiary of CRC. It is contemplated by the parties that if this effort is successfully consummated, Cadence will relocate its operational headquarters to Aurora's offices in Traverse City, Michigan and the board of directors and management of Cadence will be significantly restructured.

      The Aurora shareholder group will receive the largest portion of the voting rights, will have the majority number of members of the board of directors, and will dominate senior management. Accordingly, Aurora is expected to be treated as the accounting acquirer, and the merger is expected to be accounted for as a reverse acquisition. As such, the purchase price was determined to be approximately $41,546,000 computed as 20,702,327 shares of CRC common stock outstanding at January 31, 2005 multiplied by $1.64 (per share sales price of CRC common stock as reported on the OTC Bulletin Board on that date), plus approximately $7,594,000 representing the fair value of CRC's stock options and warrants outstanding on that date. In addition, Aurora incurred approximately $263,000 in merger costs. Such costs have been included in other assets in the accompanying unaudited balance sheet at June 30, 2005 and will be reallocated to the purchase price on the effective date of the merger.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3. INVESTMENTS

      Hudson Pipeline & Processing Co., LLC

            The Company has an investment in Hudson Pipeline & Processing Co., LLC ("Hudson"), a limited liability company that owns a facility plant, pipeline, rights-of-way and meter used by nearby Antrim wells, and processes the gas produced from those wells. One of the company's subsidiaries owns a 48.75% membership interest in this limited liability company until the revenues received from the pipeline facility equal 125% of the amount spent on construction of the pipeline, after which the subsidiary's membership interest will be 47.5%.

            Ownership for this investment is accounted for using the equity method, whereby the investment is stated at cost and adjusted for the Company's equity in undistributed earnings and loss since acquisition. The construction of the pipeline began in late 2004.

            The following is condensed financial information concerning Hudson:

                                  Balance Sheet
                                  June 30, 2005
                                   (Unaudited)

            Current assets                               $  253,571
            Construction projects in progress, net        1,192,519
            Other assets                                     21,216
                                                         ----------
               Total assets                              $1,467,306
                                                         ==========

            Current liabilities                          $   27,170
            Members' equity                               1,440,136
                                                         ----------
               Total liabilities and members' equity     $1,467,306
                                                         ==========

                            Statements of Operations
                                   (Unaudited)

                                              Three             Six
                                              Months           Months
                                              Ended            Ended
                                          June 30, 2005    June 30, 2005

            Revenues                      $    157,701     $    234,303
            Costs and expenses                 103,558          211,270
                                          ------------     ------------
            Net income                    $     54,143     $     23,033
                                          ============     ============

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3. INVESTMENTS (Continued)

      Geopetra Partners, LLC

            During the quarter ended June 30, 2005, the Company acquired a 30% interest in Geopetra Partners, LLC ("Geopetra") for $14,000. Geopetra is a limited liability company engaged primarily in the following activities (i) identification and evaluation for acquisition of oil and gas properties and interest and entities which hold such properties and interests, (ii) areas to be explored and developed for the production of oil and gas and (iii) providing consultation, advice and recommendations to the members of Geopetra in connection with other oil and gas properties and interests, operations and activities. Geopetra was formed April 1, 2005. Operations for Geopetra for the quarter ended June 30, 2005 were insignificant.

NOTE 4. SALE OF INTERESTS IN OIL AND GAS PROPERTIES

      The Company had the following transactions related to the sale of oil and gas properties during the six months ended June 30, 2005 and 2004, respectively:

            Type of                                                     Interest         Gross
      Year  Property                        Property Sold                 Sold          Proceeds
                                                                                      (Unaudited)

      2005  Unproven   Various Indiana Leasehold                             95%      $ 7,373,737
                                                                                      -----------
                       Totals for the six months ended June 30, 2005                  $ 7,373,737
                                                                                      ===========

      2004   Proven    Various Antrim Leasehold                              80%       $ 6,432,773
      2004   Proven    Crossroads Project                                    90%          292,132
                                                                                      -----------
                       Totals for the six months ended June 30, 2004                  $ 6,724,905
                                                                                      ===========

      From the 2004 sales proceeds, $5,173,314 was directly used to repay the mezzanine obligation and the reserve base lending, resulting in net proceeds of $1,551,591 to the Company.

NOTE 5. DEBT (INCLUDING RELATED PARTIES)

      Short Term Bank Borrowings

            During 2004, the Company entered into an unsecured revolving line-of-credit agreement with a bank. Under the terms of this agreement, the Company could borrow up to a maximum of $350,000, with monthly interest payments at prime plus 1%. Subsequent to December 31, 2004, short-term borrowings in the amount of $350,000 were paid in full. The line-of-credit agreement expired on April 1, 2005.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5. DEBT (INCLUDING RELATED PARTIES) (Continued)

      Long-Term Liabilities

            Notes Payable - Related Parties

                  A summary of notes payable by the Company to related parties is as follows:

                                     Interest         Due            June 30,
                  Related Party        Rate           Date             2005
                  -------------        ----           ----             ----
                                                                    (Unaudited)

                  Affiliated entity    10.50%      5/1/2006          $ 69,833

                  As of December 31, 2004, the Company had approximately $3,019,000 in notes payable to related parties. Of this amount, approximately $2,949,000 was repaid during the quarter ended March 31, 2005, along with accrued interest of $157,000.

      Mezzanine Financing

            In August 2004, the Company entered into a $30,000,000 mezzanine credit facility to enable the Company to fund its 20% - 50% share of the Michigan Antrim drilling program. The terms of this financing are as follows:

            Facility Amount:        Up to $30,000,000 senior secured advancing
                                    line-of-credit with overriding royalty
                                    provisions. Initial borrowing base of
                                    $10,000,000 redetermined as reserves are established accordingly.

            Interest Rate:          11.5%, payable quarterly.

            Maturity:               September 30, 2009

            Use of Proceeds:        To fund drilling, completion, gathering
                                    lines, and gas processing facility for
                                    certain Michigan Antrim wells.

            Security:               100% working interest in all wells
                                    completed.

            Principal Payments:     Beginning September 29, 2005 and quarterly
                                    thereafter. The required payment is 75%
                                    (100% if coverage deficiency or default
                                    occurs) of Adjusted Net Cash Flow ("ANCF") determined by deducting applicable drilling expenses from gross revenue. Based on preliminary calculations, no principal payments will be required on September 29, 2005 and for the one year subsequent to June
                                    30, 2005.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5. DEBT (INCLUDING RELATED PARTIES) (Continued)

      As of March 31, 2005, the balance on the line of credit was $10,000,000. During the quarter ended June 30, 2005, an additional $10,000,000 was drawn against the line, resulting in a balance of $20,000,000 as of June 30, 2005. During the three months ended June 30, 2005, interest capitalized and expensed relating to this debt amounted to $175,556 and $184,554, respectively. During the six months ended June 30, 2005, interest capitalized and expensed relating to this debt amounted to $456,667 and $184,554, respectively.

      During the quarter ended June 30, 2005, Aurora was in violation of a debt coverage ratio under the TCW facility. The lender has granted Aurora a waiver of this violation.

NOTE 6. SHAREHOLDERS' EQUITY

      During the quarter ended March 31, 2005, the Company's articles of incorporation were amended to increase the Company's total authorized capital to 32,000,000 shares, of which 31,500,000 shares are common stock, and 500,000 shares are Series A Preferred stock.

      On January 31, 2005, the Company consummated a private placement pursuant to which 5,020,000 shares of its common stock and warrants to purchase 1,900,000 shares of its common stock at an exercise price of $2.50 per share were issued for cash proceeds of $12,550,000. Of this amount, 600,000 common shares were issued for $1,500,000 which was received in December 2004 and were included in the December 31, 2004 consolidated financial statements. The remaining 4,420,000 shares were issued and related proceeds of $11,050,000 were received in February 2005.

      In connection with this issuance, the Company incurred $25,000 in fees and issued 552,200 shares of common stock and warrants to purchase 502,000 shares of common stock at an exercise price of $2.50 per share to one of its shareholder, as commission on the transaction. The $25,000 and the par value amount of $552 assigned to the shares were netted against additional paid-in capital.

      As of December 31, 2004, the Company had 99,350 shares of Series A preferred stock outstanding. Each share of preferred stock was convertible into three shares of common stock. During the quarter ended March 31, 2005, the 99,350 shares of preferred stock were converted into 298,050 shares of common stock.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 7. COMMON STOCK OPTIONS

      Activity related to the Company's Stock Options Plan was as follows for the three months and six months ended June 30, 2005 and 2004:

                                                        Three Months Ended              Six Months Ended
                                                              June 30,                      June 30,
                                                     -------------------------     -------------------------
                                                        2005           2004            2005           2004
                                                     ----------     ----------     ----------     ----------
                                                     (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
      Options outstanding at beginning of period        344,000        260,000        344,000        250,000
      Granted during the period                              --         66,000             --         76,000
                                                     ----------     ----------     ----------     ----------
      Options outstanding at end of period              344,000        326,000        344,000        326,000
                                                     ==========     ==========     ==========     ==========

      A majority of the Company's outstanding stock options have been issued outside of the common stock option plan. These include, in 2004, options for the purchase of 99,999 shares which were issued to certain directors as compensation in exchange for serving on Aurora's board of directors.

      Activity with respect to all stock options (including options granted under the plan) is presented below for the three months and six months ended June 30, 2005 and 2004:

                                                        Three Months Ended              Six Months Ended
                                                              June 30,                      June 30,
                                                     -------------------------     -------------------------
                                                        2005           2004            2005           2004
                                                     ----------     ----------     ----------     ----------
                                                     (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
      Options outstanding at beginning of period      2,700,664      2,926,664      2,700,664      2,816,665
      Granted during the period                              --         66,000             --        175,999
                                                     ----------     ----------     ----------     ----------
      Options outstanding at end of period            2,700,664      2,992,664      2,700,664      2,992,664
                                                     ==========     ==========     ==========     ==========

      The Company follows only the disclosure aspects of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company continues to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Under APB 25, the exercise price of the stock options was more than the market value of the shares at the date of grant and, accordingly, no compensation cost has been recognized in the consolidated financial statements for the outstanding stock options.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 7. COMMON STOCK OPTIONS (Continued)

      The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS 123 during the three months and six months ended June 30, 2005 and 2004:

                                                               Three Months Ended                 Six Months Ended
                                                                     June 30,                          June 30,
                                                           ----------------------------      ----------------------------
                                                               2005             2004             2005             2004
                                                           -----------      -----------      -----------      -----------
                                                           (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
      Net loss available to common shareholders            $  (325,493)     $   (69,889)     $  (738,638)     $   (91,039)

      Deduct: total stock-based compensation expense
      determined under fair value based method for all
      awards, net of related tax effects                            --          (12,800)              --          (25,200)
                                                           -----------      -----------      -----------      -----------

      Pro forma net loss                                   $  (325,493)     $   (82,689)     $  (738,638)     $  (116,239)
                                                           ===========      ===========      ===========      ===========

      Loss per share:
         Basic:
            As reported                                    $     (0.02)     $     (0.01)     $     (0.04)     $     (0.01)
            Pro forma                                      $     (0.02)     $     (0.01)     $     (0.04)     $     (0.01)
         Diluted:
            As reported                                    $     (0.02)     $     (0.01)     $     (0.04)     $     (0.01)
            Pro forma                                      $     (0.02)     $     (0.01)     $     (0.04)     $     (0.01)

      The weighted average assumptions used in the Black-Scholes option-pricing model used to determine fair value were as follows:

                                                            2005          2004
                                                            ----          ----

      Risk-free interest rate                                 --            3%
      Expected years until exercise                           --          5-10
      Expected stock volatility                               --            0%
      Dividend yield                                          --            0%

      There were no options granted during the six months ended June 30, 2005.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 8. OTHER INCOME

      Components of other income presented in the accompanying unaudited condensed consolidated statements of operations are summarized as follows for the three months and six months ended June 30, 2005 and 2004:

                                               Three Months Ended            Six Months Ended
                                                    June 30,                      June 30,
                                           -------------------------     -------------------------
                                               2005          2004            2005          2004
                                           ----------     ----------     ----------     ----------
                                           (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
      Project management fees              $  117,926     $  489,611     $  345,252     $  894,454
      Administrative overhead to wells            359         21,126          4,359         51,210
      Compressor/equipment rental                  --         39,589             --         68,104
                                           ----------     ----------     ----------     ----------
         Total other income                $  118,285     $  550,326     $  349,611     $1,013,768
                                           ==========     ==========     ==========     ==========

NOTE 9. NET LOSS PER SHARE

      Basic earnings per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. The computation of diluted net income
      (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the Company.

      During the three months and six months ended June, 2005 and 2004, stock options and convertible preferred stock were excluded in the computation of diluted loss per share because their effect was anti-dilutive.

NOTE 10. PURCHASE OF OFFICE FACILITIES

      On April 26, 2005, the Company entered into a Condominium Purchase agreement to purchase the entire second floor of a commercial condominium project currently under construction. The terms of this agreement are as follows:

      Purchase of 14,645 sq. ft. of building, including 15 covered parking spaces for a total of $2,240,685. A deposit of $20,000 was paid upon the execution of the agreement with the balance to be paid in cash or financed under a conventional mortgage upon closing. The Company intends to finance 80% of the purchase price (approximately $1,800,000) with the balance paid in cash. Closing will occur as mutually acceptable by Developer and the Company. In any event, the closing will occur no earlier than 10 days after receipt by the Company of the Conveyance of Title and no later than ten (10) days after the developer has obtained a Certificate of Occupancy for the building. Based on current construction progress, this closing is expected to occur November 1, 2005.

                      AURORA ENERGY, LTD. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 11. RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share-Based Payment" (SFAS 123R), which is a revision of SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS 123R is effective for all share-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provision of SFAS 123. The Company is currently assessing the impact of adopting SFAS 123R on its consolidated financial statements.

      In September 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 106 (SAB 106) which provides guidance regarding the interaction of SFAS 143 with the calculation of depletion and the full cost ceiling test of oil and gas properties under the full cost accounting rules of the SEC. The guidance provided in SAB 106 is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

      In October 2004, the American Jobs Creation Act of 2004 (AJCA) was signed into law. In December 2004, the FASB issued Staff Position No. 109-1 (FSP 109-1), "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" and Staff Position No. 109-2 (FSP 109-2), "Accounting and Disclosure Guidance of the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004". FSP 109-1 clarifies that the manufacturer's tax deduction provided for under the AJCA should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. FSP 109-2 provides accounting and disclosure guidance for the repatriation of certain foreign earnings to a U.S. taxpayer as provided for the AJCA. The Company does not expect that the tax benefits resulting from the AJCA will have a material impact on its financial statements.

                           ANNEX A - MERGER AGREEMENT



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 31, 2005

                                  BY AND AMONG

                         CADENCE RESOURCES CORPORATION,

                            AURORA ACQUISITION CORP.,

                                       AND

                               AURORA ENERGY, LTD.

                                Table of Contents

1. The Merger and Consideration; Certain Definitions...............................................1

   1.1 The Merger..................................................................................1

   (a)    Structure................................................................................1
   (b)    The Closing..............................................................................1
   (c)    Actions at the Closing...................................................................2
   (d)    Effect of Merger.........................................................................2
   1.2    Merger Consideration.....................................................................3
   (a)    Purchase Price...........................................................................3
   (b)    Cancellation of Aurora Common Stock; Issuance of Aurora Common Stock to Cadence..........3
   (c)    Exchange of Certificates.................................................................3
   1.3    Certain Definitions......................................................................5
   1.4    Other Definitions.......................................................................11

2. Representations and Warranties of Aurora.......................................................13

   2.1    Organization............................................................................13
   2.2    Capitalization..........................................................................13
   2.3    Authorization; Validity of Agreement....................................................14
   2.4    No Violations; Consents and Approvals...................................................14
   2.5    Financial Statements....................................................................14
   2.6    Operation of Business...................................................................15
   2.7    Non-Oil and Gas Real Property...........................................................16
   2.8    Non-Oil and Gas Fixtures and Equipment..................................................16
   2.9    Oil and Gas Interests...................................................................17
   2.10   No Undisclosed Liabilities..............................................................20
   2.11   Litigation; Compliance with Law; Licenses and Permits...................................21
   2.12   Employee Benefit Plans; ERISA...........................................................21
   2.13   Intellectual Property...................................................................24
   2.14   Material Contracts......................................................................24
   2.15   Taxes...................................................................................25

   2.16   Affiliated Party Transactions...........................................................28
   2.17   Environmental Matters...................................................................28
   2.18   No Brokers..............................................................................29

   2.19   Receivables.............................................................................29
   2.20   Assets Utilized in the Business.........................................................29
   2.21   Insurance...............................................................................29

   2.22   Delivery of Documents; Corporate Records................................................29
   2.23   Labor and Employment Matters............................................................29
   2.24   Restrictive Covenants...................................................................31
   2.25   Bank Accounts...........................................................................31
   2.26   Directors, Officers and Certain Employees...............................................31


   2.27   No Misstatements or Omissions...........................................................31

3. Representations and Warranties Cadence and Acquisition Sub.....................................31

   3.1    Organization and Good Standing..........................................................31
   3.2    Authorization and Validity..............................................................32
   3.3    No Conflicts or Violation...............................................................32
   3.4    The Shares .............................................................................32
   3.5    SEC Filings; Disclosure.................................................................33
   3.6    Litigation; Compliance with Law; Licenses and Permits...................................33
   3.7    Accuracy of Information Furnished and Representations...................................33
   3.8    Information Supplied....................................................................34
   3.9    Acquisition Sub.........................................................................34
   3.10   Capitalization..........................................................................34
   3.11   Financial Statements....................................................................35
   3.12   Operation of Business...................................................................35
   3.13   Non-Oil And Gas Real Property...........................................................36
   3.14   Non-Oil and Gas Cadence Fixtures and Equipment..........................................36
   3.15   Oil and Gas Interests...................................................................37
   3.16   No Undisclosed Liabilities..............................................................40
   3.17   Cadence Employee Benefit Plans; ERISA...................................................41
   3.18   Intellectual Property...................................................................43
   3.19   Material Contracts......................................................................44
   3.20   Taxes ..................................................................................45
   3.21   Affiliated Party Transactions...........................................................47
   3.22   Environmental Matters...................................................................48
   3.23   No Brokers .............................................................................48
   3.24   Receivables ............................................................................48
   3.25   Assets Utilized in the Business.........................................................48
   3.26   Insurance ..............................................................................48
   3.27   Delivery of Documents; Corporate Records................................................49
   3.28   Labor and Employment Matters............................................................49
   3.29   Restrictive Covenants...................................................................50
   3.30   Bank Accounts...........................................................................50
   3.31   Directors, Officers and Certain Employees...............................................51

4. Conditions to Obligations of Aurora to Close...................................................51

   4.1    Correctness of Representations and Warranties...........................................51
   4.2    Performance of Covenants and Agreements.................................................51
   4.3    Effectiveness of Registration Statement.................................................51
   4.4    Lock up Agreements......................................................................51
   4.5    Opinion of Counsel for Cadence..........................................................52
   4.6    No New Proceedings......................................................................52
   4.7    Board of Directors Approvals............................................................52
   4.8    Cadence Warrants........................................................................53


   4.9    Proxy ..................................................................................53
   4.10   Voting Agreement........................................................................54

5. Conditions to Obligations of Cadence and Acquisition Sub to Close..............................54

   5.1    Correctness of Representations and Warranties...........................................54
   5.2    Performance of Covenants and Agreements.................................................54
   5.3    Opinion of Counsel for Aurora...........................................................54
   5.4    Shareholder Approval of Merger..........................................................54
   5.5    Lock up Agreements......................................................................54
   5.6    No New Proceedings......................................................................55
   5.7    Consents Satisfied......................................................................55

6. Conditions to the Obligations of All Parties to Close..........................................55

   6.1    No Legal Bar............................................................................55
   6.2    Investment of Rubicon in Cadence and Aurora.............................................55

7. Post Closing Covenant..........................................................................55

8. Pre-Closing Covenants..........................................................................55

   8.1    General ................................................................................55
   8.2    Full Access ............................................................................55
   8.3    Notice of Developments..................................................................56
   8.4    Preparation of Registration Statement and Proxy Statement...............................56
   8.5    Regulatory and Other Approvals..........................................................56
   8.6    Observer Rights.........................................................................56

9. Indemnification................................................................................57

   9.1    Indemnification by Aurora...............................................................57
   9.2    Indemnification by Cadence..............................................................57
   9.3    Limitations Period......................................................................57
   9.4    Procedures for Resolution and Payment of Claims for Indemnification.....................58

10. Confidential Information......................................................................60

11. Termination...................................................................................60

12. Miscellaneous Provisions......................................................................60

   12.1   Construction............................................................................60
   12.2   Notices ................................................................................60
   12.3   Assignment .............................................................................62
   12.4   Amendments and Waivers..................................................................62
   12.5   Attorneys' Fees.........................................................................62
   12.6   Binding Nature of Agreement.............................................................62
   12.7   Expenses ...............................................................................63
   12.8   Entire Agreement........................................................................63


   12.9   Severability............................................................................63
   12.10  Counterparts; Signatures; Section Headings..............................................63
   12.11  Public Announcements....................................................................63
   12.12  No Third-Party Beneficiaries............................................................63

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of January 31, 2005, by and among Cadence Resources Corporation, a Utah corporation ("Cadence"), Aurora Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Cadence ("Acquisition Sub"), and Aurora Energy, Ltd., a Nevada corporation ("Aurora"), Cadence, Acquisition Sub, and Aurora are each referred to herein as a "Party" or collectively as the "Parties".


                                 R E C I T A L S

      This Agreement contemplates a transaction in which Cadence will acquire one hundred percent (100%) of the outstanding common stock of Aurora through a reverse merger (the "Merger") of Acquisition Sub with and into Aurora.

      As a result of the Merger, Aurora will become a wholly-owned subsidiary of Cadence and the stockholders of Aurora will become stockholders of Cadence.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, intending to be legally bound hereby, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    AGREEMENT

      1.    THE MERGER AND CONSIDERATION; CERTAIN DEFINITIONS.

            1.1   THE MERGER.

                  (a) STRUCTURE. Subject to the terms and provisions of this Agreement, and in accordance with Chapter 92A (Mergers and Exchanges of Interest) of the Nevada Revised Statutes (the "NMEL") at the Effective Time, Acquisition Sub shall be merged with and into Aurora. Aurora will be the surviving corporation of the Merger (sometimes hereinafter called the "Surviving Corporation") and will continue its corporate existence under the laws of the State of Nevada as a subsidiary of Cadence. At the Effective Time, the separate corporate existence of the Acquisition Sub shall cease. For federal income tax purposes, the parties intend that the Merger shall qualify as a tax-free reorganization under Section 351 and Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York 10174, commencing at 10:00 a.m. local time on the later to occur of (a) the day following the date on which all the conditions set forth in SECTIONS 4, 5 and 6 have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at the Closing itself); or (b) such other date as the parties may mutually determine (the "Closing Date").

                  (c) ACTIONS AT THE CLOSING. At the Closing, (i) Cadence and Acquisition Sub will deliver to Aurora the various certificates, instruments, and documents referred to in SECTION 4 below, (ii) Aurora will deliver to Cadence the various certificates, instruments, and documents referred to in
SECTION 5 below, and (iii) the Surviving Corporation shall file with the Secretary of State of the State of Nevada a properly executed Articles of Merger.

                  (d) EFFECT OF MERGER.

                        (i) General. The Merger shall become effective at the
                  time (the "Effective Time") the Surviving Corporation files the Articles of Merger with the Secretary of State of the State of Nevada. The Merger shall have the effect set forth in the NMEL.

                        (ii) Articles of Incorporation. The Articles of
                  Incorporation of the Surviving Corporation will be the Articles of Incorporation of Acquisition Sub in effect immediately prior to the Merger.

                        (iii) Bylaws. The Bylaws of the Surviving Corporation
                  will be the Bylaws of Acquisition Sub in effect immediately prior to the Merger.

                        (iv) As of the Effective Time, the Boards of Directors
                  of Cadence and Surviving Corporation shall be reconstituted to be comprised of the following seven members: William W. Deneau, Earl Young, Gary Myles, John P. Ryan, a representative of Rubicon Master Fund ("Rubicon") yet to be designated, and two persons to be designated by William Deneau, at least one of whom was a member of the Cadence Board of Directors immediately prior to the Closing, and neither of whom has yet been designated. All other directors of Cadence and Surviving Corporation shall resign, effective as of the Effective Time.

                        (v) The Boards of Directors of Cadence and Surviving
                  Corporation shall each appoint the following corporate officers, to be effective as of the Effective Time:

                  President:                                          William W. Deneau
                  Vice President of Exploration and Production        John V. Miller, Jr.
                  ----------------------------------------------      ----------------------------
                  Vice President of Land and Development              Thomas W. Tucker
                  ----------------------------------------------      ----------------------------
                  Treasurer                                           Lorraine King
                  ----------------------------------------------      ----------------------------
                  Secretary                                           Barbara J. Johnson
                  ----------------------------------------------      ----------------------------


                        (vi) Conversion of Capital Stock of Acquisition Sub. At
                  and as of the Effective Time, each issued and outstanding share of capital stock of Acquisition Sub shall be canceled and neither shares of capital stock of the Surviving Corporation nor any cash, property, rights, other securities or obligations of the Surviving Corporation shall be issued therefor, except as provided in SECTION 1.2 below.

            1.2 MERGER CONSIDERATION.

                  (a) PURCHASE PRICE. At the Closing, each issued and outstanding share of Aurora's common stock, $.001 par value per share (the "Aurora Common Stock") shall be converted into the right to receive two shares of Cadence's common stock, $.01 par value per share (the "Cadence Common Stock"). All shares of Aurora Common Stock converted in accordance with this paragraph will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Cadence Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with
SECTION 1.2(C), without interest. Any securities convertible into or exercisable for shares of Aurora Common Stock (the "Aurora Convertible Securities") immediately prior to the Effective Time will become, at the Effective Time, securities convertible into or exercisable for such number of shares of Cadence Common Stock as the holder of such securities would have received had such holder converted such securities into Aurora Common Stock immediately prior to the Effective Time. Appropriate adjustment will be made to any exercise or conversion price of such securities.

                  (b) CANCELLATION OF AURORA COMMON STOCK; ISSUANCE OF AURORA COMMON STOCK TO CADENCE. At and as of the Effective Time, each outstanding share of Aurora Common Stock, conversion rights, warrants and options to purchase any share of Aurora Common Stock, and other equity interest issued and outstanding or held in Aurora's treasury shall automatically be canceled and extinguished and no payment shall be made in respect thereof except according to the provisions of this Agreement. No share of Aurora Common Stock outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights after the Effective Time. After the Effective Time, there shall be no further registration of transfers of Aurora Common Stock outstanding immediately prior to the Effective Time on Aurora's stock transfer books. At the Effective Time, Aurora shall issue a stock certificate to and in the name of Cadence for ten shares of Aurora Common Stock.

                  (c) EXCHANGE OF CERTIFICATES.

                        (i) As of the Effective Time, Cadence shall enter into
                  an agreement (the terms of which shall be reasonably satisfactory to Aurora) with such bank or trust company as may be designated by Cadence (the "Exchange Agent"), which will provide that Cadence shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Aurora Common Stock, for exchange in accordance with this Section 1, through the Exchange Agent, certificates representing the number of duly authorized whole shares of Cadence Common Stock issuable in connection with the Merger (such shares of Cadence Common Stock being referred to herein as the "Exchange Fund").

                        (ii) As soon as reasonably practicable after the
                  Effective Time, and in any event within ten business days after the Effective Time, Cadence shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Aurora Common Stock (the "Certificates") whose shares are converted pursuant to SECTION 1.2(A) a letter of transmittal in customary form, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Cadence Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing 90% of that number of shares of Cadence Common Stock, which such holder has the right to receive pursuant to the provisions of this Agreement and the Certificate so surrendered shall forthwith be cancelled. The remaining 10% of the certificates for shares of Cadence Common Stock issuable in the exchange shall be held in the Exchange Fund by the Exchange Agent described at SECTION 1.2(C)(IV) below. The Exchange Agent shall have discretion to determine and apply reasonable rules and procedures relating to the surrender for exchange of a Certificate that is lost or destroyed. In no event shall the holder of any Certificate be entitled to receive any fractional shares or interest on any funds to be received in the Merger.

                        (iii) Until surrendered as contemplated by this Section
                  1.2(C)(II), and subject to the rights of appraisal of any stockholder, each Certificate shall be deemed at any time after the Effective Time to represent ownership of the number of shares of Cadence Common Stock (and any rights derivative thereof) into which the number of shares of Aurora Common Stock represented thereby have been converted as contemplated by this Agreement.

                        (iv) Upon expiration of the Indemnification Period,
                  provided that no indemnification claim is outstanding and unresolved, Exchange Agent shall distribute the balance of the certificates of Cadence Common Stock held in the Exchange Fund to the holders of the Certificates. If at the expiration of the Indemnification Period a claim for indemnification is outstanding and unresolved, Exchange Agent shall continue to hold in escrow the balance of the certificates of Cadence Common Stock until the indemnification claims are all resolved, at which time the Exchange Agent shall distribute the shares held in escrow as instructed by the Cadence Board of Directors.

                        (v) No certificate or scrip representing fractional
                  shares of Cadence Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and any such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Cadence. Each holder of Certificates who would otherwise have been entitled to a fraction equal to one-half or more of a share of Cadence Common Stock will receive a full share of Cadence Common Stock, and fractional interests of less than one-half of a share of Cadence Common Stock will be canceled.

            1.3 CERTAIN DEFINITIONS. As used in this Agreement:

                  (a) "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with the such Person.

                  (b) "Appurtenant Rights" means, with respect to the Properties, in each case, insofar as they may relate to the Properties, Aurora's or Cadence's, as applicable, interest in (a) all presently existing and valid unitization and pooling declarations, agreements, and/or orders relating to or affecting the Properties and all rights in the Properties covered by the Units created thereby; (b) all wells, well and leasehold equipment, pipelines, platforms, facilities, improvements, goods and other personal property located on or used in connection with the Properties, including but not limited to such properties identified in SCHEDULE 2.9 and SCHEDULE 3.15; (c) all presently existing production sales contracts, operating, pooling, unitization and other contracts or agreements which relate to the Properties; and (d) all permits, licenses, easements, rights-of-way, rights of use, and similar agreements pertaining to the Properties.

                  (c) "Basic Documents" means all of the following documents and instruments, including those that are recorded and unrecorded, which are identified on SCHEDULE 2.9 with respect to Aurora and SCHEDULE 3.15 with respect to Cadence (but including all such documents and instruments, even if not specifically included on SCHEDULE 2.9 or SCHEDULE 3.15, as applicable, unless specifically excluded in SCHEDULE 2.9, SCHEDULE 3.15 or elsewhere in this Agreement):

                        (i) All material contracts and agreements comprising any
                  part of, or relating or pertaining to, the Interests, including but not limited to farm-in agreements, farm-out agreements, joint operating agreements, Unit agreements and contracts by which the Interests were acquired;

                        (ii) All agreements or arrangements for the sale,
                  gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the Interests (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised), comprising any part of or otherwise relating or pertaining to the Interests; and

                        (iii) All documents and instruments evidencing the
                  Interests.

                  (d) "Confidential Information" means (whether disclosed in writing or orally) any and all non-public and/or proprietary information with respect to the business, services, operations, assets, properties, financial condition, plans and prospects of a Party and its subsidiaries and Affiliates including, without limitation, Intellectual Property and information relating to acquisition targets and acquisition strategies, pricing for acquisitions, financial information or projections and other information concerning acquisition targets and potential acquisition targets, proposed financing arrangements, customers and vendors, business strategies, plans and prospects, agreements, business records, information relating to intellectual property, marketing and sales strategies, pricing strategies, programs, source codes, object codes, algorithms and the related documentation, software designs (in each case regardless of the medium in which it is maintained or stored), internet strategies, URL designations and any other information which a Party designates that it has received pursuant to a confidentiality obligation to another person or entity, together with all derivative works, copies, reports, summaries, studies, compilations and other documentation which contain or otherwise reflect or are generated from any of the foregoing.

                  (e) "Contract" means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument (collectively, the "Contracts").

                  (f) "Employee Benefit Plan" means (a) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (b) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA); and (c) any other written or oral plan, agreement, program, policy, practice, contract, understanding, or other arrangement or commitment of any kind providing for, either directly or indirectly, compensation, bonuses, vacation, termination pay, performance awards, fringe benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, stock options, stock purchase, phantom stock, stock appreciation or any type of stock-related awards, early retirement benefits, welfare benefits, one or more Severance Plans (as defined below), any other form of incentive compensation or post-retirement compensation or any other employee benefit of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, which currently is or has been sponsored, maintained, contributed to, or required to be contributed to, by a Party, any Subsidiary of a Party, or any ERISA Affiliate (as defined below), or for which a Party, any Subsidiary of a Party, or any ERISA Affiliate has or has had any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing for the benefit of any present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of a Party, any Subsidiary of a Party, or any ERISA Affiliate.

                  (g) "Encumbrance" means a claim, lien, mortgage, encumbrance, pledge or other security interest of any kind.

                  (h) "Environmental Laws" means any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.ss.9601 et seq, the Emergency Planning and Community Right-to-Know Act, 42 USC ss.ss. 11001 et seq, and the Resource Conservation and Recovery Act, 42 USC ss.ss. 6901 et seq.

                  (i) "ERISA Affiliate" means any entity which with respect to a Party or Subsidiary of a Party is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included a Party or any Subsidiary of a Party.

                  (j) "Fixtures and Equipment" means the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by a Party or a Party's Subsidiary.

                  (k) "GAAP" means United States generally accepted accounting principles, consistently applied.

                  (l) "Good and Defensible Title" means, as to the Interest in question, (i) title to such Interest by virtue of which a Party can successfully defend against a claim to the contrary made by a third party, based upon industry standards in the acquisition of oil and gas properties, and in the exercise of reasonable judgment and in good faith; and, (ii) in the case of the Wells, title that entitles the Party to receive not less than the Net Revenue Interest for each of the Wells as set forth in SCHEDULE 2.9 or SCHEDULE 3.15, and obligates the Party to bear not more than the Working Interest for each of the Wells set forth on SCHEDULE 2.9 or SCHEDULE 3.15 (unless there is a corresponding increase in the Net Revenue Interest for a respective Well); and
(iii) such Interest is subject to no liens, encumbrances, obligations or defects.

                  (m) "Governmental Authorizations" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

                  (n) "Governmental Entity" means any:

                        (i) nation, state, county, city, town, village,
                  district, or other political jurisdiction of any nature;

                        (ii) federal, state, local, municipal, foreign, or other
                  government;

                        (iii) governmental or quasi-governmental authority of
                  any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                        (iv) multi-national organization or body; or

                        (v) body exercising, or entitled to exercise, any
                  administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  (o) "Hazardous Substance" means asbestos, polychlorinated biphenyls, ureaformaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

                  (p) "Intellectual Property" means with respect to any Party and its Subsidiaries, collectively (a) all rights to service customer accounts;
(b) trademarks, trade names, service marks, service names, domain names, uniform resource locators (URLs), keywords, designs, logos and assumed names; (c) copyrights and other rights in original works of authorship, (d) patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (e) computer software programs or applications (in both source and object code versions), including any related technical documentation;
(f) trade secrets and invention disclosures, that are owned by such Party, its Subsidiaries or any other Person and that have been or are used by such Party or its Subsidiaries in the operation of their respective businesses, or that are used in or necessary for the conduct of the respective businesses of such Party or its Subsidiaries as currently conducted or contemplated to be conducted; and
(g) know-how and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing whether or not protectable as a matter of law.

                  (q) "Interests" means the Properties and the Appurtenant Rights of a Party.

                  (r) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  (s) "License" means a license, permit, certification, qualification, or franchise issued by any Governmental Entity.

                  (t) "Material Adverse Effect" means a material adverse effect (financial or otherwise) on the business, assets, liabilities, financial condition, property, prospects, or results of operations of a Party.

                  (u) "Net Revenue Interest" means a share, expressed as a decimal, of the oil, gas and other minerals (or the proceeds of sale thereof) produced and saved from or otherwise attributable to an Interest and the zones, horizons and reservoirs produced therefrom, after the deduction of all royalties, overriding royalties and other burdens on production.

                  (v) "OFCCP" means the Office of Federal Contract Compliance Programs.

                  (w) "Over-produced" means to have taken more production from an Interest (or the Units in which the Interest participates) or any product thereof, than the ownership of the Party and the Party's predecessors in the Interest would entitle the Party and/or the Party's predecessors (absent any balancing agreement or arrangement) to receive.

                  (x) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

                  (y) "Preferential Right" means any preferential right or option to purchase or otherwise to acquire an Interest or any interest therein, held by another party to a Basic Document, which arises as a result of the transactions contemplated by this Agreement.

                  (z) "Proceeding" means a claim, suit, action, investigation or proceeding.

                  (aa) "Properties" means all of a Party's rights, titles and interests in and to the following oil and gas and/or mineral properties, including those identified on SCHEDULE 2.9 with respect to Aurora, and SCHEDULE
3.15 with respect to Cadence, but excluding those properties identified as excluded on SCHEDULE 2.9 or SCHEDULE 3.15:

                        (i) All oil, gas and/or mineral leases and other mineral
                  interests, including, but not limited to, all of the Party's operating rights, record title interests, working interests, and overriding royalty interests, without depth or other restrictions or exclusions unless set forth in SCHEDULE 2.9 or
                  SCHEDULE 3.15;

                        (ii) All surface leases, rights-of-way, easements,
                  servitudes and other rights-of-use (whether surface, subsurface or subsea); and

                        (iii) All licenses and servitudes.

                  (bb) "Required Consents" means the consents, approvals, orders, authorizations, notifications, notices, estoppel certificates, releases, registrations, ratifications, declarations, filings, waivers, exemptions or variances (each a "Consent") with respect to any License or Legal Requirement or otherwise as are set forth on SCHEDULE 2.4 hereof with respect to Aurora, and
SCHEDULE 3.3 with respect to Cadence.

                  (cc) "Routine Governmental Approvals" means Governmental Authorizations required to be obtained from any Governmental Entity that are customarily obtained after consummation of a transaction.

                  (dd) "SEC" means the United States Securities and Exchange Commission.

                  (ee) "Severance Plans" means (i) each agreement with any present or former employee, retiree, director or independent contractor (or their beneficiaries, dependents or spouses) of a Party or a Subsidiary of a Party (A) the benefits of which are contingent, or terms of which are altered, upon the occurrence of a transaction involving the Party, any Subsidiary of a Party, or an ERISA Affiliate of a Party of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such person; (ii) each agreement, plan or arrangement under which any person may receive payments from a Party, any Subsidiary of a Party, or any ERISA Affiliate of a Party that has subjected or could subject the Party or any Subsidiary of a Party, to the Taxes imposed by
Section 4999 of the Code or included in the determination of such person's parachute payment under Section 280G of the Code; and (iii) each agreement, plan or arrangement, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan which has subjected or could subject a Party or any Subsidiary of a Party, to any liability or obligation.

                  (ff) "Subsidiary" means, with respect to Aurora, each entity listed on SCHEDULE 2.1 of this Agreement and with respect to Cadence, each entity listed on SCHEDULE 3.1 of this Agreement. Such entities may collectively be referred to as the Aurora Subsidiaries or "Cadence Subsidiaries", respectively.

                  (gg) "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax, but excluding any tax based on or measured by ownership or operation of, or production from, the Interests), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement.

                  (hh) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  (ii) "Transaction Documents" means this Agreement and each other agreement, instrument, document, and certificate to be executed and delivered by the Parties pursuant to this Agreement.

                  (jj) "Under-produced" means to have taken less production from an Interest (or the Units in which the Interest participates) or any product thereof, than the ownership of the Party and the Party's predecessors in the Interest would entitle the Party and/or the Party's predecessors (absent any balancing agreement or arrangement) to receive.

                  (kk) "Units" means oil, gas and other mineral production, proration, or other types of units, and any ownership interests therein.

                  (ll) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

                  (mm) "Well" or "Wells" means all of a Party's (and the Party's Subsidiaries') oil, gas and condensate wells, (whether producing, not producing or abandoned or temporarily abandoned), including but not limited to the wells described in SCHEDULE 2.9 with respect to Aurora, and SCHEDULE 3.15 with respect to Cadence.

                  (nn) "Working Interest" means a share, expressed as a decimal, of the costs of exploring, drilling, developing and operating an Interest and producing oil, gas and other minerals from the zones, horizons and reservoirs therein and thereunder.

            1.4 OTHER DEFINITIONS. The definitions of other terms used in this Agreement may be found as follows:

            (a)   "Acquisition Sub" is defined in the introductory paragraph.

            (b)   "Agreed Claims" is defined at Section 9.4(c).

            (c)   "Agreement" is defined in the introductory paragraph.

            (d)   "Aurora" is defined in the introductory paragraph.

            (e)   "Aurora Common Stock" is defined at Section 1.2(a).

            (f)   "Aurora Convertible Securities" is defined at Section 1.2(a).

            (g)   "Aurora Fixtures and Equipment" is defined at Section 2.8.

            (h)   "Aurora Material Contracts" is defined at Section 2.14(a).

            (i)   "Cadence" is defined in the introductory paragraph.

            (j)   "Cadence Common Stock" is defined at Section 1.2(a).

            (k)   "Cadence Disclosure Documents" is defined in Section 3.5.

            (l)   "Cadence Fixtures and Equipment is defined at Section 3.14.

            (m)   "Cadence Material Contracts" is defined at Section 3.19(a).

            (n)   "Certificates" is defined at Section 1.2(c)(ii).

            (o)   "Closing" is defined at Section 1.1(b).

            (p)   "Closing Date" is defined at Section 1.1(b).

            (q)   "COBRA" is defined at Section 2.12(l).

            (r)   "Code" is defined at Section 1.1(a).

            (s)   "Consent" is defined at Section 1.3(bb).

            (t)   "Costs" is defined at Section 9.1.

            (u)   "Effective Time" is defined at Section 1.1(d)(i).

            (v)   "ERISA" is defined at Section 1.3(f).

            (w)   "Exchange Agent" is defined at Section 1.2(c)(i).

            (x)   "Exchange Fund" is defined at Section 1.2(c)(i).

            (y)   "Indemnification Cap" is defined at Section 9.4(f).

            (z)   "Indemnification Period" is defined at Section 9.3.

            (aa)  "Indemnitee" is defined at Section 9.4(a).

            (bb)  "Indemnitor" is defined at Section 9.4(a).

            (cc)  "Indemnity Certificate" is defined at Section 9.4(a).

            (dd) "Interim Aurora Financial Statements" is defined at Section 2.5(a).

            (ee)  "IRS" is defined at Section 2.12(e).

            (ff)  "Latest Aurora Balance Sheet" is defined at Section 2.5(a).

            (gg)  "Merger" is defined in the Recitals.

            (hh)  "NMEL" is defined at Section 1.1(a).

            (ii)  "Party" or "Parties" is defined in the introductory paragraph.

            (jj)  "Registration Statement" is defined at Section 3.8.

            (kk) "Regular Aurora Financial Statements" is defined at Section 2.5(a).

            (ll) "Regular Cadence Financial Statements" is defined at Section 3.11(a).

            (mm)  "Representative" or "Representatives" is defined at Section
                  10.

            (nn)  "Rubicon" is defined at Section 1.1(d)(iv).

            (oo)  "Schedule 2.7 Property" is defined at Section 2.7.

            (pp)  "Schedule 3.13 Property" is defined at Section 3.13.

            (qq)  "Surviving Corporation" is defined at Section 1.1(a).

            (rr)  "1933 Act" is defined at Section 3.5.

            (ss)  "1934 Act" is defined at Section 3.5.

      2. REPRESENTATIONS AND WARRANTIES OF AURORA . Aurora represents and warrants to Cadence and Acquisition Sub that each of the following statements is true and correct as of the date hereof:

            2.1 ORGANIZATION. SCHEDULE 2.1 lists each direct and indirect Subsidiary of Aurora. Aurora and each Aurora Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Aurora and each Aurora Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Aurora has delivered to Cadence true, correct and complete copies of the Articles of Incorporation and Bylaws and other organizational documents, as currently in effect, of Aurora and each Aurora Subsidiary.

            2.2 CAPITALIZATION.

                  (a) The authorized capital stock of Aurora and each corporate Aurora Subsidiary, the issued and outstanding capital stock of Aurora and each corporate Aurora Subsidiary and the record and beneficial ownership of the capital stock of Aurora and each corporate Aurora Subsidiary is set forth on
SCHEDULE 2.2. With respect to each Aurora subsidiary that is a limited liability company, a list of the members and their respective percentage interests or sharing ratios is set forth on SCHEDULE 2.2. The shares of Aurora Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement or set forth on SCHEDULE 2.2, there are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating, now or in the future, Aurora or any Aurora Subsidiary to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in Aurora or any Aurora Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Aurora to repurchase, redeem or otherwise acquire any capital stock or equity interest of Aurora or any Aurora Subsidiary or (iii) voting trusts, proxies or similar agreements to which Aurora or an Aurora Subsidiary is a party with respect to the voting of the capital stock or voting memberships of Aurora or any Aurora Subsidiary.

                  (b) Except for the common stock or membership interests of the Aurora Subsidiaries and temporary investments of cash in marketable securities, Aurora does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

            2.3 AUTHORIZATION; VALIDITY OF AGREEMENT. Aurora has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by Aurora pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents to be executed and delivered by Aurora pursuant to this Agreement have been duly authorized, executed and delivered by Aurora and are valid and binding obligations of Aurora, enforceable against it in accordance with their respective terms.

            2.4 NO VIOLATIONS; CONSENTS AND APPROVALS.

                  (a) Except as set forth on SCHEDULE 2.4, the execution, delivery and performance of each of this Agreement and the other Transaction Documents by Aurora do not, and the consummation by it of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Aurora or any Aurora Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract, to which Aurora or any Aurora Subsidiary is a party or by which any of its properties or assets may be bound or otherwise subject, except for any Required Consents, or (iii) violate any Legal Requirement applicable to Aurora or the Aurora Subsidiaries or any of their respective properties or assets.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any Governmental Entity or Person, is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by Aurora or the consummation by Aurora of the transactions contemplated hereby and thereby, except the Required Consents set forth on SCHEDULE 2.4 hereof.

            2.5 FINANCIAL STATEMENTS.

                  (a) Attached as SCHEDULE 2.5 is the unaudited consolidated balance sheet of Aurora as of September 30, 2004 (the "Latest Aurora Balance Sheet"), together with the related unaudited consolidated statements of income for the quarter ending on September 30, 2004 ("Interim Aurora Financial Statements") and the audited consolidated balance sheet of Aurora as of December 31, 2003, together with the related audited consolidated statement of income (including the related notes and reports of independent auditors, if any) for the fiscal year then ended (together, with the Latest Aurora Balance Sheet and the Interim Aurora Financial Statements, the "Regular Aurora Financial Statements").

                  (b) The Regular Aurora Financial Statements have been prepared by Aurora and have been derived from, and agree with, the books and records of

Aurora and fairly present the financial position of Aurora as of the respective dates thereof and the results of operations of Aurora for the respective periods set forth therein. The Regular Aurora Financial Statements have been prepared in accordance with GAAP as of the dates and for the periods involved, subject to the absence of notes and, in the case of the Latest Aurora Balance Sheet and the related statements of operations for the interim period, to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of Aurora).

                  (c) Aurora maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain assets accountability, and
(iii) access to assets is permitted only in accordance with management's general or specific authorization, except for any controls the absence of which would not result in a Material Adverse Effect.

            2.6 OPERATION OF BUSINESS.

                  (a) Since the date of the Latest Aurora Balance Sheet, Aurora and each Aurora Subsidiary has continued to operate its business in a manner and system of operation employed immediately prior to the date of the Latest Aurora Balance Sheet, and Aurora has used its best efforts to prevent harm or damage to the reputation of Aurora or the Aurora Subsidiaries or reduction of existing customer accounts.

                  (b) Except as specifically contemplated by this Agreement or as set forth on SCHEDULE 2.6, since the date of the Latest Aurora Balance Sheet neither Aurora nor any Aurora Subsidiary has (i) incurred any liabilities, except in the ordinary course of business consistent with past practice; (ii) paid any obligation or liability, or discharged or satisfied any Encumbrance other than those securing current liabilities, in each case in the ordinary course of business; (iii) mortgaged, pledged or subjected to any Encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (iv) sold, transferred or leased any of its assets except the sale of inventory in the ordinary course of business; (v) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting its properties, business or prospects; (vi) entered into any transaction other than in the ordinary course of business; (vii) encountered any labor difficulties or labor union organizing activities; (viii) issued or sold any shares of capital stock or other securities or granted any options, warrants, or other purchase rights with respect thereto other than pursuant to this Agreement; (ix) made any acquisition or disposition of any assets or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof; (x) increased the compensation payable, or to become payable, to any of its directors or employees or increased the scope or nature of any fringe benefits provided for its employees or directors, other than as Aurora has separately informed Cadence; (xi) made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person; (xii) canceled, compromised, waived or released any material right or claim; (xiii) made any change in employment terms for any of its officers or employees; (xiv) made or pledged to make any charitable contribution or other capital contribution outside the ordinary course of business; (xv) violated any Legal Requirement, if such violation could have resulted in a Material Adverse Effect on Aurora or any Aurora Subsidiary, or failed to maintain all governmental licenses and approvals required to operate its business as it is currently being conducted; or (xvi) agreed or committed, whether in writing or otherwise, to do any of the foregoing other than pursuant to the Transaction Documents and the transactions contemplated hereby and thereby. In addition, since the date of the Latest Aurora Balance Sheet neither Aurora nor any Aurora Subsidiary has accelerated, terminated, modified or canceled any material agreement, contract, lease or license to which it is a party or by which it or its assets are bound.

                  (c) Since the date of the Latest Aurora Balance Sheet, no event, condition or circumstance (including an event, condition or circumstance that has a general adverse effect on the economy as a whole) has occurred that could, or could be reasonably likely to, have a Material Adverse Effect on Aurora or any Aurora Subsidiary.

            2.7 NON-OIL AND GAS REAL PROPERTY. SCHEDULE 2.7 contains a complete and accurate list of all real property, leases in real property, or other interests in real property owned or held by Aurora or any Aurora Subsidiary ( the "Schedule 2.7 Property"), except that the SCHEDULE 2.7 Property does not include any property included in the Aurora Interests (as enumerated in SCHEDULE 2.9). Aurora has delivered or made available to Cadence copies of the deeds and other instruments (as recorded) by which Aurora or any Aurora Subsidiary acquired the SCHEDULE 2.7 Property which it owns, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Aurora or any Aurora Subsidiary and relating to the SCHEDULE 2.7 Property which it owns. Aurora and each Aurora Subsidiary holds good title to all SCHEDULE 2.7 Property owned by Aurora or an Aurora Subsidiary, as applicable. The SCHEDULE
2.7 Property is, or effective simultaneously with the Closing will be, free and clear of all Encumbrances and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) matters disclosed in SCHEDULE 2.7, (b) liens for current taxes not yet due, and (c) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

            2.8 NON-OIL AND GAS AURORA FIXTURES AND EQUIPMENT. Except as set forth on SCHEDULE 2.8, Aurora and each Aurora Subsidiary, as applicable, has good title to, or a valid leasehold interest in, the Fixtures and Equipment that are used by Aurora or any Aurora Subsidiary in connection with the conduct of its business (the "Aurora Fixtures and Equipment"), except that the Aurora Fixtures and Equipment do not include any property included in the Aurora Interests. The Aurora Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of Aurora's businesses in the manner as conducted prior to the Closing. Aurora owns, or effective simultaneously with the Closing will own, all of the Aurora Fixtures and Equipment free and clear of all Encumbrances except for (a) matters disclosed in SCHEDULE 2.8, (b) liens for current taxes not yet due, and (c) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

            2.9 OIL AND GAS INTERESTS.

                  (a) Except as set forth in SCHEDULE 2.9, Aurora holds Good and Defensible Title to the Aurora Interests.

                  (b) SCHEDULE 2.9 sets forth all platforms and pipelines, and the equipment, facilities and personal property related to such platforms and pipelines, comprising part of the Aurora Appurtenant Rights.

                  (c) SCHEDULE 2.9 sets forth Aurora's Working Interest and Net Revenue Interest in each Aurora Well.

                  (d) The Aurora Basic Documents are in full force and effect and constitute valid and binding obligations of the parties thereto, and

                        (i) Aurora is not in material breach or default (and no
                  situation exists which with the passing of time or giving of notice would give rise to such a breach or default) of its obligations under any of the Aurora Basic Documents, and no breach or default by any other party to an Aurora Basic Document (or situation which with the passage of time or giving of notice would give rise to such a breach or default) exists, to the extent such breach or default (whether by Aurora or another party to an Aurora Basic Document) could adversely affect any of the Aurora Interests.

                        (ii) Except as set forth in SCHEDULE 2.9, all payments
                  (including, without limitation, all delay rentals, royalties, excess royalties, minimum royalties, overriding royalty interests, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under the Aurora Basic Documents have been and are being made timely and properly, and before the same became delinquent (by Aurora where the non-payment of same by another party to an Aurora Basic Document could adversely affect any of the Aurora Interests) have been and are being made by such other party in all material respects.

                        (iii) All conditions necessary to maintain the Aurora
                  Basic Documents in force have been duly performed.

                        (iv) No non-consent operations exist with respect to any
                  of the Aurora Interests that have resulted or will result in a temporary or permanent increase or decrease in either Aurora's Net Revenue Interest or Working Interest in such Aurora Interest.

                        (v) Except as disclosed on SCHEDULE 2.9, Aurora is not
                  obligated to incur any expenses, and has not made commitments to make expenditures (capital or otherwise), or to apply revenues from a Well's production in connection with any Aurora Interests (and no other similar obligations or liabilities have been incurred) with respect to the ownership or operation of Aurora Interests. Except as provided in
                  SCHEDULE 2.9, Aurora will not incur or commit to any such expense in excess of $250,000 except to the extent that Cadence has been given seven days prior written notice and has consented thereto in writing. Except as disclosed in SCHEDULE 2.9, all expenses payable under the terms of the Aurora Basic Documents have been properly and timely paid except for such expenses as are being currently paid or will be paid prior to delinquency. Except for budgeted capital expenditures as set forth in SCHEDULE 2.9, no proposals calling for expenditures in excess of $250,000 for any one project are currently outstanding (whether made by Aurora, an Aurora Subsidiary, or by any other party) to drill additional wells, or to deepen, plug back, sidetrack, abandon, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, other than normal operation of existing Wells on Aurora Interests.

                        (vi) No agreements or arrangements exist for the sale,
                  gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the Aurora Interests (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than the agreements set forth in SCHEDULE 2.9.

                        (vii) Except as set forth in SCHEDULE 2.9, Aurora has
                  not received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the Aurora Interests as a result of which the obligation does (or may) exist (i) to deliver oil or gas produced from the Aurora Interests beginning on the Effective Date without then receiving payment therefor, or (ii) to make repayments in cash. For each Aurora Interest listed in SCHEDULE 2.9, such Schedule also sets forth as to each such Aurora Interest (i) the total amount of prepayment received prior to the Effective Date, and (ii) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in SCHEDULE 2.9, there is no Aurora Interest with respect to which Aurora has taken an Over-Produced or Under-Produced position to the extent such Over-produced or Under-produced position has not, as of the day immediately preceding the Effective Date been fully made up or otherwise extinguished. For each Aurora Interest listed in SCHEDULE 2.9, such Schedule also sets forth, on a Well-by-Well or any other basis as may be dictated by any applicable balancing agreement, (i) whether Aurora is in an Over-produced or Under-produced position, (ii) the amount of such Over-production or Under-production, (iii) a description of the written balancing agreement (if any) pertaining to such Aurora Interest (or a statement that no such agreement exists) and (iv) a statement as to whether royalties, overriding royalties or other burdens against the Aurora's Net Revenue Interest in the affected Aurora Interests were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in SCHEDULE 2.9, no pipeline imbalances have arisen and remain outstanding due to the failure of nominations made by Aurora to match actual deliveries of production from any one or more Aurora Interests. Except as set forth in SCHEDULE 2.9, none of the purchasers under any production sales contracts relating to an Aurora Interest has (i) exercised any economic out provision;
                  (ii) curtailed its takes of natural gas in violation of such contracts; or (iii) given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise.

                        (viii) To Aurora's knowledge, no delinquent unpaid bills
                  or past due charges exist for any labor and materials incurred by or on behalf of Aurora related to the exploration, development or operation of the Aurora Interests.

                        (ix) Except as set forth in SCHEDULE 2.9 or as may be
                  provided for by an Aurora Basic Document, neither Aurora nor any Aurora Interest is subject to (i) any area of mutual interest agreements, (ii) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments of any Aurora Interest or any interest therein not yet made, or could earn additional assignments of any Aurora Interest or any interest therein after the date hereof, (iii) any tax partnership or (iv) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, any other entity.

                        (x) All severance, production, ad valorem and other
                  similar taxes based on or measured by ownership or operation of, or production from, the Aurora Interests have been, and are being, paid (properly and timely, and before the same become delinquent) by Aurora in all respects.

                        (xi) Except as set forth in SCHEDULE 2.9, the (i)
                  ownership and operation of the Aurora Interests has, to the extent that non-conformance could adversely affect the Aurora Interests, been conducted in conformity with all applicable material Legal Requirements of all Governmental Entities having jurisdiction over the Aurora Interests or Aurora, and
                  (ii) Aurora has not received any notice of noncompliance with regard to any material Legal Requirement of any Governmental Entity having jurisdiction over the Aurora Interests or Aurora.

                        (xii) Except as set forth in SCHEDULE 2.9, there are no
                  Preferential Rights or Consents, other than Routine Governmental Approvals that affect any Aurora Interests and that will be triggered by the transactions contemplated by the Transaction Documents. SCHEDULE 2.9 sets forth the allocated value of each Aurora Interest that is subject to a Preferential Right.

                        (xiii) Except as set forth in SCHEDULE 2.9, there exist
                  no agreements or other arrangements under which Aurora undertakes to perform gathering, transportation, processing or other marketing services for any other party for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by other parties in comparable, arm's length transactions.

                        (xiv) Except as disclosed in SCHEDULE 2.9, there are no
                  Wells located on the Aurora Interests that (i) Aurora is currently obligated by law or contract to currently plug and abandon, (ii) Aurora will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids, other hydrocarbons or other minerals or materials in paying quantities or otherwise currently being used in normal operations, (iii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity, or (iv) to Aurora's knowledge, have been plugged and abandoned, but have not been plugged in accordance in all material respects with all applicable requirements of any Governmental Entity.

                        (xv) No suit, action or proceeding (including, without
                  limitation, tax or environmental demands proceedings) is pending or threatened, which might result in material impairment or loss of title to any of the Aurora Interests or the material value thereof.

                        (xvi) Except as set forth in SCHEDULE 2.9, all proceeds
                  from the sale of hydrocarbons produced from Aurora's proportionate share of the Aurora Interests are currently being paid to Aurora in all material respects, and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

            2.10 NO UNDISCLOSED LIABILITIES.

                  (a) Except as set forth on SCHEDULE 2.10, neither Aurora nor any Aurora Subsidiary has any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against on the Latest Aurora Balance Sheet; or (ii) were incurred in the ordinary course of business.

                  (b) The accounts payable of each of Aurora and the Aurora Subsidiaries are set forth on SCHEDULE 2.10. All such accounts payable are the result of bona fide transactions in the ordinary course of business.

            2.11 LITIGATION; COMPLIANCE WITH LAW; LICENSES AND PERMITS.

                  (a) Except as set forth on SCHEDULE 2.11, There is no Proceeding pending, nor is there any Proceeding threatened, that involves or affects either of Aurora or any Aurora Subsidiary, by or before any Governmental Entity, court, arbitration panel or any other Person.

                  (b) Since January 1, 2000, Aurora and each Aurora Subsidiary has complied with all applicable Legal Requirements, including but not limited to Legal Requirements relating to Taxes, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security Taxes. Except as set forth on
SCHEDULE 2.11, since January 1, 2000, neither Aurora nor any Aurora Subsidiary has received any notice of any violation or alleged violation of any Legal Requirement from a Governmental Entity or others.

                  (c) Except as set forth on SCHEDULE 2.11, Aurora and each Aurora Subsidiary has every License and every Consent by or on behalf of any person required for them to conduct their respective businesses as presently conducted. All such Licenses and Consents are in full force and effect and neither Aurora nor any Aurora Subsidiary has received notice of any pending cancellation or suspension of any thereof nor is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

            2.12 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) SCHEDULE 2.12 contains a complete and accurate list of all Employee Benefit Plans of Aurora, Aurora's Subsidiaries and Aurora's ERISA Affiliates ("Aurora Employee Benefit Plan").

                  (b) Each and all Aurora Employee Benefit Plans have been administered in all respects in accordance with their respective terms and in compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code, and each of Aurora, the Aurora Subsidiaries and any ERISA Affiliate of Aurora (as the case may be) has met its obligations under applicable provisions of ERISA and the Code and the regulations thereunder, and other applicable Legal Requirements with respect to such Employee Benefit Plans.

                  (c) Complete and accurate copies of the following documents for each Aurora Employee Benefit Plan listed on SCHEDULE 2.12 have been delivered to Cadence: (i) the plan texts or other agreements adopted or entered into in connection with any Aurora Employee Benefit Plan which has been reduced to writing, and any related amendments; (ii) a written summary of any unwritten Aurora Employee Benefit Plan; (iii) any related trust agreement, insurance contract, annuity contract or other funding agreement (including all amendments thereto) and any summary plan description required under ERISA, including any modification communicated to or required to be communicated to any participant; and (iv) any communication to any participant relating to any Aurora Employee Benefit Plan in connection with any amendment, termination, establishment, increase or decrease in benefits, acceleration or deceleration of payments, vesting schedules or other events which would result in any liability by or to Aurora, any Aurora Subsidiary or any ERISA Affiliate of Aurora. Since the date such documents described in this SECTION 2.12(C) were supplied, no amendments or changes to the documents described in this SECTION 2.12(C) have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

                  (d) There are no termination proceedings with respect to any of the Aurora Employee Benefit Plans.

                  (e) None of the Aurora Employee Benefit Plans is currently, or has ever been, under investigation, audit or review by the Department of Labor, the Internal Revenue Service (the "IRS") or any other federal or state Governmental Entity, and no such investigation, audit or review is pending or anticipated. None of the Aurora Employee Benefit Plans is liable, or ever has been liable, for any federal, state, local or foreign Taxes except as may be due in the ordinary course of administration of such Aurora Employee Benefit Plan, and no such Tax is anticipated and no basis for such Tax exists. There is no transaction nor has there ever been any transaction, act or omission in connection with Aurora, the Aurora Subsidiaries, any ERISA Affiliate of Aurora or any fiduciary of any Aurora Employee Benefit Plan which could subject Aurora or an Aurora Subsidiary to a fine, civil penalty Tax or other liability.

                  (f) There are no pending or threatened claims, actions, suits, grievances, audits, investigations, or other proceedings, involving, directly or indirectly, any Aurora Employee Benefit Plan, any fiduciary thereof, or any rights or benefits thereunder (except claims for benefits payable in the normal operation of the Aurora Employee Benefit Plan and proceedings with respect to qualified domestic relations orders), and no basis for any such proceeding exists.

                  (g) No written or oral representations have been made to any employee, former employee, retiree, director or independent contractor (or their beneficiaries, dependents or spouses) of Aurora or the Aurora Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental or disability coverage after termination of employment or services, as applicable, beyond that legally required.

                  (h) No action or omission of Aurora, any Aurora Subsidiary, any ERISA Affiliate of Aurora or any director, officer, employee, or agent thereof, and no plan documentation or agreement, summary plan description or other written communication distributed generally to employees, in any way restricts, impairs or prohibits (whether legally binding or not) Aurora, the Aurora Subsidiaries, any ERISA Affiliate of Aurora, Cadence or Acquisition Sub or any successor thereof from amending, merging, terminating or otherwise discontinuing any Aurora Employee Benefit Plan in accordance with the express terms of any such plan and applicable Legal Requirement at or after Closing, and any such amendment, merger, termination or discontinuance may occur without any liability to any of Aurora, the Aurora Subsidiaries, any ERISA Affiliate of

Aurora, Cadence or Acquisition Sub. No agreement, arrangement, commitment, understanding or plan documentation or other written communication distributed generally to employees exists to create any additional Aurora Employee Benefit Plan not listed on SCHEDULE 2.12.

                  (i) SCHEDULE 2.12 sets forth a reasonable estimate of each of Aurora's and the Aurora Subsidiaries' accrued liability for vacation, sickness and disability expenses through and including the Closing Date. No Aurora Employee Benefit Plans are or have ever been subject to COBRA.

                  (j) On and after the Closing Date, neither Aurora, the Aurora Subsidiaries, Cadence nor the Cadence Subsidiaries will have any liability or be under any obligation with respect to any Aurora Employee Benefit Plan which is not disclosed.

                  (k) Full payment has or will have, prior to the Closing, been made of all amounts which Aurora, the Aurora Subsidiaries or any ERISA Affiliate of Aurora is directly or indirectly required, under applicable Legal Requirements, the terms of any Aurora Employee Benefit Plan or any agreement relating to any Aurora Employee Benefit Plan to have paid as a contribution, premium or other remittance thereto or benefit thereunder if such payment has a deadline on or before the Closing Date. There will be no change on or before the Closing Date in the operation of any Aurora Employee Benefit Plan or any documents with respect thereto which will result in an increase in any benefit under any such Aurora Employee Benefit Plan, except as may be required by Legal Requirement. Each Aurora Employee Benefit Plan can be terminated within thirty
(30) days of the Closing Date, without payment of any additional contribution or amount other than for benefits accrued thereunder and without creating any unfunded or unaccrued liability or the vesting or acceleration of any benefits promised by such plan.

                  (l) All Aurora Employee Benefit Plans that are welfare plans comply with and have been administered in material compliance to the extent applicable with the requirements of the: (i) Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (ii) Heath Insurance Portability and Accountability Act of 1996, as amended; (iii) Mental Health Parity Act of 1996; (iv) Newborns' and Mothers' Health Protection Act; and (v) Women's Health and Cancer Rights Act.

                  (m) The execution of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Aurora Employee Benefit Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. None of the Severance Plans of Aurora or any Subsidiary of Aurora provide that any of the benefits under such Severance Plans of Aurora or any Subsidiary of Aurora will be increased, nor will the vesting of the benefits under such Severance Plans be accelerated, by the occurrence of any of the transactions contemplated by this Agreement nor will the value of any of the benefits under such Severance Plans of Aurora or any Subsidiary of Aurora be calculated on the basis of any of the transactions contemplated by this Agreement and no payments under any such Severance Plans of Aurora or any Subsidiary of Aurora or other agreement will be parachute payments under Section 280G of the Code that are non-deductible to Aurora, Aurora Subsidiaries, Cadence or Cadence Subsidiaries or subject to Taxes under Section 4999 of the Code.

                  (n) No Aurora Employee Benefit Plan is or has been subject to
Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of Aurora, any Subsidiary of Aurora or any ERISA Affiliate of Aurora has or has ever had any liability or obligation under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No contributions have ever been made or been owing to an Aurora Employee Benefit Plan pursuant to or under a collective bargaining agreement between employee representatives and Aurora, any Subsidiary of Aurora or any ERISA Affiliate of Aurora.

            2.13 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.13 lists all Intellectual Property of each of Aurora and the Aurora Subsidiaries, including all United States and foreign (i) patents and patent applications; (ii) trademark registrations and applications therefor and material, unregistered trademarks; (iii) copyright registrations and applications therefor; and (iv) other filings and formal actions made or taken pursuant to federal, state, local and foreign Legal Requirements by Aurora or the Aurora Subsidiaries to protect its or their interests in Intellectual Property.

                  (b) To Aurora's best knowledge, the conduct of the respective businesses of Aurora and the Aurora Subsidiaries as conducted in the past did not infringe (when conducted) and as currently conducted or contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property right owned or controlled by any third party. There is no pending or threatened Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction, whether against Aurora or any Aurora Subsidiary or any third party (i) involving any Intellectual Property owned by Aurora or any Aurora Subsidiary; (ii) alleging that the activities or the conduct of the business of Aurora or any Aurora Subsidiary, or the use of any Intellectual Property by any customer or other licensee of Aurora or any Aurora Subsidiary, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property, nor is there any reasonable basis for any such Proceeding.

                  (c) There are no royalties, fees, honoraria or other payments payable by Aurora or any Aurora Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of any Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

            2.14 MATERIAL CONTRACTS.

                  (A) SCHEDULE 2.14 sets forth a true, complete and correct list of every Contract currently in effect to which Aurora or any Aurora Subsidiary is a party that: (i) provides or provided for aggregate future payments by Aurora or any Aurora Subsidiary or to Aurora or any Aurora Subsidiary of more than $25,000; (ii) was entered into by Aurora or any Aurora Subsidiary with an officer, director, key employee or Affiliate of Aurora or any Aurora Subsidiary;

(iii) guarantees or indemnifies or otherwise causes or caused Aurora or any Aurora Subsidiary to be liable or otherwise responsible for the obligations or liabilities of another or provides or provided for a charitable contribution by Aurora or any Subsidiary; (iv) involves or involved an agreement with any bank, finance company or similar organization; (v) restricts or restricted Aurora or any Aurora Subsidiary from engaging in any business or activity anywhere in the world; (vi) is or was an employment agreement, consulting agreement, independent sales representative agreement or similar arrangement; (vii) is or was a lease; or (viii) is or was otherwise material to the rights, properties, assets, business or operations of Aurora or any Aurora Subsidiary (the foregoing, collectively, "Aurora Material Contracts"). Aurora has heretofore made available true, complete and correct copies of all Aurora Material Contracts to Cadence.

                  (b) Each of the Aurora Material Contracts is in full force and effect and there is not now and there has not been claimed or alleged by any Person with respect to any Aurora Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of Aurora or any Aurora Subsidiary or on the part of any other party thereto; no Consent from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Aurora Material Contracts, other than such Consents that have been obtained and are in full force and effect and such notices that have been duly given and, in each case copies of such Consents and notices have been delivered to Cadence and Acquisition Sub.

            2.15 TAXES.

                  (a) Except as set forth in SCHEDULE 2.15:

                        (i) Aurora and each Aurora Subsidiary has (A) duly and
                  timely filed or caused to be filed each Tax Return that is required to be filed by or on behalf of Aurora or such Aurora Subsidiary or that includes or relates to Aurora and such Aurora Subsidiary, their respective income, sales, assets or businesses, and such Tax Returns are true, correct and complete; (B) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable on or prior to the Closing Date, and (C) properly accrued all Taxes on the books and records of Aurora and such Aurora Subsidiary, as applicable, in accordance with GAAP and with a provision for the payment of all Taxes due or claimed to be due or for which Aurora and such Aurora Subsidiary, as applicable, otherwise is liable, in each case with respect to Aurora's or such Aurora Subsidiary's respective income, sales, assets or businesses;

                        (ii) Neither Aurora nor any Aurora Subsidiary has
                  requested or is the beneficiary of an extension of time within which to file any Tax Return in respect of any Tax period that has not since been filed;

                        (iii) Aurora and each Aurora Subsidiary has complied in
                  all respects with all applicable Legal Requirements relating to the payment, collection or withholding of any Tax, and the remittance thereof, including, but not limited to, Code
                  Section 3402;

                        (iv) There is no Encumbrance for Taxes upon any asset or
                  property of Aurora or any Aurora Subsidiary (except for any statutory Encumbrance for any Tax not yet due);

                        (v) All Taxes assessed or for which Aurora or any Aurora
                  Subsidiary is liable with respect to Aurora's or such Aurora Subsidiary's respective income, sales, assets or businesses have been paid or accrued;

                        (vi) Any assessment, deficiency or adjustment related to
                  or in connection with any Tax for which Aurora or any Aurora Subsidiary is liable or with respect to Aurora's or such Aurora Subsidiaries', as applicable, income, sales, assets or business that is or was required to be reported to any Governmental Entity has been so reported, and any additional Taxes owed with respect thereto have been paid;

                        (vii) There is no outstanding subpoena or summons from
                  any Governmental Entity with respect to any Tax for which Aurora or any Aurora Subsidiary is or may be liable or with respect to Aurora's or such Aurora Subsidiary's, as applicable, income, sales, assets or business;

                        (viii) Neither Aurora nor any Aurora Subsidiary is a
                  party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous Legal Requirement) or has requested or received a private letter or other ruling from any Governmental Entity relating to any Tax for which Aurora or such Aurora Subsidiary is or may be liable or with respect to Aurora's or such Aurora Subsidiary's, as applicable, income, sales, assets or business;

                        (ix) Neither Aurora nor any Aurora Subsidiary has any
                  "tax-exempt use property," within the meaning of Code Section 168(h) or any similar provision of applicable law with respect to Aurora, each Aurora Subsidiary, or their respective income, sales, assets or businesses;

                        (x) No asset of Aurora or any Aurora Subsidiary is
                  required to be treated as being owned by any other Person pursuant to any provision of applicable law, including, but not limited to, the "safe harbor" leasing provisions of Code
                  Section 168(f)(8) as in effect prior to the repeal of those "safe harbor" leasing provisions;

                        (xi) Neither Aurora nor any Aurora Subsidiary is, nor
                  has any of them ever been, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii);

                        (xii) No jurisdiction where Aurora or any Aurora
                  Subsidiary does not file a Tax Return has made or threatened to make a claim that Aurora or such Aurora Subsidiary is required to file a Tax Return for such jurisdiction or is subject to Tax in such jurisdiction;

                        (xiii) Neither Aurora nor any Aurora Subsidiary has
                  distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed by Code Section 355 or Code Section 361;

                        (xiv) Neither Aurora nor any Aurora Subsidiary will be
                  required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after Aurora's acquisition of Acquisition Sub as a result of (1) a change in method of accounting; (2) any intercompany transaction (as described in Treasury Regulation Section 1.1502-13) or any excess loss account (as described in Treasury Regulation Section 1.1502-19) (or any corresponding or similar provision of state, local or foreign Tax law); (3) any installment sale or open transaction made on or prior to the date Acquisition Sub was acquired by Aurora; or (4) as a result of any prepaid amount received on or prior to the date Aurora acquires Acquisition Sub;

                        (xv) The statute of limitations for any Tax proceeding
                  or the assessment or collection of any Tax for which Aurora or any Aurora Subsidiary is or may be liable or with respect to its income, sales, assets or business has never been extended or waived;

                        (xvi) Neither Aurora nor any Aurora Subsidiary (1) has
                  been a member of an affiliated group filing a consolidated federal income Tax Return or (2) has any liability for the Taxes of any Person (other than Aurora or any Aurora Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by contract or otherwise.

                  (b) SCHEDULE 2.15 sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Returns have been filed by or on behalf of Aurora or any Aurora Subsidiary, or with respect to Aurora's or the Aurora Subsidiary's respective income, assets or businesses within the three-year period ending on the Closing Date and a description of each such Tax Return and the period for which it was filed.

                  (c) SCHEDULE 2.15 sets forth a list of all jurisdictions (foreign and domestic) in which income, franchise and other Tax Returns of Aurora or an Aurora Subsidiary have been the subject of Tax proceedings and a description of each such Tax Return and the period for which it was filed.

                  (d) Aurora has provided to Cadence and Acquisition Sub all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Taxes for which Aurora or any Aurora Subsidiary is or may be liable with respect to Aurora's or such Aurora Subsidiary's respective income, sales, assets or businesses.

            2.16 AFFILIATED PARTY TRANSACTIONS.

                  (a) Except as listed on SCHEDULE 2.16(A) and except for obligations arising under the Transaction Documents, neither Aurora, the Aurora Subsidiaries, nor any of their respective Affiliates has, directly or indirectly, any obligation to or cause of action or claim against Aurora or any Aurora Subsidiary.

                  (b) Except as listed on SCHEDULE 2.16(B) neither Aurora nor any Aurora Subsidiary has any loan or advance in excess of $1,000 outstanding to any stockholder, officer, director or employee thereof and no officer or director of Aurora or any Aurora Subsidiary or any Affiliate of Aurora or any Aurora Subsidiary has, either directly or indirectly:

                        (i) an equity interest of five percent (5%) or more in
                  any Person that purchases from or sells or furnishes to Aurora or any Aurora Subsidiary any goods or otherwise does business with Aurora or any Aurora Subsidiary; or

                        (ii) a beneficial interest in any contract, commitment
                  or agreement to which Aurora or any Aurora Subsidiary is a party or under which Aurora or such Aurora Subsidiary is obligated or bound or to which the property of Aurora or such Aurora Subsidiary may be subject, other than contracts, commitments or agreements between Aurora or such Aurora Subsidiary and such Persons in their capacities as employees, officers or directors of Aurora or a Aurora Subsidiary; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer or Affiliate of less than one percent (1%) of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

            2.17 ENVIRONMENTAL MATTERS. Aurora has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise. Except as set forth in SCHEDULE 2.17, Aurora, the operation of its business, and the Aurora Interests are in compliance with all applicable Environmental Laws and orders or directives of any Governmental Entity having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, and no actions are presently required to comply with any such applicable Environmental Laws. Aurora has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit arising out of or relating to any Environmental Laws, from any Person arising out of the ownership of the Aurora Interests or the conduct of its operations, and Aurora is not aware of any basis therefor. Aurora has obtained and is maintaining in full force and effect all permits, licenses and approvals required by all Environmental Laws applicable to the Aurora Interests and the business operations conducted thereon and is in compliance with all such permits, licenses and approvals. Aurora has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Aurora Interests.

            2.18 NO BROKERS. Neither Aurora nor any Affiliate of Aurora has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

            2.19 RECEIVABLES. All of the accounts receivable of Aurora and the Aurora Subsidiaries have arisen from bona fide transactions in the ordinary course of Aurora's or the Aurora Subsidiaries' respective businesses, consistent with past practice and are fully collectible within one hundred twenty (120) days of the Closing Date.

            2.20 ASSETS UTILIZED IN THE BUSINESS. The assets, properties and rights owned, leased or licensed by Aurora and the Aurora Subsidiaries and used in connection with their respective businesses and all the agreements to which Aurora or any Aurora Subsidiary is a party relating to the businesses, constitute all of the assets, properties, rights and agreements required in connection with the operation and conduct by Aurora and the Aurora Subsidiaries of their respective businesses as presently conducted.

            2.21 INSURANCE. Set forth in SCHEDULE 2.21 is a list of all insurance policies of any kind covering Aurora and the Aurora Subsidiaries. Cadence and Acquisition Sub have been provided copies of all such policies. Each of these insurance policies (a) are with insurance companies that are financially sound and reputable and are in full force and effect; (b) are sufficient for compliance with all material Legal Requirements and of all applicable Aurora Material Contracts; and (c) are valid, outstanding and enforceable policies. Since January 1, 2000, neither Aurora nor any Aurora Subsidiary has been denied any insurance coverage which it has requested.

            2.22 DELIVERY OF DOCUMENTS; CORPORATE RECORDS. Cadence and Acquisition Sub have heretofore received true, correct and complete copies of all documents, instruments, agreements and records referred to in SECTION 2 of this Agreement and copies of the minute and stock record books of Aurora and each Aurora Subsidiary. The minute and stock record books of each of Aurora and the Aurora Subsidiaries contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of Aurora's or the Aurora Subsidiaries', as applicable, boards of directors (and all committees thereof) and the shareholders and members of Aurora and the Aurora Subsidiaries since the respective dates of their incorporation or organization.

            2.23 LABOR AND EMPLOYMENT MATTERS.

                  (a) Set forth on SCHEDULE 2.23 is a list of all employees of Aurora and the Aurora Subsidiaries as of the date hereof and their respective positions and hire dates.

                  (b) (i) Neither Aurora nor any Aurora Subsidiary is party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Aurora or the Aurora Subsidiaries; (ii) none of the employees of Aurora or any Aurora Subsidiary are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of Aurora or the Aurora Subsidiaries; (iii) there are no union claims to represent the employees of Aurora or any Aurora Subsidiary; and (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or threatened against or affecting Aurora or any Aurora Subsidiary, and there have not been any such actions during the past five (5) years.

                  (c) Aurora and each Aurora Subsidiary is, and has at all times during at least the last three (3) years been, in compliance with all applicable Legal Requirements respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Legal Requirement. There are no employment contracts, severance agreements or retention agreements, oral or written, with any employees of Aurora or any Aurora Subsidiary and no written personnel policies, rules or procedures applicable to employees of Aurora or any Aurora Subsidiary, other than those listed in SCHEDULE 2.23, true and correct copies of which have heretofore been made available to Cadence and Acquisition Sub. Except as set forth in SCHEDULE 2.23, (i) there are no Proceedings related to Aurora or any Aurora Subsidiary pending, or threatened, in any court or with any agency responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any Legal Requirement or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with Aurora or any Aurora Subsidiary; and (ii) to Aurora's knowledge, no federal, state, local or foreign Governmental Entity responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment laws intends to conduct or is conducting an investigation with respect to or relating to Aurora or any Aurora Subsidiary.

                  (d) Since January 1, 2000, neither Aurora nor any Aurora Subsidiary has effectuated (i) a "plant closing" as defined in WARN affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Aurora or the Aurora Subsidiaries; or (ii) a "mass layoff" as defined in WARN affecting any site of employment or facility of Aurora or any Aurora Subsidiary; nor has Aurora or any Aurora Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of Aurora or any Aurora Subsidiary has suffered an "employment loss," as defined in WARN, since January 1, 2001. Aurora and the Aurora Subsidiaries shall be solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of Aurora or the Aurora Subsidiaries through and including the Closing Date.

                  (e) SCHEDULE 2.23 sets forth a complete list of all foreign national employees on whose behalf Aurora or any Aurora Subsidiary has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, or U.S. Department of State for immigration employment and visa benefits; and Aurora and each Aurora Subsidiary has provided Cadence and Acquisition Sub with copies of all such applications and petitions and all government notices regarding adjudication of such applications and petitions.
SCHEDULE 2.23 identifies and describes any pending or threatened actions against Aurora or the Aurora Subsidiaries for violations under the Immigration Reform and Control Act of 1986 respecting such employees of Aurora and such Aurora Subsidiary.

                  (f) SCHEDULE 2.23 sets forth a complete list of all business and/or assets of Aurora and the Aurora Subsidiaries involving federal contracts giving rise to any reporting or filing obligations with OFCCP and Aurora and each Aurora Subsidiary has complied in all material respects with all hiring and employment obligations applicable under OFCCP rules and regulations.

            2.24 RESTRICTIVE COVENANTS. Except as set forth on SCHEDULE 2.24, neither Aurora nor any Aurora Subsidiary is subject to any covenant that would restrict Aurora or the Aurora Subsidiaries from engaging in their respective businesses.

            2.25 BANK ACCOUNTS. SCHEDULE 2.25 sets forth the names and locations of all banks, depositories and other financial institutions in which Aurora or any Aurora Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

            2.26 DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES. SCHEDULE 2.26 sets forth a complete and correct list of the names and title, for each director and officer of Aurora and each Aurora Subsidiary, who received compensation during Aurora's and such Aurora Subsidiary's, as applicable, most recently ended fiscal year. Cadence has been provided current annual salary and bonus information for all Aurora employees, officers and directors. Aurora is not aware of any employee who intends to terminate his or her employment relationship with Aurora or any Aurora Subsidiary, as a result of the transactions contemplated hereby or otherwise.

            2.27 NO MISSTATEMENTS OR OMISSIONS. No representation or warranty by Aurora contained in this Agreement or in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Cadence or Acquisition Sub or hereafter furnished to Cadence or Acquisition Sub pursuant to this Agreement on the part of Aurora, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      3. REPRESENTATIONS AND WARRANTIES CADENCE AND ACQUISITION SUB. Cadence and Acquisition Sub represent and warrant to Aurora that each of the following statements is true and correct as of the date hereof:

            3.1 ORGANIZATION AND GOOD STANDING. SCHEDULE 3.1 lists each direct and indirect Subsidiary of Cadence. Each of Acquisition Sub, Cadence and any other Cadence Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in SCHEDULE 3.1, each of Acquisition Sub, Cadence and any other Cadence Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Cadence has delivered to Aurora true, correct and complete copies of the Articles of Incorporation and Bylaws and other organizational documents, as currently in effect of Cadence and each Cadence Subsidiary.

            3.2 AUTHORIZATION AND VALIDITY. Each of Acquisition Sub and Cadence has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to be executed and delivered by Acquisition Sub or Cadence, as appropriate, pursuant to this Agreement, and to assume and perform any obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents to be executed and delivered by Acquisition Sub or Cadence pursuant to this Agreement have been duly authorized, executed and delivered by Acquisition Sub or Cadence, as appropriate, and are valid and binding obligations of Acquisition Sub or Cadence, as appropriate, enforceable against each such entity in accordance with their respective terms.

            3.3 NO CONFLICTS OR VIOLATION.

                  (a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by Acquisition Sub and Cadence do not, and the consummation by it of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of either Acquisition Sub or Cadence,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Acquisition Sub or Cadence is a party or by which any of their respective properties or assets may be bound or otherwise subject, except for any Required Consents, or (iii) violate any Legal Requirement applicable to Acquisition Sub or Cadence or any of their respective properties or assets.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any Governmental Entity or Person, is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by Acquisition Sub or Cadence or the consummation by Acquisition Sub or Cadence of the transactions contemplated hereby and thereby, except for the Required Consents set forth on SCHEDULE 3.3 hereof.

            3.4 THE SHARES. The shares of Cadence Common Stock to be issued to Aurora's stockholders pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The issuance of the Cadence Common stock pursuant to this Agreement will transfer to Aurora's stockholders valid title to such shares, free and clear of all liens, encumbrances and claims of every kind.

            3.5 SEC FILINGS; DISCLOSURE. Cadence has filed with the SEC all forms, statements, reports and documents required to be filed by it for the fiscal year ended September 30, 2004 under each of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the respective rules and regulations thereunder, (the "Cadence Disclosure Documents") all of which, as amended, if applicable, complied when filed in all material respects with the applicable requirements of the appropriate Act and the rules and regulations thereunder. As of the filing date of each, the Cadence Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            3.6 LITIGATION; COMPLIANCE WITH LAW; LICENSES AND PERMITS.

                  (a) There is no Proceeding pending, nor is there any Proceeding threatened, that involves or affects either of Cadence, Acquisition Sub, or any Cadence Subsidiary by or before any Governmental Entity, court, arbitration panel or any other Person.

                  (b) Since January 1, 2000, Cadence and each Cadence Subsidiary has, and since its formation Acquisition Sub has, complied with all applicable Legal Requirements, including but not limited to Legal Requirements relating to Taxes, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security Taxes. Except as set forth on SCHEDULE 3.6, since January 1, 2000, neither Cadence, any Cadence Subsidiary nor Acquisition Sub has received any notice of any violation of any Legal Requirement from a Governmental Entity or others.

                  (c) Except as set forth on SCHEDULE 3.6, Cadence, Acquisition Sub and each Cadence Subsidiary have every License issued by any Governmental Entity, and every Consent by or on behalf of any person required for them to conduct their respective businesses as presently conducted. All such Licenses and Consents are in full force and effect and neither Cadence, Acquisition Sub nor any other Cadence Subsidiary has received notice of any pending cancellation or suspension of any thereof nor is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

            3.7 ACCURACY OF INFORMATION FURNISHED AND REPRESENTATIONS. All information furnished to Aurora by Acquisition Sub or Cadence herein or in any Schedule or Exhibit hereto, or in any certificate, list or other instrument specified or referred to in this Agreement is, and as supplemented after the date of this Agreement by any and all filings with the SEC and any and all publicly disclosed information, including but not limited to any and all press releases, as of the Closing Date will be, true, correct and complete in all material respects, and such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, true, correct and complete in all material respects.

            3.8 INFORMATION SUPPLIED. The registration statement on Form S-4 to be filed with the SEC by Cadence in connection with the issuance of shares of Cadence Common Stock (including shares of Cadence Common Stock issuable upon exercise or conversion of the Aurora Convertible Securities) in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Cadence with the SEC or any other Governmental Entity in connection with the Transaction Documents and the transactions contemplated thereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the 1933 Act or the 1934 Act) comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the 1933 Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Cadence with respect to information supplied in writing by or on behalf of Aurora expressly for inclusion therein.

            3.9 ACQUISITION SUB. Acquisition Sub is a newly-formed wholly-owned subsidiary of Cadence that has not engaged in any operations through the Closing Date.

            3.10 CAPITALIZATION.

                  (a) The authorized capital stock of Cadence and each Cadence Subsidiary, the issued and outstanding capital stock of Cadence and each Cadence Subsidiary and the record and beneficial ownership of the capital stock of Cadence and each Cadence Subsidiary is set forth on SCHEDULE 3.10 or in the Cadence Disclosure Documents. The shares of Cadence Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement or as set forth on SCHEDULE 3.10, there are no
(i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating, now or in the future, Cadence or any Cadence Subsidiary to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in Cadence or any Cadence Subsidiary or securities convertible into or exchangeable for such shares or equity interests,
(ii) contractual obligations of Cadence to repurchase, redeem or otherwise acquire any capital stock or equity interest of Cadence or any Cadence Subsidiary or (iii) voting trusts, proxies or similar agreements to which Cadence or a Cadence Subsidiary is a party with respect to the voting of the capital stock of Cadence or any Cadence Subsidiary.

                  (b) Except as set forth on Schedule 3.10 and except for the common stock of the Cadence Subsidiaries and temporary investments of cash in marketable securities, Cadence does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

            3.11 FINANCIAL STATEMENTS.

                  (a) Attached as SCHEDULE 3.11 is the audited consolidated balance sheet of Cadence as of September 30, 2004 together with the related audited consolidated statement of income (including the related notes and reports of independent auditors, if any) for the fiscal year then ended (together, with the Latest Cadence Balance Sheet and the Interim Cadence Financial Statements, the "Regular Cadence Financial Statements").

                  (b) The Regular Cadence Financial Statements have been prepared by Cadence and have been derived from, and agree with, the books and records of Cadence and fairly present the financial position of Cadence as of the respective dates thereof and the results of operations of Cadence for the respective periods set forth therein. The Regular Cadence Financial Statements have been prepared in accordance with GAAP as of the dates and for the periods involved, subject to the absence of notes and, in the case of the Latest Cadence Balance Sheet and the related statements of operations for the interim period, to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of Cadence).

                  (c) Cadence maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain assets accountability, and
(iii) access to assets is permitted only in accordance with management's general or specific authorization, except for any controls the absence of which would not result in a Material Adverse Effect.

            3.12 OPERATION OF BUSINESS.

                  (a) Since the date of the Regular Cadence Financial Statements, Cadence and each Cadence Subsidiary has continued to operate its business in a manner and system of operation employed immediately prior to the date of the Regular Cadence Financial Statements, and Cadence has used its best efforts to prevent harm or damage to the reputation of Cadence or the Cadence Subsidiaries or reduction of existing customer accounts.

                  (b) Except as specifically contemplated by this Agreement or as set forth on SCHEDULE 3.12, since the date of the Regular Cadence Financial Statements neither Cadence nor any Cadence Subsidiary has (i) incurred any liabilities, except in the ordinary course of business consistent with past practice; (ii) paid any obligation or liability, or discharged or satisfied any Encumbrance other than those securing current liabilities, in each case in the ordinary course of business; (iii) mortgaged, pledged or subjected to any Encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (iv) sold, transferred or leased any of its assets except the sale of inventory in the ordinary course of business; (v) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting its properties, business or prospects; (vi) entered into any transaction other than in the ordinary course of business; (vii) encountered any labor difficulties or labor union organizing activities; (viii) issued or sold any shares of capital stock or other securities or granted any options, warrants, or other purchase rights with respect thereto other than pursuant to this Agreement; (ix) made any acquisition or disposition of any assets or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof; (x) increased the compensation payable, or to become payable, to any of its directors or employees, or increased the scope or nature of any fringe benefits provided for its employees or directors, other than as Cadence has separately informed Aurora; (xi) made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person; (xii) canceled, compromised, waived or released any material right or claim; (xiii) made any change in employment terms for any of its officers or employees; (xiv) made or pledged to make any charitable contribution or other capital contribution outside the ordinary course of business; (xv) violated any Legal Requirement, if such violation could have resulted in a Material Adverse Effect on Cadence or any Cadence Subsidiary, or failed to maintain all governmental licenses and approvals required to operate its business as it is currently being conducted; or (xvi) agreed or committed, whether in writing or otherwise, to do any of the foregoing other than pursuant to the Transaction Documents and the transactions contemplated hereby and thereby. In addition, since the date of the Regular Cadence Financial Statements neither Cadence nor any Cadence Subsidiary has accelerated, terminated, modified or canceled any material agreement, contract, lease or license to which it is a party or by which it or its assets are bound.

                  (c) Since the date of the Regular Cadence Financial Statements, no event, condition or circumstance (including an event, condition or circumstance that has a general adverse effect on the economy as a whole) has occurred that could, or could be reasonably likely to, have a Material Adverse Effect on Cadence or any Cadence Subsidiary.

            3.13 NON-OIL AND GAS REAL PROPERTY. SCHEDULE 3.13 contains a complete and accurate list of all real property, leases in real property, or other interests in real property owned or held by Cadence or any Cadence Subsidiary ( the "Schedule 3.13 Property"), except that the SCHEDULE 3.13 Property does not include any property included in the Cadence Interests (as enumerated in SCHEDULE 3.15). Cadence has delivered or made available to Aurora copies of the deeds and other instruments (as recorded) by which Cadence or any Cadence Subsidiary acquired the SCHEDULE 3.13 Property which it owns, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Cadence or any Cadence Subsidiary and relating to the SCHEDULE
3.13 Property which it owns. Cadence and each Cadence Subsidiary holds good title to all SCHEDULE 3.13 Property owned by Cadence or a Cadence Subsidiary, as applicable. The SCHEDULE 3.13 Property is, or effective simultaneously with the Closing will be, free and clear of all Encumbrances and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) matters disclosed in SCHEDULE 3.13,
(b) liens for current taxes not yet due, and (c) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

            3.14 NON-OIL AND GAS CADENCE FIXTURES AND EQUIPMENT. Except as set forth on SCHEDULE 3.14, Cadence and each Cadence Subsidiary, as applicable, has good title to, or a valid leasehold interest in, the Fixtures and Equipment that are used by Cadence or any Cadence Subsidiary in connection with the conduct of its business (the "Cadence Fixtures and Equipment"), except that the Cadence Fixtures and Equipment do not include any property included in the Cadence Interests. The Cadence Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of Cadence's businesses in the manner as conducted prior to the Closing. Cadence owns, or effective simultaneously with the Closing will own, all of the Cadence Fixtures and Equipment free and clear of all Encumbrances except for (a) matters disclosed in SCHEDULE 3.14, (b) liens for current taxes not yet due, and (c) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

            3.15 OIL AND GAS INTERESTS.

                  (a) Except as set forth on SCHEDULE 3.15, Cadence holds Good and Defensible Title to the Cadence Interests.

                  (b) SCHEDULE 3.15 sets forth all platforms and pipelines, and the equipment, facilities and personal property related to such platforms and pipelines, comprising part of the Cadence Appurtenant Rights.

                  (c) SCHEDULE 3.15 sets forth Cadence's Working Interest and Net Revenue Interest in each Cadence Well.

                  (d) The Cadence Basic Documents are in full force and effect and constitute valid and binding obligations of the parties thereto, and

                        (i) Cadence is not in material breach or default (and no
                  situation exists which with the passing of time or giving of notice would give rise to such a breach or default) of its obligations under any of the Cadence Basic Documents, and no breach or default by any other party to a Cadence Basic Document (or situation which with the passage of time or giving of notice would give rise to such a breach or default) exists, to the extent such breach or default (whether by Cadence or another party to a Cadence Basic Document) could adversely affect any of the Cadence Interests.

                        (ii) Except as set forth in SCHEDULE 3.15, all payments
                  (including, without limitation, all delay rentals, royalties, excess royalties, minimum royalties, overriding royalty interests, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under the Cadence Basic Documents have been and are being made timely and properly, and before the same became delinquent (by Cadence where the non-payment of same by another party to a Cadence Basic Document could adversely affect any of the Cadence Interests) have been and are being made by such other party in all material respects.

                        (iii) All conditions necessary to maintain the Cadence
                  Basic Documents in force have been duly performed.

                        (iv) No non-consent operations exist with respect to any
                  of the Cadence Interests that have resulted or will result in a temporary or permanent increase or decrease in either Cadence's Net Revenue Interest or Working Interest in such Cadence Interest.

                        (v) Except as disclosed on SCHEDULE 3.15, Cadence is not
                  obligated to incur any expenses, and has not made commitments to make expenditures (capital or otherwise), or to apply revenues from a Well's production in connection with any Cadence Interests (and no other similar obligations or liabilities have been incurred) with respect to the ownership or operation of Cadence Interests. Except as provided in
                  SCHEDULE 3.15, Cadence will not incur or commit to any such expense in excess of $250,000 except to the extent that Aurora has been given seven days prior written notice and has consented thereto in writing. Except as disclosed in SCHEDULE 3.15, all expenses payable under the terms of the Cadence Basic Documents have been properly and timely paid except for such expenses as are being currently paid or will be paid prior to delinquency. Except for budgeted capital expenditures as set forth in SCHEDULE 3.15, no proposals calling for expenditures in excess of $250,000 for any one project are currently outstanding (whether made by Cadence, a Cadence Subsidiary, or by any other party) to drill additional Cadence wells, or to deepen, plug back, sidetrack, abandon, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, other than normal operation of existing Wells on Cadence Interests.

                        (vi) No agreements or arrangements exist for the sale,
                  gathering, transportation, compression, treating, processing or other marketing of a material volume of production from the Cadence Interests (including without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than the agreements set forth in SCHEDULE 3.15.

                        (vii) Except as set forth in SCHEDULE 3.15, Cadence has
                  not received prepayments (including, but not limited to, payments for oil and gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the Cadence Interests as a result of which the obligation does (or may) exist (i) to deliver oil or gas produced from the Cadence Interests beginning on the Effective Date without then receiving payment therefor, or (ii) to make repayments in cash. For each Cadence Interest listed in SCHEDULE 3.15, such Schedule also sets forth as to each such Cadence Interest (i) the total amount of prepayment received prior to the Effective Date, and (ii) whether or not a cash payment can be required in the event recoupment out of production proves to be inadequate. Except as set forth in SCHEDULE 3.15, there is no Cadence Interest with respect to which Cadence has taken an Over-Produced or Under-produced position to the extent such Over-produced or Under-produced position has not, as of the day immediately preceding the Effective Date, been fully made up or otherwise extinguished. For each Cadence Interest listed in SCHEDULE 3.15, such Schedule also sets forth, on a Well-by-Well or any other basis as may be dictated by any applicable balancing agreement, (i) whether Cadence is in an Over-produced or Under-produced position, (ii) the amount of such Over-production or Under-production, (iii) a description of the written balancing agreement (if any) pertaining to such Cadence Interest (or a statement that no such agreement exists) and (iv) a statement as to whether royalties, overriding royalties or other burdens against the Cadence's Net Revenue Interest in the affected Cadence Interests were, during the period the subject imbalance accrued, paid based upon receipts or entitlements. Except as set forth in SCHEDULE 3.15, no pipeline imbalances have arisen and remain outstanding due to the failure of nominations made by Cadence to match actual deliveries of production from any one or more Cadence Interests. Except as set forth in SCHEDULE 3.15, none of the purchasers under any production sales contracts relating to a Cadence Interest has (i) exercised any economic out provision; (ii) curtailed its takes of natural gas in violation of such contracts; or (iii) given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise.

                        (viii) To Cadence's knowledge, no delinquent unpaid
                  bills or past due charges exist for any labor and materials incurred by or on behalf of Cadence related to the exploration, development or operation of the Cadence Interests.

                        (ix) Except as set forth in SCHEDULE 3.15 or as may be
                  provided for by a Basic Document, neither Cadence nor any Cadence Interest is subject to (i) any area of mutual interest agreements, (ii) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments of any Cadence Interest or any interest therein not yet made, or could earn additional assignments of any Cadence Interest or any interest therein after the date hereof, (iii) any tax partnership or (iv) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, any other entity.

                        (x) All severance, production, ad valorem and other
                  similar taxes based on or measured by ownership or operation of, or production from, the Cadence Interests have been, and are being, paid (properly and timely, and before the same become delinquent) by Cadence in all respects.

                        (xi) Except as set forth in SCHEDULE 3.15, the (i)
                  ownership and operation of the Cadence Interests has, to the extent that non-conformance could adversely affect the Cadence

                  Interests, been conducted in conformity with all applicable material Legal Requirements of all Governmental Entities having jurisdiction over the Cadence Interests or Cadence, and
                  (ii) Cadence has not received any notice of noncompliance with regard to any material Legal Requirement of any Governmental Entity having jurisdiction over the Cadence Interests or Cadence.

                        (xii) Except as set forth in SCHEDULE 3.15, there are no
                  Preferential Rights or Consents, other than Routine Governmental Approvals that affect any Cadence Interests and that will be triggered by the transactions contemplated by the Transaction Documents. SCHEDULE 3.15 sets forth the allocated value of each Cadence Interest that is subject to a Preferential Right.

                        (xiii) Except as set forth in SCHEDULE 3.15, there exist
                  no agreements or other arrangements under which Cadence undertakes to perform gathering, transportation, processing or other marketing services for any other party for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by other parties in comparable, arm's length transactions.

                        (xiv) Except as disclosed in SCHEDULE 3.15, there are no
                  Wells located on the Cadence Interests that (i) Cadence is currently obligated by law or contract to currently plug and abandon, (ii) Cadence will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids, other hydrocarbons or other minerals or materials in paying quantities or otherwise currently being used in normal operations, (iii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity, or (iv) to Cadence's knowledge, have been plugged and abandoned, but have not been plugged in accordance in all material respects with all applicable requirements of any Governmental Entity.

                        (xv) No suit, action or proceeding (including, without
                  limitation, tax or environmental demands proceedings) is pending or threatened, which might result in material impairment or loss of title to any of the Cadence Interests or the material value thereof.

                        (xvi) Except as set forth in SCHEDULE 3.15, all proceeds
                  from the sale of hydrocarbons produced from Cadence's proportionate share of the Cadence Interests are currently being paid to Cadence in all material respects, and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

            3.16 NO UNDISCLOSED LIABILITIES.

                  (a) Except as set forth on SCHEDULE 3.16, neither Cadence nor any Cadence Subsidiary has any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against on the Latest Cadence Balance Sheet; or (ii) were incurred in the ordinary course of business.

                  (b) The accounts payable of each of Cadence and the Cadence Subsidiaries are set forth on SCHEDULE 3.16. All such accounts payable are the result of bona fide transactions in the ordinary course of business.

            3.17 CADENCE EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) SCHEDULE 3.17 contains a complete and accurate list of all Employee Benefit Plans of Cadence, Cadence's Subsidiaries and Cadence's ERISA Affiliates ("Cadence Employee Benefit Plans").

                  (b) Each and all Cadence Employee Benefit Plans have been administered in all respects in accordance with their respective terms and in compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code, and each of Cadence, the Cadence Subsidiaries and any ERISA Affiliate of Cadence (as the case may be) has met its obligations under applicable provisions of ERISA and the Code and the regulations thereunder, and other applicable Legal Requirements with respect to such Cadence Employee Benefit Plans.

                  (c) Complete and accurate copies of the following documents for each Cadence Employee Benefit Plan listed on SCHEDULE 3.17 have been delivered to Cadence: (i) the plan texts or other agreements adopted or entered into in connection with any Cadence Employee Benefit Plan which has been reduced to writing, and any related amendments; (ii) a written summary of any unwritten Cadence Employee Benefit Plan; (iii) any related trust agreement, insurance contract, annuity contract or other funding agreement (including all amendments thereto) and any summary plan description required under ERISA, including any modification communicated to or required to be communicated to any participant; and (iv) any communication to any participant relating to any Cadence Employee Benefit Plan in connection with any amendment, termination, establishment, increase or decrease in benefits, acceleration or deceleration of payments, vesting schedules or other events which would result in any liability by or to Cadence, any Cadence Subsidiary or any ERISA Affiliate of Cadence. Since the date such documents described in this SECTION 3.17(C) were supplied, no amendments or changes to the documents described in this SECTION 3.17(C) have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

                  (d) There are no termination proceedings with respect to any of the Cadence Employee Benefit Plans.

                  (e) None of the Cadence Employee Benefit Plans is currently, or has ever been, under investigation, audit or review by the Department of Labor, the IRS or any other federal or state Governmental Entity, and no such investigation, audit or review is pending or anticipated. None of the Cadence Employee Benefit Plans is liable, or ever has been liable, for any federal, state, local or foreign Taxes except as may be due in the ordinary course of administration of such Cadence Employee Benefit Plan, and no such Tax is anticipated and no basis for such Tax exists. There is no transaction, act or omission, nor has there ever been any transaction, act or omission, in connection with Cadence, the Cadence Subsidiaries, any ERISA Affiliate of Cadence, or any fiduciary of any Cadence Employee Benefit Plan which could subject Cadence or a Cadence Subsidiary to a fine, civil penalty Tax or other liability.

                  (f) There are no pending or threatened claims, actions, suits, grievances, audits, investigations, or other proceedings, involving, directly or indirectly, any Cadence Employee Benefit Plan, any fiduciary thereof, or any rights or benefits thereunder (except claims for benefits payable in the normal operation of the Cadence Employee Benefit Plan and proceedings with respect to qualified domestic relations orders), and no basis for any such proceeding exists.

                  (g) No written or oral representations have been made to any employee, former employee, retiree, director or independent contractor (or their beneficiaries, dependents or spouses) of Cadence or the Cadence Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental or disability coverage after termination of employment or services, as applicable, beyond that legally required.

                  (h) No action or omission of Cadence, any Cadence Subsidiary, any ERISA Affiliate of Cadence or any director, officer, employee, or agent thereof, and no plan documentation or agreement, summary plan description or other written communication distributed generally to employees, in any way restricts, impairs or prohibits (whether legally binding or not) Cadence, the Cadence Subsidiaries, any ERISA Affiliate of Cadence, or any successor thereof from amending, merging, terminating or otherwise discontinuing any Cadence Employee Benefit Plan in accordance with the express terms of any such plan and applicable Legal Requirement at or after Closing, and any such amendment, merger, termination or discontinuance may occur without any liability to any of Aurora, the Aurora Subsidiaries, any ERISA Affiliate of Aurora, Cadence or Acquisition Sub. No agreement, arrangement, commitment, understanding or plan documentation or other written communication distributed generally to employees exists to create any additional Cadence Employee Benefit Plan not listed on
SCHEDULE 3.17.

                  (i) SCHEDULE 3.17 sets forth a reasonable estimate of each of Cadence's and the Cadence Subsidiaries' accrued liability for vacation, sickness and disability expenses through and including the Closing Date.

                  (j) On and after the Closing Date, neither Cadence, the Cadence Subsidiaries, Aurora, nor the Aurora Subsidiaries will have any liability or be under any obligation with respect to any Cadence Employee Benefit Plan which is not disclosed.

                  (k) Full payment has or will have, prior to the Closing, been made of all amounts which Cadence, the Cadence Subsidiaries or any ERISA Affiliate of Cadence is directly or indirectly required, under applicable Legal Requirements, the terms of any Cadence Employee Benefit Plan or any agreement relating to any Cadence Employee Benefit Plan to have paid as a contribution, premium or other remittance thereto or benefit thereunder if such payment has a deadline on or before the Closing Date. There will be no change on or before the Closing Date in the operation of any Cadence Employee Benefit Plan or any documents with respect thereto which will result in an increase in any benefit under any such Cadence Employee Benefit Plan, except as may be required by Legal Requirement. Each Cadence Employee Benefit Plan can be terminated within thirty
(30) days of the Closing Date, without payment of any additional contribution or amount other than for benefits accrued thereunder and without creating any unfunded or unaccrued liability or the vesting or acceleration of any benefits promised by such plan. No

                  (l) All Cadence Employee Benefit Plans that are welfare plans comply with and have been administered in material compliance to the extent applicable with the requirements of the: (i) COBRA; (ii) Heath Insurance Portability and Accountability Act of 1996, as amended; (iii) Mental Health Parity Act of 1996; (iv) Newborns' and Mothers' Health Protection Act; and (v) Women's Health and Cancer Rights Act, to the extent applicable. Cadence Employee Benefit Plans are or have been subject to COBRA.

                  (m) The execution of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Cadence Employee Benefit Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. None of the Severance Plans of Cadence or any Subsidiary of Cadence provide that any of the benefits under such Severance Plans of Cadence or any Subsidiary of Cadence will be increased, nor will the vesting of the benefits under such Severance Plans of Cadence or any Subsidiary of Cadence be accelerated, by the occurrence of any of the transactions contemplated by this Agreement nor will the value of any of the benefits under such Severance Plans of Cadence or any Subsidiary of Cadence be calculated on the basis of any of the transactions contemplated by this Agreement and no payments under any such Severance Plans of Cadence or any Subsidiary of Cadence or other agreement will be parachute payments under
Section 280G of the Code that are non-deductible to Aurora, Aurora Subsidiaries, Cadence or Cadence Subsidiaries or subject to Taxes under Section 4999 of the Code.

                  (n) No Cadence Employee Benefit Plan is or has been subject to
Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of Cadence, any Subsidiary of Cadence or any ERISA Affiliate of Cadence has or has ever had any liability or obligation under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No contributions have ever been made or been owing to an Cadence Employee Benefit Plan pursuant to or under a collective bargaining agreement between employee representatives and Cadence, any Subsidiary of Cadence or any ERISA Affiliate of Cadence.

            3.18 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.18 lists all Intellectual Property of each of Cadence and the Cadence Subsidiaries, including all United States and foreign
(i) patents and patent applications; (ii) trademark registrations and applications therefor and material, unregistered trademarks; (iii) copyright registrations and applications therefor; and (iv) other filings and formal actions made or taken pursuant to federal, state, local and foreign Legal Requirements by Cadence or the Cadence Subsidiaries to protect its or their interests in the Intellectual Property.

                  (b) To Cadence's best knowledge, the conduct of the respective businesses of Cadence and the Cadence Subsidiaries as conducted in the past did not infringe (when conducted) and as currently conducted or contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property right owned or controlled by any third party. There is no Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction, whether against Cadence or any Cadence Subsidiary or any third party (i) involving any Intellectual Property owned by Cadence or any Cadence Subsidiary; (ii) alleging that the activities or the conduct of the business of Cadence or any Cadence Subsidiary, or the use of any Intellectual Property by any customer or other licensee of Cadence or any Cadence Subsidiary, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property, nor is there any reasonable basis for any such proceeding.

                  (c) There are no royalties, fees, honoraria or other payments payable by Cadence or any Cadence Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of any Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

            3.19 MATERIAL CONTRACTS.

                  (a) Other than those documents filed with the SEC in connection with the Cadence Disclosure Documents, SCHEDULE 3.19 sets forth a true, complete and correct list of every Contract currently in effect to which Cadence or any Cadence Subsidiary is a party that: (i) provides or provided for aggregate future payments by Cadence or any Cadence Subsidiary or to Cadence or any Subsidiary of more than $25,000; (ii) was entered into by Cadence or any Cadence Subsidiary with an officer, director, key employee or Affiliate of Cadence or any Cadence Subsidiary; (iii) guarantees or indemnifies or otherwise causes or caused Cadence or any Cadence Subsidiary to be liable or otherwise responsible for the obligations or liabilities of another or provides or provided for a charitable contribution by Cadence or any Cadence Subsidiary;
(iv) involves or involved an agreement with any bank, finance company or similar organization; (v) restricts or restricted Cadence or any Cadence Subsidiary from engaging in any business or activity anywhere in the world; (vi) is or was an employment agreement, consulting agreement, independent sales representative agreement or similar arrangement; (vii) is or was a lease; or (viii) is or was otherwise material to the rights, properties, assets, business or operations of Cadence or any Cadence Subsidiary (the foregoing, collectively, "Cadence Material Contracts"). Cadence has heretofore made available true, complete and correct copies of all Cadence Material Contracts to Aurora.

                  (b) Each of the Cadence Material Contracts is in full force and effect and there is not now and there has not been claimed or alleged by any Person with respect to the Cadence Material Contracts, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of Cadence or any Cadence Subsidiary or on the part of any other party thereto; no Consent from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the current Cadence Material Contracts, other than such Consents that have been obtained and are in full force and effect and such notices that have been duly given and, in each case copies of such Consents and notices have been delivered to Aurora.

            3.20 TAXES.

                  (a) Except as set forth in SCHEDULE 3.20:

                        (i) Cadence and each Cadence Subsidiary has (A) duly and
                  timely filed or caused to be filed each Tax Return that is required to be filed by or on behalf of Cadence or such Cadence Subsidiary or that includes or relates to Cadence and such Cadence Subsidiary, their respective income, sales, assets or businesses, and such Tax Returns are true, correct and complete; (B) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable on or prior to the Closing Date, and (C) properly accrued all Taxes on the books and records of Cadence and such Cadence Subsidiary, as applicable, in accordance with GAAP and with a provision for the payment of all Taxes due or claimed to be due or for which Cadence and such Cadence Subsidiary, as applicable, otherwise is liable, in each case with respect to Cadence's or such Cadence Subsidiary's respective income, sales, assets or businesses;

                        (ii) Neither Cadence nor any Cadence Subsidiary has
                  requested or is the beneficiary of an extension of time within which to file any Tax Return in respect of any Tax period that has not since been filed;

                        (iii) Cadence and each Cadence Subsidiary has complied
                  in all respects with all applicable Legal Requirements relating to the payment, collection or withholding of any Tax, and the remittance thereof including, but not limited to, Code
                  Section 3402;

                        (iv) There is no Encumbrance for Taxes upon any asset or
                  property of Cadence or any Cadence Subsidiary (except for any statutory Encumbrance for any Tax not yet due);

                        (v) All Taxes assessed or for which Cadence or any
                  Cadence Subsidiary is liable with respect to Cadence's or such Cadence Subsidiary's respective income, sales, assets or businesses have been paid or accrued;

                        (vi) Any assessment, deficiency or adjustment related to
                  or in connection with any Tax for which Cadence or any Cadence Subsidiary is liable or with respect to Cadence's or such Cadence Subsidiary's, as applicable, income, sales, assets or business that is or was required to be reported to any

                  Governmental Entity has been so reported, and any additional Taxes owed with respect thereto have been paid;

                        (vii) There is no outstanding subpoena or summons from
                  any Governmental Entity with respect to any Tax for which Cadence or any Cadence Subsidiary is or may be liable or with respect to Cadence's or such Cadence Subsidiary's, as applicable, income, sales, assets or business;

                        (viii) Neither Cadence nor any Cadence Subsidiary is a
                  party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous Legal Requirement) or has requested or received a private letter or other ruling from any Governmental Entity relating to any Tax for which Cadence or such Cadence Subsidiary is or may be liable or with respect to Cadence's or such Cadence Subsidiary's, as applicable, income, sales, assets or business;

                        (ix) Neither Cadence nor any Cadence Subsidiary has any
                  "tax-exempt use property," within the meaning of Code Section 168(h) or any similar provision of applicable law with respect to Cadence, each Cadence Subsidiary, or their respective income, sales, assets or businesses;

                        (x) No asset of Cadence or any Cadence Subsidiary is
                  required to be treated as being owned by any other Person pursuant to any provision of applicable law, including, but not limited to, the "safe harbor" leasing provisions of Code
                  Section 168(f)(8) as in effect prior to the repeal of those "safe harbor" leasing provisions;

                        (xi) Neither Cadence nor any Cadence Subsidiary is, nor
                  has any of them ever been, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii);

                        (xii) No jurisdiction where Cadence or any Cadence
                  Subsidiary does not file a Tax Return has made or threatened to make a claim that Cadence or such Cadence Subsidiary is required to file a Tax Return for such jurisdiction or is subject to Tax in such jurisdiction;

                        (xiii) Neither Cadence nor any Cadence Subsidiary has
                  distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed by Code Section 355 or Code Section 361;

                        (xiv) The statute of limitations for any Tax proceeding
                  or the assessment or collection of any Tax for which Cadence or any Cadence Subsidiary is or may be liable or with respect to its income, sales, assets or business has never been extended or waived; and

                        (xv) Neither Cadence nor any Cadence Subsidiary (1) has
                  been a member of an affiliated group filing a consolidated federal income Tax Return or (2) has any liability for the Taxes of any Person (other than Cadence or any Cadence Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by contract or otherwise.

                  (b) SCHEDULE 3.20 sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Returns have been filed by or on behalf of Cadence or any Cadence Subsidiary, or with respect to Cadence's or the Cadence Subsidiaries' respective income, assets or businesses within the three-year period ending on the Closing Date and a description of each such Tax Return and the period for which it was filed.

                  (c) SCHEDULE 3.20 sets forth a list of all jurisdictions (foreign and domestic) in which income, franchise and other Tax Returns of Cadence or a Cadence Subsidiary have been the subject of Tax proceedings and a description of each such Tax Return and the period for which it was filed.

                  (d) Cadence has provided to Aurora all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Taxes for which Cadence or any Cadence Subsidiary is or may be liable with respect to Cadence's or such Cadence Subsidiary's respective income, sales, assets or businesses.

            3.21 AFFILIATED PARTY TRANSACTIONS.

                  (a) Except as listed on SCHEDULE 3.21(A) and except for obligations arising under the Transaction Documents, neither Cadence, nor the Cadence Subsidiaries nor any of their respective Affiliates has, directly or indirectly, any obligation to or cause of action or claim against Cadence or any Cadence Subsidiary.

                  (b) Except as listed on SCHEDULE 3.21(B) neither Cadence nor any Cadence Subsidiary has any loan or advance in excess of $1,000 outstanding to any stockholder, officer, director or employee thereof and no officer or director of Cadence or any Cadence Subsidiary or any Affiliate of Cadence or any Cadence Subsidiary has, either directly or indirectly:

                        (i) an equity interest of five percent (5%) or more in
                  any Person that purchases from or sells or furnishes to Cadence or any Cadence Subsidiary any goods or otherwise does business with Cadence or any Cadence Subsidiary; or

                        (ii) a beneficial interest in any contract, commitment
                  or agreement to which Cadence or any Cadence Subsidiary is a party or under which Cadence or such Cadence Subsidiary is obligated or bound or to which the property of Cadence or such

                  Cadence Subsidiary may be subject, other than contracts, commitments or agreements between Cadence or such Cadence Subsidiary and such Persons in their capacities as employees, officers or directors of Cadence or a Cadence Subsidiary; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer or Affiliate of less than one percent (1%) of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

            3.22 ENVIRONMENTAL MATTERS. Cadence has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise. Except as set forth in SCHEDULE 3.22, Cadence, the operation of its business, and the Cadence Interests are in compliance with all applicable Environmental Laws and orders or directives of any Governmental Entity having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, and no actions are presently required to comply with any such applicable Environmental Laws. Cadence has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit arising out of or relating to any Environmental Laws, from any Person arising out of the ownership of the Cadence Interests or the conduct of its operations, and Cadence is not aware of any basis therefor. Cadence has obtained and is maintaining in full force and effect all permits, licenses and approvals required by all Environmental Laws applicable to the Cadence Interests and the business operations conducted thereon and is in compliance with all such permits, licenses and approvals. Cadence has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Cadence Interests.

            3.23 NO BROKERS. Except as set forth on Schedule 3.23, neither Cadence nor any Affiliate of Cadence has employed, or otherwise engaged any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

            3.24 RECEIVABLES. All of the accounts receivable of Cadence and the Cadence Subsidiaries have arisen from bona fide transactions in the ordinary course of Cadence's or the Cadence Subsidiaries' respective businesses, consistent with past practice and are fully collectible within one hundred twenty (120) days of the Closing Date.

            3.25 ASSETS UTILIZED IN THE BUSINESS. The assets, properties and rights owned, leased or licensed by Cadence and the Cadence Subsidiaries and used in connection with their respective businesses and all the agreements to which Cadence or any Cadence Subsidiary is a party relating to the businesses, constitute all of the assets, properties, rights and agreements required in connection with the operation and conduct by Cadence and the Cadence Subsidiaries of their respective businesses as presently conducted.

            3.26 INSURANCE. Set forth in SCHEDULE 3.26 is a list of all insurance policies of any kind covering Cadence and the Cadence Subsidiaries.

Each of these insurance policies (a) are with insurance companies that are financially sound and reputable and are in full force and effect; (b) are sufficient for compliance with all material Legal Requirements and of all applicable Cadence Material Contracts; and (c) are valid, outstanding and enforceable policies. Since January 1, 2000, neither Cadence nor any Cadence Subsidiary has been denied any insurance coverage which it has requested. Aurora has been provided copies of all such policies.

            3.27 DELIVERY OF DOCUMENTS; CORPORATE RECORDS. Aurora has heretofore received true, correct and complete copies of all documents, instruments, agreements and records referred to in Section 3 of this Agreement and copies of the minute and stock record books of Cadence and each Cadence Subsidiary. The minute and stock record books of each of Cadence and the Cadence Subsidiaries contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of Cadence's or the Cadence Subsidiaries', as applicable, boards of directors (and all committees thereof) and the shareholders of Cadence and the Cadence Subsidiaries since the respective dates of their incorporation.

            3.28 LABOR AND EMPLOYMENT MATTERS.

                  (a) Set forth on SCHEDULE 3.28 is a list of all employees of Cadence and the Cadence Subsidiaries as of the date hereof and their respective positions and hire dates.

                  (b) (i) Neither Cadence nor any Cadence Subsidiary is party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Cadence or the Cadence Subsidiaries; (ii) none of the employees of Cadence or any Cadence Subsidiary are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of Cadence or the Cadence Subsidiaries; (iii) there are no union claims to represent the employees of Cadence or any Cadence Subsidiary; and (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or threatened against or affecting Cadence or any Cadence Subsidiary, and there have not been any such actions during the past five (5) years.

                  (c) Cadence and each Cadence Subsidiary is, and has at all times during at least the last three (3) years been, in compliance with all applicable Legal Requirements respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Legal Requirement. There are no employment contracts, severance agreements or retention agreements, oral or written, with any employees of Cadence or any Cadence Subsidiary and no written personnel policies, rules or procedures applicable to employees of Cadence or any Cadence Subsidiary, other than those listed in SCHEDULE 3.28, true and correct copies of which have heretofore been made available to Aurora. Except as set forth in
SCHEDULE 3.28, (i) there are no Proceedings related to Cadence or any Cadence Subsidiary pending, or threatened, in any court or with any agency responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any Legal Requirement or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with Cadence or any Cadence Subsidiary; and (ii) to Cadence's knowledge, no federal, state, local or foreign Governmental Entity responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment laws intends to conduct or is conducting an investigation with respect to or relating to Cadence or any Cadence Subsidiary.

                  (d) Since January 1, 2000, neither Cadence nor any Cadence Subsidiary has effectuated (i) a "plant closing" as defined in WARN affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Cadence or the Cadence Subsidiaries; or (ii) a "mass layoff" as defined in WARN affecting any site of employment or facility of Cadence or any Cadence Subsidiary; nor has Cadence or any Cadence Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of Cadence or any Cadence Subsidiary has suffered an "employment loss," as defined in WARN, since January 1, 2001. Cadence and the Cadence Subsidiaries shall be solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of Cadence or the Cadence Subsidiaries through and including the Closing Date.

                  (e) SCHEDULE 3.28 sets forth a complete list of all foreign national employees on whose behalf Cadence or any Cadence Subsidiary has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, or U.S. Department of State for immigration employment and visa benefits; and Cadence and each Cadence Subsidiary has provided Aurora with copies of all such applications and petitions and all government notices regarding adjudication of such applications and petitions. SCHEDULE 3.28 identifies and describes any pending or threatened actions against Cadence or the Cadence Subsidiaries for violations under the Immigration Reform and Control Act of 1986 respecting such employees of Cadence and such Cadence Subsidiary.

                  (f) SCHEDULE 3.28 sets forth a complete list of all business and/or assets of Cadence and the Cadence Subsidiaries involving federal contracts giving rise to any reporting or filing obligations with OFCCP, and Cadence and each Cadence Subsidiary has complied in all material respects with all hiring and employment obligations applicable under OFCCP rules and regulations.

            3.29 RESTRICTIVE COVENANTS. Except as set forth on SCHEDULE 3.29, neither Cadence nor any Cadence Subsidiary is subject to any covenant that would restrict Cadence or the Cadence Subsidiaries from engaging in their respective businesses.

            3.30 BANK ACCOUNTS. SCHEDULE 3.30 sets forth the names and locations of all banks, depositories and other financial institutions in which Cadence or any Cadence Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

            3.31 DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES. SCHEDULE 3.31 sets forth a complete and correct list of the names and title, for each director and officer of Cadence and each Cadence Subsidiary, who received compensation during Cadence's and such Cadence Subsidiary's, as applicable, most recently ended fiscal year. Aurora has been provided current annual salary and bonus information for all Cadence employees, officers and directors. Except as disclosed on SCHEDULE 3.31, Cadence is not aware of any employee who intends to terminate his or her employment relationship with Cadence or any Cadence Subsidiary, as a result of the transactions contemplated hereby or otherwise.

      4. CONDITIONS TO OBLIGATIONS OF AURORA TO CLOSE. The obligations of Aurora to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by
Aurora:

            4.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Cadence and Acquisition Sub contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date, and Cadence shall have executed and delivered to Aurora at Closing a certificate of an officer of Cadence to that effect.

            4.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Cadence and Acquisition Sub contained in this Agreement and required to be performed by Cadence or Acquisition Sub before the Closing Date shall have been performed in all respects, and Cadence and Acquisition Sub shall each have executed and delivered to Aurora at Closing a certificate to that effect.

            4.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the staff of the SEC.

            4.4 LOCK UP AGREEMENTS. Each of the following Cadence Shareholders shall have executed a lock-up agreement, reasonably satisfactory to Aurora that will prohibit each such person from selling more than 10% of their respective holdings of Cadence Common Stock, measured immediately prior to the Effective Time, for a period of thirty-six (36) months. The parties intend that any shares of Cadence Common Stock received by the shareholders listed below in exchange for Aurora shares as part of the Merger are not subject to the lock-up agreement.

            (a)   Howard Crosby;

            (b)   Crosby Enterprises, Inc.;

            (c)   Dotson Exploration Company;

            (d)   John Ryan;


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

            (e)   Nancy Martin Ryan;

            (f)   Nancy Martin Ryan as custodian for Karen Ryan;

            (g)   Nancy Martin Ryan as custodian for Patrick Ryan;

            (h)   J.P. Ryan Company, Inc.;

            (i)   Andover Capital Corporation;

            (j)   Nathan A. Low Roth IRA;

            (k)   Nathan A. Low;

            (l)   Nathan A. Low Family Trust;

            (m) Shares owned by Nathan A. Low's wife for the benefit of their minor children;

            (n)   Thomas Kaplan;

            (o)   Electrum Resources, LLC;

            (p)   Electrum Capital, LLC; and

            (q)   CGT Management, Ltd.

            4.5 OPINION OF COUNSEL FOR CADENCE. Aurora shall have received an opinion of counsel from Jenkins & Gilchrist Parker Chapin LLP, counsel for Cadence, in form and substance reasonably satisfactory to Aurora and dated as of the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Cadence as to factual matters.

            4.6 NO NEW PROCEEDINGS. Cadence shall not be named as a defendant or respondent in any new Proceeding during the period between the execution of this Agreement and the Closing alleging damages in excess of $100,000.

            4.7 BOARD OF DIRECTORS APPROVALS. The Board of Directors of Cadence shall have approved:

                  (a) A change in Cadence's fiscal year-end from September 30 to December 31, to be effective as of the Effective Time; and

                  (b) An amendment to Cadence's Bylaws to: (i) eliminate the reference to cumulative voting in Article II, Section 8; and (ii) modify Article III, Section 1 to provide for a minimum of three and a maximum of ten directors.

            4.8 CADENCE WARRANTS. Holders of the warrants issued by Cadence in April 2004 in connection with a debt financing, shall have agreed to waive their price protection provided for in Section 2 of the Warrants such that the number of shares subject to the warrants will remain unchanged from that stated on the face of the warrant, in consideration for a reduction in the exercise price to $1.25 per share from the initial $4.00 per share exercise price.

            4.9 PROXY. Each of the following Cadence shareholders shall have signed a proxy, reasonably satisfactory to Aurora, which grants to William W. Deneau and Lorraine King, with power of substitution, the ability to vote all shares owned by such shareholder on behalf of such shareholder with respect to any matter on which holders of Cadence Common Stock are entitled to vote, for a period of thirty-six (36) months after the Closing Date:

            (a)   Howard Crosby;

            (b)   Crosby Enterprises, Inc.;

            (c)   Dotson Exploration Company;

            (d)   John Ryan;

            (e)   Nancy Martin Ryan;

            (f)   Nancy Martin Ryan as custodian for Karen Ryan;

            (g)   Nancy Martin Ryan as custodian for Patrick Ryan;

            (h)   J.P. Ryan Company, Inc.;

            (i)   Andover Capital Corporation;

            (j)   Nathan A. Low Roth IRA;

            (k)   Nathan A. Low;

            (l)   Nathan A. Low Family Trust;

            (m) Shares owned by Nathan A. Low's wife for the benefit of their minor children;

            (n)   Thomas Kaplan;

            (o)   Electrum Resources, LLC;

            (p)   Electrum Capital, LLC; and

            (q)   CGT Management, Ltd.


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

            4.10 VOTING AGREEMENT. A Voting Agreement in a form reasonably acceptable to all the parties hereto, relating to the election of the Cadence directors, shall have been executed.

      5. CONDITIONS TO OBLIGATIONS OF CADENCE AND ACQUISITION SUB TO CLOSE. The obligations of Cadence and Acquisition Sub to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Cadence and Acquisition Sub:

            5.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Aurora contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct in all respects on the Closing Date with the same effect as if made on the Closing Date, and Aurora shall have executed and delivered to Cadence and Acquisition Sub at Closing a certificate of an officer of Aurora to that effect.

            5.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Aurora contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all respects, and Aurora shall have delivered to Cadence and Acquisition Sub at Closing a certificate of Aurora to that effect.

            5.3 OPINION OF COUNSEL FOR AURORA. Cadence shall have received an opinion of counsel from Fraser Trebilcock Davis & Dunlap, P.C., counsel for Aurora, in form and substance reasonably satisfactory to Cadence and dated as of the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Aurora as to factual matters.

            5.4 SHAREHOLDER APPROVAL OF MERGER. The shareholders of Aurora shall have taken all corporate action required to approve the Merger, and Aurora shall have delivered to Cadence and Acquisition Sub at Closing a certificate of Aurora's corporate secretary to that effect.

            5.5 LOCK UP AGREEMENTS. Each of the following individuals (including any Affiliate of such person that owns Aurora stock) shall have executed a lock-up agreement, reasonably satisfactory to Cadence, that will prohibit each such person from selling more than 10% of their respective holdings of Cadence Common Stock received as a part of the Merger, measured as of the Effective Time, for a period of thirty-six (36) months:

            (a)   William W. Deneau,

            (b)   John V. Miller, and

            (c)   Thomas W. Tucker.


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

            5.6 NO NEW PROCEEDINGS. Aurora shall not be named as a defendant or respondent in any new Proceedings during the period between the execution of this Agreement and the Closing alleging damages in excess of $100,000.

            5.7 CONSENTS SATISFIED. Aurora shall have obtained all required consents, including, but not limited to, those listed on SCHEDULE 2.4 hereto.

      6. CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES TO CLOSE. The obligations of all Parties to consummate the transactions contemplated hereby and to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by all the Parties hereto:

            6.1 NO LEGAL BAR.

                  (a) There shall not have been instituted or threatened any legal Proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

                  (b) None of the Parties hereto shall be prohibited by any law, order, writ, injunction or decree of any Governmental Entity of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no Proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

            6.2 INVESTMENT OF RUBICON IN CADENCE AND AURORA. . Rubicon shall have completed its contemplated investments in Cadence and Aurora to the reasonable satisfaction of both Cadence and Aurora.

      7. POST CLOSING COVENANT. Cadence covenants and agrees that no later than 90 days after the Closing, Cadence shall have a meeting of its shareholders to vote on a proposal to change Cadence's corporate name to "Aurora Oil and Gas Corporation".

      8. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            8.1 GENERAL. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 4, SECTION 5 and SECTION 6).

            8.2 FULL ACCESS. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

            8.3 NOTICE OF DEVELOPMENTS. Aurora will give prompt written notice to Cadence of any material adverse development causing a breach of any of the representations and warranties of Aurora herein. Cadence and Acquisition Sub will give prompt written notice to Aurora of any material adverse development causing a breach of any of their respective representations and warranties. No disclosure by any Party pursuant to this section, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            8.4 PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT. Cadence shall prepare and file with the SEC, as soon as reasonably practicable after the date hereof, the Registration Statement. Cadence and Aurora shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing and Aurora will cooperate with Cadence in the preparation of such Registration Statement. Cadence shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to taxation or service of process in any jurisdiction where Cadence is not now so qualified or subject) required to be taken under applicable state blue sky or provincial or federal securities laws in connection with the issuance of Cadence Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Cadence shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Cadence, Aurora and Acquisition Sub shall cooperate with each other in the preparation of the Registration Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Cadence or Aurora, as the case may be, or any of their respective Representatives and the SEC with respect to the Registration Statement. Cadence shall give Aurora and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Aurora, Cadence and Acquisition Sub agrees to use its best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC and to cause the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger.

            8.5 REGULATORY AND OTHER APPROVALS. Subject to the terms and conditions of this Agreement, each Party will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required of a Party or any of their subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental Entity or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith.

            8.6 OBSERVER RIGHTS.


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

                  (a) Cadence shall invite William W. Deneau or his designee, as a representative of Aurora, to attend all meetings of the Cadence Board of Directors, in person or by conference telephone or other means of remote communication, in a nonvoting observer capacity. Cadence shall provide Mr. Deneau copies of all notices, minutes, consents and other materials that it provides to the Cadence directors. Notice of the meetings shall be provided to Mr. Deneau at the same time and in the same manner as notice is provided to Cadence's directors. Mr. Deneau or his designee may be excluded from any meeting or portion of a meeting of the Cadence Board of Directors or Cadence may withhold information from Mr. Deneau provided to the Cadence directors, if attendance at the meeting or access to the information could adversely affect the attorney-client privilege between Cadence and its counsel, or involve a conflict of interest between Cadence and Aurora.

                  (b) Aurora shall invite Howard Crosby or his designee, as a representative of Cadence, to attend all meetings of the Aurora Board of Directors, in person or by conference telephone or other means of remote communication, in a nonvoting observer capacity. Aurora shall provide Mr. Crosby copies of all notices, minutes, consents and other materials that it provides to the Aurora directors. Notice of the meetings shall be provided to Mr. Crosby at the same time and in the same manner as notice is provided to Aurora's directors. Mr. Crosby or his designee may be excluded from any meeting or portion of a meeting of the Aurora Board of Directors or Aurora may withhold information from Mr. Crosby provided to the Aurora directors, if attendance at the meeting or access to the information could adversely affect the attorney-client privilege between Aurora and its counsel, or involve a conflict of interest between Aurora and Cadence.

      9. INDEMNIFICATION.

                  9.1 INDEMNIFICATION BY AURORA. Aurora shall indemnify and hold harmless Cadence and Acquisition Sub, their respective officers, directors, employees, attorneys and agents and controlling persons from any liability, damage, deficiency, loss, penalty, cost or expense, including reasonable attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this SECTION 9 as "Costs"), arising from or attributable to any breach of any representation, warranty or agreement made by Aurora herein or in any certificate delivered by Aurora in connection with the transaction contemplated herein, subject to the Indemnification Cap described in SECTION 9.4(F).

                  9.2 INDEMNIFICATION BY CADENCE. Cadence shall indemnify and hold harmless Aurora and its officers, directors, employees, attorneys, agents and controlling persons from Costs arising from or attributable to any breach of any representation, warranty or agreement made by Cadence or Acquisition Sub herein or in any certificate delivered by Cadence or Acquisition Sub in connection with the transaction contemplated herein, subject to the Indemnification Cap described in SECTION 9.4(F).

                  9.3 LIMITATIONS PERIOD. The indemnification rights provided in SECTIONS 9.1 and 9.2 apply only with respect to claims asserted by written notice provided to the Party from whom indemnification is sought, no later than six (6) months after the Effective Date (the "Indemnification Period"). This


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

limitations period is not intended to restrict the right of a director, officer, employee, attorney or agent of a Party to seek indemnification from that Party, consistent with the Party's bylaws or corporate policies.

            9.4 PROCEDURES FOR RESOLUTION AND PAYMENT OF CLAIMS FOR INDEMNIFICATION.

                  (a) If a Person entitled to be indemnified under this SECTION 9 (the "Indemnitee") shall incur any Costs or determine that it is likely to incur any Costs, including without limitation claims by third parties, and believes that it is entitled to be indemnified against such Costs by a Party hereunder (the "Indemnitor"), such Indemnitee shall deliver to the Indemnitor a certificate (an "Indemnity Certificate") signed by the Indemnitee which Indemnitee Certificate shall:

                        (i) state that the Indemnitee has paid or properly
                  accrued Costs, or anticipates that it will incur liability for Costs for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

                        (ii) specify in reasonable detail each individual item
                  of Cost included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

                  (b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnity Certificate, the Indemnitor shall within 30 days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a writing setting forth such agreement.

                  (c) Claims for Costs specified in any Indemnity Certificate to which an Indemnitor shall not object in writing, claims for Costs covered by a written agreement of the nature described in SECTION 9.3(B) and claims for Costs the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as "Agreed Claims".

                  (d) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be


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

satisfactory to such Indemnitee, and the payment of expenses), which assumption shall not be deemed an admission of liability for indemnification. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnitor. No Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall jointly and severally indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment. If an Indemnitor assumes the defense of an Indemnitee against a claim asserted hereunder, the Indemnitee shall give the Indemnitor access to the company's books and records as necessary to conduct such defense and cooperate in such defense.

                  (e) If a Party is required to provide an indemnification to the other Party (Aurora to Cadence and/or Acquisition Sub or Cadence and/or Acquisition Sub to Aurora), the indemnification shall be paid not with cash, but solely by changing the exchange ratio in the Merger as follows. If the Costs arising from or attributable to a breach of any representation, warranty or agreement made by the Indemnitor are less than $3 million in the aggregate, no adjustment to the exchange ratio shall be made. If the Costs arising from or attributable to a breach of any representation, warranty, or agreement made by the Indemnitor is equal to or more than $3 million in the aggregate, then for each $3 million in aggregate Costs, the exchange ratio shall be modified by 0.15 share. By way of illustration, if Aurora is entitled to indemnification from Cadence in the amount of $3 million, each Aurora shareholder shall receive the equivalent of 2.15 shares of Cadence Common Stock for each share of Aurora Common Stock; and if Cadence is entitled to indemnification from Aurora in the amount of $3 million, each Aurora shareholder will be required to surrender a ..15 share of Cadence Common Stock for each share of Aurora Common Stock exchanged, resulting in an effective conversion ratio of 1.85 shares of Cadence Common Stock for each share of Aurora Common Stock. If Aurora shareholders are required to surrender any shares, these shares to be surrendered will come from the shares held by the Exchange Agent in the Exchange Fund for this purpose, and the Exchange Agent shall surrender the required number of shares back to Cadence.

                  (f) The parties agree that the maximum number of shares subject to adjustment in payment of the parties' respective indemnification obligations shall be 10% (the "Indemnification Cap"). Accordingly, in no event shall Aurora's shareholders be required to surrender more than a 0.2 share of Cadence Common Stock for each share of Aurora stock tendered for exchange pursuant to this Section 9.4. Similarly, in no event shall Cadence be required to issue more than 0.2 shares of Cadence Common Stock for each share of Aurora stock tendered for exchange pursuant to this Section 9.4.


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

      10. CONFIDENTIAL INFORMATION. Each Party agrees that it will use the Confidential Information that it receives solely for the purpose of evaluating and implementing the transactions contemplated hereby and for no other purpose. Each Party shall keep the Confidential Information strictly confidential, and shall not disclose any of the Confidential Information to any person or entity or use any of the Confidential Information for any other purpose; provided that each Party may disclose the Confidential Information to its accountants and attorneys (each a "Representative" and collectively the "Representatives") who need to know such Confidential Information solely for purposes of assisting such Party in evaluating the transactions contemplated hereby. As a condition precedent to disclosing any Confidential Information to any such Representative, the Party will inform such Representative of the confidential nature of the Confidential Information and such Representative will agree to be bound to the terms and provisions hereof, as if such Representative was a party hereto.

      11. TERMINATION.

            11.1 This Agreement shall terminate at any time prior to the Closing as follows:

                  (a) By the mutual written consent of the Parties.

                  (b) By Cadence or Acquisition Sub, upon written notice to Aurora that any of the conditions in SECTIONS 5 and 6 have not been fulfilled or waived on or prior to August 1, 2005, or Aurora shall have failed to comply with any material term or condition of this Agreement.

                  (c) By Aurora, upon written notice to Cadence that any of the conditions in SECTIONS 4 and 6 have not been fulfilled or waived on or prior to August 1, 2005, or Cadence or Acquisition Sub shall have failed to comply with any material term or condition of this Agreement.

      12. MISCELLANEOUS PROVISIONS.

            12.1 CONSTRUCTION. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

            12.2 NOTICES. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:


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                       If to Cadence:

                                   Cadence Resources Corporation
                                   6 East Rose Street
                                   Walla Walla, Washington 99362
                                   Attention:  Howard Crosby
                                   Fax:  (509) 516-3491

                       With a copy to:

                                   Jenkens & Gilchrist Parker Chapin LLP
                                   The Chrysler Building
                                   405 Lexington Avenue
                                   New York, New York 10174
                                   Attention: Henry I. Rothman
                                   Fax: 212-704-6288

                       If to Acquisition Sub:

                                   Aurora Acquisition Corp.
                                   c/o Cadence Resources Corporation
                                   6 East Rose Street
                                   Walla Walla, Washington 99362
                                   Attention:  Howard Crosby
                                   Fax:  (509) 516-3491

                       With a copy to:

                                   Jenkens & Gilchrist Parker Chapin LLP
                                   The Chrysler Building
                                   405 Lexington Avenue
                                   New York, New York 10174
                                   Attention: Henry I. Rothman
                                   Fax: 212-704-6288

                       If to Aurora:

                                   Aurora Energy, Ltd.
                                   3760 North US 31 South
                                   P. O. Box 961
                                   Traverse City, Michigan 49685-0961
                                   Attention:  William W. Deneau
                                   Fax:  231-933-0757


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

                       With a copy to:

                                   Fraser Trebilcock Davis & Dunlap, P.C.
                                   124 West Allegan, Suite 1000
                                   Lansing, Michigan 48933
                                   Attention: Iris K. Linder
                                   Fax: 517-482-0887

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith. All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally; (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid); (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available; or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

            12.3 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the consent of the other Parties. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

            12.4 AMENDMENTS AND WAIVERS. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement and the Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the Parties hereto.

            12.5 ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the Parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the Person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the Parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

            12.6 BINDING NATURE OF AGREEMENT. This Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of


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

this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective executors, heirs, legal representatives, successors and assigns.

            12.7 EXPENSES. The costs and expenses and the professional fees and disbursements incurred by Aurora in connection herewith shall be borne by Aurora. The costs and expenses of Cadence and Acquisition Sub shall be borne by Cadence and Acquisition Sub, respectively.

            12.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

            12.9 SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

            12.10 COUNTERPARTS; SIGNATURES; SECTION HEADINGS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

            12.11 PUBLIC ANNOUNCEMENTS. The Parties will consult with each other before the issuance of any press release or otherwise making any public statements with respect to this Agreement and no press release or public statement shall be made by any Party hereto prior to an agreement among the Parties as to the content of any such release, except as may be required by law.

            12.12 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns.


                  [Remainder of page intentionally left blank.]


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            IN WITNESS WHEREOF, this Agreement has been duly executed by the
Parties hereto as of the date first written above.

                          CADENCE RESOURCES CORPORATION

                                     By: /s/ Howard Crosby
                                         ---------------------------------------
                                     Name: Howard Crosby
                                          --------------------------------------
                                     Title: President
                                           -------------------------------------


                            AURORA ACQUISITION CORP.

                                     By: /s/ Howard Crosby
                                         ---------------------------------------
                                     Name: Howard Crosby
                                          --------------------------------------
                                     Title: President and Treasurer
                                           -------------------------------------


                               AURORA ENERGY, LTD.

                                     By: /s/ William W. Deneau
                                         ---------------------------------------
                                     Name: William W. Deneau
                                          --------------------------------------
                                     Title: President
                                           -------------------------------------


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